      As filed with the Securities and Exchange Commission on July 6, 2004
                                                     Registration No. 333-116333

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                          PRE-EFFECTIVE AMENDMENT No. 1
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             Salisbury Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

           Connecticut                          6035                    06-1514263
  (State or other jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)    Classification Code Number)    Identification No.)

                            ------------------------

                                5 Bissell Street
                                  P.O. Box 1868
                               Lakeville, CT 06039
                                 (860) 435-9801
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            ------------------------

                                 John F. Perotti
                      President and Chief Executive Officer
                                5 Bissell Street
                                  P.O. Box 1868
                               Lakeville, CT 06039
                                 (860) 435-9801
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   Copies to:
          J. J. Cranmore, Esq.                  Robert M. Taylor, III, Esq.
          Thomas A. Klee, Esq.                      Day, Berry & Howard
      Cranmore, FitzGerald & Meaney                  185 Asylum Street
          49 Wethersfield Ave.                          CityPlace I
     Hartford, Connecticut 06114-1102                 Hartford, CT 06103
             (860) 522-9100                            (860) 275-0368

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      SALISBURY BANCORP, INC.                CANAAN NATIONAL BANCORP, INC.
         5 Bissell Street                           100 Main Street
        Lakeville, CT 06039                        Canaan, CT  06018
         (860) 435-9801                             (860) 824-5423

           -------------                             -------------

            PROSPECTUS                              PROXY STATEMENT

      The Boards of Directors of Salisbury Bancorp, Inc. ("Salisbury") and Canaan National Bancorp, Inc. ("Canaan") each have approved an agreement and plan of merger. This agreement provides that Canaan will merge into Salisbury, subject to customary conditions such as shareholder and regulatory approvals.

      If the merger takes place, you will receive a combination of 1.3371 shares of Salisbury's common stock and $31.20 in cash for each share of Canaan common stock you own, unless you exercise your dissenter's rights. As to the stock received in the merger, in general we expect that for Federal income tax purposes, Canaan shareholders will not have to recognize gain upon the merger. Cash received for shares of Canaan common stock and in payment for fractional shares of Salisbury common stock is typically fully taxable to the extent it represents gain. Salisbury's common stock is traded on the American Stock Exchange under the symbol "SAL".

      This is a prospectus of Salisbury relating to its offering of up to 192,708 shares of Salisbury common stock to Canaan shareholders in the proposed merger and a proxy statement of Canaan. This document contains important information about Salisbury, Canaan, the merger and the conditions that must be satisfied before the merger can occur. Please give all the information your careful attention.

      Your vote is very important. The merger agreement and the merger must be approved by the holders of at least a majority of the outstanding shares of Canaan's common stock. To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting we will hold to allow you to consider and vote on the merger. To approve the merger agreement, you MUST vote FOR the proposal by following the instructions on the enclosed proxy card. If you do not vote at all, that will, in effect, count as a vote against the proposal. We urge you to vote FOR this proposal.

                                      Gerard J. Baldwin
                                      President and Chief Executive Officer
                                      Canaan National Bancorp, Inc.

                            ------------------------

      Salisbury's common stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, nor have they passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of Salisbury common stock are not savings deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this proxy statement/prospectus is July 9, 2004 and first mailed to shareholders on July 9, 2004

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT SALISBURY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU IF YOU CALL OR WRITE TO JOHN F. PEROTTI, PRESIDENT AND CHIEF EXECUTIVE OFFICER, SALISBURY BANCORP, INC., 5 BISSELL STREET, P.O. BOX 1868, LAKEVILLE, CONNECTICUT 06039, TELEPHONE (860) 435-9801. IN ORDER TO OBTAIN TIMELY DELIVERY OF DOCUMENTS YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN JULY 30, 2004.

                          CANAAN NATIONAL BANCORP, INC.
                                 100 Main Street
                                Canaan, CT 06018

                            ------------------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON
                                 August 17, 2004

                            ------------------------

      A special meeting of shareholders of Canaan National Bancorp, Inc. ("Canaan") will be held on August 17, 2004, at 4:00 p.m. at Geer Woods, 99 South Canaan Road, Canaan, Connecticut, for the following purposes:

      1. To consider and vote on a proposal to approve and adopt the agreement and plan of merger, dated as of November 17, 2003, by and between Salisbury Bancorp, Inc. ("Salisbury") and Canaan, the merger of Canaan into Salisbury and the other transactions contemplated by the merger agreement, as described in the attached proxy statement/prospectus.

      2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

      You are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting only if you were a holder of record of Canaan's common stock at the close of business on June 28, 2004.

      Canaan's Board of Directors has determined that the merger is advisable and is fair to and in the best interest of Canaan's shareholders, has approved the merger agreement and the merger, and recommends that you vote to approve the merger agreement and the merger.

      The affirmative vote of a majority of the shares of Canaan's common stock outstanding on June 28, 2004 is required to approve the merger agreement and the merger. The required vote of Canaan's shareholders is based on the total number of shares of Canaan's common stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

      If you hold Canaan common stock on the record date, you are entitled to dissent from the merger under Section 262 of the Delaware General Corporation Law. A copy of this section is attached to the proxy statement/prospectus.

      It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to Gerard J. Baldwin, President and Chief Executive Officer, by subsequently filing another proxy or by attending the special meeting and voting in person.

                                       By order of the Board of Directors


                                       Gerard J. Baldwin
                                       President and Chief Executive Officer

Canaan, Connecticut
July 9, 2004

 Your vote is important. Please complete, sign, date and return your proxy card.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

QUESTIONS AND ANSWERS ABOUT THE MERGER................................     1

SUMMARY...............................................................     3

SHARE INFORMATION AND MARKET PRICES...................................     5
   Comparative Per Share Data.........................................     5

SELECTED FINANCIAL DATA...............................................     6
   Selected Consolidated Financial and Statistical Data - Salisbury...     7
   Selected Consolidated Financial and Statistical Data - Canaan......     8

SHAREHOLDER MEETING...................................................     9
   Matters to be Considered at the Special Meeting....................     9
   Record Date and Voting.............................................     9
   Required Vote; Revocability of Proxies.............................     10
   Solicitation of Proxies............................................     10

THE MERGER............................................................     11
   The Parties........................................................     11
      Salisbury.......................................................     11
      Canaan..........................................................     11
   Background of the Merger...........................................     11
   Recommendation of the Canaan
      Board of Directors and Reasons for the Merger...................     13
   Purpose and Effects of the Merger..................................     14
   Structure..........................................................     14
   Merger Consideration...............................................     14
   Surrender of Stock Certificates....................................     15
   Options............................................................     16
   Regulatory Approvals...............................................     16
   Conditions to the Merger...........................................     17
   Conduct of Business Pending the Merger.............................     18
   Third Party Proposals..............................................     19
   Expenses; Breakup Fee..............................................     19
   Fairness Opinion of HAS Associates, Inc............................     20
      Analysis of Selected Merger Transactions........................     21
      Discounted Cash Flow Analysis...................................     22
      Compensation....................................................     22
   Representations and Warranties.....................................     23
   Termination and Amendment of the Merger Agreement..................     24
   Material Federal Income Tax Consequences...........................     25
   Accounting Treatment...............................................     29
   Resales of Salisbury's Common Stock Received in the Merger.........     29
   Employee Benefits..................................................     29
   Dissenters' Appraisal Rights.......................................     29
   Interests of Canaan Directors and Executive Officers in the Merger
      That are Different Than Yours...................................     31
   Shareholder's Agreement............................................     33
   Stock Option Agreement.............................................     33

MARKET PRICES AND DIVIDENDS...........................................     35
   Salisbury's Common Stock...........................................     35
   Canaan's Common Stock..............................................     35

INFORMATION REGARDING CANAAN..........................................     36
   General Development of the Business................................     36
   Information Regarding Industry Segments............................     36
      Lending.........................................................     36
      Investments.....................................................     36
      Deposits and Borrowings.........................................     36
      Fiduciary.......................................................     37
      All Others......................................................     37
   Narrative Description of Business..................................     37
      Competition.....................................................     37
   Legislation, Regulation and Supervision General....................     38
      Federal Reserve Board Regulation................................     38
      Office of the Comptroller of the Currency Regulation............     39
      FDIC Regulation.................................................     39
      Other...........................................................     39
   Employees..........................................................     41
   Statistical Disclosure Required Pursuant to Industry Guide 3.......     41
      Investment Portfolio............................................     41
      Loan Portfolio Analysis by Category.............................     42
      Return on Equity and Assets.....................................     43
      Nonaccrual, Past Due and Restructured Loans.....................     43
      Summary of Loan Loss Experience.................................     44
      Allocation of the Allowance for Loan Losses.....................     44
      Short Term Borrowings...........................................     45
   Description of Properties..........................................     45
   Legal Proceedings..................................................     45
   Submission of Matters to a Vote of Security Holders................     45
   Market for Canaan Common Stock and Related Shareholder Matters.....     45

                                                                            Page
                                                                            ----

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS OF CANAAN...............................................  46
      Business...........................................................  46
      Results of Operations..............................................  46
         Overview........................................................  46
         Net Interest and Dividend Income................................  46
         Yield Analysis..................................................  48
         Volume and Rate Variance Analysis of Net Interest Income........  49

         Noninterest Income..............................................  49
         Noninterest Expense.............................................  49
         Income Taxes....................................................  49
         Net Income......................................................  50
      Financial Condition................................................  50
         Securities Portfolio............................................  50
         Federal Funds Sold and FHLB Overnight Deposits..................  50
         Lending.........................................................  50
         Provisions and Allowance for Loan Losses........................  50
         Deposits........................................................  52
         Borrowings......................................................  52
         Interest Rate Risk..............................................  52
         Liquidity.......................................................  53
         Capital.........................................................  53
         Impact of Inflation and Changing Prices.........................  53
         Impact of New Accounting Standards..............................  54
      Forward Looking Statements.........................................  54
      Statement of Management's Responsibility...........................  55
      Quantitative and Qualitative Disclosures About Market Risk.........  55

CANAAN FINANCIAL STATEMENTS..............................................  56

CANAAN UNAUDITED QUARTERLY FINANCIAL INFORMATION.........................  86
      Results of Operations..............................................  90
         Overview........................................................  90
         Net Interest and Dividend Income................................  90
         Noninterest Income..............................................  91
         Noninterest Expense.............................................  91
         Income Taxes....................................................  91
         Net Income......................................................  91
      Financial Condition................................................  91
         Securities Portfolio............................................  91
         Lending.........................................................  92
         Provisions and Allowance for Loan Losses........................  92
         Deposits........................................................  93
         Borrowings......................................................  93
         Interest Rate Risk..............................................  93
         Liquidity.......................................................  94
         Capital.........................................................  94

DIRECTORS AND EXECUTIVE OFFICERS OF CANAAN...............................  95
      Management and Board of Directors..................................  95
      Board of Directors.................................................  95
      Directors' Fees....................................................  96
      Executive Compensation.............................................  96
      Insurance..........................................................  97
      Stock Option and Incentive Plans...................................  97
      401(k) Plan........................................................  97
      Change in Control Plan.............................................  97
      Securities Ownership of Directors and Executive Officers...........  98
      Principal Shareholders of Canaan...................................  99
      Certain Relationships and Related Transactions.....................  99
      Controls and Procedures............................................  100

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF
   SHAREHOLDER RIGHTS....................................................  100
      Salisbury's Common Stock...........................................  100
      Canaan's Common Stock..............................................  101
      Certificate of Incorporation and Bylaw Provisions..................  101
      Applicable Law.....................................................  107

INFORMATION REGARDING SALISBURY..........................................  108

WHERE YOU CAN FIND MORE INFORMATION......................................  108

INCORPORATION OF DOCUMENTS BY REFERENCE..................................  109

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................  109

OTHER MATTERS............................................................  110

EXPERTS..................................................................  110

INDEPENDENT PUBLIC ACCOUNTANTS...........................................  110

LEGAL MATTERS............................................................  110

                                                                            Page
                                                                            ----

Appendix A
   Agreement and Plan of Merger..........................................   A-1

Appendix B
   Opinion of HAS Associates, Inc........................................   B-1

Appendix  C
   Section 262 of the Delaware General Corporation Law...................   C-1

Appendix D
   Salisbury Form 10-K...................................................   D-1

Appendix E
   Salisbury Form 10-Q...................................................   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why are Salisbury and Canaan proposing the transaction?

A: Salisbury and Canaan have a shared commitment to providing exceptional service to customers. Canaan believes that the proposed merger will enable Canaan to align with a partner who will enhance the services available to its customers without sacrificing the personal attention and dedication that Canaan has always offered.

Q:    What will I receive in the merger?

A: If the merger takes place, each share of Canaan common stock (other than shares of dissenting shareholders) will be converted into a combination of
      (i) 1.3371 shares of Salisbury common stock and (ii) $31.20 in cash without interest. Salisbury will pay cash instead of issuing fractional shares. However, if the price of Salisbury's common stock falls below thresholds established in the merger agreement, Canaan may terminate the merger unless Salisbury decides to increase the merger consideration. Dissenting shares will be treated differently.

Q:    What happens to my future dividends?

A: Before the merger takes place, Canaan expects to pay its regular quarterly cash dividends on its common stock for the first fiscal quarter of 2004, which currently is $0.18 per share, and a special dividend of $0.12 per share. After the merger, any dividends will be based on what Salisbury pays. Salisbury presently pays dividends at a quarterly dividend rate of $0.24 per share of Salisbury common stock.

Q:    How many votes are needed to approve the merger?

A: A majority of the outstanding shares of Canaan's common stock must vote in favor of the merger agreement in order for it to be adopted and the merger approved. Accordingly, the failure to vote on this proposal will have the same effect as a vote against the proposal.

      Each of the directors of Canaan individually have entered into an agreement with Salisbury to vote their shares of Canaan stock in favor of the merger agreement and against any competing proposal. These shareholders hold approximately 8.43% of Canaan's outstanding common stock as of June 1, 2004.

Q:    What do I need to do now?

A: Just indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement and the merger. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement and the merger.

      You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of the special meeting by following the directions on pages 1 and 10.

Q:    Who can vote?

A: You are entitled to vote at the Canaan special meeting if you owned shares of Canaan common stock at the close of business on June 28, 2004. You will have one vote for each share of Canaan common stock that you owned at that time.

Q: If my shares are held in street name by my broker, will my broker vote my shares for me?

A: Your broker does not have discretion to vote your shares for you on the proposal. Your broker will be able to vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions your broker provides. Shares that are not voted because you do not instruct your broker effectively will be counted as votes against the merger.

Q:    Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to Canaan stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:    When will the merger close?

A: The merger is expected to close as soon as possible after the receipt of Canaan shareholder and regulatory approvals.

Q:    Should I send in my stock certificates now?

A: No. Please DO NOT send your stock certificates with your proxy card. Rather, you should send your Canaan common stock certificates to the exchange agent in accordance with instructions you will receive.

Q:    What needs to be done to complete the merger?

A: Completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these include:

      1.    Approval of the merger agreement and merger by Canaan shareholders.

      2.    Approval of the merger by federal and state regulatory authorities.

      3. Approval by the American Stock Exchange of listing of Salisbury's common stock to be issued in the merger.

      4. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

      When the law permits, Salisbury or Canaan could decide to complete the merger even though one or more of these conditions hasn't been met. We can't be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Q: Whom can I call with questions or to obtain copies of this proxy statement/prospectus and other documents?

A:    Gerard J. Baldwin, President and Chief Executive Officer
      Canaan National Bancorp, Inc.
      100 Main Street
      Canaan, CT  06018
      telephone:  (860) 824-5423

      A copy of the merger agreement including each of its exhibits and the other documents described in this proxy statement/prospectus will be provided to you promptly without charge if you call or write to John F. Perotti, President and Chief Executive Officer, Salisbury Bancorp, Inc., 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039, telephone
      (860) 435-9801. Such documents were also filed as exhibits to the registration statement filed with the SEC to register the shares of Salisbury's common stock to be issued in the merger. See "Where You Can Find More Information."

                                     SUMMARY

      The following is a brief summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document to fully understand the merger. See "Where You Can Find More Information" on page 108. Each item in this summary refers to the page where that subject is discussed in more detail.

Material Federal Income Tax Consequences (page 25)

Salisbury will not be required to complete the merger unless it receives a legal opinion to the effect that the merger will qualify as a "reorganization" for United States federal income tax purposes. Canaan shareholders will receive both Salisbury common stock and cash for their Canaan common stock and will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the "amount realized" in the transaction (i.e., the fair market value of the Salisbury common stock at the effective time of the merger plus amount of cash received), over their tax basis in their Canaan common stock. Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you, for example, if you:

o     are a tax-exempt organization;

o     are a mutual fund;

o     are a dealer in securities or foreign currencies;

o     are a bank or other financial institution;

o     are an insurance company;

o     are a non-United States person;

o     are subject to the alternative minimum tax;

o are a trader in securities who elects to apply a market-to-market method of accounting;

o acquired your shares of Canaan's common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan;

o hold shares of Canaan's common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

o     do not hold shares of Canaan's common stock as capital assets.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

Canaan Board Of Directors Recommend Approval (page 13)

The Canaan Board of Directors unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR approval of these matters.

Canaan's Financial Advisor Says Consideration Is Fair, From a Financial Point of View, to Canaan Shareholders (page 20)

In deciding to approve the merger, Canaan's Board of Directors considered the opinion of HAS Associates, Inc., Canaan's financial advisor. The opinion concluded that the proposed consideration to be received by the holders of Canaan's common stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix B to this document. We encourage you to read this opinion carefully in order to completely understand the assumptions made, matters considered and limitation of the review made by HAS Associates in providing this opinion.

Dissenters' Appraisal Rights in the Merger (page 29)

Under Delaware law, you are entitled to dissenters' rights of appraisal in connection with the merger. If you want to assert your appraisal rights, you must follow carefully the procedures described at Appendix C, and summarized at page 29 of this document.

Differences in the Rights of Shareholders (page 100)

The rights of Canaan shareholders after the merger who continue as Salisbury shareholders will be governed by the certificate of incorporation and bylaws of Salisbury rather than the certificate of incorporation and bylaws of Canaan. These rights will be governed by the laws of Connecticut, as the state of Salisbury's incorporation, rather than the laws of Delaware, the state where Canaan is organized.

Canaan Management's Monetary Interest in the Merger (page 31)

At the close of business on June 28, 2004, excluding all options to purchase Canaan common stock, Canaan's directors and executive officers and their affiliates owned a total of 18,605 shares of Canaan's common stock, which was approximately 10.48% of the total number of shares of Canaan's common stock that were outstanding on that date. Each of Canaan directors has agreed to vote his or her shares in favor of the merger agreement and merger.

Some of Canaan's directors and executive officers may have interests in the merger as directors and employees that may be different from yours as a Canaan shareholder. These interests are described on page 31.

Regulatory Approvals We Must Obtain For the Merger (page 16)

For the merger to take place, we need to receive the regulatory approvals of the United States Federal Deposit Insurance Corporation and the Connecticut Banking Commissioner. We have filed applications with these regulators.

As of the date of this document, we have received approval from the Federal Deposit Insurance Corporation and the Federal Reserve Bank. We cannot be certain when or if we will obtain all other required approvals.

Termination of the Merger Agreement (page 24)

The merger agreement specifies a number of situations when Salisbury and Canaan may terminate the agreement, which are described on page 24. The merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by November 17, 2004, if we do not receive the needed shareholder or regulatory approvals or if the other party breaches its agreements. Canaan may terminate if Salisbury's common stock price falls below thresholds set forth in the merger agreement and Salisbury does not increase the exchange ratio pursuant to a prescribed formula.

Stock Option Agreement To Discourage Other Parties From Making Other Proposals to Acquire Canaan (page 33)

In connection with the merger agreement, Canaan granted Salisbury a stock option to purchase up to 48,000 shares of Canaan common stock at an exercise price of $55.00. The stock option is intended to discourage other parties from making alternative cquisition-related proposals to Canaan.

Information About the Special Meeting (page 9)

A special meeting of Canaan shareholders will be held on August 17, 2004, at 4:00 p.m. at Geer Woods, 77 South Canaan Road, North Canaan, Connecticut for the following purposes:

o to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

o to address any other matters that properly come before the special meeting, or any adjournments or postponements of the meeting, including a motion to adjourn the special meeting to another time and/or place to solicit additional proxies in favor of the merger agreement and the merger or otherwise.

The Companies Involved In The Merger (page 11)

Salisbury Bancorp, Inc.
5 Bissell Street
P.O. Box 1868
Lakeville, CT  06039
(860) 435-9801

Salisbury is a Connecticut corporation and the holding company of Salisbury Bank and Trust Company. Salisbury is headquartered in Lakeville, Connecticut. At March 31, 2004, Salisbury had total consolidated assets of $327.8 million, total deposits of $218.6 million, and shareholders' equity of $30.4 million, or 9.3% of total assets.

Canaan National Bancorp, Inc.
100 Main Street
Canaan, CT  06018
(860) 824-5423

Canaan is a Delaware corporation and the holding company of The Canaan National Bank. Canaan is headquartered in Canaan, Connecticut. At March 31, 2004, Canaan had total consolidated assets of $108.7 million, total deposits of $73.7 million, and shareholders' equity of $8.7 million, or 8.0% of total assets.

                       SHARE INFORMATION AND MARKET PRICES

      Salisbury's common stock is traded on the American Stock Exchange under the trading symbol "SAL". Canaan's common stock is not traded on any market. The table below presents the per share closing prices of Salisbury's and Canaan's common stock as of the dates specified and the equivalent per share price for Canaan common stock. November 17, 2003 was the last trading date before public announcement of the merger agreement. The equivalent price per share column is calculated by valuing the Salisbury common stock at $36.85 per share, multiplying this value by the estimated 257,670 shares of Salisbury common stock being issued in the merger, and adding to this amount the estimated aggregate cash consideration of $6,012,490. This total consideration is then divided by the total number of shares of Canaan common stock outstanding plus options as of November 17, 2003 (192,708 shares). For more information about the exchange ratio and how it may be increased, see "The Merger - Merger Consideration," and for more information about the stock prices and dividends of Salisbury and Canaan, see "Market Prices and Dividends."

                          Last Reported Sale Price
                         ---------------------------
                         Salisbury's      Canaan's     Equivalent Per Share
Date                     Common Stock   Common Stock          Data
----------------------   ------------   ------------   --------------------
November 17, 2003.....     $ 36.85        $ 48.00            $ 80.47
June 30, 2004.........     $ 36.25        $    NA*           $ 79.67

* No shares of Canaan's Common Stock have traded since November 17, 2003.

      Canaan's shareholders are advised to obtain current market quotations for Salisbury's common stock. The market price of Salisbury's common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. No assurance can be given as to the market price of Salisbury's common stock at the time of the merger, although Canaan may terminate the merger agreement if Salisbury's common stock price falls below certain thresholds and Salisbury does not increase the merger consideration pursuant to a prescribed formula. See "The Merger -- Termination and Amendment to the Merger Agreement."

Comparative Per Share Data

      The following table shows historical information about net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged throughout those periods. The pro forma information reflects the purchase method of accounting.

      The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.3371 shares of Salisbury common stock for each share of Canaan common stock.

      We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. These changes and benefits are not reflected in the pro forma data. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined. In addition, the pro forma information assumes that the cash used as part of the consideration in the merger has a pre-tax cost of 5.00% and that the combined entity has a tax rate of 25.80%. A price of $37.70 was used for Salisbury Common Stock.

      The information in the following table is based on, and you should read it together with, the historical financial information that Salisbury has filed with the SEC which is incorporated into this document by reference and which is attached as Appendices D and E.

                                               At or for the   At or for the
                                                Year Ended     Quarter Ended
                                               December 31,      March 31,
                                                   2003             2004
                                               -------------   -------------
   Net Income per Common Share (Basic):
      Salisbury - historical................      $  2.70         $  0.75
      Canaan - historical ..................         4.13            1.10
      Pro Forma Combined ...................         2.58            0.72
      Equivalent Pro Forma .................         3.45            0.96
   Net Income per Common Share (Diluted):
      Salisbury - historical................         2.70            0.75
      Canaan - historical...................         4.07            1.06
      Pro Forma Combined....................         2.58            0.72
      Equivalent Pro Forma .................         3.45            0.96
   Cash Dividends per Common Share:
      Salisbury - historical................         0.92            0.24
      Canaan - historical...................         0.46            0.00
      Pro Forma Combined....................         0.92            0.24
      Equivalent Pro Forma .................         1.23            0.33
   Book Value per Common Share:
      Salisbury - historical................        20.26           21.34
      Canaan - historical...................        47.07           48.96
      Pro Forma Combined....................        22.93           23.85
      Equivalent Pro Forma .................        30.66           31.89

                             SELECTED FINANCIAL DATA

      The tables below present summary historical financial and other data for Salisbury and Canaan as of the dates and for the periods indicated. The summary data for Salisbury is based on, and should be read in conjunction with, Salisbury's historical consolidated financial statements and related notes which are presented in its prior filings with the SEC, and which are incorporated by reference into this document. For historical information, see "Where You Can Find More Information." The summary data for Canaan is based on, and should be read in conjunction with, Canaan's historical consolidated financial statements and the notes thereto, which are included herein. All adjustments necessary for a fair presentation of financial position and results of operations have been included. All per share data of Salisbury and Canaan have been adjusted retroactively to give effect to stock dividends and stock splits.

Selected Consolidated Financial and Statistical Data - Salisbury

(dollars in thousands except per share data)

                                                At or For the Quarters
                                                    Ended March 31                 At or For the Years Ended December 31
                                                ----------------------   ---------------------------------------------------------
                                                  2004         2003        2003        2002        2001        2000        1999
                                                ---------   ----------   ---------   ---------   ---------   ---------   ---------
                                                     (unaudited)
Statement of Condition Data:
Loans, Net ..................................   $ 137,359   $  139,980   $ 139,563   $ 135,632   $ 143,066   $ 138,270   $ 124,313
Allowance For Loan Losses ...................       1,708        1,480       1,664       1,458       1,445       1,292       1,160
Investments .................................     167,559      154,810     147,021     138,435     105,593      91,922      77,745
Total Assets ................................     327,763      311,043     311,100     293,107     283,602     249,054     215,385
Deposits ....................................     218,569      208,732     218,457     211,037     201,351     166,436     154,358
Borrowings ..................................      75,635       71,631      60,897      51,891      53,004      47,357      39,712
Shareholders' Equity ........................      30,388       27,949      28,850      27,345      23,363      22,460      19,895
Nonperforming Assets ........................         814        1,112         685       1,400         587         521         495

Statement of Income Data:
Interest and Fees on Loans ..................   $   2,163   $    2,287   $   9,226   $   9,677   $  11,344   $  10,494   $   9,621
Interest and Dividends on Securities
   and Other Interest Income ................       1,592        1,763       6,423       6,481       5,746       6,015       4,903
Interest Expense ............................       1,269        1,526       5,613       6,898       8,301       8,284       6,683
Net Interest Income .........................       2,486        2,524      10,036       9,260       8,789       8,225       7,841
Provision for Loan Losses ...................          60           37         313         300         150         180         120
Trust Department Income .....................         354          290       1,252       1,100       1,070       1,108       1,121
Other Income ................................         382          355       1,674       1,388       1,187         914         860
Net Gain (Loss) on Sales of Securities ......         356          337       1,058         634         130         (64)         (2)
Other Expenses ..............................       2,077        2,042       8,599       7,775       6,755       5,797       5,523

Pre Tax Income ..............................       1,441        1,427       5,108       4,307       4,271       4,206       4,177
Income Taxes ................................         369          398       1,268       1,108       1,370       1,357       1,484

Net Income ..................................   $   1,072   $    1,029   $   3,840   $   3,199   $   2,901   $   2,849   $   2,693

Per Share Data:
Earnings per common share ...................   $    0.75   $     0.72   $    2.70   $    2.25   $    2.03   $    1.92   $    1.78
Earnings per common share, assuming
   dilution .................................   $    0.75   $     0.72   $    2.70   $    2.25   $    2.03   $    1.92   $    1.78
Cash Dividends per share ....................   $    0.24   $     0.23   $    0.92   $    0.88   $    0.84   $    0.77   $    0.70
Book Value (at period end) ..................   $   21.34   $    19.64   $   20.26   $   19.21   $   16.43   $   15.40   $   13.23
Tangible book value per common share ........   $   19.18   $    17.43   $   18.09   $   16.99   $   14.16   $   15.40   $   13.23

Selected Statistical Data:
Diluted weighted average shares (000's) .....       1,424        1,423       1,424       1,423
Return on Average Assets(1) .................        1.37%        1.39%       1.24%       1.13%       1.14%       1.23%       1.25%
Return on Average Shareholders' Equity(1) ...       14.45%       16.24%      13.47%      12.63%      12.25%      13.64%      12.96%
Dividend Payout Ratio .......................       32.00%       31.94%      34.07%      39.11%      41.38%      39.72%      39.16%
Average Shareholders' Equity to Average
   Assets ...................................        9.38%        8.56%       9.21%       8.92%       9.27%       8.98%       9.67%
Net Interest Spread(1) ......................        3.31%        3.39%       3.23%       3.13%       2.91%       2.83%       3.07%
Net Interest Margin(1) ......................        3.70%        3.84%       3.65%       3.72%       3.71%       3.79%       3.93%
Nonperforming assets to total assets ........        0.25%        0.36%       0.22%       0.48%       0.21%       0.21%       0.23%
Allowance for loan losses to total loans ....        1.23%        1.05%       1.18%       1.07%       1.01%       0.93%       0.93%

----------
(1)  Annualized

Selected Consolidated Financial and Statistical Data - Canaan

(dollars in thousands except per share data)

                                                At or For the Quarters
                                                    Ended March 31                 At or For the Years Ended December 31
                                                ----------------------   ---------------------------------------------------------
                                                  2004         2003        2003        2002        2001        2000        1999
                                                ---------   ----------   ---------   ---------   ---------   ---------   ---------
                                                     (unaudited)                      (2001, 2000 and 1999 unaudited)
Statement of Condition Data:
Loans, Net ..................................   $  56,451   $   59,946   $  56,328   $  60,111   $  59,892   $  55,480   $  50,204
Allowance For Loan Losses ...................         694          696         698         680         643         605         624
Investments .................................      47,307       37,817      46,184      36,691      33,480      31,348      23,391
Total Assets ................................     108,660      102,151     107,087     103,435      98,586      90,446      78,035
Deposits ....................................      73,678       72,117      74,983      72,935      64,307      60,199      54,702
Borrowings ..................................      25,927       21,476      23,417      21,874      25,912      22,785      17,008
Shareholders' Equity ........................       8,687        8,286       8,350       8,274       7,731       6,966       6,211
Nonperforming Assets (1) ....................         372          618         838         840       1,306         776         766

Statement of Income Data:
Interest and Fees on Loans ..................   $     957   $    1,132   $   4,048   $   4,540   $   4,930   $   4,771   $   4,239
Interest and Dividends on Securities and
   Other Interest Income ....................         404          364       1,458       1,587       1,891       1,791       1,331
Interest Expense ............................         497          579       2,201       2,644       3,331       3,483       2,590
Net Interest Income .........................         864          917       3,305       3,483       3,490       3,079       2,980
Provision for Loan Losses ...................           3            5          36          70          74          14          21
Other Income ................................         130          102       1,052         575         319         302         288
Net Gain (Loss) on Sales of Securities ......          --           --          --          68          --          --          (9)
Other Expenses ..............................         722          796       3,284       3,020       2,726       2,458       2,406

Pre Tax Income ..............................         269          218       1,037       1,036       1,009         909         832
Income Taxes ................................          74           50         311         297         287         275         287

Net Income ..................................   $     195   $      168   $     726   $     739   $     722   $     634   $     545

Per Share Data:
Earnings per common share ...................   $    1.10   $     0.96   $    4.13   $    4.20   $    4.08   $    3.55   $    2.99
Earnings per common share, assuming
   dilution .................................   $    1.06   $     0.94   $    4.04   $    4.13   $    4.05   $    3.54   $    2.99
Cash Dividends per share ....................   $    0.30   $     0.28   $    0.46   $    0.43   $    0.40   $    0.37   $    0.34
Book Value (at period end) ..................   $   48.96   $    47.26   $   47.07   $   47.14   $   43.77   $   39.25   $   34.34
Tangible book value per common share ........   $   48.96   $    47.26   $   47.07   $   47.14   $   43.77   $   39.25   $   34.34

Selected Statistical Data:
Diluted weighted average shares (000's) .....         184          179         180         179         177         179         182
Return on Average Assets(2) .................        0.73%        0.65%       0.68%       0.72%       0.76%       0.75%       0.73%
Return on Average Shareholders' Equity(2) ...        9.16%        8.12%       8.68%       9.32%       9.80%       9.75%       8.78%
Dividend Payout Ratio .......................       27.27%       29.17%      11.12%      10.30%       9.82%      10.49%      11.41%
Average Shareholders' Equity to Average
   Assets ...................................        7.96%        8.04%       7.89%       7.76%       7.78%       7.69%       8.30%
Net Interest Spread(2) ......................        3.05%        3.43%       2.93%       3.11%       3.14%       2.94%       3.51%
Net Interest Margin(2) ......................        3.54%        3.90%       3.43%       3.66%       3.92%       3.85%       4.25%
Nonperforming assets to total assets ........            %            %       0.78%       0.81%       1.32%       0.86%       0.98%
Allowance for loan losses to total loans ....        1.22%        1.15%       1.22%       1.12%       1.06%       1.08%       1.23%

----------
(1) Includes nonaccrual loans, loans 90 days or more past due and still accruing, troubled debt restructured loans and other real estate owned.

(2)   Annualized.

                               SHAREHOLDER MEETING

Matters to be Considered at the Special Meeting

      We are first mailing this document to the holders of Canaan's common stock on or about July 9, 2004. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Canaan Board of Directors for use at the special meeting of Canaan's shareholders on August 17, 2004, at 4:00 p.m., at Geer Woods, 77 South Canaan Road, Canaan, Connecticut. At the special meeting, the holders of Canaan's common stock will consider and vote on:

      o the proposal to approve and adopt the agreement and plan of merger, dated as of November 17, 2003, by and between Salisbury and Canaan, the merger of Canaan into Salisbury and the other transactions contemplated by the merger agreement; and

      o any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

Record Date and Voting

      The Canaan Board of Directors has fixed the close of business on June 28, 2004 as the record date for determining the Canaan shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of Canaan's common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on June 28, 2004, there were 177,418 shares of Canaan's common stock outstanding and entitled to vote at the special meeting, held by 355 shareholders of record.

      Each holder of Canaan's common stock on June 28, 2004 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of Canaan's common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Canaan's common stock issued and outstanding, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

      If a quorum is not obtained, or if fewer shares of Canaan's common stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement. The holders of shares entitled to vote at the special meeting and present at the special meeting shall have the power to adjourn the special meeting.

      If your proxy card is properly executed and received by Canaan in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

      The Canaan Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the Canaan Board of Directors.

      You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. To vote on the merger agreement, you need to complete the proxy card properly and return it in the enclosed envelope or attend the special meeting and vote in person.

      You should not forward any stock certificates with your proxy card. If you complete an election form, you should forward your Canaan stock certificates to the exchange agent. If you do not complete an election form, if the merger takes place, Canaan stock certificates should be delivered in accordance with instructions that will be sent to you by Salisbury's exchange agent promptly after the effective time of the merger.

Required Vote; Revocability of Proxies

      In order to approve and adopt the merger agreement, the merger of Canaan National Bank and Salisbury Bank and the other transactions contemplated by the merger agreement, the holders of at least a majority of the shares of Canaan's common stock issued and outstanding on June 28, 2004, must affirmatively vote FOR the merger agreement and the merger.

      The required vote of Canaan's shareholders is based on the total number of outstanding shares of Canaan's common stock and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting and abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

      All of the directors and executive officers of Canaan beneficially owned as of June 1, 2004, excluding all options to purchase shares of Canaan's common stock, a total of 18,605 shares of Canaan's common stock, which was approximately 10.48% of the outstanding shares of Canaan's common stock on that date. All directors, who collectively held approximately 8.43% of the outstanding shares of Canaan on that date, have agreed to vote their shares in favor of the merger agreement and the merger.

      If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

      o delivering to Gerard J. Baldwin, President and Chief Executive Officer, Canaan National Bancorp, Inc., 100 Main Street, Canaan, Connecticut 06018, a written notice of revocation before the special meeting;

      o delivering to Canaan a duly executed proxy bearing a later date before the special meeting; or

      o     attending the special meeting and voting in person.

Simply attending the special meeting without voting will not automatically revoke your proxy.

      Canaan and Salisbury cannot complete the merger unless, among other things, the merger agreement and the merger are approved by the affirmative vote of the holders of at least a majority of the shares of Canaan's common stock issued and outstanding on June 28, 2004. For a description of the conditions to the merger, see "The Merger -- Conditions to the Merger."

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of Canaan may solicit proxies for the special meeting from shareholders personally or by telephone or telecopier without receiving additional compensation for these activities. The cost of soliciting proxies will be paid by Canaan. Canaan also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

                                   THE MERGER

      The information in this section is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, dated as of November 17, 2003, a copy of which is attached to this proxy statement/prospectus as Appendix A and which is incorporated by reference into this document.

The Parties

      Salisbury and Canaan have entered into an agreement and plan of merger. Under this agreement, Salisbury will acquire Canaan through the merger of Canaan into Salisbury.

      Salisbury

      Salisbury, through its subsidiary, Salisbury Bank, delivers financial services to individuals, families and businesses located primarily in Litchfield County, Connecticut and Dutchess and Columbia Counties, New York. Salisbury Bank provides business and consumer banking, asset-based lending, mortgage lending, trust, investment and insurance services through 4 banking offices in Litchfield County, Connecticut and 4 ATMs.

      At December 31, 2003, Salisbury had total consolidated assets of $311.1 million, total deposits of $218.5 million, and shareholders' equity of $28.9 million or 9.3% of total assets. At that date, Salisbury also had loans receivable, net, of $139.6 million. At that date, Salisbury's allowance for loan losses was $1.7 million, or 273% of nonperforming loans and 1.2% of total loans. For additional information about Salisbury that is incorporated by reference into this document, see "Incorporation of Documents by Reference."

      Salisbury, as a bank holding company, is regulated by the Board of Governors of the Federal Reserve System (the "FRB"). Salisbury Bank, as a Connecticut bank and trust company, is regulated by the Connecticut Department of Banking and to some extent by the Federal Deposit Insurance Corporation (the "FDIC").

      Canaan

      Canaan's subsidiary, Canaan National Bank ("Canaan Bank"), is a full service commercial bank and offers the services generally performed by commercial banks of similar size and character, including checking, savings and time deposit accounts, safe deposit boxes, secured and unsecured personal and commercial loans, residential and commercial real estate loans and letters of credit. Canaan Bank operates out of its main office in Canaan, Connecticut and one branch office in Great Barrington, Massachusetts.

      At December 31, 2003, Canaan had total consolidated assets of $107.1 million, total deposits of $75.0 million, and shareholders' equity of $8.4 million or 7.8% of total assets. At that date, Canaan also had loans receivable, net of $56.3 million. At that date, Canaan's allowance for loan losses was $.7 million, 83.3% of nonperforming loans and 1.2% of total loans. For additional information about Canaan, see "Information Regarding Canaan."

      Canaan, as a bank holding company, is regulated by the FRB. Canaan Bank, as a national bank, the deposits of which are insured by the FDIC, is regulated by both the Office of the Comptroller of the Currency (the "OCC") and the FDIC.

Background of the Merger

      Many of the officers, directors and employees of Canaan and Salisbury know and respect one another and their respective institutions. At various times throughout at least the past twenty (20) years, there have been occasional communications between officers or directors of Salisbury and Canaan regarding the potential for combining the institutions. However, until the events leading to the pending transaction, such occasional informal inquiries did not result in any discussions regarding the potential terms or structure for such a possible combination.

      Richard Cantele, an executive officer of Salisbury, and Jody Law, an executive officer and director of Canaan until March, 2003, have known each other for more than 30 years through a wide range of community activities and personal and professional interests. In late 2002, Mr. Law and Mr. Cantele initially informally discussed the possibility of working together, including Mr. Law potentially joining the Salisbury organization, which had recently acquired a full service branch office in North Canaan. During late December 2002 and early January 2003, Mr. Cantele and Mr. Law had several informal discussions regarding the Salisbury organization and areas in which Mr. Law might further strengthen the Salisbury franchise.

      On January 16, 2003, Mr. Law informed Mr. Baldwin, President and Chief Executive Officer of Canaan, of his assessment of Salisbury and the fact that he was considering joining Salisbury. Mr. Baldwin and Mr. Law discussed these issues and then arranged a meeting with Mr. Cantele and John Perotti, President and Chief Executive Officer of Salisbury, to explore the potential of combining the organizations.

      At such meeting on January 19, 2003, the four executives discussed how the organizations might be combined in ways which would benefit the shareholders of each and which might result in a stronger franchise with greater resources to serve the financial needs of their customers throughout an expanded geographic area. At that meeting, they reached a consensus that they would report to their respective Boards their personal recommendations that such a combination be explored in order to see if a transaction could be structured on mutually beneficial terms.

      Thereafter, the management and Boards of each institution conferred with their respective legal counsel and executed Confidentiality Agreements. After engaging financial advisors, the institutions exchanged preliminary due diligence request lists and, throughout February and early March, the advisors and the parties endeavored to quantify the probable costs, savings and benefits to a potential combination. Following meetings involving the executive management and financial and legal advisors regarding these issues, each Board reached a consensus that it would be in the best interest of each institution to proceed with more formal due diligence and explore the potential for negotiation of a combination on terms which would be beneficial to the shareholders of each institution.

      In March 2003, the executive management of both institutions met to discuss the potential savings which could reasonably be expected to be derived from the combination and communicated their issues to their Boards. On March 17, 2003, Salisbury provided Canaan with a non-binding expression of its interest. Following a Board meeting, Canaan informed Salisbury that in light of the parties inability to agree regarding the costs and savings of a potential combination, no reasonable agreement regarding the transaction would be possible, and each should go their separate ways. Following a telephone conversation between Jean R. Perotti and John R.H. Blum, the Chairpersons of the Board of each institution, Salisbury met with its financial advisors to explore the strategies for reducing the uncertainties associated with the anticipated cost savings of the transactions. The most significant of these uncertainties involved the range of potential change in control expenses which could be incurred depending upon the number of Canaan employees who would join the resulting institution. In addition, the Board of both institutions directed their legal counsel to prepare and submit information to the federal bank supervisory agencies and the Department of Justice regarding the substantial absence of any prohibited anti-competitive effect for the proposed combination.

      Subsequently, each Board met with their executive management team, legal counsel and financial advisors to discuss the benefits and obstacles to proceeding. The proximity of the two franchises and the extent to which they overlap presented potential benefits, but also raised issues with respect to the potential competitive effects in the market area. These issues were evaluated by each organization with legal counsel and informally discussed with federal bank supervisory agencies. In May 2003, counsel for both institutions met with representatives of the Federal Reserve Bank of Boston to discuss issues regarding the relevant geographic market for measuring the competitive impact of the transaction. In response to such meeting, further analysis was prepared and submitted by legal counsel to federal bank supervisory agencies and the Department of Justice for each institution and the relevant geographic market for assessing the competitive impact of the transaction was determined to be the Metropolitan Banking Market.

      During July and August 2003, after the parties and their legal counsel had verified that the transaction would not be considered to be anti-competitive, the parties worked to determine the staffing needs of the resulting institution and how the employees of both institutions would be integrated into the resulting institution, as well as the reasonably foreseeable costs and savings associated with the transaction. Initial drafts of the documents were discussed by the Salisbury legal counsel and financial advisors with executive management.

      Draft documents were reviewed by Canaan and its advisors in late August and September. Issues regarding the opportunities and staffing of the resulting institution, the cost of change in control expenses for many Canaan employees and the amount and nature of consideration which would be appropriate to make the transaction beneficial to the shareholders of each institution were raised and discussed by the advisors and representatives of each institution.

      In early November 2003, the Board of each institution and their advisors and legal counsel focused attention regarding the amount and balance of the cash and stock consideration which could be consistent with the objectives of each entity. On November 17, 2003, each entity met with their legal and financial advisors and the final price and mixture of cash and stock consideration was negotiated. The financial advisors of each entity advised their respective Boards that the terms of the agreement were fair to the shareholders from a financial point of view and the Board of each institution, after considering relevant factors, determined that the transaction was in the best interests of their respective institutions and shareholders, customers and employees and the communities which they serve. Definitive agreements were executed on November 17, 2003. A press release announcing the merger agreement was issued on November 18, 2003.

Recommendation of the Canaan Board of Directors and Reasons for the Merger

      The Board of Directors of Canaan has approved the merger agreement and has determined that the merger is fair to and in the best interests of Canaan and its shareholders. Canaan's Board of Directors believes that the merger will enable holders of Canaan's common stock to realize increased value due to the premium over Canaan's market price and book value per share offered by Salisbury. The Board of Directors also believes that the merger may enable Canaan shareholders to participate in opportunities for appreciation of Salisbury's common stock. In reaching its decision to approve the merger agreement, the Board of Directors consulted with its outside counsel regarding the legal terms of the merger and the Board of Directors' fiduciary obligations in its consideration of the proposed merger, its financial advisor, HAS Associates, Inc., regarding the financial aspects and fairness of the proposed merger agreement, as well as with the management of Canaan. Without assigning any relative or specific weight, Canaan's Board of Directors considered the following factors, which are all the material factors considered, both from a short-term and long-term perspective:

      o Canaan Board of Directors' familiarity with, and review of, the business, financial condition, results of operations and prospects of Canaan, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

      o The current and prospective environment in which Canaan operates, including national and local economic conditions, the highly competitive environment for financial institutions, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

      o The potential appreciation in market and book value of Canaan's common stock on both a short- and long-term basis as a stand-alone entity;

      o The merger consideration to be paid to Canaan shareholders in relation to market value, book value and earnings per share of Canaan common stock;

      o Information concerning Salisbury's business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of Salisbury's common stock, the future growth prospects of Salisbury combined with Canaan following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

      o The fact that the cash/stock combination feature of the merger consideration offers Canaan shareholders both the opportunity to participate in the growth and opportunities of Salisbury through the stock component and to realize cash for the value of their shares through the cash component;

      o The oral presentation of HAS Associates, Inc. that the terms of the merger agreement are fair to the holders of Canaan's common stock from a financial point of view;

      o The advantages and disadvantages of Canaan remaining an independent institution or affiliating with a larger institution;

      o The short- and long-term interests of Canaan and its shareholders, the interests of the employees, customers, creditors and suppliers of Canaan, and the interests of Canaan's communities, all of which can be served to advantage by an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community; and

      o The compatibility of the businesses and management philosophies of Canaan and Salisbury, and Salisbury's strong commitment to the communities it serves.

      On the basis of these considerations, the merger agreement was unanimously approved by Canaan's Board of Directors.

Purpose and Effects of the Merger

      The purpose of the merger is to enable Salisbury to acquire the assets and business of Canaan through the merger of Salisbury Bank and Canaan Bank. After the merger, it is expected that Canaan's main office will be consolidated with Salisbury's Canaan office and Canaan's South Egremont office will remain open and will be operated as a banking office of Salisbury Bank.

      Salisbury expects to achieve reductions in the current operating expenses of Canaan upon the consolidation of Canaan's operations into Salisbury. Upon completion of the merger, except as discussed below, the issued and outstanding shares of Canaan's common stock will automatically be converted into the merger consideration. See "Merger Consideration."

Structure

      Canaan will merge into Salisbury, with Salisbury as the surviving corporation. When the merger takes place, except as discussed below, each issued and outstanding share of Canaan's common stock will be converted into the right to receive cash and shares of Salisbury's common stock based on the merger consideration, as described below. Cash will be paid instead of fractional shares of Salisbury common stock. Shares of Canaan's common stock held as treasury stock or held directly or indirectly by Canaan, Salisbury or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled and shall cease to exist.

      Salisbury and Canaan expect that the merger will take place in the fourth quarter of 2004, or as soon as possible after all required regulatory and shareholder approvals are received and all regulatory waiting periods expire. If the merger does not take place by November 17, 2004, the merger agreement may be terminated by either party unless both parties agree to extend it.

Merger Consideration

      The merger agreement provides that at the effective time of the merger, except as discussed below, each outstanding share of Canaan's common stock automatically will be converted into the right to receive a combination of (i)
1.3371 shares of Salisbury's common stock and (ii) $31.20 in cash, representing a value of $76.10 per share of Canaan common stock based on the average closing price of Salisbury's common stock for the 30 consecutive trading days prior to November 17, 2003, the date the agreement and plan of merger was executed. However, if the price of Salisbury's common stock falls below thresholds set forth in the merger agreement, Canaan may terminate the merger unless Salisbury decides to increase the 1.3371 exchange ratio, which would result in Salisbury issuing more shares of its common stock to complete the merger. See "--Termination and Amendment of the Merger Agreement."

      Any shares of Canaan's common stock held as treasury stock and any shares held directly or indirectly by Canaan, Salisbury or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled. If, prior to the effective time, Salisbury should split its common stock, or pay a dividend or other distribution in its common stock, then the exchange ratio will be adjusted to reflect the split, combination, dividend or distribution.

      Certificates for fractions of shares of Salisbury's common stock will not be issued. Instead of a fractional share of Salisbury's common stock, a Canaan shareholder will be entitled to receive an amount of cash equal to the fraction of a share of Salisbury's common stock to which the shareholder would otherwise be entitled multiplied by the average of the daily closing prices per share for Salisbury's common stock for the 15 consecutive trading days on which shares of Salisbury's common stock are actually traded as reported on the American Stock Exchange ending on the third trading day before the closing date of the merger.

      The conversion of Canaan's common stock into merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time of the merger, Salisbury will cause its exchange agent to pay the "purchase price" to each Canaan shareholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term "purchase price" to refer to the (i) shares of Salisbury's common stock (ii) cash and (iii) any cash to be paid instead of a fraction of a share of Salisbury's common stock, payable to each holder of Canaan's common stock.

Surrender of Stock Certificates

      Salisbury will deposit with the exchange agent the certificates representing Salisbury's common stock and cash to be issued to Canaan shareholders in exchange for Canaan's common stock. As soon as practicable after the completion of the merger, the exchange agent will mail to Canaan shareholders a letter of transmittal, together with instructions for the exchange of their Canaan stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of Canaan's common stock, together with the signed letter of transmittal, the Canaan shareholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Salisbury's common stock determined in accordance with the exchange ratio, (ii) a check representing the amount of cash to which such holder shall have become entitled and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your Canaan stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Salisbury common stock into which your shares have been converted. No interest will be paid or accrued to Canaan shareholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of common stock. Canaan stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

      If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, the exchange agent will send you instructions on how to provide evidence of ownership.

      If any certificate representing shares of Salisbury's common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

      o pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

      o establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

      Any portion of the purchase price made available to the exchange agent that remains unclaimed by Canaan shareholders for six months after the effective time of the merger will be returned to Salisbury. Any Canaan shareholder who has not exchanged shares of Canaan's common stock for the purchase price in accordance with the merger agreement before that time may look only to Salisbury for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, Salisbury, Canaan, the exchange agent or any other person will not be liable to any Canaan shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Options

      As of the record date, there were outstanding options to purchase 15,290 shares of Canaan's common stock at a weighted average exercise price of $39.40 per share. Under the merger agreement, shares of Canaan's common stock issued before the merger takes place upon the exercise of outstanding Canaan options will be converted into the merger consideration. Each Canaan option that is outstanding and unexercised immediately before the effective time shall terminate and expire and thereafter shall be of no effect or value.

Regulatory Approvals

      For the merger of Salisbury and Canaan to take place, we must receive approvals of the FRB, the FDIC and the Connecticut Commissioner of Banking. In this section, we refer to these approvals as the "required regulatory approvals."

      Salisbury Bank filed with the FDIC and the Connecticut Banking Commissioner applications for approval of the merger of Salisbury Bank and Canaan Bank. We refer to that merger in this section as the "bank merger". The bank merger is subject to the approval of the FDIC under the Bank Merger Act provisions of the Federal Deposit Insurance Act and related FDIC regulations. The FDIC approved the merger on February 27, 2004. These approvals required consideration by the FDIC of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, the effectiveness of the institutions involved in combating money laundering, and the effect of the contemplated transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, commonly referred to as the "CRA", also required that the FDIC, in deciding to approve the bank merger, to assess the records of performance of Salisbury Bank and Canaan Bank in meeting the credit needs of the communities they serve, including low- and moderate-income neighborhoods. Both Salisbury Bank and Canaan Bank currently have an "outstanding" CRA rating. The FDIC approval is subject to the following conditions: (1) that all necessary and final approvals have been obtained from the Connecticut Banking Department; (2) that the transaction shall not be consummated before the fifteenth (15) calendar day following the effective date of the FDIC's approval or later than six (6) months after the date of the FDIC's approval, unless such period is extended for good cause; and (3) that until the proposed transaction becomes effective, the FDIC has the right to alter, suspend, or withdraw its approval, if warranted. In addition, commencement of an antitrust action would stay the effectiveness of any approval granted by the FDIC unless a court specifically orders otherwise. Since the Department of Justice did not start a legal action during the waiting period, it may not challenge the transaction afterward, except in an action under Section 2 of the Sherman Antitrust Act.

      On April 30, 2004, the Connecticut Banking Commissioner approved the merger of Salisbury Bank and Canaan Bank. In making this determination, the Connecticut Commissioner reviewed and considered, among other things, whether the investment and lending policies of Salisbury Bank and Canaan Bank are consistent with safe and sound banking practices and will benefit the economy of the State, whether the services or proposed services of Salisbury Bank are consistent with safe and sound banking practices and will benefit the economy of the State, the competitive effects of the transaction, and whether the financial and managerial resources of Salisbury and Salisbury Bank are adequate. The Connecticut Commissioner also reviewed the records of Salisbury Bank and Canaan Bank under the CRA.

      Salisbury has also filed a Notification on Form FR Y-3N with the Federal Reserve Bank of Boston pursuant to Section 3(a)(5) of the Bank Holding Company Act in connection with Salisbury's acquisition of Canaan. On April 9, 2004, the Federal Reserve Board approved the acquisition of Canaan by Salisbury, subject to the approval of the Connecticut Department of Banking of the proposed transaction. In reviewing Salisbury's Notification, the Federal Reserve Board reviewed the effect of the transaction on the Banking Market of Salisbury and Canaan, the effect of the transaction on the convenience and needs of the communities to be served and the actions being taken by Salisbury to improve CRA performance of Salisbury Bank. In addition, Salisbury's Board of Directors was required to submit a Certification that the transaction met certain criteria set forth in 12 C.F.R. Section 225.14(c).

      Salisbury and Canaan are not aware of any other material governmental approvals that are required for the merger or the bank merger to take place that are not described above. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

Conditions to the Merger

      Under the merger agreement, Salisbury and Canaan are not required to complete the merger unless the following conditions are satisfied:

      o the merger agreement is not terminated on or before the effective time of the merger;

      o the merger agreement and the merger are approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Canaan's common stock entitled to vote at the special meeting;

      o Salisbury's common stock to be issued in the merger (including stock which may be issued upon the exercise of stock options) is authorized for trading on the American Stock Exchange;

      o all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals expire, and none of the regulatory approvals or statutory waiting periods contain a non-customary provision that materially alters the benefits for which Salisbury bargained in the merger agreement;

      o the registration statement (of which this prospectus is a part) filed with the Securities and Exchange Commission to cover the shares of Salisbury's common stock to be issued in the merger is effective and is not subject to a stop order or any initiated or threatened stop order;

      o no order, injunction or decree preventing the merger from taking place is in effect and the completion of the merger continues to be legal;

      o a favorable tax opinion from Salisbury's counsel that is reasonably satisfactory to Salisbury and Canaan shall have been received; and

      o Salisbury has received an opinion from Shatswell, MacLeod & Company, P.C. that the merger will be accounted for as a purchase transaction.

      Salisbury is not required to complete the merger unless the following additional conditions are satisfied or waived:

      o the representations and warranties of Canaan contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

      o Canaan performs in all material respects all covenants and agreements contained in the merger agreement to be performed by Canaan by the effective time;

      o Canaan obtains the consents, approvals or waivers of other persons that are required to permit Salisbury to succeed to any obligations, rights or interests of Canaan under any agreement, except where the failure to obtain consents, approvals or waivers would not have a material adverse effect on Salisbury;

      o no proceeding initiated by any governmental entity seeking an injunction preventing the merger from taking place is pending;

      o no changes, other than changes contemplated by the merger agreement, in the business, operations, condition, assets or liabilities of Canaan or any of its subsidiaries occur that have or would have a material adverse effect on Canaan;

      o Salisbury receives an opinion of counsel to Canaan as of the date of the merger as to customary matters;

      o Salisbury receives appropriate assurance that Canaan's obligations pursuant to the Canaan ESOP are fully satisfied, that all action has been taken to terminate the ESOP and that there are no unfunded obligations with respect to the ESOP or any other Canaan benefit plan; and

      o Salisbury receives waivers from 8 officers of Canaan waiving their rights under the Canaan change in control plan.

      Canaan is not required to complete the merger unless the following additional conditions are satisfied or waived:

      o the representations and warranties of Salisbury contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

      o Salisbury performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it by the effective time;

      o Salisbury obtains the consents, approvals or waivers of other persons that are required in connection with the transaction contemplated by the merger;

      o no proceeding initiated by any governmental entity seeking an injunction preventing the merger from taking place is pending;

      o there shall have been no material adverse change with respect to Salisbury; and

      o Canaan receives an opinion of counsel to Salisbury as of the date of the merger as to customary matters, including the authorization and validity of the Salisbury common stock to be issued in the merger.

Conduct of Business Pending the Merger

      The merger agreement contains various restrictions on the operations of Canaan before the effective time of the merger. In general, the merger agreement obligates Canaan to continue to carry on its businesses in the ordinary course consistent with past practices and with prudent banking practices, with specific limitations on the lending activities and other operations of Canaan. The merger agreement prohibits Canaan from:

      o declaring any dividends or other distributions on its capital stock, other than a regular quarterly cash dividend in the first quarter of $0.18 per share and a special dividend of $0.12 per share on Canaan's common stock and dividends by any Canaan subsidiary to Canaan;

      o     splitting, combining or reclassifying any of its capital stock;

      o issuing, authorizing or proposing the issuance of any securities, other than the issuance of additional shares of Canaan's common stock upon the exercise or fulfillment of rights or options issued or existing under Canaan's stock option plan in accordance with their present terms;

      o repurchasing, redeeming or otherwise acquiring any shares of Canaan's capital stock;

      o     amending its certificate of incorporation or bylaws;

      o     making capital expenditures aggregating in excess of $5,000;

      o     entering any new line of business;

      o acquiring an equity interest in the assets of other business organizations except in connection with foreclosures, settlements or troubled loan restructurings, or in the ordinary course of business consistent with prudent banking practices;

      o taking any action that would result in any of its representations or warranties in the merger agreement becoming untrue or would result in a violation of the merger agreement or the related agreements;

      o changing its methods of accounting in effect at December 31, 2002, except as required by changes in regulatory or generally accepted accounting principles;

      o adopting or amending any employment agreements between Canaan or its subsidiaries and their current or former officers, employees and directors;

      o increasing compensation or benefits of any employee or director not required by any plan or agreement;

      o entering into, modifying or renewing any agreement or arrangement providing for the payment to any director, officer or employer of compensation or benefits;

      o     hiring any new employee;

      o promoting any employee to a rank of assistant vice president or higher;

      o     paying any retention payment to any employee;

      o incurring any indebtedness for borrowed money or assuming the obligations of a third party, except for Federal Home Loan Bank borrowings in the ordinary course consistent with past practices;

      o     selling, opening or closing any banking or other office;

      o making any equity investments in real estate or real estate development project, other than in connection with foreclosures or settlements in lieu of foreclosures or troubled loan restructurings, in the ordinary course of business consistent with past banking practices;

      o making any new loans or modifying the terms of any existing loans with any affiliated person of Canaan, except consistent with past practices;

      o making any investment, or incurring deposit liabilities, other than in the ordinary course of business consistent with past practice;

      o purchasing any loans or selling, purchasing or leasing any real property other than consistent with past practices;

      o originating any loans except in accordance with existing lending policies of Canaan Bank, unsecured consumer loans in excess of $15,000 or commercial business loans or commercial real estate loans in excess of $800,000 as to any loan or $1,000,000 in the aggregate as to related loans or to loans to related persons or land acquisition loans in excess of the lesser of 60% of the appraised value or $150,000;

      o except consistent with past practices, making any investment in an equity, debt or derivative security issued or guaranteed by an entity exempt from federal, state or local taxation;

      o engaging in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered trading activities or making an investment in any investment security with a maturity of more than one year;

      o     selling or purchasing any mortgage loan servicing rights; or

      o     agreeing to do any of the above.

Third Party Proposals

      Under the merger agreement, Canaan generally may not authorize or permit any of its officers, directors, employees or agents to solicit, initiate or encourage any inquiries relating to any third party proposal relating to a tender offer or exchange offer, acquisition of a substantial equity interest in or acquisition of a substantial portion of the assets of or any merger or consolidation with Canaan (an "Acquisition Transaction"). There is also a prohibition against holding substantive discussions or negotiations and providing confidential information regarding an Acquisition Transaction. Nevertheless, the Canaan Board of Directors may disregard these restrictions if, based on advice of counsel, it reasonably determines in the exercise of its fiduciary duty that this kind of information must be furnished and discussions and negotiations must be entered into.

Expenses; Breakup Fee

      The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid for by the party incurring such expense. However, if the merger agreement is terminated by Salisbury or Canaan as a result of a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by the other party, or is terminated by Salisbury as a result of Canaan's failure to hold the special meeting within a specified time period, the merger agreement provides for the non-terminating party to pay all documented reasonable expenses of the terminating party up to $400,000. In the event the merger agreement is terminated by Salisbury due to Canaan's shareholders not having approved the merger agreement and any director, officer, 5% or greater shareholder or affiliate of Canaan publicly communicated opposition to the merger or otherwise acts to influence the vote against the merger, Canaan shall pay all documented, reasonable costs of Salisbury up to $400,000, plus a breakup fee of $500,000. In the event the merger agreement is terminated by Salisbury or Canaan due to the other party's willful material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, the breaching party shall pay all documented reasonable costs of the other party up to $400,000, plus a breakup fee of $500,000. In the event the merger agreement is terminated by Salisbury because Canaan has agreed to enter any acquisition transaction other than the transaction contemplated by the merger agreement, Canaan shall also pay all documented reasonable costs of Salisbury up to $400,000, plus a breakup fee of $500,000.

Fairness Opinion of HAS Associates, Inc.

      HAS Associates, Inc. ("HAS") was retained by Canaan as its financial advisor based on its qualifications and experience in the financial analysis of banking and financial service firms. HAS was also chosen because of its knowledge of the Connecticut and New England banking industries. In the preceding two years, HAS provided services to Canaan, including providing advice on branch location and valuation analysis, for which it received compensation of approximately $4,320.

      HAS has delivered to the Canaan Board its written opinion, as of November 17, 2003, and reconfirmed such opinion as of the date of this Proxy Statement-Prospectus, that the financial terms of the transaction with Salisbury are fair, from a financial point of view, to the shareholders of Canaan. The full text of the opinion of HAS, which sets forth assumptions made, matters considered and limits on the review undertaken by HAS, is attached hereto as Appendix B. Canaan shareholders are urged to read the opinion in its entirety. HAS's opinion is directed only to the valuation by Canaan of the Salisbury price per share and does not constitute a recommendation to any holder of Canaan common stock as to how such holder should vote at the Canaan special meeting. The summary of the opinion of HAS set forth in this Proxy Statement-Prospectus was provided by HAS and is qualified in its entirety by reference to the full text of the opinion itself. HAS's opinion was necessarily based upon conditions as they existed and should be evaluated on the date thereof and the information made available to HAS through the date hereof.

      In order to determine the financial fairness of the terms of the proposed merger, HAS reviewed, analyzed and relied upon material relating to the financial and operating conditions of Canaan including, among other things, the following: (i) the Agreement; (ii) Annual Reports to Stockholders for the three years ended December 31, 2000, 2001 and 2002, of Canaan; (iii) certain interim reports to stockholders and Quarterly Reports of Canaan and certain other communications from Canaan to its stockholders; (iv) other financial information concerning the business and operations of Canaan furnished to HAS by Canaan for purposes of its analysis, including certain internal financial analyses and forecasts for Canaan prepared by the senior management of Canaan; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Canaan; (vi) audit reports of Canaan for three years;
(vii) regulatory filings of Canaan for three years; (viii) Canaan policies and procedures, certain loan files, its investment portfolio; and (ix) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that HAS considered relevant to its inquiry. In addition, HAS reviewed certain market information concerning Canaan, analyzed data concerning private and publicly owned banks in New England, reviewed stock market data of other banks generally deemed comparable whose securities are publicly traded, publicly available information concerning certain recent business combinations, and such additional financial and other information as HAS deemed necessary. Furthermore, HAS reviewed the same type of financial information available concerning Salisbury. In addition, HAS reviewed certain internal reports and documents including loan lists grouped by risk rating, past due and non-accrual loan reports, internal watch list loan relationship reports, restructured loan reports, OREO and ISF reports, loan loss reserve analysis reports, audited financial statements (most recent three years), regulatory reports (most recent three years), 2002 operating results, securities portfolio-book value and market value reports, and schedule of threatened or pending litigations. HAS also held discussions with senior management concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

      In connection with rendering its opinion of November 17, 2003, HAS performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by HAS in this regard, although it describes all material analyses performed by HAS. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description.

      Accordingly, notwithstanding the separate factors summarized below, HAS believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying HAS' opinion.

      In performing its analyses, HAS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Canaan, Salisbury and HAS. The analyses performed by HAS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of HAS' analysis of the fairness to the shareholders of Canaan of the Conversion Ratio and were provided to the Canaan Board in connection with the delivery of HAS' opinion. HAS gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies' analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to Canaan or Salisbury.

      Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do no purport to be appraisals or to reflect the process at which Canaan and Salisbury might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, HAS' opinion is just one of many factors taken into consideration by the Canaan Board.

      The following is a summary of the material analyses presented by HAS to the Canaan Board in connection with its opinion

      Analyses of Selected Merger Transactions

      HAS reviewed certain financial data related to deal transactions in the country as a whole and in New England and New York. On a national scale, twenty comparable merger and acquisition transaction of both pending and completed bank deals comparing the transaction to tangible book value and last twelve month earnings per share ("EPS") were reviewed. These deals were valued at less than $25 million and the asset size of were between $100 million and $250 million with a return on average assets of greater than 50 basis points. The following price ratios were identified:

                       Price to Tangible   Price to Last 12
                           Book Value         months EPS
                       -----------------   ----------------

Minimum                      110.6%              7.6X
Median                       186.0%             16.1X
Maximum                      316.4%             30.4X
Proposed Transaction         190.8%             21.3X

      HAS also reviewed recent New England and New York transactions were the deal value was less than $100 million. Eleven deals were examined and the following ratios were identified:

                       Price to Tangible   Price to Last 12
                           Book Value         months EPS
                       -----------------   ----------------

Minimum                      124.0%             14.6X
Median                       207.6%             20.6X
Maximum                      301.0%             25.4X
Proposed Transaction         190.8%             21.3X

      HAS believes the aforementioned criteria are appropriate in deriving a comparable transaction value for Canaan. No company or transaction used as a comparison in the above analyses is identical to Canaan, Salisbury or the merger. Accordingly, an analysis of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value, however they do demonstrate the fairness, from a financial point of view, of the transaction, in the opinion of HAS.

      Discounted Cash Flow Analysis

      HAS estimated the present value of the future cash flows that would accrue to a holder of Canaan's common stock assuming the shareholder held the stock through the year 2008 and then sold it at the end of that period.

      HAS based this discounted cash flow analysis on several assumptions. These included, but were not limited to, earnings per share of $3.84 in 2003 and $4.42 in 2004 and a 15% earnings per share growth rate thereafter. A 25% dividend payout ratio was assumed for Canaan through the year 2008. A terminal value was calculated at December 31, 2008 by multiplying Canaan's projected 2008 earnings by a price/earnings multiple of 15X for the trailing twelve month earnings. A similar analysis was also done using a terminal value of 13X to16X and EPS growth rates in a range of 13% to 16% for comparative purposes. The range of values was at a low of $56.26 to a high of $77.71. The final analysis of the discounted cash flow relied upon the 15X multiple. The terminal valuation and the estimated dividends were discounted at a rate of 15% producing a present value of $70.08. These values were determined by adding the present value of the estimated future dividends stream that Canaan could generate over the period beginning January 1, 2003 and ending December 31, 2008.

      HAS stated that the discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Canaan Common Stock.

      In connection with its opinion dated as of the date of this Proxy Statement, HAS performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Some ratios did change due to updated information and pricing, but such changes were immaterial.

      HAS has been retained by the Canaan Board as an independent contractor to act as financial adviser to Canaan with respect to the Merger. HAS, as part of its investment banking business, is engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, HAS has experience in, and knowledge of, the valuation of banking enterprises.

      Compensation

      As compensation for HAS' services in advising Canaan with respect to the merger, HAS has received $55,000. Upon the mailing of the Definitive Proxy material to Canaan shareholders including HAS' Fairness Opinion, HAS will receive $35,000. Upon closing of the merger, HAS will receive a fee of 1% of the total transaction value, less the fees previously paid. Canaan also agreed to reimburse HAS for expenses incurred by HAS in performing its services.

Representations and Warranties

      In the merger agreement, Canaan made representations and warranties to Salisbury. The material representations and warranties of Canaan are the following:

      o     the proper organization and good standing of Canaan;

      o     insurance of Canaan's deposit accounts by the FDIC;

      o     capitalization of Canaan;

      o existence of corporate power and authority of Canaan to execute, deliver and perform its various obligations under the transaction documents;

      o a listing of all consents and approvals required to complete the merger;

      o     accurate disclosure of loan portfolio and timely filing of reports;

      o     proper presentation of financial statements;

      o Canaan's filings with the FDIC comply in all material respects with applicable requirements;

      o no broker's fees other than a financial advisor fee to HAS Associates, Inc.;

      o     absence of any material adverse change in Canaan;

      o     absence of legal proceedings;

      o     timely filing of tax returns and absence of tax claims;

      o existence of employee benefit plans and material compliance with applicable law;

      o     existence of material contracts and their effectiveness;

      o     absence of regulatory agreements with banking regulators;

      o     board approval of the merger agreement;

      o     material compliance with environmental laws;

      o     adequacy of loss reserves;

      o existence of properties and assets, absence of encumbrances, and existence of good title;

      o     existence of insurance policies;

      o     operations in material compliance with applicable laws;

      o existence of loans, their material compliance with applicable laws, proper organization of loan information, and proper perfection of security interests;

      o no liability with respect to any intellectual property used in the business;

      o accuracy of information regarding Canaan to be included in this document; and

      o     receipt of the fairness opinion of HAS Associates, Inc.

      In the merger agreement, Salisbury made representations and warranties to Canaan. The material representations and warranties of Salisbury are the following:

      o     the proper organization and good standing of Salisbury and Salisbury
            Bank;

      o     capitalization of Salisbury and ownership of shares of Salisbury
            Bank;

      o existence of corporate power and authority to execute, deliver and perform Salisbury's and Salisbury Bank's obligations under the transaction documents;

      o a listing of all regulatory consents and approvals to complete the merger;

      o     proper presentation of financial statements;

      o     absence of material regulatory agreements or legal proceedings;

      o accuracy of information regarding Salisbury to be included in this document;

      o     absence of material adverse change in Salisbury;

      o     operations in compliance with applicable laws;

      o absence of any fact that would cause the merger not to be treated as a reorganization;

      o     receipt of the fairness opinion of Salisbury's financial advisor;

      o a listing of all consents and approvals required to complete the merger;

      o     no broker's fees other than to Salisbury's financial advisor;

      o     timely filing of tax returns and absence of tax claims;

      o existence of employee benefit plans and material compliance with applicable laws;

      o     material compliance with environmental laws;

      o     adequacy of loss reserves;

      o existence of properties and assets, absence of encumbrances, and existence of good title; and

      o     existence of insurance policies.

Termination and Amendment of the Merger Agreement

      Before or after Canaan shareholders approve the merger agreement, it may be terminated:

      o     by mutual written consent of Salisbury and Canaan;

      o by Salisbury or Canaan upon written notice if 60 days pass after any required regulatory approval is denied or regulatory application is withdrawn at a regulator's request unless action is taken during the 60-day period for a rehearing or to file an amended application, unless such denial or recommendation for withdrawal is due to the terminating party's failure to perform its obligations in the merger agreement;

      o by Salisbury or Canaan if the merger has not taken place on or before November 17, 2004, unless the failure to complete the merger by that date is due to the terminating party's failure to perform its obligations in the merger agreement; or

      o by Salisbury or Canaan if Canaan's shareholders do not approve the merger agreement;

      o by either Salisbury or Canaan (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a material adverse effect on the breaching party, and such breach shall not have been cured within 60 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

      o by either Salisbury or Canaan (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, and such breach shall not have been cured within 60 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

      o by Salisbury, if Canaan fails to call and hold within 40 days of the effectiveness of the registration statement filed with the SEC a meeting of Canaan shareholders to approve the merger agreement, fails to recommend that Canaan shareholders approve the merger and merger agreement or fails to oppose a competing third party proposal that is inconsistent with the transactions contemplated by the merger agreement;

      o by Salisbury, if Canaan engages in any of the activities described under "--Third Party Proposals"; and

      o by Salisbury or Canaan, if Canaan has complied with its obligations described under "--Third Party Proposals" and has given notice to Salisbury that Canaan has entered into an Acquisition Transaction with another party, if Canaan complies with the requirements stated under "--Expenses; Breakup Fees" and has acknowledged that the Option Agreement is exercisable.

      In addition, the merger agreement provided Canaan with a termination right during the five-day period starting two days after receipt of final approval of the merger from the FDIC (which was dated February 27, 2004) of the FRB (which was dated April 9, 2004), as applicable, if certain conditions relating to the stock price of Salisbury were met: The conditions were not met and this right of termination has expired.

      The merger agreement also permits, subject to applicable law, the Boards of Directors of Salisbury and Canaan to:

      o     amend the merger agreement except as provided below;

      o extend the time for performance of any of the obligations or other acts of the other party;

      o waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

      o waive compliance with any of the agreements or conditions contained in the merger agreement.

      After approval of the merger agreement by Canaan's shareholders, no amendment of the merger agreement may be made without further shareholder approval if the amendment would reduce the amount or change the form of the consideration to be delivered to Canaan's shareholders under the merger agreement.

Material Federal Income Tax Consequences

      The following summary discusses the material federal income tax consequences of the merger, and of holding Salisbury common stock received in the merger, to Canaan shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect. The summary assumes that the holders of shares of Canaan's common stock hold their shares as capital assets. The summary applies only to holders of shares of Canaan common stock that are U.S. persons. For purposes hereof, a U.S. person is:

      o a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

      o a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

      o an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

      o a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

      This summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this summary or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. No ruling from the Internal Revenue Service has been or will be requested with respect to the merger.

      The summary does not address the tax consequences that may be applicable to particular Canaan shareholders in light of their individual circumstances or to Canaan shareholders who are subject to special tax rules, including:

      o     tax-exempt organizations;

      o     mutual funds;

      o     dealers in securities or foreign currencies;

      o     banks or other financial institutions;

      o     insurance companies;

      o     non-United States persons;

      o shareholders who acquired shares of Canaan's common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

      o     shareholders who are subject to the alternative minimum tax;

      o shareholders who hold shares of Canaan's common stock as part of a straddle, hedge, constructive sale or conversion transaction;

      o traders in securities who elect to apply a mark-to-market method of accounting; and

      o holders that do not hold their Canaan common stock as capital assets.

      This summary is for general information purposes only. It is not a complete analysis or discussion of all potential effects of the merger and holding Salisbury common stock. It also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

      One of the conditions for the merger to take place is that Salisbury and Canaan must receive an opinion from counsel designated by Salisbury, after consultation with Canaan, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion of counsel will be based on the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect. The opinion will be based on the assumption that the merger takes place as described in the merger agreement, and on representations to be provided to counsel by Salisbury that relate to the satisfaction of specific requirements to a reorganization within the meaning of Section 368(a) of the Code, including limitations on repurchases by Salisbury of shares of Salisbury common stock to be issued upon the merger. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. If this opinion (or any similar opinion of other tax counsel) is not received, or if the material tax consequences described in the opinion materially differ from the consequences stated below, the merger will not occur. If this opinion cannot be obtained because of a concern that the merger would not satisfy the "continuity of interest" requirement for reorganization treatment, the number of shares of Salisbury common stock will be increased to the minimum extent necessary to enable such opinion to be issued and the amount of cash consideration will be decreased accordingly. The remainder of this discussion assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

      Exchange for Salisbury Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of Canaan common stock actually owned by it for a combination of Salisbury common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Salisbury common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Canaan common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the Canaan common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. For the rate of tax on capital gains, see below under "-- Tax Rate Changes." If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of Canaan's accumulated earnings and profits as calculated for United States federal income tax purposes. See " -- Possible Treatment of Cash as a Dividend" below.

      The aggregate tax basis of Salisbury common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Canaan common stock for a combination of Salisbury common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Canaan common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Salisbury common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Salisbury common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Canaan common stock surrendered.

      Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of Salisbury. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Canaan common stock solely for Salisbury common stock and then Salisbury immediately redeemed (the "deemed redemption") a portion of the Salisbury common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) "substantially disproportionate" with respect to the holder or (2) "not essentially equivalent to a dividend."

      The deemed redemption will generally be "substantially disproportionate" with respect to a holder if the percentage of the voting power and value of the Salisbury common stock actually or constructively owned by such holder immediately after the deemed redemption is less than 80% of both the voting power and the value of the Salisbury common stock actually or constructively owned by such holder immediately before the deemed redemption.

      Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of Salisbury. In general, that determination requires a comparison of (1) the percentage of the voting power and value of the Salisbury common stock actually or constructively owned by such holder immediately before the deemed redemption and (2) the voting power and the value of the Salisbury common stock actually or constructively owned by such holder immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" even if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

      If the tests above for capital gain treatment are not met, the recognized gain will be treated as dividend income to the extent of the holder's ratable share of Canaan's accumulated earnings and profits. See below under "-- Tax Rate Changes" for information regarding the relative rates of tax on dividends and capital gains.

      In applying the foregoing tests, the constructive ownership rules of section 318 of the Code apply in comparing the holder's ownership interest in Salisbury both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a holder is deemed to own Salisbury common stock that is actually owned (and in some cases constructively owned) by certain related individuals and entities, and is also deemed to own Salisbury common stock that may be acquired by such holder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the tests are applied after taking into account any related transactions undertaken by a stockholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of Salisbury common stock before or after the merger that are part of such holder's plan may be taken into account. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

      Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of Salisbury common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the share of Canaan common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Canaan common stock is more than one year at the effective time of the merger.

      Reporting Requirements. A holder of Canaan common stock receiving Salisbury common stock as a result of the merger may be required to retain records related to such holder's Canaan common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

      Holding Salisbury Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of Salisbury common stock after the merger. Any cash distribution paid by Salisbury out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in the gross income of a holder in accordance with such holder's method of accounting. See below under "-- Tax Rate Changes" for information regarding the rate of tax on dividends. Cash distributions paid by Salisbury in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of the holder's adjusted basis in its Salisbury common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

      Upon the sale, exchange or other disposition of Salisbury common stock, a holder will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and its adjusted tax basis in the shares of Salisbury common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder's holding period with respect to the Salisbury common stock surrendered is more than one year at the effective time of the disposition. For the adjusted tax basis and holding period of Salisbury common stock received in exchange for Canaan common stock in the merger, see the section above entitled "-- Exchange for Salisbury Common Stock and Cash". For the rate of tax on capital gains, see below under "-- Tax Rate Changes."

      Tax Rate Changes. Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on capital gains and dividend income have been reduced. The top individual rate for capital gains from sales or exchanges on or after May 6, 2003 is 15 percent. The top individual rate for "qualified dividend income" received after December 31, 2002 is also 15 percent. To be considered "qualified dividend income" to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under section 246(c) of the Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

      Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Canaan shareholder or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Salisbury and the exchange agent.

      The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Canaan's common stock. The tax effects that are applicable to a particular holder of Canaan common stock may be different from the tax effects that are applicable to other holders of Canaan common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of Canaan common stock are urged to consult their own tax advisors.

Accounting Treatment

      The merger, if completed, will be treated as a purchase by Salisbury of Canaan for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of Canaan will be recorded on the books of Salisbury at their respective fair values at the time of the consummation of the merger.

Resales of Salisbury's Common Stock Received in the Merger

      Salisbury is registering the issuance of the shares of its common stock to be exchanged in the merger under the Securities Act. The shares will be freely transferable under the Securities Act, except for shares received by Canaan shareholders who are affiliates of Canaan or Salisbury at the time of the special meeting. These affiliates only may resell their shares pursuant to an effective registration statement under the Securities Act covering the shares, in compliance with Securities Act Rule 145 or under another exemption from the Securities Act's registration requirements. This proxy statement/prospectus does not cover any resales of Salisbury's common stock by Salisbury or Canaan affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with Canaan or Salisbury, and may include officers or directors, as well as principal shareholders of Canaan or Salisbury.

Employee Benefits

      To the extent permissible under applicable law, Canaan employees who execute waivers of their benefits under the Canaan Change in Control Plan and who become employees of Salisbury or Salisbury Bank at the effective time will be given credit for service at Canaan for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under the defined benefit pension plan and employee welfare benefit plans maintained by Salisbury or Salisbury Bank, as applicable.

      Employees of Canaan who execute waivers of their benefits under the Canaan Change in Control Plan and who become employees of Salisbury or Salisbury Bank after the merger will be immediately eligible to participate in the employee health and welfare plans maintained by Salisbury or Salisbury Bank, as the case may be, on the same basis as they were eligible to participate in the corresponding plans of Canaan or Canaan Bank, and restrictions relating to preexisting conditions will be waived for such employees and their covered dependents.

      Salisbury has agreed to cause Salisbury Bank to retain a majority of Canaan Bank employees who execute waivers of their benefits under the Canaan Change in Control Plan in reasonably comparable positions and compensation.

Dissenters' Appraisal Rights

      If the merger is consummated, a holder of record of Canaan common stock on the date of making a demand for appraisal, as described below, who continues to hold such shares through the effective time and who strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law ("Section 262") will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment of the "fair value" of such shares in lieu of the consideration provided for in the merger agreement. This proxy statement/prospectus is being sent to all holders of record of Canaan common stock at the record date and constitutes notice of the appraisal rights available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this document as Appendix D.

      A holder of Canaan common stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares to Canaan prior to the vote on the approval of the Merger Agreement. Such written demand must reasonably inform Canaan of the identity of the stockholder of record and of such shareholder's intention to demand appraisal of his shares. All such demands should be delivered to Salisbury Bancorp, Inc., Attention: John F. Perotti, President and Chief Executive Officer, 5 Bissell Street, Lakeville, Connecticut 06039.

      Only a holder of shares of Canaan common stock on the date of making such written demand for appraisal who continuously holds such shares throughout the effective time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of Canaan common stock. If Canaan common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Canaan common stock is owned by record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

      A record holder, such as a broker who holds shares of Canaan common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Canaan common stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Canaan common stock covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of Canaan common stock held in the name of such record owner. BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE SHAREHOLDERS' MEETING.

      Within ten days after the effective time of the merger, Salisbury is required to send notice of the effectiveness of the merger to each shareholder of Canaan who prior to the effective time complied with the requirements of
Section 262.

      Within 120 days after the effective time of the merger, Salisbury or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Canaan common stock held by all shareholders seeking appraisal. A dissenting shareholder must serve a copy of a such petition on Salisbury. If no petition is filed by either Salisbury or a dissenting shareholder within such 120 day period, the rights of all dissenting shareholders to appraisal shall cease. Canaan shareholders seeking to exercise appraisal rights should not assume that Salisbury will file a petition with respect to the appraisal of the fair value of their shares or that Salisbury will initiate any negotiations with respect to the fair value of such shares. Salisbury is under no obligation to and has no present intention to take any action in this regard. Accordingly, Canaan shareholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE SHAREHOLDER'S RIGHT TO AN APPRAISAL TO CEASE.

      Within 120 days after the effective time of the merger, any shareholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from Salisbury a statement setting forth the aggregate number of shares of Canaan common stock with respect to which demands for appraisal have been received by Canaan and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by Salisbury or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

      If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which shareholders are entitled to appraisal rights and will appraise the shares of Canaan Common Stock owned by such shareholder, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court has also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

      Shareholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same, or less than the value of the consideration to be received pursuant to the merger agreement without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section 262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding (including without limitation reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of shares of Canaan common stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

      Any shareholder who has fully demanded appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to receive payment of dividends or other distributions on the Canaan common stock, except for dividends or distributions payable to shareholders of record at a date prior to the effective time.

      A Canaan shareholder may withdraw a demand for appraisal and accept the terms of the merger at any time within 60 days after the effective time of the merger, or thereafter may withdraw such demand with the written approval of Salisbury. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just.

      IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF DELAWARE LAW, ANY HOLDER OF THE CANAAN COMMON STOCK WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT HIS OR HER LEGAL ADVISOR.

Interests of Canaan Directors and Executive Officers in the Merger That are Different Than Yours

      In considering the recommendation of the Canaan Board of Directors, the Canaan shareholders should be aware that certain members of Canaan's senior management and of the Canaan Board of Directors have interests in the transaction that are different from, or in addition to, the interests of shareholders generally. The Canaan Board of Directors knew about these additional interests and considered them when approving the merger agreement.

      Existing Change in Control Plan. As described below under "Information Regarding Canaan - Executive Compensation - Change in Control Plan," the executive officers of Canaan are entitled to payments following a termination of employment or specified other events after a change in control, such as the merger, occurs.

      Each of the executive officers of Canaan named below has entered an "Agreement, Release and Waiver of Participation in Change of Control Plan." In exchange for releasing Canaan and Salisbury from their obligations to the executive officer under the Change in Control Plan, which included a potential severance payment of 24 months as described under "Information Regarding Canaan
- Executive Compensation - Change in Control Plan," Salisbury agreed to hire such executive officers in a position substantially equivalent to that they held at Canaan, as described below, without any adverse change in the nature or scope of their duties and without any reduction in the level of their pay and the value of their benefits. Executive officers of Canaan will become at-will employees of Salisbury.

      In addition, each such executive officer will receive a bonus, payable one-third upon closing of the merger, one-third twelve months thereafter, and one-third twenty-four months after the closing of the merger. The bonus will be paid if the executive officer remains an employee of Salisbury at each respective payment date. If the executive officer terminates their employment with Salisbury or if Salisbury terminates their employment for "Cause", no further bonus will be paid. If the executive officer is terminated by Salisbury for other than Cause, the remainder of the bonus will be paid in full. "Cause" is defined to include (i) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) the commission of an act of personal dishonesty or breach of fiduciary duty; (iii) the commission of an act which the Board of Directors of Salisbury Bank by at least a two-third vote determines involved willful misconduct or gross negligence and causes material embarrassment to Salisbury Bank; (iv) habitual absenteeism, chronic alcoholism or any other form of addiction which prevents the executive officer from performing the essential functions of their position; and (v) entry of a final order of a court or regulatory agency directing the suspension, removal from office or imposition of remedial action or sanctions with respect to the executive officer.

      The following executive officers of Canaan have signed such an agreement, will hold the position and will receive the compensation and bonus described below:

               Name                Position                Salary     Bonus
         -----------------   -------------------------   ---------   --------
         Gerard J. Baldwin   Executive Vice              $ 112,000         --
                             President/Development
                             and Commercial Lending

         Darrel S. Long      Vice President/Operations   $  80,000   $ 73,900

         Melanie K. Neely    Vice President/Finance      $  55,000   $ 51,900

      Mr. Randy Brintnell, another executive officer of Canaan, has not entered such an agreement, and will not be employed by Salisbury or Salisbury Bank and will be entitled to benefits under the Change in Control Plan.

      In addition, Mr. Baldwin has entered an employment agreement with Salisbury Bank to be effective upon the merger. Mr. Baldwin will be employed as an Executive Vice President of Salisbury Bank for a period of four years from the merger at the base salary of $112,000, which sum may be increased at the discretion of the Board of Directors of Salisbury Bank. In addition, Mr. Baldwin is entitled to a bonus payable in cash or other form of compensation, as set by the Board of Directors of Salisbury Bank. Further, the employment agreement provides that Mr. Baldwin will (i) receive health insurance comparable to that provided for other executive officers of Salisbury Bank; (ii) participate in any long-term disability insurance plan and pension plan maintained by Salisbury Bank; and (iii) receive at least four weeks paid vacation per year.

      Mr. Baldwin's employment agreement terminates upon the earlier to occur of
(i) four years from the merger; (ii) termination of Mr. Baldwin's employment by Salisbury Bank for "Cause"; (iii) termination of employment by Mr. Baldwin other than for "Good Reason"; (iv) Mr. Baldwin's disability or death; (v) Mr. Baldwin's retirement in accordance with Salisbury Bank's retirement policy; or
(vi) termination of employment by Salisbury Bank for "Cause" or by Mr. Baldwin for "Good Reason". Salisbury Bank will not be obligated to pay any further sums to Mr. Baldwin under the employment agreement if (i) Mr. Baldwin's employment is terminated for "Cause"; (ii) Mr. Baldwin terminates his employment for other than "Good Reason" and (iii) Mr. Baldwin's disability, death or retirement, but disability benefits, life insurance proceeds and pension benefits will be payable. If Salisbury Bank terminates Mr. Baldwin other than for "Cause", or Mr. Baldwin terminates his employment for "Good Reason", Salisbury Bank will be obligated to (i) pay Mr. Baldwin his salary as in effect immediately prior to the termination for the lesser of two years or the remainder of the term of the employment agreement, less any payments under the Salisbury Bank severance plan;
(ii) provide additional service credit for purposes of vesting of any compensation; and (iii) provide COBRA benefits payable by Salisbury Bank and Mr. Baldwin at the same ratio as such benefits were paid by each while he was employed. "Cause" as used in the employment agreement has the same meaning as described above with respect to the Agreement, Release and Waiver of Participation in Change in Control Plan. "Good Reason" means the occurrence of any of the following without Mr. Baldwin's consent: (i) removal of or change in his title to a lower title or material reduction in his job responsibilities or base salary; (ii) significant worsening of his working conditions; or (iii) change in his place of employment that increases his commute by more than 30 miles. The employment agreement also contains confidentiality and non-competition provisions.

      In addition, Salisbury has agreed, at the time of the merger, to invite two of the independent directors of Canaan to serve on the Boards of Directors of Salisbury and Salisbury Bank until the annual meeting to be held in 2005 and to nominate such directors to serve for a period ending not earlier than the second anniversary of the merger. Such directors have not been designated by Salisbury.

Shareholder's Agreement

      In connection with the execution of the merger agreement, Salisbury and each director of Canaan have entered into a shareholder's agreement. Under the shareholder's agreement, all directors of Canaan agreed to vote all shares of Canaan common stock owned by them, including any shares acquired upon the exercise of options, for the approval of the merger agreement and against the approval of any agreement for a merger, consolidation, sale of assets or other business combination of Canaan with any person or entity other than Salisbury. They also agreed not to solicit or encourage, or initiate any communication with, any other person or entity with respect to any proposal for a merger, consolidation, sale of assets or other business combination involving Canaan or any subsidiary of Canaan or for the acquisition of any capital stock of Canaan.

      They further agreed that for a period of one year after the effective date of the merger, they will (i) use their reasonable best efforts to assist in the development and growth of the business, prospects and operations of Salisbury at least at levels and in respects consistent with efforts made by them on behalf of Canaan, (ii) continue to do their personal and business banking with Salisbury to the same extent they did with Canaan, and encourage others to do so, (iii) not solicit business for or encourage others to provide business to any other bank in the area which Salisbury will serve, and (iv) not serve on the board of any bank which competes with Salisbury and has its headquarters or more than 25% of its assets in the area which Salisbury will serve.

      The directors of Canaan collectively beneficially own 12,739 shares of Canaan common stock and options to purchase 5,650 shares of Canaan stock, which shares, assuming the exercise of all such options, would represent approximately 8.43% of the outstanding shares of Canaan common stock.

Stock Option Agreement

      Canaan granted Salisbury a stock option, referred to in this section as the "Canaan option," which entitles Salisbury to purchase, subject to the terms of the stock option agreement, up to 48,000 shares of Canaan's common stock, which is equal to approximately 19.9% of the total number of shares of Canaan's common stock outstanding, at a price per share of $55.00. The Canaan option is intended to discourage the making of alternative acquisition-related proposals and, under specified circumstances, may significantly increase the cost to a potential third party of acquiring Canaan compared to its cost had Canaan not entered into the Canaan option. Therefore, the Canaan option is likely to discourage third parties from proposing a competing offer to acquire Canaan even if the offer involves a higher price per share for Canaan's common stock than the per share consideration to be paid under the merger agreement.

      Subject to applicable law and regulatory restrictions, Salisbury may exercise the Canaan option, in whole or in part and from time to time, during the 90-day period following the occurrence of both an "Initial Triggering Event" and a "Subsequent Triggering Event." An "Initial Triggering Event" is any of the following:

  o Canaan or any of its subsidiaries entering an agreement to engage in an "Acquisition Transaction" or its Board of Directors recommending that Canaan shareholders approve an Acquisition Transaction without Salisbury's prior written consent. An "Acquisition Transaction" is a merger or consolidation of Canaan or Canaan Bank, a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Canaan or Canaan Bank, a purchase or other acquisition of securities with more than 10% of the voting power of Canaan, or any similar transaction;

  o Canaan or any of its subsidiaries authorizing, recommending, proposing or announcing its intention to authorize, recommend or proposed, or engaging in, any Acquisition Transaction with any person other than Salisbury;

  o The Board of Directors of Canaan publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that Canaan shareholders approve the transactions contemplated by the merger agreement in anticipation of engaging in an Acquisition Transaction;

  o Any person other than Salisbury acquiring beneficial ownership or the right to acquire the beneficial ownership of 10% or more of the shares of Canaan common stock;

  o Any person other than Salisbury publicly making a bona fide proposal to Canaan to engage in an Acquisition Transaction;

  o After an overture is made by a third party to Canaan or its shareholders to engage in an Acquisition Transaction, Canaan breaching any covenant or obligation in the merger agreement that would entitle Salisbury to terminate the merger agreement and which is not cured prior to Salisbury notifying Canaan it wishes to exercise the option; or

  o Any person other than Salisbury filing an application with the FRB, the FDIC, the OCC or the Connecticut Department of Banking for approval to engage in an Acquisition Transaction.

      A  "Subsequent Triggering Event" is either of the following:

  o   The acquisition by any person of more than 20% of the Canaan common stock;
      or

  o The occurrence of the first Initial Triggering Event above, except that the stock ownership percentage shall be 20%.

      The foregoing brief summaries of the shareholder's agreement and stock option agreement are qualified in their entirety by reference to the agreements. A copy of the agreements, as well as the other documents described in this document, will be provided to you without charge if you call or write to John F. Perotti, President and Chief Executive Officer of Salisbury Bank and Trust Company, 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039, (860) 435-9801.

                           MARKET PRICES AND DIVIDENDS

Salisbury's Common Stock

      The table below sets forth the range of high and low sale prices of Salisbury's common stock as reported on the American Stock Exchange under the symbol "SAL", as well as cash dividends paid during the periods indicated:

                                           Market Price
                                        -----------------       Cash
   Quarter Ended:                         High      Low     Dividends Paid
   ----------------------------------   -------   -------   --------------

        March 31, 2002...............   $ 25.25   $ 21.25      $ 0.22

        June 30, 2002................     26.75     24.10        0.22

        September 30, 2002...........     25.25     22.51        0.22

        December 31, 2002............     28.01     25.00        0.22

        March 31, 2003...............     30.00     26.00        0.23

        June 30, 2003................     29.50     26.00        0.23

        September 30, 2003...........     32.25     29.00        0.23

        December 31, 2003............     38.95     29.50        0.23

        March 31, 2004...............     41.55     38.50        0.24

        June 30, 2004................     38.80     36.25        0.24

      On November 17, 2003, the last trading day before the public announcement of the merger, the closing price of Salisbury's common stock on the American Stock Exchange was $36.85. On June 30, 2004, the most recent practicable date before the printing of this document, the closing price of Salisbury's common stock on the American Stock Exchange was $36.25.

Canaan's Common Stock

      The table below sets forth the range of high and low sale prices of Canaan's common stock as reported on the OTC Bulletin Board, as well as cash dividends paid during the periods indicated:

                                           Market Price
                                        -----------------        Cash
   Quarter Ended:                         High      Low     Dividends Paid
   ----------------------------------   -------   -------   --------------

        March 31, 2002...............   $ 47.50   $ 42.75       $ 0.26

        June 30, 2002................     47.50     42.75

        September 30, 2002...........     47.50     42.75         0.17

        December 31, 2002............     47.50     42.75

        March 31, 2003...............     48.00     42.75         0.28

        June 30, 2003................     48.00     48.00

        September 30, 2003...........     48.00     48.00         0.18

        December 31, 2003............     48.00     48.00

        March 31, 2004...............        NA        NA         0.30

        June 30, 2004................        NA        NA

      On November 17, 2003, the last trading day for Canaan's common stock before the public announcement of the merger, the closing price of Canaan's common stock was $48.00. No shares of Canaan's Common Stock have traded since November 17, 2003.

                          INFORMATION REGARDING CANAAN

General Development of the Business

      Canaan is a Delaware corporation that was formed in 1988. Its primary activity is to act as the holding company for its sole subsidiary, The Canaan Bank ("Canaan Bank"), which accounts for most of the Company's net income. Canaan Bank assumed its present name in 1907. Canaan Bank is chartered as a national bank and its deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act. Canaan Bank's main office is at 100 Main Street, Canaan, Connecticut 06018. Its telephone number is (860) 824-5423.

      Canaan Bank serves its customers from two (2) offices, which are located in Canaan, Connecticut and South Egremont, Massachusetts. The majority of Canaan Bank's customers reside in or maintain their principal offices in Litchfield County, Connecticut or in Berkshire County, Massachusetts.

Information Regarding Industry Segments

      Canaan's products and services are all of the nature of a commercial bank.

      Lending

      Lending is a principal business of Canaan Bank and loans represent a large portion of Canaan Bank's assets. The portfolio consists of many types of loans. These include residential mortgages, home equity lines of credit, monthly installment loans for consumers as well as commercial loans that include lines of credit, short-term loans, Small Business Administration ("SBA") loans and real estate loans for business customers.

      The primary lending activity has been the origination of first mortgage loans for the purchase, refinance or construction of residential properties in Canaan Bank's market area. Loans secured by mortgages on a borrower's principal residence are generally viewed as the least vulnerable to major economic changes and at the same time provide a significant yet relatively stable source of interest income. Presently, loans are maintained in Canaan Bank's portfolio as well as sold to the Federal Home Loan Bank of Boston ("FHLB") with servicing rights maintained. This provides customers the opportunity to choose from a wide array of competitive mortgage products and rate structures.

      Canaan Bank also originates a variety of other loans for consumer and business purposes. Although these loans represent a smaller percentage of the total loan portfolio, Canaan Bank is in the position of being a full service retail lender to its consumers and a full service commercial lender to its business customers.

      Investments

      Canaan's investment portfolio is also an important component of the balance sheet. It provides a source of earnings in the form of interest and dividends. It also plays a role in the interest rate risk management of Canaan and it provides a source of liquidity.

      The portfolio is comprised of U.S. Government sponsored agencies, U.S. Treasury and mortgage-backed securities, corporate bonds, preferred stock, and securities of political subdivisions. At December 31, 2003, securities totaled $46,184,000, which represents approximately 43.13% of total assets, and produced interest and dividend income of $1,442,000 for the year 2003 as compared with $1,569,000 for 2002 and $1,848,000 for 2001, respectively.

      Deposits and Borrowings

      Canaan Bank's primary sources of funds are deposits, borrowings and principal payments on loans. Although competition for funds from non-banking institutions remains aggressive, Canaan Bank continues its efforts to build multiple account relationships with its customers. As a result, average deposits increased 6.11% to $75,699,000 during 2003.

      Canaan Bank is a member of the Federal Home Loan Bank of Boston (the "FHLB"). Borrowings from FHLB totaled $23,319,000 at December 31, 2003 as compared with $21,774,000 at December 31, 2002.

      For additional information relating to the asset, deposit and borrowing components of Canaan, see Management's Discussion and Analysis and the accompanying Consolidated Financial Statements.

      Fiduciary

      Canaan Bank does not exercise fiduciary powers. It previously operated a trust department but transferred and sold its interest in same.

      All Others

      Canaan offers safe deposit rentals, foreign exchange, and a full menu of elective fund transfer services and other ancillary services to businesses and individuals.

Narrative Description of Business

      Canaan is a bank holding company, which as described above, has one subsidiary, Canaan Bank.

      Canaan Bank is a full-service commercial bank and its activities encompass a broad range of services, which include a complete menu of deposit services, multiple mortgage products and various other types of loans for both business and personal needs. Canaan Bank owns and operates one subsidiary, CNB Insurance Agency, Inc., which is incorporated under the laws of the State of Connecticut. CNB Insurance Agency, Inc. markets a variety of personal and commercial insurance products to the Bank's customers and to the general public.

      Competition

      Canaan and Canaan Bank encounter competition in all phases of their business. There are numerous financial institutions that have offices in the areas in which Canaan and Canaan Bank compete in Northwestern Connecticut and Southwestern Massachusetts.

      The main office of Canaan Bank is located in the northwest corner of Litchfield County, designated by the Federal Reserve Banks of Boston and New York to be within the "Metro Banking Market". Canaan Bank maintains one (1) banking offices within the Metro Banking Market, which is served by 277 commercial banks and savings banks. The Bank has less than a 1% market share of deposits in such Market.

      Based on information published by the Federal Reserve Bank of Boston, using June 30, 2003 deposit data, the Great Barrington, Massachusetts banking market is served by six (6) commercial banks and savings banks. Canaan Bank has a 4.9% market share of deposits in the Great Barrington banking market, which includes South Egremont and three (3) Massachusetts towns, which are contiguous with South Egremont (North Egremont, Great Barrington, and Sheffield).

      Banks compete on the basis of price, including rates paid on deposits and charged on borrowings, convenience and quality of service. Savings and loan associations are able to compete aggressively with commercial banks in the important area of consumer lending. Credit unions and small loan companies are significant factors in the consumer market. Insurance companies, investment firms, credit and mortgage companies, brokerage firms, cash management accounts, money-market funds and retailers are all significant competitors for various types of business. Many non-bank competitors are not subject to the extensive regulation described below under "LEGISLATION, REGULATION AND SUPERVISION" and in certain respects may have a competitive advantage over banks in providing certain services.

      In marketing its services, Canaan Bank emphasizes its position as a hometown bank with personal service, flexibility and prompt responsiveness to the needs of its customers. Moreover, Canaan Bank competes for both deposits and loans by offering competitive rates and convenient business hours. In addition to providing banking services to customers in its primary service areas, Canaan Bank is a member of the automated teller machine networks and offers internet banking and telephone banking services, which allow Canaan Bank to deliver certain financial services to customers regardless of their proximity to the primary service area of Canaan Bank.

      The Connecticut Interstate Banking Act permits acquisitions and mergers of Connecticut banks and bank holding companies with banks and bank holding companies in other states. Accordingly, it is possible for large super-regional organizations to enter many new markets including the market served by Canaan Bank. Some of these competitors, by virtue of their size and resources, may enjoy certain efficiencies and competitive advantages over Canaan Bank in the pricing, delivery, and marketing of their products and services. It is possible that such legislative authority will increase the number or the size of financial institutions competing with the Bank for deposits and loans in its market place, although it is impossible to predict the effect upon competition of such legislation.

Legislation, Regulation and Supervision

      General

      Virtually every aspect of the business of banking is subject to regulation including such matters as the amount of reserves that must be established against various deposits, the establishment of branches, mergers, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

      The descriptions of the statutory provisions and regulations applicable to banks set forth below do not purport to be a complete description of such statutes and regulations and their effects on Canaan Bank. Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on the Bank's future business and earnings are difficult to determine.

      Federal Reserve Board Regulation

      Canaan is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). It is subject to the supervision and examination of the FRB and files with the Federal Reserve Board the reports as required under the BHCA.

      The BHCA generally requires prior approval by the Federal Reserve Board of the acquisition by Canaan of substantially all of the assets or more than five percent (5%) of the voting stock of any bank. The BHCA also allows the Federal Reserve Board to determine (by order or by regulation) what activities are so closely related to banking as to be a proper incident of banking, and thus, whether Canaan can engage in such activities. The BHCA prohibits Canaan and Canaan Bank from engaging in certain tie-in arrangements in connection with any extension of credit, sale of property or furnishing of services.

      Federal legislation permits adequately capitalized bank holding companies to venture across state lines to offer banking services through bank subsidiaries to a wide geographic market. It is possible for large super-regional organizations to enter many new markets including the market served by Canaan Bank, although it is impossible to assess what impact this will have on Canaan or Canaan Bank.

      The Federal Reserve Act imposes certain restrictions on loans by Canaan Bank to Canaan and certain other activities on investments, in their stock or securities, and on the taking by the Bank of such stock or securities as collateral security for loans to any borrower.

      Under the BHCA and the regulations of the FRB ("Regulation Y"), no corporation may become a bank holding company as defined therein, without prior approval of the Federal Reserve Board. Canaan received the approval and became a bank holding company on May 26, 1988. Canaan will also have to secure prior approval of the Federal Reserve Board if it wishes to acquire voting shares of any other bank, if after such acquisition it would own or control more than five percent (5%) of the voting share of such bank. The BHCA imposes limitations upon Canaan as to the types of business in which it may engage.

      Regulation Y requires bank holding companies to provide the Federal Reserve Board with written notice before purchasing or redeeming equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by Canaan for all such purchases or redemptions during the preceding twelve (12) months, is equal to ten percent (10%) or more of Canaan's consolidated net worth. For purposes of Regulation Y, "net consideration" is the gross consideration paid by a company for all of its equity securities purchased or redeemed during the period, minus the gross consideration received for all of its equity securities sold during the period other than as part of a new issue. However, a bank holding company need not obtain Federal Reserve Board approval of any equity security redemption when:
(i) the bank holding company's capital ratios exceed the threshold established for "well-capitalized" banks before and immediately after the redemption; (ii) the bank holding company is well-managed; and (iii) the bank holding company is not the subject of any unresolved supervisory issues.

      Office of the Comptroller of the Currency Regulation

      As a national chartered bank and member of the FDIC, Canaan Bank is subject to regulation both by the OCC and by the FDIC. Applicable laws and regulations impose restrictions and requirements in many areas, including capital requirements, maintenance of reserves, establishment of new branch offices, mergers, making of loans and investments, consumer protection, employment practices and other matters. Any new regulations or amendments to existing regulations may materially affect the services offered, expenses incurred and/or income generated by Canaan Bank.

      The OCC regulates Canaan Bank's internal organization as well as its deposit, lending and investment activities. The approval of the OCC is required to, among other things, open branch offices and to consummate merger transactions and other business combinations. The OCC conducts periodic examinations of the Bank.

      Subject to certain limited exceptions, loans made to any one obligor may not exceed fifteen percent (15%) of Canaan Bank's capital, surplus, undivided profits and loan reserves.

      FDIC Regulation

      The FDIC insures Canaan Bank's deposit accounts in an amount up to $100,000 for each insured depositor. FDIC insurance of deposits may be terminated by the FDIC, after notice and a hearing, upon a finding by the FDIC that the insured institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule or order of, or condition imposed by, the FDIC. A bank's failure to meet the minimum capital and risk-based capital guidelines discussed below would be considered to be unsafe and unsound banking practices. Canaan Bank, as a national-chartered FDIC-insured bank, is regulated by the FDIC in many of the areas also regulated by the OCC. The FDIC also conducts its own periodic examinations of Canaan Bank, and Canaan Bank is required to submit financial and other reports to the FDIC on a quarterly and annual basis, or as otherwise required by the FDIC.

      FDIC insured banks pay premiums to the FDIC for the insurance of deposits.

      Other

      The Community Reinvestment Act ("CRA") requires lenders to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The FDIC conducts examinations of insured institutions' CRA compliance and rates such institutions as "Outstanding", "Satisfactory", "Needs to Improve" and "Substantial Noncompliance". As of its last CRA examination, Canaan Bank received a rating of "Outstanding". Failure to receive at least a "Satisfactory" rating may inhibit an institution from undertaking certain activities, including acquisitions of other financial institutions, which require regulatory approval based, in part, on CRA compliance considerations. Similarly, failure of a bank to maintain a CRA rating of "Satisfactory" or better would preclude it or its holding company from engaging in any new financial activities pursuant to the Gramm-Leach-Bliley Act.

      The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (the "GLBA"), provides bank holding companies, banks, securities firms, insurance companies, and investment management firms the option of engaging in a broad range of financial and related activities by opting to become a "financial holding company." These holding companies will be subject to oversight by the Federal Reserve Board, in addition to other regulatory agencies. Under the financial holding company structure, bank holding companies have greater ability to purchase or establish nonbank subsidiaries which are financial in nature or which engage in activities which are incidental or complementary to a financial activity. Additionally, for the first time, securities and insurance firms are permitted to purchase full-service banks.

      While the GLBA Act facilitates the ability of financial institutions to offer a wide range of financial services, large financial institutions would appear to be the beneficiaries as a result of this Act because many community banks are less able to devote the capital and management resources needed to facilitate broad expansion of financial services. The Company qualified and registered as a financial holding company in May 3, 2000.

      In July, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

      The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

      In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirements under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for
(1) any bonus or other incentive-based or equity based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirements; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

      The Sarbanes-Oxley Act also instructs the SEC to require by rule:

      o Disclosure of all material off-balance sheet transactions and relationship that may have a material effect upon the financial status of an issuer; and

      o The presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

      The Sarbanes-Oxley Act also prohibits insider transactions in the Company's stock during a lock out period of Company's pension plans, and any profits of such insider transactions are to be disgorged. In addition, there is a prohibition of company loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Company's auditor. The SEC also requires an issuer to institute a code of ethics for senior financial officers of the company. Furthermore, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

      The terrorist attacks in September, 2001 have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA Patriot Act").

      Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLA"). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

      Among its other provisions, IMLA requires each financial institution to:
(i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

Employees

      Canaan's workforce at December 31, 2003 was 36 employees, of whom 31 were full-time and 5 were part-time. A collective bargaining unit does not represent the employees.

Financial Information about Foreign and Domestic Operations and Export Sales

      Canaan does not have any foreign business operations or export sales of its own. However, it does provide financial services including wire transfers and foreign currency exchange to other businesses involved in foreign trade.

Statistical Disclosure Required Pursuant to Industry Guide 3

      Investment Portfolio

      Canaan categorizes investments into three groups and further provides for the accounting and reporting treatment of each group. Investments may be classified as held-to-maturity, available-for-sale, or trading. Canaan Bank does not purchase or hold any investment securities for the purpose of trading such investments. The following tables set forth the carrying amounts of the investment securities as of December 31:

(dollars in thousands)
                                                        2003       2002       2001
                                                      --------   --------   --------
Available-for-sale securities: (at fair value)
   Corporate bonds                                    $  2,295   $  2,080   $  4,457
   Equity securities                                     3,278      3,777      3,929
   U.S. Treasury securities and other
      U.S. government corporations and agencies          5,079          0      1,262
   Obligations of states and political subdivisions     11,259      6,994      3,079
   Mortgage-backed securities                           17,504     15,573     11,524
   Asset-backed securities                               4,706      5,694      6,511
                                                      --------   --------   --------
                                                      $ 44,121   $ 34,118   $ 30,762
                                                      ========   ========   ========

Held-to-maturity securities: (at amortized cost)
   Obligations of states and political subdivisions   $    753   $    753   $    754
   Mortgage-backed securities                                4        514        658
                                                      --------   --------   --------
                                                      $    757   $  1,267   $  1,412
                                                      ========   ========   ========

Federal Reserve Bank Stock                            $     56   $     56   $     56
Federal Home Loan Bank stock                             1,250      1,250      1,250
                                                      --------   --------   --------
                                                      $  1,306   $  1,306   $  1,306
                                                      ========   ========   ========

      The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of December 31, 2003 (yields are not calculated and presented on a fully taxable-equivalent (FTE) basis):

(dollars in thousands)
                                        Under               1-5              5-10              Over 10
                                  1 Year    Yield    Years     Yield    Years     Yield     Years    Yield   Total
                                 --------   -----   --------   -----   --------   -----   --------   -----   --------
Held-to-maturity
securities (at amortized cost)

Obligations of state and
      political subdivisions     $      0           $      0           $    650    6.71%  $    103    6.81%  $    753
Mortgage-backed
   securities                           4    7.65%         0                  0                  0                  4
                                 --------           --------           --------           --------           --------
                                 $      4           $      0           $    650           $    103           $    757
                                 ========           ========           ========           ========           ========
Available-for-sale
securities (at fair value)

Corporate Bonds                  $  1,130    5.95%  $  1,165    3.38%  $      0           $      0           $  2,295
U.S. Treasury securities
   and other U.S. government
   corporations and agencies            0              2,958    3.48%     2,121    4.64%         0              5,079

Obligations of state and
   political subdivisions               0                438    6.84%     2,456    5.74%     8,365    5.33%    11,259
Mortgage-backed
   securities                           8    5.79%     1,490    3.44%     5,040    3.77%    10,966    3.36%    17,504

Asset-backed securities                                  141    2.72%       980    2.85%     3,585    2.33%     4,706
                                 --------           --------           --------           --------           --------
                                 $  1,138           $  6,192           $ 10,597           $ 22,916           $ 40,843
                                 ========           ========           ========           ========           ========

      Loan Portfolio Analysis by Category

(dollars in thousands)
                                                   December 31
                                 2003       2002       2001       2000       1999
                               --------   --------   --------   --------   --------
Commercial, financial and
   agricultural                $  6,494   $  6,180   $  5,952   $  5,557   $  5,689
Obligations of States and
   political subdivisions           209        241        269        299        688
Real Estate-construction and
   land development               1,984      3,084      2,323      1,831      1,446
Real Estate- residential         30,326     32,986     33,004     29,892     27,846
Real Estate-commercial           12,783     12,507     11,960     11,386      9,364
Consumer                          5,266      5,840      7,009      7,183      5,855
Other                                13         22         90         20         21
                               --------   --------   --------   --------   --------
                                 57,075     60,860     60,607     56,168     50,909

Allowance for loan losses          (698)      (680)      (643)      (605)      (624)
Unearned income                     (49)       (69)       (72)       (83)       (81)
                               --------   --------   --------   --------   --------
      Net loans                $ 56,328   $ 60,111   $ 59,892   $ 55,480   $ 50,204
                               ========   ========   ========   ========   ========

      There are no industry concentrations in Canaan Bank's loan portfolio.

      The following table shows the maturity of commercial, financial and agricultural loans, real estate commercial loans and real estate-construction loans outstanding as of December 31, 2003. Also provided are the amounts due after one (1) year, classified according to the sensitivity to changes in interest rates.

(dollars in thousands)                                          Due after
                                                 Due in one    one year to    Due after
                                                year or less    five years   five years
                                                ------------   -----------   ----------
Commercial, financial, agricultural and real
   estate commercial                              $  3,490       $ 2,571      $ 13,216
Real estate-construction and land development           14            84         1,886
                                                  --------       -------      --------
                                                  $  3,504       $ 2,655      $ 15,102
                                                  ========       =======      ========

Maturities after One Year with:
   Fixed interest rates                                          $ 1,814      $  4,478
   Variable interest rates                                           841        10,624
                                                                 -------      --------
                                                                 $ 2,655      $ 15,102
                                                                 =======      ========

      Return on Equity and Assets

      The following table summarizes various financial ratios of Canaan Bank for each of the last three (3) years:

                                                          Year Ended December 31
                                                          ----------------------
                                                           2003    2002    2001
                                                           -----   -----   ----
Return on average total assets
   (net income divided by average total assets)             0.68%   0.72%  0.76%

Return on average shareholders' equity
   (net income divided by average shareholders' equity)     8.68%   9.32%  9.80%

Dividend payout ratio
   (total dividends divided by net income)                 11.12%  10.30%  9.82%

Equity to assets ratio
   (average shareholders' equity as a percentage of
      average total assets)                                 7.89%   7.76%  7.78%

      Nonaccrual, Past Due and Restructured Loans

      At December 31, 2003, there were three (3) nonaccrual loans in Canaan Bank's portfolio, two (2) of which were secured by real estate and one (1) secured by business assets. Canaan Bank's policy is to place a loan on nonaccrual status when interest or principal has not been paid for 90 days. Exceptions to this policy are those loans that are in the process of collection and are well secured. Additionally, loans are placed on nonaccrual status at any time when there is reasonable probability that 100 percent of future interest will not be collected. Generally, the only loans that Canaan Bank classifies nonaccrual are those that are secured by real estate or other collateral deemed collectible. Otherwise loans are generally charged off if they become 90 days or more delinquent. Exceptions are warranted with the $561,000 in loans that are presently 90 days past due and still accruing.

Nonaccrual, Past Due and Restructured Loans

(dollars in thousands)
December 31                                2003      2002      2001       2000       1999
                                         -------   -------   -------   --------   --------
Nonaccrual                               $    15   $   314   $   472   $     76   $     14
90 days or more past due                     561       142       248        113        155
Restructured loans                           262       284       406        407        417
                                         -------   -------   -------   --------   --------
Total nonperforming  loans               $   838   $   740   $ 1,126   $    596   $    586
                                         =======   =======   =======   ========   ========

Total nonperforming loans as per-
   centage of the total loan portfolio      1.47%     1.22%     1.86%      1.06%      1.15%
Allowance for loan losses as a per-
   centage of  nonperforming loans         83.29%    91.89%    57.10%    101.51%    106.48%

         Information with respect to non-accrual and restructured loans at December 31, 2003, 2002 and 2001 is as follows:

(dollars in thousands)                 Year Ended December 31

                                         2003   2002   2001
                                         ----   ----   ----
Interest income that would have been
   recorded under original terms         $ 15   $ 44   $ 74
Gross interest recorded                    14     48     70
                                         ----   ----   ----
Foregone interest                        $  1   $ (4)  $  4
                                         ====   ====   ====

      Summary of Loan Loss Experience

(dollars in thousands)                         Year Ended December 31
                                       2003     2002     2001     2000     1999
                                      ------   ------   ------   ------   ------
Balance of the allowance for
   loan losses at beginning of year   $  680   $  643   $  605   $  624   $  619
                                      ------   ------   ------   ------   ------

            Charge-offs:

   Commercial, financial and
      agricultural                        13        0        5       22        4
   Real estate mortgage                    0       14        0        0        0
   Consumer                               25       36       35       15       22
                                      ------   ------   ------   ------   ------
   Total charge-offs                      38       50       40       37       26

            Recoveries:

   Commercial, financial and
      agricultural                         0       15        1        0        1
   Real estate mortgage                   13        0        0        0        8
   Consumer                                7        2        3        4        1
                                      ------   ------   ------   ------   ------
      Total recoveries                    20       17        4        4       10
                                      ------   ------   ------   ------   ------
Net charge-offs                           18       33       36       33       16
Provisions charged to operations          36       70       74       14       21
                                      ------   ------   ------   ------   ------
Balance at end of year                $  698   $  680   $  643   $  605   $  624
                                      ======   ======   ======   ======   ======
Ratio of net charge-offs to
   average loans outstanding            0.03%    0.05%    0.06%    0.06%    0.03%
Ratio of allowance for loan losses
   to year end loans                    1.22%    1.12%    1.06%    1.08%    1.23%

            Allocation of the Allowance for Loan Losses

(dollars in thousands)
                                                                     December 31
                                  2003               2002               2001               2000               1999
                            ----------------   ----------------   ----------------   ----------------   ----------------
                            Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                            ------   -------   ------   -------   ------   -------   ------   -------   ------   -------
Commercial, financial and
   agricultural             $  128    11.74%   $  109    10.55%   $   90    10.26%   $   65    10.43%   $   95    12.53%
Real estate construction
   and land development          5     3.48%        6     5.07%        4     3.83%        3     3.26%        2     2.84%
Real estate mortgage           463    75.53%      454    74.75%      422    74.19%      435    73.49%      439    73.09%
Consumer                        98     9.23%      103     9.60%      116    11.56%       93    12.79%       65    11.50%
Other loans                      4     0.02%        8     0.03%       11     0.16%        9     0.03%       23     0.04%
                            ------   ------    ------   ------    ------   ------    ------   ------    ------   ------
                            $  698   100.00%   $  680   100.00%   $  643   100.00%   $  605   100.00%   $  624   100.00%
                            ======   ======    ======   ======    ======   ======    ======   ======    ======   ======

      Provisions to the allowance for loan losses are charged to operating expenses and are based on past experience, current economic conditions and management's judgment of the amount necessary to cover losses inherent in the portfolio. Canaan Bank records provisions for loan losses, which are charged against earnings, in the year that they are established.

            Short Term Borrowings

(dollars in thousands)                               December 31
                                              2003      2002      2001
                                             -------   -------   -------
Federal Home Loan Bank Advances
   Average interest rate
      At year end                               1.32%        0      2.07%
      For the year                              1.63%     1.96%     5.66%
Average amount outstanding during the year   $    83   $   598   $ 2,079
Maximum amount outstanding at any month      $ 2,398   $ 1,889   $ 2,980
Amount outstanding at year end               $ 2,398   $     0   $ 2,980

Description of Properties

      Canaan Bank serves its customers from its two (2) offices, which are located in Canaan, Connecticut and Egremont, Massachusetts. Canaan Bank's drive-up facility is located in a separate building behind the main office of Canaan Bank.

      The holding company is not the owner or lessee of any properties. Canaan Bank owns one (1) property and currently leases two (2) properties. The properties are described below.

      The following table includes all property owned and leased by Canaan Bank, but does not include Other Real Estate Owned.

      OFFICES                              LOCATION            STATUS
      Main Office                      100 Main Street          Owned
                                    Canaan, Connecticut

      Branch Office                     51 Main Street          Leased
                               South Egremont, Massachusetts

      Location for Potential             Main Street            Leased
      Future Branch Office        Sheffield, Massachusetts

Legal Proceedings

      Other than routine litigation incidental to its business, there are no material legal proceedings pending to which Canaan, Canaan Bank, or their properties are subject.

Submission of Matters to a Vote of Security Holders

      No matters were submitted to a vote of shareholders during the fourth quarter of Canaan's 2003 fiscal year.

Market for Canaan Common Stock and Related Shareholder Matters

(a)   Market Information

      Canaan's common stock is not publicly traded. The following table presents the high and low sales prices of Canaan's common stock, to the extent Canaan is aware of the sales price.

                                      2003 Quarters                         2002 Quarters
                         -------------------------------------   -------------------------------------
                           4th       3rd       2nd       1st       4th       3rd       2nd       1st
                         -------   -------   -------   -------   -------   -------   -------   -------
Range of Stock prices:
   High                  $ 48.00   $ 48.00   $ 48.00   $ 48.00   $ 47.50   $ 47.50   $ 47.50   $ 47.50
   Low                   $ 48.00   $ 48.00   $ 48.00   $ 42.75   $ 42.75   $ 42.75   $ 42.75   $ 42.75

(b)   Holders

      There were 355 shareholders as of December 31, 2003. This number includes brokerage firms and other financial institutions which hold stock in their name but which is actually owned by third parties. Canaan is not provided with the number or identities of these parties.

(c)   Dividends

      Dividends are currently paid two times a year. During the year 2003, Canaan paid total cash dividends of $.46 per share, which compared to total dividends of $.43 that were paid in the year 2002. Payment of all dividends is dependent upon the condition and earnings of Canaan. The following table presents cash dividends per share for the last two years:

                       2003 Quarters                 2002 Quarters
                 ---------------------------   ---------------------------
                 4th    3rd     2nd    1st     4th    3rd     2nd    1st
                 ---   ------   ---   ------   ---   ------   ---   ------
Cash dividends   $ 0   $ 0.18   $ 0   $ 0.28   $ 0   $ 0.17   $ 0   $ 0.26

      The dividends paid to shareholders of Canaan are funded primarily from dividends received by Canaan from Canaan Bank.

   Management's Discussion and Analysis of Financial Condition and Results of
                              Operations of Canaan

Business

      The following provides Management's comments on the financial condition and results of operations of Canaan, which is the holding company for Canaan Bank. Canaan's sole subsidiary is Canaan Bank, which has two (2) offices located in the towns of North Canaan, Connecticut, and South Egremont, Massachusetts. Canaan and Canaan Bank were formed in 1988 and 1907, respectively. This discussion should be read in conjunction with Canaan's consolidated financial statements and the notes to the consolidated financial statements that are presented as part of this Prospectus/Proxy Statement.

Results of Operations
Comparison of the Years Ended December 2003 and 2002

      Overview

      The reported earnings for Canaan were $726,000 in 2003, a decrease of $13,000 or 1.76% below year 2002 earnings of $739,000. Earnings in 2001 were $722,000. As a result, earnings per share decreased $.07 or 1.66% to $4.13 in 2003. This compares to earnings per share of $4.20 in 2002 and $4.08 in 2001. The lack of improvement in net income for 2003 reflects approximately $198,000 in merger related expenses during 2003 that were not tax deductible.

      Canaan is "well capitalized". Canaan's risk-based capital ratios at December 31, 2003, which includes the risk-weighted assets and capital of the Canaan Bank, were 12.04% for Tier 1 capital and 13.07% for total capital. Canaan's leverage ratio was 7.53% at December 31, 2003. This compares to a Tier 1 capital to risk weighted assets ratio at December 31, 2002 of 12.77%, a total capital to risk weighted assets ratio of 13.86%, and leverage ratio of 7.67%.

      The Board of Directors increased total dividends on Canaan's common stock to $.46 per share in 2003. This compares to a $.43 per share dividend in 2002 and a $.40 per share dividend in 2001.

      Net Interest and Dividend Income

      Canaan earns income from two basic sources. The primary source is through the management of its financial assets and liabilities, and the second is by charging fees for services provided. The first source involves functioning as a financial intermediary. Canaan accepts funds from depositors or borrows funds and either lends the funds to borrowers or invests those funds in various types of securities. The second source is fee income, which is discussed in the noninterest income section of this analysis.

      Net interest income is the difference between the interest and fees earned on loans, interest and dividends earned on securities (Canaan's earning assets) and the interest expense paid on deposits and borrowed funds, primarily in the form of advances from the Federal Home Loan Bank. The amount by which interest income will exceed interest expense depends on two factors: (1) the volume or balance of earning assets compared to the volume or balance of interest-bearing deposits and borrowed funds and (2) the interest rate earned on those interest earning assets compared with the interest rate paid on those interest-bearing deposits and borrowed funds. For this discussion, net interest income is presented on a fully taxable-equivalent ("FTE") basis. FTE interest income restates reported interest income on tax exempt loans and securities as if such interest were taxed at the applicable State and Federal income tax rates for all periods presented.

(dollars in thousands)                                 December 31
                                               2003       2002       2001
                                             --------   --------   --------
Interest and Dividend Income
   (financial statements)                    $  5,506   $  6,127   $  6,821

Tax Equivalent Adjustment                         214        129         91
                                             --------   --------   --------
   Total Interest Income (on an FTE basis)      5,720      6,256      6,912

Interest Expense                               (2,201)    (2,644)    (3,331)
                                             --------   --------   --------

Net Interest Income-FTE                      $  3,519   $  3,612   $  3,581
                                             ========   ========   ========

      Canaan's 2003 total interest and dividend income on an FTE basis of $5,720,000 was $536,000 or 8.57% less than the total interest and dividend on an FTE basis of $6,256,000 in 2002. Although there is an increase in earning assets, this decrease in interest and dividend income is primarily the result of an economic environment with lower interest rates. A change in the mix of earning assets which reflects an increase in tax exempt securities has resulted in a significant increase in the tax equivalent adjustment of $214,000 for 2003 as compared to $129,000 for 2002. This is an increase of approximately 66%.

      Interest expense on deposits in 2003 decreased $364,000 or 24.38% and totaled $1,129,000. This compares to $1,493,000 for the corresponding period in 2002. Although deposits increased, generally lower interest rates resulted in the decrease in interest expense. Interest expense for Federal Home Loan Bank advances decreased $79,000 to $1,071,000 in 2003. This compares to interest expense of $1,150,000 in 2002 and, as with deposits, lower interest rates resulted in lower interest expense in borrowings. Although interest margins continue to be pressured by generally lower interest rates and by aggressive competition, net interest income on an FTE basis only decreased $93,000 or 2.57% and totaled $3,519,000 for the year ended December 31, 2003. This compared to total net interest income on an FTE basis of $3,612,000 for the year ended December 31, 2002.

      Net interest margin is net interest and dividend income expressed as a percentage of average earning assets. It is used to measure the difference between the average rate of interest and dividends earned on assets and the average rate of interest that must be paid to support those assets. To maintain its net interest margin, Canaan must manage the relationship between interest earned and paid. Canaan's 2003 net interest margin on an FTE basis was 3.43%. This compares to a net interest margin of 3.66% for the corresponding period in 2002. The following table reflects average balances, interest earned or paid and rates for the three years ended December 31, 2003, 2002 and 2001. The average loan balances include both non-accrual and restructured loans. Interest earned on loans also includes fees on loans such as late charges collected that are not deemed to be material. Interest earned on tax exempt securities in the table is presented on a fully taxable-equivalent basis. A federal tax rate of 34% was used in performing these calculations. Actual tax exempt interest income earned on securities in 2003 was $415,000 with a yield of 4.03%. Actual tax exempt income in 2002 totaled $250,000 with a yield of 4.40%.

      Yield Analysis

Average Balances, Interest Earned and Rates Paid

                                                                         Year Ended December 31
                                       -------------------------------------------------------------------------------------------
                                                      2003                           2002                           2001
                                                    Interest                       Interest                       Interest
                                        Average     Earned/    Yield    Average     Earned/   Yield    Average     Earned/   Yield
(dollars in thousands)                  Balance       Paid     Rate     Balance      Paid     Rate     Balance      Paid     Rate
                                       ---------   ---------   -----   ---------   --------   -----   ---------   --------   -----
ASSETS
Interest Earning Assets:
Loans                                  $  60,233   $   4,048    6.72%  $  61,829   $  4,540    7.34%  $  57,958   $  4,930    8.51%
Taxable Securities                        30,207       1,027    3.40%     29,829      1,319    4.42%     28,350      1,671    5.89%
Tax-Exempt Securities*                    10,305         629    6.10%      5,681        379    6.67%      3,804        268    7.05%
Federal Funds                              1,805          15    0.83%      1,194         17    1.42%      1,092         43    3.94%
Other Interest Income                        106           1    0.94%        102          1    0.98%         59          0       0
                                       ---------   ---------           ---------   --------           ---------   --------
Total Interest Earning Assets            102,656   $   5,720    5.57%     98,635   $  6,256    6.34%     91,263   $  6,912    7.57%
                                                   ---------                       --------                       --------
Allowance for Loan Losses                   (696)                           (661)                          (622)
Cash & due from banks                      1,925                           1,833                          1,726
Premises, Equipment                        1,232                           1,343                          1,210
Net Unrealized gain/loss on AFS
   Securities                                (48)                            135                            171
Other Assets                                 934                             906                            969
                                       ---------                       ---------                      ---------
Total Average Assets                   $ 106,003                       $ 102,191                      $  94,717
                                       =========                       =========                      =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
Now/Money Market Deposits              $  13,564   $      54    0.40%  $  13,767   $    144    1.05%  $  14,969   $    342    2.28%
Savings Deposits                          16,750         164    0.98%     14,448        264    1.83%     10,537        312    2.96%
Time Deposits                             31,337         911    2.91%     31,152      1,085    3.48%     27,748      1,399    5.04%
Borrowed Funds                            21,590       1,072    4.97%     22,453      1,151    5.13%     21,987      1,278    5.81%
                                       ---------   ---------           ---------   --------           ---------   --------
Total Interest Bearing Liabilities        83,241   $   2,201    2.64%     81,820   $  2,644    3.23%     75,241   $  3,331    4.43%
                                                   ---------                       --------                       --------
Demand Deposits                           14,048                          11,973                         11,573
Other Liabilities                            354                             472                            535
Shareholders' Equity                       8,360                           7,926                          7,368
                                       ---------                       ---------                      ---------
Total Liabilities and Equity           $ 106,003                       $ 102,191                      $  94,717
                                       =========                       =========                      =========
Net Interest Income                                $   3,519                       $  3,612                       $ 3,581
                                                   =========                       ========                       ========
Net Interest Spread                                             2.93%                          3.11%                          3.14%
Net Interest Margin                                             3.43%                          3.66%                          3.92%

Interest income and yields on securities are stated on fully taxable equivalent
(FTE) basis. The total amount of adjustments for 2003, 2002 and 2001 are $214,000, $129,000 and $91,000, respectively. A federal tax rate of 34% was used in performing this calculation.

      Volume and Rate Variance Analysis of Net Interest Income
      (Taxable equivalent basis)

(Dollars in thousands)                        2003 over 2002               2002 over 2001
                                      ---------------------------   ----------------------------
                                      Volume     Rate      Total    Volume      Rate      Total
                                      -------   -------   -------   -------   --------   -------
Increase (decrease) in:
Interest income on:

   Loans                              $  (115)  $  (377)  $  (492)  $   372   $   (762)  $  (390)
   Taxable investment securities           17      (309)     (292)       93       (445)     (352)
   Tax-exempt investment securities       279       (29)      250       124        (13)      111
   Other interest income                  (11)        9        (2)        4        (29)      (25)
                                      -------   -------   -------   -------   --------   -------
Total interest income                 $   170   $  (706)  $  (536)  $   593   $ (1,249)  $  (656)
                                      -------   -------   -------   -------   --------   -------

Interest expense on:
   NOW/Money Market deposits          $    (2)  $   (88)  $   (90)  $   (26)  $   (172)  $  (198)
   Savings deposits                        52      (152)     (100)    1,519     (1,567)      (48)
   Time deposits                            6      (180)     (174)      207       (521)     (314)
   Borrowed funds                         (43)      (36)      (79)       28       (155)     (127)
                                      -------   -------   -------   -------   --------   -------
Total interest expense                $    13   $  (456)  $  (443)  $ 1,728   $ (2,415)  $  (687)
                                      -------   -------   -------   -------   --------   -------

Net interest margin                   $   157   $  (250)  $   (93)  $ 1,135   $  1,166   $    31
                                      =======   =======   =======   =======   ========   =======

      Noninterest Income

      Noninterest income totaled $1,052,000 for the year ended December 31, 2003 as compared to $643,000 for the year ended December 31, 2002. Service charges increased $26,000 for 2003 due to the increase in deposit volumes. Gains on sales of available-for-sale securities totaled $0 in 2003. This represents a decrease of $68,000 when comparing total gains on sales of available-for-sale securities in 2002. Other income, including gain on sale of loans held-for-sale, increased $451,000 or 170.19% to $716,000 in 2003. This compares to total other income, including gain on sale of loans held-for-sale, of $265,000 in 2002. This increase is primarily the result of increased fees generated from the refinancing activities in the secondary market as well as an increase in transaction fees generated from activity of deposit accounts. Canaan continues to seek to increase noninterest income due to its importance as a potential contributor to profitability.

      Noninterest Expense

      Noninterest expense increased 8.74% to $3,284,000 for the year ended December 31, 2003 as compared to $3,020,000 for the corresponding period in 2002. Salaries and employee benefits totaled $1,696,000 for the twelve months ended December 31, 2003 compared to $1,586,000 for the same period in 2002. This is an increase of $110,000 or 6.94% and is primarily the result of the addition of staff. Annual pay raises and the increasing costs of employee benefits have also contributed to the increased expense. Occupancy expenses increased $19,000 or 10.50% to $200,000. This compares to total occupancy expense of $181,000 for the same period in 2002. Data processing expenses increased $27,000 or 8.94% for the year ended December 31, 2003 and totaled $329,000. Data processing expenses for the same period in 2002 totaled $302,000. This increase is mainly due to the online banking product that was implemented in 2003. Professional fees, which includes legal fees, increased $194,000 or 204.21% and totaled $289,000 in December 2003 as compared to $95,000 for same period in 2002. Legal and consulting fees associated with the proposed merger with Salisbury Bancorp, Inc. totaled $211,000. There was no write-down of impaired assets in 2003, as compared to an $80,000 write-down in 2002. Other operating expenses totaled $494,000 for the year ended December 31, 2003 compared to other operating expenses totaling $508,000 for the corresponding period in 2002.

      Income Taxes

      In 2003, Canaan's income tax provision totaled $311,000, an effective tax rate of 30.00%. This compares to an income tax provision of $297,000 in 2002, reflecting an effective tax rate of 28.67%. This increase is the result of the impact of the $198,000 in merger related expenses that were not tax deductible.

      Net Income

      Net income totaled $726,000 for the year 2003. This was a decrease of $13,000 or 1.76% and reflects basic earnings per share of $4.13 per share for the year. This compared to basic earnings per share of $4.20 for the same period in 2002.

Financial Condition
Comparison of December 31, 2003 and 2002

      Total assets at December 31, 2003 were $107,087,000 compared to $103,435,000 at December 31, 2002, an increase of $3,652,000 or 3.53%

      Securities Portfolio

      Canaan manages the securities portfolio in accordance with the investment policy adopted by the Board of Directors. The primary objectives are to earn interest and dividend income, provide liquidity to meet cash flow needs and to manage interest rate risk and asset-quality diversification of Canaan's assets. Canaan continues to use arbitrage strategy by borrowing funds and investing them at a rate of return higher than the borrowing cost in order to generate additional interest income from the securities portfolio. The securities portfolio also acts as collateral for deposits of public agencies. As of December 31, 2003, the securities portfolio, including Federal Reserve Bank and Federal Home Loan Bank of Boston stock, totaled $46,184,000. This represents an increase of $9,493,000 or 25.87% when comparing the portfolio total of $36,691,000 at year-end 2002. The increase has been the result of an economic environment of low interest rates that has created refinancing opportunities to longer term fixed rate products that are offered by the secondary mortgage market. This has resulted in a decrease in total net loans, thus resulting in available cash to invest in the securities portfolio.

      The make up of the securities portfolio is diversified among U.S. Government sponsored agencies, mortgage backed securities, corporate bonds, preferred stock, and securities issued by states of the United States and political subdivisions of the states. At December 31, 2003, securities totaling $44,121,000 were classified as available-for-sale and securities totaling $757,000 were classified as held-to-maturity.

      Securities are classified in the portfolio as either Securities-Available-for-Sale or Securities-Held-to-Maturity. The securities reported as available-for-sale are stated at fair value in the financial statements of Canaan. Unrealized holding gains and losses (accumulated other comprehensive income/loss) are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized. At December 31, 2003, the unrealized loss net of tax was $530,000. This compares to an unrealized gain net of tax of $103,000 at December 31, 2002. The securities reported as securities-held-to-maturity are stated at amortized cost.

      Federal Funds Sold and FHLB Overnight Deposits

      Federal Funds sold and FHLB Overnight Deposits totaled $0 at December 31, 2003, as compared to $675,000 at December 31, 2002.

      Lending

      Loans receivable, net of allowance for loan losses decreased $3,783,000 to $56,328,000 at December 31, 2003 or 6.29% compared to $60,111,000 at December
31, 2002. Canaan offers a wide variety of loan types and terms along with competitive pricing to customers. The largest dollar volumes of loan activity continue to be in the residential mortgage area. A continuing economic environment of generally lower interest rates that targets refinancing opportunities to longer term fixed rate products primarily offered by the secondary market has resulted in the decrease in total net loans.

      Provisions and Allowance for Loan Losses

      Total gross loans at December 31, 2003 were $57,075,000, which compares to total loans of $60,860,000 at December 31, 2002. This is a decrease of $3,785,000 or 6.22%. At December 31, 2003 approximately 79% of Canaan Bank's loan portfolio was related to real estate products and although the portfolio decreased during the year 2003, the concentration remained fairly consistent as approximately 79.8% of the portfolio was related to real estate at December 31, 2002. There were no material changes in the composition of the loan portfolio during this period.

      Credit risk is inherent in the business of extending loans. Canaan Bank monitors the quality of the portfolio to ensure that loan quality will not be sacrificed for growth. Because of the risk associated with extending loans, Canaan Bank maintains an allowance or reserve for credit losses through charges to earnings. The loan loss provision for the year 2003 was $36,000 as compared to $70,000 for the year ended December 31, 2002. This is the result of a decrease in charged off loans during the year 2003 and an increase in recoveries of loans previously charged off. While the overall level of nonperforming loans remains low as a percentage of total loans, the increase of $98,000 in nonperforming loans from December 31, 2003 to December 31, 2002 is being closely monitored by management in order to determine whether such event is evidence of any trend within the economy or loan portfolio.

      Canaan Bank evaluates the adequacy of the allowance on a monthly basis. No material changes have been made in the estimation methods or assumptions that the Bank used in making this determination during the year ended December 31, 2003. Such evaluations are based on assessments of credit quality and "risk rating" of loans by senior management, which is submitted to the Board of Directors for approval. Loans are initially risk rated when originated. If there is deterioration in the credit, the risk rating is adjusted accordingly.

      The allowance also includes a component resulting from the application of the measurement criteria of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS114"). Impaired loans receive individual evaluation of the allowance necessary on a monthly basis and loans to be considered for impairment are defined in Canaan Bank's Loan Policy. Loans are considered impaired when it is probable that Canaan Bank will not be able to collect all principal and interest due according to the terms of the note.

      These loans will be measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of collateral if the loan is collateral dependent.

      In addition, a risk of loss factor is applied in evaluating categories of loans generally as part of the periodic analysis of the Allowance for Loan Losses. This analysis reviews the allocations of the different categories of loans within the portfolio and it considers historical loan losses and delinquency figures as well as any recent delinquency trends.

      The credit card delinquency and loss history is separately evaluated and given a special loan loss factor because management recognizes the higher risk involved in such loans. Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined as well as trends by type. Canaan Bank's loan mix over the same period of time is also analyzed. A loan loss allocation is made for each type of loan multiplied by the loan mix percentage for each loan type to produce a weighted average factor. There have been no reallocations within the allowance during the years ended December 31, 2003 and 2002.

      At December 31, 2003 the allowance for loan losses totaled $698,000, representing 83.29% of nonperforming loans, which totaled $838,000, and 1.22% of total loans of $57,075,000. This compared to $680,000 representing 91.89% of nonperforming loans, which totaled $740,000 and 1.12% of total loans of $60,860,000 at December 31, 2002. A total of $38,000 in loans was charged off during the year 2003, as compared to $50,000 during 2002. A total of $20,000 of previously charged off loans was recovered during the year ended December 31, 2003. Recoveries for the year 2002 totaled $17,000. When comparing the two years, net charge-offs were $18,000 for the year 2003 and $33,000 for the year 2002. Management believes that the allowance for loan losses is adequate. While management estimates loan losses using the best available information, no assurances can be given that additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans or other factors. Additionally, with expectations of the Bank to grow its existing portfolio, future additions to the allowance may be necessary to maintain adequate coverage ratios.

      Deposits

      Canaan offers a variety of deposit accounts with a range of interest rates and terms. Deposits at year-end 2003 totaled $74,983,000 compared to $72,935,000 at year-end 2002. This increase of $2,048,000 or 2.81% can be primarily attributed to the ongoing efforts of Canaan to develop and maintain relationship banking with its customers. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and the aggressive competition from nonbanking entities. During the year, there was an increase in demand, NOW and savings accounts, which are lower cost, core deposits.

      The average daily amount of deposits by category and the average rates paid on such deposits are summarized in the following table:

(dollars in thousands)
                                Year ended December 31
                     2003              2002              2001
               ---------------   ---------------   ---------------
               Average           Average            Average
               Balance    Rate   Balance    Rate    Balance   Rate
               --------   ----   --------   ----   --------   ----

Demand         $ 14,048          $ 11,973          $ 11,573
NOW               9,447    .29%     6,730   1.03%     5,272   1.42%
Money Market      4,117    .65%     7,037   1.07%     9,697   2.74%
Savings          16,750    .98%    14,448   1.83%    10,537   2.96%
Time             31,337   2.91%    31,152   3.48%    27,748   5.04%
               --------          --------          --------

               $ 75,699   1.49%  $ 71,340   2.09%  $ 64,827   3.17%
               ========          ========          ========

      Maturities of time certificates of deposits of $100,000 or more outstanding at December 31 are summarized as follows:

(dollars in thousands)
                                               December 31
                                         2003      2002      2001
                                       -------   -------   -------
Three months or less                   $ 1,253   $ 1,529   $ 1,447
Over three months through six months     1,180     1,625       902
Over six months through one year         1,897     1,384     1,789
Over one year                            3,719     3,330     3,563
                                       -------   -------   -------

Total                                  $ 8,049   $ 7,868   $ 7,701
                                       =======   =======   =======

      Borrowings

      As part of its operating strategy, Canaan utilizes advances from the Federal Home Loan Bank to supplement deposit growth and fund its asset growth, a strategy that is designed to increase interest income. These advances are made pursuant to various credit programs, each of which has its own interest rate and range of maturities. At December 31, 2003, Canaan had $23,319,000 in outstanding advances from the Federal Home Loan Bank compared to $21,774,000 at December 31, 2002. Management expects that it will continue this strategy of supplementing deposit growth with advances from the Federal Home Loan Bank of Boston.

      Interest Rate Risk

      Interest rate risk is the most significant market risk affecting Canaan. Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on net interest income. Net interest income is sensitive to interest rate risk to the degree that interest bearing liabilities mature or reprice on a different basis than earning assets.

      In an attempt to manage its exposure to changes in interest rates, Canaan Bank's assets and liabilities are managed in accordance with policies established and reviewed by the Bank's Board of Directors. Canaan Bank's Asset/Liability Management Committee monitors asset and deposit levels, developments and trends in interest rates, liquidity and capital. One of the primary financial objectives is to manage interest rate risk and control the sensitivity of earnings to changes in interest rates in order to prudently improve net interest income and manage the maturities and interest rate sensitivities of assets and liabilities.

      To quantify the extent of these risks both in its current position and in actions it might take in the future, interest rate risk is monitored using gap analysis which identifies the differences between assets and liabilities which mature or reprice during specific time frames and model simulation which is used to "rate shock" Canaan's asset and liability balances to measure how much of Canaan's net interest income is "at risk" from sudden rate changes.

      An interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2003, Canaan was asset sensitive (positive gap). This would suggest that the during a period of rising interest rates Canaan would be in a better position to invest in higher yielding assets resulting in growth in interest income. To the contrary, during a period of falling interest rates, a positive gap would result in a decrease in interest income. The overall exposure of interest rate risk at December 31, 2003 was low.

      Liquidity

      Liquidity is the ability to raise funds on a timely basis at an acceptable cost in order to meet cash needs. Adequate liquidity is necessary to handle fluctuation in deposit levels, to provide for customers' credit needs, and to take advantage of investment opportunities as they are presented. Canaan manages liquidity primarily with readily marketable investment securities, deposits and loan repayments. Canaan's subsidiary, Canaan Bank, is a member of the Federal Home Loan Bank of Boston. This enhances the liquidity position by providing a source of available borrowings.

      Capital

      At December 31, 2003, Canaan had $8,350,000 in shareholders' equity compared to $8,274,000 at December 31, 2002. This represents an increase of $76,000 or 0.92%. Several components contributed to the change since December 2002. Earnings for the year totaled $726,000. Market conditions have resulted in a negative adjustment to unrealized comprehensive income of $633,000. Canaan paid dividends in 2003 resulting in a decrease in capital of $81,000. Canaan issued 1,917 net shares of common stock during 2003, which resulted in an increase in capital of $65,000. Under current regulatory definitions, Canaan and Canaan Bank are considered to be "well capitalized" for capital adequacy purposes. As a result, Canaan Bank pays the lowest federal deposit insurance deposit premiums possible. One primary measure of capital adequacy for regulatory purposes is based on the ratio of capital to risk weighted assets. This method of measuring capital adequacy helps to establish capital requirements that are more sensitive to the differences in risk associated with various assets. It takes into account off-balance sheet exposure in assessing capital adequacy and it minimizes disincentives to holding liquid, low risk assets. At year-end 2003, Canaan had a risk-based capital ratio of 13.07% compared to 13.86% at December 31, 2002. Maintaining strong capital is essential to bank safety and soundness. However, the effective management of capital resources requires generating attractive returns on equity to build value for shareholders while maintaining appropriate levels of capital to fund growth, meet regulatory requirements and be consistent with prudent industry practices. Management believes that the capital ratios of Canaan and Canaan Bank are adequate to continue to meet the foreseeable capital needs of the institution.

      Impact of Inflation and Changing Prices

      Canaan's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require the measurement of financial condition and operating results in terms of historical dollars without considering changes in the relative purchasing power of money, over time, due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of Canaan are monetary and, as a result, interest rates tend to have a greater impact on Canaan's performance than do the effects of general levels of inflation; although they do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. Although not an influence in recent years, inflation could impact earnings in future periods.

      Impact of New Accounting Standards

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on Canaan's consolidated financial statements on adoption of this Statement.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on Canaan's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Canaan is required to apply FIN 46, as revised, to all entities subject to it by the beginning of the first fiscal year or interim period beginning after December 15, 2004. The adoption of this interpretation is not expected to have a material effect on Canaan's consolidated financial statements.

      In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS no. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on Canaan's consolidated financial statements.

Forward Looking Statements

      This Prospectus/Proxy Statement, as well as other filings, reports and press releases made or issued by Canaan and Canaan Bank, and oral statements made by executive officers of Canaan and Canaan Bank, may include forward-looking statements relating to such matters as:

(a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which Canaan and Canaan Bank do business, and

(b) expectations for increased revenues and earnings for Canaan and Canaan Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services.

      Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk.

      Canaan notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of Canaan and Canaan Bank's business include the following:

(a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which Canaan Bank operates;

(b) changes in the legislative and regulatory environment that negatively impact Canaan and Canaan Bank through increased operating expenses;

(c)   increased competition from other financial and non-financial institutions;
      and

(d)   the impact of technological advances;

      Such developments could have an adverse impact on Canaan's and Canaan Bank's financial position and results of operations.

Statement of Management's Responsibility

      Management is responsible for the integrity and objectivity of the financial statements and other information appearing in this Prospectus/Proxy Statement. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America applying estimates and management's best judgment as required. To fulfill their responsibilities, management establishes and maintains accounting systems and practices adequately supported by internal accounting controls. These controls include the selection and training of management and supervisory personnel; an organization structure providing for delegation of authority and establishment or responsibilities; communication of requirements for compliance with approved accounting, control and business practices throughout the organization; business planning and review; and a program of internal audit. Management believes the internal accounting controls in use provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and that financial records are reliable for the purpose of preparing financial statements.

Quantitative and Qualitative Disclosures About Market Risk

      The main components of market risk for Canaan are equity price risk, credit risk, interest rate risk and liquidity risk.

      With regard to equity price risk Canaan's stock is not publicly traded. As a result, the value of its common stock is determined annually by a third party and does not respond to price movements relating to the banking industry or other indicia of investment. A discussion of credit risk, interest rate risk and liquidity risk can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus/Proxy Statement.

                           CANAAN FINANCIAL STATEMENTS

               [LETTERHEAD OF SHATSWELL, MacLEOD & COMPANY, P.C.]
                           CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Canaan National Bancorp, Inc.
Canaan, Connecticut

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Canaan National Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002 and the related consolidated statement of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Canaan National Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                         /s/ SHATSWELL, MacLEOD & COMPANY, P.C.
                                         SHATSWELL, MacLEOD & COMPANY, P.C.
West Peabody, Massachusetts
January 23, 2004

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002

                                                                                    2003            2002
                                                                               -------------   -------------
ASSETS
Cash and due from banks                                                        $   1,766,144   $   2,617,873
Interest bearing demand deposits with other banks                                     50,458         355,424
Federal Home Loan Bank overnight deposit                                                             675,000
                                                                               -------------   -------------
         Cash and cash equivalents                                                 1,816,602       3,648,297
Investments in available-for-sale securities (at fair value)                      44,121,023      34,118,645
Investments in held-to-maturity securities (fair values of $802,881 as of
   December 31, 2003 and $1,323,349 as of December 31, 2002)                         756,822       1,266,645
Federal Reserve Bank stock, at cost                                                   56,300          56,300
Federal Home Loan Bank stock, at cost                                              1,250,300       1,250,300
Loans, net of allowance for loan losses of $698,222 as of December 31, 2003
   and $680,414 as of December 31, 2002                                           56,328,023      60,110,720
Loans held-for-sale                                                                  180,000         858,500
Premises and equipment                                                             1,212,854       1,354,724
Accrued interest receivable                                                          583,673         518,932
Other assets                                                                         781,349         251,801
                                                                               -------------   -------------
         Total assets                                                          $ 107,086,946   $ 103,434,864
                                                                               =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                         $  14,134,911   $  13,579,420
   Interest-bearing                                                               60,848,115      59,355,990
                                                                               -------------   -------------
         Total deposits                                                           74,983,026      72,935,410
Federal Home Loan Bank advances                                                   23,319,449      21,773,649
Other borrowed funds                                                                  97,696         100,000
Other liabilities                                                                    336,313         352,221
                                                                               -------------   -------------
         Total liabilities                                                        98,736,484      95,161,280
                                                                               -------------   -------------
Stockholders' equity:
   Common stock, par value $.01 per share; authorized 300,000 shares; issued and outstanding, 177,418 shares as of December 31, 2003 and 175,501
      shares as of December 31, 2002                                                   1,774           1,755
   Paid-in capital                                                                 1,070,898       1,005,806
   Retained earnings                                                               7,807,864       7,162,820
   Accumulated other comprehensive (loss) income                                    (530,074)        103,203
                                                                               -------------   -------------
         Total stockholders' equity                                                8,350,462       8,273,584
                                                                               -------------   -------------
         Total liabilities and stockholders' equity                            $ 107,086,946   $ 103,434,864
                                                                               =============   =============

   The accompanying notes are an integral part of these consolidated financial statements.

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                     Years Ended December 31, 2003 and 2002

                                                                                2003          2002
                                                                            -----------   -----------
Interest and dividend income:
   Interest and fees on loans                                               $ 4,047,550   $ 4,540,336
   Interest on debt securities:
      Taxable                                                                   874,875     1,104,502
      Tax-exempt                                                                414,915       249,755
   Dividends                                                                    152,572       214,296
   Other interest                                                                15,665        18,030
                                                                            -----------   -----------
         Total interest and dividend income                                   5,505,577     6,126,919
                                                                            -----------   -----------
Interest expense:
   Interest on deposits                                                       1,129,100     1,492,917
   Interest on Federal Home Loan Bank advances                                1,071,135     1,150,318
   Interest on other borrowed funds                                                 634         1,035
                                                                            -----------   -----------
         Total interest expense                                               2,200,869     2,644,270
                                                                            -----------   -----------
         Net interest and dividend income                                     3,304,708     3,482,649
Provision for loan losses                                                        36,000        70,000
                                                                            -----------   -----------
         Net interest and dividend income after provision for loan losses     3,268,708     3,412,649
                                                                            -----------   -----------
Other income:
   Service charges on deposit accounts                                          335,958       309,491
   Gain on sales of available-for-sale securities, net                                         68,003
   Gain on sales of loans, net                                                  627,198       184,775
   Servicing income                                                              35,513        11,327
   Other income                                                                  53,207        69,178
                                                                            -----------   -----------
         Total other income                                                   1,051,876       642,774
                                                                            -----------   -----------
Other expense:
   Salaries and employee benefits                                             1,695,752     1,586,076
   Occupancy expense                                                            199,725       180,526
   Equipment expense                                                            276,112       268,432
   Data processing                                                              328,906       301,928
   Professional fees                                                            289,009        94,967
   Writedown of other asset                                                                    80,000
   Net cost of operation of other real estate owned                              10,664         1,224
   Printing and stationery                                                       44,722        43,206
   Other expense                                                                438,720       463,248
                                                                            -----------   -----------
         Total other expense                                                  3,283,610     3,019,607
                                                                            -----------   -----------
         Income before income taxes                                           1,036,974     1,035,816
Income taxes                                                                    311,242       296,454
                                                                            -----------   -----------
         Net income                                                         $   725,732   $   739,362
                                                                            ===========   ===========

Earnings per common share                                                   $      4.13   $      4.20
                                                                            ===========   ===========
Earnings per common share, assuming dilution                                $      4.04   $      4.13
                                                                            ===========   ===========

   The accompanying notes are an integral part of these consolidated financial statements.

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 2003 and 2002

                                        Number of
                                         Shares                                             Accumulated
                                         Issued                                                Other
                                           and       Common      Paid-in       Retained    Comprehensive
                                       Outstanding    Stock      Capital       Earnings       Income          Total
                                       -----------   -------   -----------   -----------   -------------   -----------
Balance, December 31, 2001               176,639     $ 1,766   $ 1,059,783   $ 6,499,624     $  171,000    $ 7,732,173
Comprehensive income:
   Net income                                                                    739,362
   Net change in unrealized holding
      gain on available-for-sale
      securities, net of tax effect                                                             (67,797)
         Comprehensive income                                                                                  671,565
Retirement of shares of common stock      (5,367)        (53)     (247,312)                                   (247,365)
Issuance of shares of common stock         4,229          42       193,335                                     193,377
Dividends ($.43 per share)                                                       (76,166)                      (76,166)
                                         -------     -------   -----------   -----------     ----------    -----------
Balance, December 31, 2002               175,501       1,755     1,005,806     7,162,820        103,203      8,273,584
Comprehensive income:
   Net income                                                                    725,732
   Net change in unrealized holding
      gain on available-for-sale
      securities, net of tax effect                                                            (633,277)
         Comprehensive income                                                                                   92,455
Retirement of shares of common stock      (1,090)        (11)      (52,309)                                    (52,320)
Issuance of shares of common stock            52                     2,480                                       2,480
Sale of common stock on exercise of
   stock options                           2,955          30       114,921                                     114,951
Dividends ($.46 per share)                                                       (80,688)                      (80,688)
                                         -------     -------   -----------   -----------     ----------    -----------
Balance, December 31, 2003               177,418     $ 1,774   $ 1,070,898   $ 7,807,864     $ (530,074)   $ 8,350,462
                                         =======     =======   ===========   ===========     ==========    ===========

Reclassification disclosure for the years ended December 31:

                                                                    2003         2002
                                                                 ----------   ---------
Net unrealized (losses) gains on available-for-sale securities   $ (718,492)  $  80,197
Reclassification adjustment for realized gains in net income                    (68,003)
                                                                 ----------   ---------
   Other comprehensive (loss) income before income tax effect      (718,492)     12,194
Income tax benefit (expense)                                         85,215     (79,991)
                                                                 ----------   ---------
      Other comprehensive loss, net of tax                       $ (633,277)  $ (67,797)
                                                                 ==========   =========

Accumulated other comprehensive (loss) income as of December 31, 2003 and 2002F consists of net unrealized holding (losses) gains on available-for-sale securities, net of taxes.

   The accompanying notes are an integral part of these consolidated financial statements.

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 2003 and 2002

                                                                      2003            2002
                                                                 -------------   -------------
Cash flows from operating activities:
   Net income                                                    $     725,732   $     739,362
   Adjustments to reconcile net income to net cash provided by operating activities:
      Amortization of securities, net                                  261,792         170,063
      Gain on sales of available-for-sale securities, net                              (68,003)
      Writedown of other asset                                                          80,000
      Provision for loan losses                                         36,000          70,000
      Change in unearned income                                        (20,539)        (16,000)
      Change in loans held-for-sale                                    678,500        (858,500)
      Depreciation and amortization                                    226,874         226,405
      (Increase) decrease in interest receivable                       (64,741)        132,952
      Deferred tax expense (benefit)                                   135,542            (757)
      Increase in prepaid expenses                                     (14,979)         (4,363)
      Increase in income tax receivable                               (111,672)        (23,803)
      (Increase) decrease in other assets                               (2,023)          3,661
      Increase in mortgage servicing rights                           (304,188)
      Decrease in taxes payable                                                        (35,239)
      (Decrease) increase in accrued expenses                          (59,432)         37,293
      Decrease in interest payable                                     (12,489)        (19,883)
      Increase (decrease) in other liabilities                           5,686         (72,010)
                                                                 -------------   -------------

   Net cash provided by operating activities                         1,480,063         361,178
                                                                 -------------   -------------

Cash flows from investing activities:
   Purchases of available-for-sale securities                      (21,234,858)    (18,443,480)
   Proceeds from sales of available-for-sale securities                              5,329,508
   Proceeds from maturities of available-for-sale securities        10,054,556       9,168,365
   Proceeds from maturities of held-to-maturity securities             510,777         145,043
   Loan originations and principal collections, net                  3,747,215        (436,148)
   Recoveries of loans previously charged off                           20,021          16,913
   Proceeds from sale of other real estate owned                                       146,101
   Proceeds from sale of other stock investment                        100,000
   Capital expenditures                                                (85,004)       (129,603)
                                                                 -------------   -------------

   Net cash used in investing activities                            (6,887,293)     (4,203,301)
                                                                 -------------   -------------

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 2003 and 2002
                                   (continued)

                                                                                    2003           2002
                                                                                ------------   ------------
Cash flows from financing activities:
   Net increase in demand deposits, NOW and savings accounts                       3,162,040      5,636,933
   Net (decrease) increase in time deposits                                       (1,114,424)     2,837,766
   Net increase (decrease) in short term advances from Federal Home Loan Bank      2,398,000     (2,979,500)
   Proceeds from long-term advances from Federal Home Loan Bank                      750,000      4,561,386
   Principal payments on long-term advances from Federal Home Loan Bank           (1,602,200)    (5,613,349)
   Net decrease in other borrowed funds                                               (2,304)        (6,993)
   Dividends paid                                                                    (80,688)       (76,166)
   Retirement of shares of common stock                                              (52,320)      (247,365)
   Issuance of shares of common stock                                                  2,480        193,377
   Proceeds from exercise of stock options                                           114,951
                                                                                ------------   ------------

   Net cash provided by financing activities                                       3,575,535      4,306,089
                                                                                ------------   ------------

Net (decrease) increase in cash and cash equivalents                              (1,831,695)       463,966
Cash and cash equivalents at beginning of year                                     3,648,297      3,184,331
                                                                                ------------   ------------
Cash and cash equivalents at end of year                                        $  1,816,602   $  3,648,297
                                                                                ============   ============

Supplemental disclosures:
   Interest paid                                                                $  2,213,358   $  2,664,153
   Income taxes paid                                                                 287,372        356,253
   Loans transferred to other real estate owned                                                     146,101

   The accompanying notes are an integral part of these consolidated financial statements.

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 2003 and 2002

NOTE 1 - NATURE OF OPERATIONS

Canaan National Bancorp, Inc. (Company) is a Delaware corporation that was organized in 1988 to become the holding company of The Canaan National Bank
(Bank). The Company's primary activity is to act as the holding company for the Bank. The Bank is a federally chartered bank which was incorporated in 1907 and is headquartered in Canaan, Connecticut. The Bank also has a branch office located in South Egremont, Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting policies generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

      USE OF ESTIMATES:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Canaan National Bancorp, Inc. and its wholly-owned subsidiary, The Canaan National Bank (Bank), and the Bank's wholly-owned subsidiary, CNB Insurance Agency, Inc. CNB Insurance Agency, Inc. was formed to sell insurance. All significant intercompany accounts and transactions have been eliminated in the consolidation.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing demand deposits with other banks and Federal Home Loan Bank overnight deposit.

      Cash and due from banks as of December 31, 2003 and 2002 includes $640,000 and $583,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

      SECURITIES:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

      The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

            o Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

            o Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

            o Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

      Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

      LOANS:

      Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans.

      Interest on loans is recognized on a simple interest basis.

      Loan origination, commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

      Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

      Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

      LOANS HELD-FOR-SALE:

      Loans held-for-sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

      ALLOWANCE FOR LOAN LOSSES:

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

      PREMISES AND EQUIPMENT:

      Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Estimated lives are 15 to 45 years for buildings and 2 to 10 years for furniture and equipment. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the improvements.

      OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

      Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (SFAS) No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets and subsequent writedowns are included in other expense.

      In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

      ADVERTISING:

      The Company directly expenses costs associated with advertising as they are incurred.

      SERVICING:

      Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

      INCOME TAXES:

      The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

      FAIR VALUES OF FINANCIAL INSTRUMENTS:

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

      Cash and cash equivalents: The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair values.

      Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

      Loans held-for-sale: Fair values of loans held-for-sale are based on commitments on hand from investors or prevailing market prices.

      Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

      Deposit liabilities: The fair values disclosed for interest and non-interest checking, passbook savings and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

      Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

      Other borrowed funds: Other borrowed funds consist of treasury tax and loan deposits which generally are repaid within one to 120 days from the transaction date. The carrying amount of other borrowed funds approximates its fair value.

      Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

      STOCK BASED COMPENSATION:

      At December 31, 2003, the Company has three stock-based employee compensation plans which are described more fully in Note 11. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation is reflected in net income, as all options granted under this plan has an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation for the years ended December 31:

                                                                             2003        2002
                                                                          ---------   ---------
      Net income, as reported                                             $ 725,732   $ 739,362
      Deduct:  Total stock-based employee compensation expense
               determined under fair value based method for all awards,
               net of related tax effects                                               (17,750)
                                                                          ---------   ---------
      Pro forma net income                                                $ 725,732   $ 721,612
                                                                          =========   =========

      Earnings per share:
           Basic - as reported                                            $    4.13   $   4.20
           Basic - pro forma                                                   4.13       4.10
           Diluted - as reported                                               4.04       4.13
           Diluted - pro forma                                                 4.04       4.03

      EARNINGS PER SHARE:

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

      RECENT ACCOUNTING PRONOUNCEMENTS:

      In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 106"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have a material impact on the Company's consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

      Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 are effective on October 1, 2002, with earlier application permitted. There was no substantial impact on its consolidated financial statements on adoption of this Statement.

      In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 clarifies that a guarantor is required to disclose (a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.

      The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the initial recognition and initial measurement provisions of FIN 45 effective as of January 1, 2003 and adopted the disclosure requirements effective as of December 31, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS Statement No. 123" ("SFAS No. 148"). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions and disclosure provisions are required for financial statements for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of SFAS No. 148 as of December 31, 2002 and currently uses the intrinsic value method of accounting for stock options.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on the Company's consolidated financial statements on adoption of this Statement.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Company's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The Company is required to apply FIN 46, as revised, to all entities subject to it by the beginning of the first fiscal year or interim period beginning after December 15, 2004. The adoption of this interpretation is not expected to have a material effect on the Company's consolidated financial statements.

      In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

NOTE 3 - INVESTMENTS IN SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost of securities and their approximate fair values are as follows as of December 31:

                                                                          Gains In       Losses In
                                                                        Accumulated     Accumulated
                                                          Amortized        Other           Other
                                                            Cost       Comprehensive   Comprehensive       Fair
                                                            Basis         Income           Income         Value
                                                        ------------   -------------   -------------   ------------
Available-for-sale securities:
December 31, 2003:
   Debt securities issued by U.S. government
      corporations and agencies                         $  5,046,572     $  45,907       $  13,455     $  5,079,024
   Debt securities issued by states of the United
      States and political subdivisions of the states     11,061,895       276,487          79,363       11,259,019
   Corporate debt securities                               2,271,168        28,047           3,830        2,295,385
   Mortgage-backed securities                             17,483,799        98,840          78,732       17,503,907
   Asset-backed securities                                 4,664,887        41,909             595        4,706,201
   Marketable equity securities                            4,000,000                       722,513        3,277,487
                                                        ------------     ---------       ---------     ------------
                                                        $ 44,528,321     $ 491,190       $ 898,488     $ 44,121,023
                                                        ============     =========       =========     ============

December 31, 2002:
   Debt securities issued by states of the United
      States and political subdivisions of the states   $  6,777,040     $ 226,816       $   9,811     $  6,994,045
   Corporate debt securities                               2,015,916        64,191                        2,080,107
   Mortgage-backed securities                             15,380,651       208,161          15,246       15,573,566
   Asset-backed securities                                 5,633,844        62,089           2,206        5,693,727
   Marketable equity securities                            4,000,000                       222,800        3,777,200
                                                        ------------     ---------       ---------     ------------
                                                        $ 33,807,451     $ 561,257       $ 250,063     $ 34,118,645
                                                        ============     =========       =========     ============

Held-to-maturity securities:
December 31, 2003:
   Debt securities issued by states of the United
      States and political subdivisions of the states   $    752,754     $  46,045       $             $    798,799
   Mortgage-backed securities                                  4,068            14                            4,082
                                                        ------------     ---------       ---------     ------------
                                                        $    756,822     $  46,059       $             $    802,881
                                                        ============     =========       =========     ============

                                                                         Gains In       Losses In
                                                                       Accumulated     Accumulated
                                                         Amortized        Other           Other
                                                           Cost       Comprehensive   Comprehensive       Fair
                                                           Basis         Income           Income         Value
                                                        -----------   -------------   -------------   -----------
December 31, 2002:
   Debt securities issued by states of the United
      States and political subdivisions of the states   $   753,287      $ 46,513       $             $   799,800
   Mortgage-backed securities                               513,358        10,191                         523,549
                                                        -----------      --------       ----------    -----------
                                                        $ 1,266,645      $ 56,704       $             $ 1,323,349
                                                        ===========      ========       ==========    ===========

The scheduled maturities of debt securities were as follows as of December 31, 2003:

                                         Available-For-Sale      Held-To-Maturity
                                         ------------------   ----------------------
                                                 Fair          Amortized      Fair
                                                Value         Cost Basis     Value
                                            ------------      ----------   ---------
Due in one year                             $  1,130,439       $           $
Due after one year through five years          4,561,476
Due after five years through ten years         4,576,421         650,000     687,600
Due after ten years                            8,365,092         102,754     111,199
Mortgage-backed securities                    17,503,907           4,068       4,082
Asset-backed securities                        4,706,201
                                            ------------       ---------   ---------
                                            $ 40,843,536       $ 756,822   $ 802,881
                                            ============       =========   =========

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized-loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows as of December 31, 2003:

                                         Less than 12 Months         12 Months or Longer               Total
                                      -------------------------   ------------------------   -------------------------
                                           Fair      Unrealized       Fair      Unrealized        Fair      Unrealized
                                          Value        Losses        Value        Losses         Value        Losses
                                      ------------   ----------   -----------   ----------   ------------   ----------
Debt securities issued by U.S.
   government corporations
   and agencies                        $   953,307    $  13,455   $              $           $    953,307    $  13,455
Debt securities issued by states of
   the United States and political
   subdivisions of the states            3,770,667       79,363                                 3,770,667       79,363
Corporate debt securities                  896,170        3,830                                   896,170        3,830
Mortgage-backed securities               7,900,704       77,721        45,950        1,011      7,946,654       78,732
Asset-backed securities                    237,844          595                                   237,844          595
Marketable equity securities                                        3,277,487      722,513      3,277,487      722,513
                                      ------------    ---------   -----------    ---------   ------------    ---------
       Total temporarily impaired
          securities                  $ 13,758,692    $ 174,964   $ 3,323,437    $ 723,524   $ 17,082,129    $ 898,488
                                      ============    =========   ===========    =========   ============    =========

The Company reported a net unrealized loss on available for sale securities of $361,239 at December 31, 2003 compared to a net unrealized gain of $367,898 at December 31, 2002. Securities in a unrealized loss position for less that twelve months are the result of the current interest rate environment and are not due to unfavorable credit ratings. These securities are considered to be temporarily impaired. Five securities were in an unrealized loss position for twelve months or more. Of these five securities, four impaired with an unrealized loss at approximately 22% of amortized cost. These four securities consist of FNMA and FHLMC preferred stock. Due to the adjustable rate on these securities, the impairments are a function of the current interest rate environment and their values are expected to rise when interest rates rise. Company management does not consider their securities to be other than temporarily impaired as of December 31, 2003.

During 2003, there were no sales of available-for-sale securities. During 2002, proceeds from sales of available-for-sale securities amounted to $5,329,508. Gross realized gains and gross realized losses on those sales amounted to $128,919 and $60,916, respectively. The tax expense applicable to these net realized gains amounted to $26,487.

As of December 31, 2003 and 2002, securities with carrying amounts totaling $6,346,099 and $1,353,997 were pledged to secure treasury, tax and loan, public funds on deposit and borrowings at the Federal Reserve Discount Window and Federal Home Loan Bank.

Securities of issuers which exceeded 10% of stockholders' equity as of December 31, 2003 are as follows:

                                                          Amortized
                           Issuer                        Cost Basis     Fair Value
-----------------------------------------------------   ------------   ------------
Federal National Mortgage Association preferred stock   $  3,000,000   $  2,457,345

NOTE 4 - LOANS

Loans consisted of the following as of December 31:

                                                                   2003           2002
                                                               ------------   ------------
Commercial, financial and agricultural                         $  6,494,067   $  6,180,104
Obligations of states and political subdivisions in the U.S.        208,748        241,087
Real estate - construction and land development                   1,984,346      3,084,212
Real estate - residential                                        30,325,854     32,986,038
Real estate - commercial                                         12,783,228     12,506,914
Consumer                                                          5,265,795      5,840,068
Other                                                                13,039         22,082
                                                               ------------   ------------
                                                                 57,075,077     60,860,505
Allowance for loan losses                                          (698,222)      (680,414)
Unearned income                                                     (48,832)       (69,371)
                                                               ------------   ------------
      Net loans                                                $ 56,328,023   $ 60,110,720
                                                               ============   ============

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2003. Total loans to such persons and their companies amounted to $1,989,392 as of December 31, 2003. During 2003 principal advances of $1,154,911 were made and principal payments totaled $526,149.

Changes in the allowance for loan losses were as follows for the years ended December 31:

                                               2003         2002
                                             ---------   ---------
Balance at beginning of period               $ 680,414   $ 643,021
Provision for loan losses                       36,000      70,000
Recoveries of loans previously charged off      20,021      16,913
Loans charged off                              (38,213)    (49,520)
                                             ---------   ---------
Balance at end of period                     $ 698,222   $ 680,414
                                             =========   =========

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

                                                      2003        2002
                                                   ---------   ---------
Total nonaccrual loans                             $  15,385   $ 313,584
                                                   =========   =========

Accruing loans which are 90 days or more overdue   $ 560,789   $ 142,147
                                                   =========   =========

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

                                                                            2003                       2002
                                                                  ------------------------   ------------------------
                                                                    Recorded      Related      Recorded      Related
                                                                   Investment    Allowance    Investment    Allowance
                                                                  In Impaired   For Credit   In Impaired   For Credit
                                                                      Loans       Losses        Loans        Losses
                                                                  -----------   ----------   -----------   ----------
Loans for which there is a related allowance for credit losses     $   4,317      $ 1,079     $ 228,584     $ 17,144

Loans for which there is no related allowance for credit losses            0                          0
                                                                   ---------      -------     ---------     --------

         Totals                                                    $   4,317      $ 1,079     $ 228,584     $ 17,144
                                                                   =========      =======     =========     ========

Average recorded investment in impaired loans during the
   years ended December 31                                         $ 140,482                  $ 229,230
                                                                   =========                  =========

Related amount of interest income recognized during the time, in the years ended December 31 that the loans were impaired

         Total recognized                                          $   4,150                  $  21,700
                                                                   =========                  =========
         Amount recognized using a cash-basis method of
            accounting                                             $   4,150                  $  21,700
                                                                   =========                  =========

As of December 31, 2003 and 2002, there was one loan outstanding, with a balance of $262,205 and $283,858, respectively, that was restructured in a troubled debt restructuring before January 1, 1995, the effective date of SFAS No. 114. This loan was not impaired based on the terms specified by the restructuring agreement. Interest income recognized on this loan amounted to $13,341 in 2003 and $26,053 in 2002. Interest income that would have been recognized on this loan during the year ended December 31, 2003 and 2002 had it been current under its original terms amounted to $14,430 and $20,954, respectively.

Mortgage servicing rights of $357,318 were capitalized in 2003. Amortization of mortgage servicing rights was $32,323 in 2003. The balance of capitalized mortgage servicing rights included in other assets at December 31, 2003 was $304,188.

Following is an analysis of the aggregate changes in the valuation allowance for mortgage servicing rights for the year ended December 31, 2003:

Balance, beginning of year   $
Additions                       51,174
Reductions                     (30,367)
                             ---------
Balance, end of year         $  20,807
                             =========

Management estimates that the carrying value of those rights at December 31, 2003 approximates fair value.

As of December 31, 2003 the Company serviced loans for others with unpaid principal balances of $34,208,164.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31:

                                                2003           2002
                                            ------------   ------------
Land                                        $     48,460   $     48,460
Buildings                                      1,008,244        998,843
Leasehold improvements                           463,004        463,004
Furniture and equipment                        1,269,780      1,225,742
                                            ------------   ------------
                                               2,789,488      2,736,049
Accumulated depreciation and amortization     (1,576,634)    (1,381,325)
                                            ------------   ------------
                                            $  1,212,854   $  1,354,724
                                            ============   ============

NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2003 and 2002 was $8,049,365 and $7,867,718,
respectively.

For time deposits as of December 31, 2003, the scheduled maturities for years ended December 31 are:

                   2004   $ 16,717,782
                   2005      3,194,954
                   2006      3,226,292
                   2007      6,745,357
                   2008        546,748
                          ------------
                          $ 30,431,133
                          ============

Certain directors and executive officers of the Company and companies in which they have a significant ownership interest were customers of the Bank. Total deposits to such persons and their companies amounted to $1,985,614 and $1,495,183 as of December 31, 2003 and 2002, respectively.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston
(FHLB).

Maturities of advances from the FHLB for the five years ending after December 31, 2003 and thereafter are summarized as follows:

                                   AMOUNT
                                ------------
                   2004         $  6,302,837
                   2005            1,299,365
                   2006            1,595,508
                   2007            2,323,900
                   2008            1,676,704
                   Thereafter     10,121,135
                                ------------
                                $ 23,319,449
                                ============

As of December 31, 2003, the following advances from the FHLB were redeemable at par at the option of the FHLB:

MATURITY DATE                OPTIONAL REDEMPTION DATE              AMOUNT
-----------------   ------------------------------------------   -----------
November 15, 2004   February 17, 2004 and quarterly thereafter   $   400,000
March 28, 2007      March 29, 2004 and quarterly thereafter          750,000
April 27, 2009      January 26, 2004 and quarterly thereafter        500,000
April 27, 2009      April 26, 2004 and quarterly thereafter          500,000
February 8, 2010    February 9, 2004 and quarterly thereafter        600,000
March 8, 2010       March 8, 2004 and quarterly thereafter         1,000,000
March 15, 2010      March 15, 2004 and quarterly thereafter          500,000
December 15, 2010   March 15, 2004 and quarterly thereafter          800,000
December 20, 2010   March 22, 2004 and quarterly thereafter          500,000
December 27, 2010   March 26, 2004 and quarterly thereafter        1,000,000
January 24, 2011    January 22, 2004 and quarterly thereafter      1,000,000
February 28, 2011   February 26, 2004 and quarterly thereafter       850,000
March 1, 2011       March 1, 2006 and quarterly thereafter           500,000
March 7, 2011       March 5, 2004 and quarterly thereafter         1,000,000

As of December 31, 2003 a $400,000 advance maturing on April 9, 2007 is subject to maturity on January 8, 2004 and each quarter thereafter if the strike rate of 7%, specified in the advance agreement, is lower than the one month LIBOR.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

At December 31, 2003, the interest rates on FHLB advances ranged from 1.21 percent to 6.96 percent. At December 31, 2003, the weighted average interest rate on FHLB advances was 4.56 percent.

NOTE 8 - OTHER BORROWED FUNDS

Other borrowed funds consist of treasury tax and loan deposits which generally are repaid within one to 120 days from the transaction date.

NOTE 9 - INCOME TAXES

The components of income tax expense are as follows for the years ended December 31:

                                    2003        2002
                                 ---------   ---------
Current:
   Federal                       $ 117,298   $ 213,809
   State                            58,402      83,402
                                 ---------   ---------
                                   175,700     297,211
                                 ---------   ---------
Deferred:
   Federal                         107,303     (23,910)
   State                            28,239      (8,271)
   Valuation allowance                          31,424
                                 ---------   ---------
                                   135,542        (757)
                                 ---------   ---------
      Total income tax expense   $ 311,242   $ 296,454
                                 =========   =========

The reasons for the difference between the tax at the statutory federal income tax rate and the effective tax rate are summarized as follows for the years ended December 31:

                                              2003     2002
                                             ------   ------
                                              % of     % of
                                             Income   Income
                                             ------   ------

Federal income tax at statutory rate          34.0%    34.0%
Increase (decrease) in tax resulting from:
   Tax-exempt income                         (13.9)    (8.2)
   Dividends received deduction               (2.5)    (3.8)
   Unallowable deductions                      1.5      1.1
   Merger expenses                             6.5
   Other items                                (1.1)    (2.5)
State tax, net of federal tax benefit          5.5      5.0
Valuation allowance                                     3.0
                                             -----    -----
      Effective tax rate                      30.0%    28.6%
                                             =====    =====

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

                                                                            2003         2002
                                                                         ----------   ----------
Deferred tax assets:
   Allowance for loan losses                                             $  201,781   $  194,786
   Interest on non-performing loans                                             101        7,119
   Security writedown                                                                     31,424
   Capital loss carryforward                                                 31,424
   Deferred expense                                                           4,611        4,611
   Net unrealized holding loss on available-for-sale equity securities      281,419       75,752
                                                                         ----------   ----------
         Gross deferred tax assets                                          519,336      313,692
         Valuation allowance                                               (312,843)    (107,176)
                                                                         ----------   ----------
                                                                            206,493      206,516
                                                                         ----------   ----------

Deferred tax liabilities:
   Depreciation                                                             (90,270)     (74,236)
   Net unrealized holding gain on available-for-sale debt securities       (122,776)    (207,991)
   Mortgage servicing asset                                                (119,485)
                                                                         ----------   ----------
         Gross deferred tax liabilities                                    (332,531)    (282,227)
                                                                         ----------   ----------
Net deferred tax liabilities                                             $ (126,038)  $  (75,711)
                                                                         ==========   ==========

As of December 31, 2003, the Company had no operating loss and tax credit carryovers for tax purposes. The Company has capital loss carryovers of $80,000 which expire in 2008.

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

The Company has an Employee Stock Ownership Plan (ESOP) which is a defined contribution plan covering all employees of the Company who have been credited with at least 1,000 hours of service for the plan year. Allocations of Company contributions, plan earnings and forfeitures are based on the ratio which the compensation of each participant bears to the compensation of all participants in the ESOP. Vesting is based on years of service. After three years of service, participants are twenty percent vested and after seven years of service, participants are fully vested.

Upon termination of service, participants may elect to receive their benefits in whole shares of Company stock, cash or a combination of both.

In 2002 the ESOP distributed 43 shares of Company stock to a terminated participant. The Company subsequently purchased the 43 shares from the terminated participant along with 2 other shares at a total cost of $2,138.

At December 31, 2003, 6,133 of the total allocated ESOP shares were subject to repurchase obligations by the Plan for pending payouts and diversification purposes.

The ESOP shares were as follows as of December 31:

                                    2003     2002
                                   ------   ------
Shares allocated to participants   23,225   23,225
                                   ------   ------
Total ESOP shares                  23,225   23,225
                                   ======   ======

The Company recognized contribution expense related to the ESOP in the amount of $54,804 for the years ended December 31, 2003 and 2002.

NOTE 11 - STOCK OPTION PLANS

The Company sponsors the 1998 Stock Option and Incentive Plan (the "Incentive Plan"), the 1998 Stock Option Plan for Directors (the "Directors' Plan") and the 2002 Stock Option and Incentive Plan (the "2002 Plan"). A summary of the Plans is as follows.

Under the Incentive Plan and the 2002 Plan, full-time employees, including officers, may be granted incentive or nonqualified stock options to purchase shares of common stock. For the incentive stock options, the option exercise price per share may not be less than one hundred percent of the fair market value of common stock at grant date. For the nonqualified stock options, the option exercise price per share may not be less than the greater of fifty percent of the fair market value of common stock at grant date or the par value, if any, of the shares. Under both plans, the period during which stock options shall be exercisable may not exceed ten years from the date of grant. The maximum aggregate number of shares issuable over the term of the plans may not exceed 14,700 shares and 6,750 shares for the Incentive Plan and the 2002 Plan, respectively.

Eligibility for participation in the Directors' Plan is limited to directors of the Company. Directors who are newly elected to the Board receive an automatic grant of an option to purchase 250 shares of common stock on the date they become a director (or, if elected by the Board, on the date of the annual meeting of the stockholders immediately following such date). The option exercise price per share may not be less than one hundred percent of the fair market value of common stock at grant date. No option may be exercised until six months after it is granted, and options must be exercised within the period of ten years following the grant date. The maximum number of shares issuable over the term of the plan may not exceed 3,750 shares.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option - pricing model with the following weighted-average assumptions used for the grants in the year ended December 31, 2002: Dividend yield of 1.0 percent; expected volatility of 9.35 percent; risk-free interest rate of 4.93 percent; and expected life of 10 years. No options were granted in 2003.

A summary of the status of the Plans is presented below as of and for the years ended December 31:

                                                2003                         2002
                                     -------------------------   ---------------------------
                                              Weighted-Average              Weighted-Average
Fixed Options                        Shares    Exercise Price     Shares     Exercise Price
----------------------------------   ------   ----------------   --------   ----------------
Outstanding at beginning of year     18,245       $ 39.25          15,595        $ 38.04
Granted                                   0             0           2,650          46.36
Exercised                            (2,955)        38.48               0
Forfeited                                 0             0               0
                                     ------                      --------
Outstanding at end of year           15,290       $ 39.40          18,245        $ 39.25
                                     ======                      ========
Options exercisable at year-end      15,290       $ 39.40          16,845        $ 38.56
Weighted-average fair value of
   options granted during the year      N/A                      $  14.00

The following table summarizes information about fixed stock options outstanding as of December 31, 2003:

                                Options Outstanding                        Options Exercisable
                 -------------------------------------------------   ------------------------------
                               Weighted-Average
                    Number        Remaining       Weighted-Average      Number     Weighted-Average
Exercise Price   Outstanding   Contractual Life    Exercise Price    Exercisable    Exercise Price
--------------   -----------   ----------------   ----------------   -----------   ----------------
    $ 37.00          7,390         4.2 years           $ 37.00           7,390          $ 37.00
      38.50          1,400         5.4 years             38.50           1,400            38.50
      39.00          3,120         6.3 years             39.00           3,120            39.00
      42.75          1,515         7.7 years             42.75           1,515            42.75
      47.50          1,865         8.8 years             47.50           1,865            47.50
                    ------                                              ------
                    15,290         5.6 years             39.40          15,290            39.40
                    ======                                              ======

NOTE 12 - EMPLOYEE BENEFITS

The Company has a 401(k) plan covering substantially all employees. Under the Plan, the Company contributes 50% of the first 7.5% of all eligible participants' contributions. The Company may also contribute to the Plan a discretionary profit sharing contribution in an amount determined by the Company. Total contributions under this Plan amounted to $75,787 and $70,201 for the years ended December 31, 2003 and 2002, respectively.

NOTE 13 - POST RETIREMENT BENEFIT OBLIGATION

The Company established a policy to pay the health insurance premiums of retired employees and their spouses at age 65 if the employee and his/her spouse were receiving this benefit as of January 1, 1999. The policy states that management reserves the right to alter or discontinue this post-retirement benefit at any time. The health insurance benefits that the Company pays are capped at the September 1, 1999 premium rate. Future premium increases will require contributions from the retirees and their spouses. The Company recognized $36,774 in benefit expense under this post-retirement benefit obligation for the years ended December 31, 2003 and 2002.

NOTE 14 - CHANGE IN CONTROL PLAN

On September 28, 1998 the Board of Directors approved a Change in Control Plan. The Plan provides for each full-time employee to continue to be compensated if terminated within three years of the occurrence of a Change in Control, as they have been for an applicable period after a Change in Control. Applicable period shall mean with respect to an officer of the Company holding a position of vice-president or above for a twenty-four month period; an officer of the Company holding a position below vice-president for a twelve month period; and any individual eligible for severance benefits under the Plan but not described above for a six month period.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company is obligated under various lease agreements covering banking premises and equipment. These agreements are considered to be operating leases. The terms expire between June 2005 and September 2005. Options to renew for additional terms are included under the banking premises lease agreements. The total minimum rental due in future periods under these agreements is as follows as of December 31, 2003:

            Years Ending December 31,
            -------------------------
                      2004                              $ 25,140
                      2005                                18,570
                                                        --------
                         Total minimum lease payments   $ 43,710
                                                        ========

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $36,008 and $38,606 for the years ended December 31, 2003 and 2002, respectively.

The Company entered into an agreement with a third party in which the third party is to provide the Company with data processing services and other related services. Under the agreement, the Company is obligated to pay monthly minimum processing fees equal to $8,089 through March 2006 and the Company may cancel the agreement at any time, provided the Company pays a lump sum termination fee equal to the average monthly billing, exclusive of pass through cost, for the previous twelve months multiplied by the number of months remaining in the contract term.

Related to the merger agreement with Salisbury Bancorp, Inc., see Note 20, company management anticipates canceling this third party data processing services agreement if the merger consummates and incurring a termination fee based on the formula as described above. The termination fee will be expensed when the termination occurs.

NOTE 16 - FINANCIAL INSTRUMENTS

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit, commercial letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and commercial letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2003 and 2002, the maximum potential amount of the Company's obligation was $12,800 and $0, respectively, for financial and standby letters of credit. The Company's outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer's underlying line of credit. If the customer's line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

                                               2003                          2002
                                   ---------------------------   ---------------------------
                                     Carrying         Fair         Carrying         Fair
                                      Amount         Value          Amount         Value
                                   ------------   ------------   ------------   ------------
Financial assets:
   Cash and cash equivalents       $  1,816,602   $  1,816,602   $  3,648,297   $  3,648,297
   Available-for-sale securities     44,121,023     44,121,023     34,118,645     34,118,645
   Held-to-maturity securities          756,822        802,881      1,266,645      1,323,349
   Other stock investment                                             100,000        100,000
   Federal Reserve Bank stock            56,300         56,300         56,300         56,300
   Federal Home Loan Bank stock       1,250,300      1,250,300      1,250,300      1,250,300
   Loans, net                        56,328,023     57,612,000     60,110,720     62,505,000
   Loans held-for-sale                  180,000        181,837        858,500        867,068
   Accrued interest receivable          583,673        583,673        518,932        518,932

Financial liabilities:
   Deposits                          74,983,026     75,610,000     72,935,410     73,285,000
   FHLB advances                     23,319,449     24,350,000     21,773,649     23,276,000
   Other borrowed funds                  97,696         97,696        100,000        100,000

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions, except for other stock investment which is included in other assets. Accounting policies related to financial instruments are described in Note 2.

The amounts of financial instrument liabilities with off-balance sheets credit risk are as follows as of December 31:

                                                2003           2002
                                            ------------   ------------
Commitments to originate loans              $    536,000   $  2,142,000
Standby letters of credit                         12,800
Commercial letters of credit                     150,000        157,100
Unadvanced portions of loans:
   Home equity                                 8,603,334      7,097,096
   Commercial lines of credit                  2,738,544      2,587,230
   Construction                                  888,381        282,556
   Consumer (including credit card loans)      2,083,187      2,688,223
                                            ------------   ------------
                                            $ 15,012,246   $ 14,954,205
                                            ============   ============

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 17 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of Connecticut and Berkshire County of Massachusetts.

NOTE 18 - REGULATORY MATTERS

The Company and its subsidiary the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and the Bank's actual capital amounts and ratios are also presented in the table as of December 31.

                                                                              For Capital
                                                   Actual                  Adequacy Purposes
                                              ---------------   --------------------------------------
                                               Amount   Ratio    Amount                Ratio
                                              -------   -----   -------   ----------------------------
                                                           (Dollar amounts in thousands)
December 31, 2003:
   Total Capital (to Risk Weighted Assets)
      Consolidated                            $ 8,826   13.07%  $ 5,402   GREATER THAN OR EQUAL TO 8.0%
      The Canaan National Bank                  8,664   12.83     5,402   GREATER THAN OR EQUAL TO 8.0

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                              8,128   12.04     2,701   GREATER THAN OR EQUAL TO 4.0
      The Canaan National Bank                  7,966   11.80     2,701   GREATER THAN OR EQUAL TO 4.0

   Tier 1 Capital (to Average Assets)
      Consolidated                              8,128    7.53     4,317   GREATER THAN OR EQUAL TO 4.0
      The Canaan National Bank                  7,966    7.38     4,317   GREATER THAN OR EQUAL TO 4.0

                                                             To Be Well
                                                          Capitalized Under
                                                          Prompt Corrective
                                                          Action Provisions
                                              ---------------------------------------
                                              Amount                Ratio
                                              -------   -----------------------------
                                                  (Dollar amounts in thousands)
December 31, 2003:
   Total Capital (to Risk Weighted Assets)
      Consolidated                                N/A                             N/A
      The Canaan National Bank                $ 6,752   GREATER THAN OR EQUAL TO 10.0%

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                                N/A                             N/A
      The Canaan National Bank                  4,051   GREATER THAN OR EQUAL TO  6.0

   Tier 1 Capital (to Average Assets)
      Consolidated                                N/A                             N/A
      The Canaan National Bank                  5,397   GREATER THAN OR EQUAL TO  5.0

                                                                             For Capital
                                                   Actual                 Adequacy Purposes
                                              ---------------   --------------------------------------
                                               Amount   Ratio    Amount               Ratio
                                              -------   -----   -------   ----------------------------
                                                             (Dollar amounts in thousands)
December 31, 2002:
   Total Capital (to Risk Weighted Assets)
      Consolidated                            $ 8,628   13.86%  $ 4,980   GREATER THAN OR EQUAL TO 8.0%
      The Canaan National Bank                  8,536   13.71     4,980   GREATER THAN OR EQUAL TO 8.0

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                              7,948   12.77     2,490   GREATER THAN OR EQUAL TO 4.0
      The Canaan National Bank                  7,856   12.62     2,490   GREATER THAN OR EQUAL TO 4.0

   Tier 1 Capital (to Average Assets)
      Consolidated                              7,948    7.67     4,145   GREATER THAN OR EQUAL TO 4.0
      The Canaan National Bank                  7,856    7.58     4,145   GREATER THAN OR EQUAL TO 4.0

                                                            To Be Well
                                                         Capitalized Under
                                                         Prompt Corrective
                                                         Action Provisions
                                              ---------------------------------------
                                              Amount                Ratio
                                              -------   -----------------------------
                                                   (Dollar amounts in thousands)
December 31, 2002:
   Total Capital (to Risk Weighted Assets)
      Consolidated                                N/A                             N/A
      The Canaan National Bank                $ 6,225   GREATER THAN OR EQUAL TO 10.0%

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                                N/A                             N/A
      The Canaan National Bank                  3,735   GREATER THAN OR EQUAL TO  6.0

   Tier 1 Capital (to Average Assets)
      Consolidated                                N/A                             N/A
      The Canaan National Bank                  5,181   GREATER THAN OR EQUAL TO  5.0

The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, and the Company's operating results and financial condition. The stockholders of the Company will be entitled to dividends only when, and if, declared by the Company's Board of Directors out of funds legally available therefore. The declaration of future dividends will be subject to favorable operating results, financial conditions, tax considerations, and other factors.

The Bank, as a National Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus, the retained earnings (as defined) from the prior two years. As of December 31, 2003 the Bank could declare dividends up to $1,831,259, without the approval of the Comptroller of the Currency.

NOTE 19 - EARNINGS PER SHARE (EPS)

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows as of December 31:

                                                                  Income         Shares      Per-Share
                                                               (Numerator)   (Denominator)     Amount
                                                               -----------   -------------   ---------
Year ended December 31, 2003
   Basic EPS
      Net income and income available to common stockholders    $ 725,732       175,539        $ 4.13
      Effect of dilutive securities, options                                      3,999
                                                                ---------       -------
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                            $ 725,732       179,538        $ 4.04
                                                                =========       =======

Year ended December 31, 2002
   Basic EPS
      Net income and income available to common stockholders    $ 739,362       176,231        $ 4.20
      Effect of dilutive securities, options                                      2,808
                                                                ---------       -------
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                            $ 739,362       179,039        $ 4.13
                                                                =========       =======

NOTE 20 - MERGER AGREEMENT

On November 17, 2003, Salisbury Bancorp, Inc. ("Salisbury"), parent company of Salisbury Bank & Trust Company and the Company executed a definitive agreement (the "Agreement") for Salisbury to acquire the Company, with Salisbury being the surviving corporation.

Under the terms of the Agreement, which was unanimously approved by the Board of Directors, the shareholders of the Company will be entitled to receive merger consideration consisting of $31.20 in cash and 1.3371 shares of Salisbury common stock for every share of Company stock, subject to possible adjustment.

The merger is subject to approval by state and federal bank supervisory agencies and the Company's shareholders.

NOTE 21 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed financial statements are for Canaan National Bancorp, Inc. (Parent Company Only) and should be read in conjunction with the Consolidated Financial Statements of Canaan National Bancorp, Inc. and Subsidiary.

                          CANAAN NATIONAL BANCORP, INC.

                              (Parent Company Only)

                                 BALANCE SHEETS

                           December 31, 2003 and 2002

                                                                                    2003          2002
                                                                                -----------   -----------
ASSETS
Checking account in The Canaan National Bank                                    $   160,240   $    86,877
Investment in subsidiary                                                          8,189,078     8,182,200
Due from subsidiary                                                                   1,144         4,507
                                                                                -----------   -----------
         Total assets                                                           $ 8,350,462   $ 8,273,584
                                                                                ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 300,000 shares; issued and outstanding, 177,418 shares as of December 31, 2003 and
   175,501 shares as of December 31, 2002                                       $     1,774   $     1,755
Paid in capital                                                                   1,070,898     1,005,806
Retained earnings                                                                 7,807,864     7,162,820
Accumulated other comprehensive (loss) income                                      (530,074)      103,203
                                                                                -----------   -----------
         Total stockholders' equity                                               8,350,462     8,273,584
                                                                                -----------   -----------
         Total liabilities and stockholders' equity                             $ 8,350,462   $ 8,273,584
                                                                                ===========   ===========

                          CANAAN NATIONAL BANCORP, INC.

                              (Parent Company Only)

                              STATEMENTS OF INCOME

                     Years Ended December 31, 2003 and 2002

                                                                      2003         2002
                                                                    ---------    ---------
Dividend income from subsidiary                                     $  99,901    $  93,658
                                                                    ---------    ---------

Filing fees                                                             1,840        1,835
Printing and stationery                                                 1,609        1,379
Other expense                                                          12,019          540
                                                                    ---------    ---------
                                                                       15,468        3,754
                                                                    ---------    ---------
Income before income tax benefit and equity in undistributed
   net income of subsidiary                                            84,433       89,904
Income tax benefit                                                     (1,144)      (4,507)
                                                                    ---------    ---------
Income before equity in undistributed net income of subsidiary         85,577       94,411
Equity in undistributed net income of subsidiary                      640,155      644,951
                                                                    ---------    ---------
         Net income                                                 $ 725,732    $ 739,362
                                                                    =========    =========

                          CANAAN NATIONAL BANCORP, INC.

                              (Parent Company Only)

                            STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 2003 and 2002

                                                                       2003         2002
                                                                    ----------   ----------
Cash flows from operating activities:
   Net income                                                       $  725,732   $  739,362
   Adjustments to reconcile net income to net cash provided
      by operating activities:
         Undistributed income of subsidiary                           (640,155)    (644,951)
         Decrease (increase) in due from subsidiary                      3,363         (142)
                                                                    ----------   ----------

   Net cash provided by operating activities                            88,940       94,269
                                                                    ----------   ----------

Cash flows from financing activities:
   Retirement of shares of common stock                                (52,320)    (247,365)
   Issuance of shares of common stock                                    2,480      193,377
   Proceeds from exercise of stock options                             114,951
   Dividends paid                                                      (80,688)     (76,166)
                                                                    ----------   ----------

   Net cash used in financing activities                               (15,577)    (130,154)
                                                                    ----------   ----------

Net increase (decrease) in cash and cash equivalents                    73,363      (35,885)
Cash and cash equivalents at beginning of year                          86,877      122,762
                                                                    ----------   ----------
Cash and cash equivalents at end of year                            $  160,240    $  86,877
                                                                    ==========   ==========

                CANAAN UNAUDITED QUARTERLY FINANCIAL INFORMATION

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                      March 31, 2004 and December 31, 2003

                                                                      March 31,      December 31,
                                                                        2004             2003
                                                                    -------------    -------------
                                                                     (unaudited)
ASSETS
Cash and due from banks                                             $   2,513,971    $   1,766,144
Interest bearing demand deposits with other banks                          64,745           50,458
                                                                    -------------    -------------
         Cash and cash equivalents                                      2,578,716        1,816,602
Investments in available-for-sale securities (at fair value)           45,204,491       44,121,023
Investments in held-to-maturity securities (fair values of
   $802,631 as of March 31, 2004 and $1,057,197 as of
   March 31, 2003)                                                        754,642          756,822
Federal Reserve Bank stock, at cost                                        56,300           56,300
Federal Home Loan Bank stock, at cost                                   1,291,200        1,250,300
Loans, net of allowance for loan losses of $693,708 as of
   March 31, 2004 and $695,680 as of March 31, 2003                    56,451,030       56,328,023
Loans held-for-sale                                                                        180,000
Premises and equipment                                                  1,158,799        1,212,854
Accrued interest receivable                                               544,674          583,673
Other assets                                                              620,379          781,349
                                                                    -------------    -------------
         Total assets                                               $ 108,660,231    $ 107,086,946
                                                                    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                              $  13,730,770    $  14,134,911
   Interest-bearing                                                    59,947,529       60,848,115
                                                                    -------------    -------------
         Total deposits                                                73,678,299       74,983,026
Federal Home Loan Bank advances                                        25,823,940       23,319,449
Other borrowed funds                                                      102,850           97,696
Other liabilities                                                         367,941          336,313
                                                                    -------------    -------------
         Total liabilities                                             99,973,030       98,736,484
                                                                    -------------    -------------
Stockholders' equity:
   Common stock, par value $.01 per share; authorized
      300,000 shares; issued and outstanding, 177,418 shares
      as of March 31, 2004 and 175,300 shares as of
      March 31, 2003                                                        1,774            1,774
   Paid-in capital                                                      1,070,898        1,070,898
   Retained earnings                                                    7,949,777        7,807,864
   Accumulated other comprehensive loss                                  (335,248)        (530,074)
                                                                    -------------    -------------
         Total stockholders' equity                                     8,687,201        8,350,402
                                                                    -------------    -------------
         Total liabilities and stockholders' equity                 $ 108,660,231    $ 107,086,946
                                                                    =============    =============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                   Three Months Ended March 31, 2004 and 2003

                                   (Unaudited)

                                                                        2004            2003
                                                                    ------------    ------------
Interest and dividend income:
   Interest and fees on loans                                       $    957,299    $  1,131,978
   Interest on debt securities:
      Taxable                                                            255,434         235,980
      Tax-exempt                                                         115,951          84,226
   Dividends                                                              32,248          40,640
   Other interest                                                            341           3,013
                                                                    ------------    ------------
         Total interest and dividend income                            1,361,273       1,495,837
                                                                    ------------    ------------
Interest expense:
   Interest on deposits                                                  232,503         312,856
   Interest on Federal Home Loan Bank advances                           264,278         265,672
   Interest on other borrowed funds                                          153             178
                                                                    ------------    ------------
         Total interest expense                                          496,934         578,706
                                                                    ------------    ------------
         Net interest and dividend income                                864,339         917,131
Provision for loan losses                                                  3,000           5,000
                                                                    ------------    ------------
         Net interest and dividend income after provision for
            loan losses                                                  861,339         912,131
                                                                    ------------    ------------
Other income:
   Service charges on deposit accounts                                    75,360          79,643
   Gain on sales of loans, net                                            20,635
   Servicing income                                                       24,496          13,426
   Other income                                                            9,857           8,772
                                                                    ------------    ------------
         Total other income                                              130,348         101,841
                                                                    ------------    ------------
Other expense:
   Salaries and employee benefits                                        400,759         407,237
   Occupancy expense                                                      53,573          53,314
   Equipment expense                                                      64,756          67,878
   Data processing                                                        81,833          77,716
   Professional fees                                                      20,443          59,353
   Operation of other real estate owned                                  (10,665)
   Printing and stationery                                                 3,326           9,397
   Other expense                                                         107,933         120,612
                                                                    ------------    ------------
         Total other expense                                             721,958         795,507
                                                                    ------------    ------------
         Income before income taxes                                      269,729         218,465
Income taxes                                                              74,591          50,419
                                                                    ------------    ------------
         Net income                                                 $    195,138    $    168,046
                                                                    ============    ============

Earnings per common share                                           $       1.10    $       0.96
Earnings per common share, assuming dilution                        $       1.06    $       0.94

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                  CANAAN NATIONAL BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   Three Months Ended March 31, 2004 and 2003
                                   (Unaudited)

                                                                        2004           2003
                                                                    ------------   ------------
Cash flows from operating activities:
   Net income                                                       $    195,138   $    168,046
   Adjustments to reconcile net income to net cash provided by operating activities:
      Amortization of securities, net                                     54,385         49,572
      Provision for loan losses                                            3,000          5,000
      Change in unearned income                                           10,633          8,539
      Net decrease in loans held-for-sale                                180,000        858,500
      Depreciation and amortization                                       54,055         58,902
      Decrease in interest receivable                                     38,999            737
      Deferred tax expense                                                                   65
      Decrease (increase) in prepaid expenses                              7,684         (8,632)
      Decrease in income tax receivable                                   47,691         23,804
      Decrease in other assets                                             1,688        116,506
      Increase in mortgage servicing rights                              (11,322)
      Increase in taxes payable                                                          21,139
      Decrease in accrued expenses                                        (6,742)       (41,632)
      Decrease in interest payable                                        (1,567)        (2,357)
      Increase (decrease) in other liabilities                               514         (7,042)
                                                                    ------------   ------------

   Net cash provided by operating activities                             574,156      1,251,147
                                                                    ------------   ------------

Cash flows from investing activities:
   Purchases of available-for-sale securities                         (1,907,660)    (3,830,472)
   Proceeds from maturities of available-for-sale securities           1,119,411      2,258,948
   Proceeds from maturities of held-to-maturity securities                 2,054        249,542
   Purchases of Federal Home Loan Bank stock                             (40,900)
   Loan originations and principal collections, net                     (137,266)       135,527
   Recoveries of loans previously charged off                                626         15,436
   Capital expenditures                                                                 (29,941)
                                                                    ------------   ------------

   Net cash used in investing activities                                (963,735)    (1,200,960)
                                                                    ------------   ------------

Cash flows from financing activities:
   Net decrease in demand deposits, NOW and savings accounts            (435,692)    (1,378,384)
   Net (decrease) increase in time deposits                             (869,035)       559,973
   Net increase in short term advances from Federal Home Loan
      Bank                                                             3,402,000          6,000
   Principal payments on long-term advances from Federal Home Loan
      Bank                                                              (897,509)      (396,117)
   Net increase (decrease) in other borrowed funds                         5,154         (7,532)
   Dividends paid                                                        (53,225)       (49,140)
   Issuance of shares of common stock                                                     1,472
   Retirement of shares of common stock                                                 (11,136)
                                                                    ------------   ------------

   Net cash provided by (used in) financing activities                 1,151,693     (1,274,864)
                                                                    ------------   ------------

Net increase (decrease) in cash and cash equivalents                     762,114     (1,224,677)
Cash and cash equivalents at beginning of period                       1,816,602      3,648,297
                                                                    ------------   ------------
Cash and cash equivalents at end of period                          $  2,578,716   $  2,423,620
                                                                    ============   ============

Supplemental disclosures:
   Interest paid                                                    $    498,501   $    581,066
   Income taxes paid                                                      26,900         29,215

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                          CANAAN NATIONAL BANCORP, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying condensed consolidated interim financial statements are unaudited and include the accounts of Canaan , those of Canaan Bank, its wholly-owned subsidiary and Canaan Bank's subsidiary, CNB Insurance Agency. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with the instructions to SEC Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. All significant intercompany accounts and transactions have been eliminated in the consolidation. These financial statements reflect, in the opinion of Management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of Canaan's financial position and the results of its operations and its cash flows for the periods presented. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in this proxy statement/prospectus.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

NOTE 2 -COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for disclosure of comprehensive income, which includes net income and any changes in equity from non-owner sources that are not recorded in the income statement (such as changes in the net unrealized gains (losses) on securities). The purpose of reporting comprehensive income is to report a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Canaan's one source of other comprehensive income is the net unrealized gain (loss) on securities.

                                  Three months ended
                                      March 31
                                    2004    2003
                                   ------   -----
Comprehensive Income

Net income                         $  195   $ 168
Net unrealized gains (losses)
   on securities during period        195     (97)
                                   ------   -----
Comprehensive income               $ (390)  $  71
                                   ======   =====

Results of Operations
Comparison of the Quarters Ended March 2004 and 2003

      Overview

      The reported earnings for Canaan were $195,000 in the first quarter of 2004, an increase of $27,000 or 16.07% above the first quarter of 2003 earnings of $168,000. As a result, earnings per share increased $.14 or 14.58% to $1.10 in 2004. This compares to earnings per share of $.96 in the first quarter of 2003. The majority of improvement in net income is due to the recording of gains on sales of loans and increased loan servicing income.

      Canaan is "well capitalized". Canaan's risk-based capital ratios at March 31, 2004, which include the risk-weighted assets and capital of the Canaan Bank, were 13.45% for Tier 1 capital and 14.58% for total capital. Canaan's leverage ratio was 7.72% at March 31, 2004. This compares to a Tier 1 capital to risk weighted assets ratio at March 31, 2003 of 12.86%, a total capital to risk weighted assets ratio of 13.97%, and a leverage ratio of 7.80%.

      Net Interest and Dividend Income

      Canaan earns income from two basic sources. The primary source is through the management of its financial assets and liabilities and the second is by charging fees for services provided. The first source involves functioning as a financial intermediary. Canaan accepts funds from depositors or borrows funds and either lends the funds to borrowers or invests those funds in various types of securities. The second source is fee income, which is discussed in the noninterest income section of this analysis.

      Net interest income is the difference between the interest and fees earned on loans, interest and dividends earned on securities (Canaan's earning assets) and the interest expense paid on deposits and borrowed funds, primarily in the form of advances from the Federal Home Loan Bank. The amount by which interest income will exceed interest expense depends on two factors: (1) the volume or balance of earning assets compared to the volume or balance of interest-bearing deposits and borrowed funds and (2) the interest rate earned on those interest earning assets compared with the interest rate paid on those interest-bearing deposits and borrowed funds. For this discussion, net interest income is presented on a fully taxable-equivalent ("FTE") basis. FTE interest income restates reported interest income on tax exempt loans and securities as if such interest were taxed at the applicable State and Federal income tax rates for all periods presented.

                                                 Three Months
                                                    Ended
 (dollars in thousands)                            March 31
                                               2004       2003
                                             --------   --------
Interest and Dividend Income
   (financial statements)                    $  1,361   $  1,496
Tax Equivalent Adjustment                          60         43
                                             --------   --------
   Total Interest Income (on an FTE basis)      1,421      1,539

Interest Expense                                 (497)      (579)
                                             --------   --------

Net Interest Income-FTE                      $    924   $    960
                                             ========   ========

      Canaan's first quarter 2004 total interest and dividend income on an FTE basis of $1,421,000 was $118,000 or 7.67% less than the total interest and dividend on an FTE basis of $1,539,000 in 2003. Although there was an increase in earning assets, this decrease in interest and dividend income is primarily the result of an economic environment with lower interest rates which produced a large number of mortgages being refinanced into the secondary market. The refinancings produced a change in the mix of earning assets, which increased investment in securities and decreased loans outstanding. An increase in tax exempt securities has resulted in an increase in the tax equivalent adjustment to $60,000 for the first quarter of 2004 as compared to $43,000 for 2003.

      Interest expense on deposits in the first quarter of 2004 decreased $80,000 or 25.56% and totaled $233,000. This compares to $313,000 for the corresponding period in 2003. Although deposits increased, generally lower interest rates resulted in the decrease in interest expense. Interest expense for Federal Home Loan Bank advances decreased slightly by $2,000 to $264,000 in the first quarter of 2004 compared to interest expense of $266,000 in the first quarter of 2003. As with deposits, lower interest rates resulted in lower interest expense on borrowings. Because interest margins continue to be pressured by generally lower interest rates and by aggressive competition, net interest income on an FTE basis decreased $36,000 or 3.75% to $924,000 for the quarter ended March 31, 2004, compared to $960,000 for the quarter ended March 31, 2003.

      Net interest margin is net interest and dividend income expressed as a percentage of average earning assets. It is used to measure the difference between the average rate of interest and dividends earned on assets and the average rate of interest that must be paid to support those assets. To maintain its net interest margin, Canaan must manage the relationship between interest earned and paid. Canaan's first quarter 2004 net interest margin on an FTE basis was 3.54%, compared to 3.90% for the corresponding period in 2003.

      Noninterest Income

      Noninterest income totaled $130,000 for the quarter ended March 31, 2004 as compared to $102,000 for the quarter ended March 31, 2003, an increase of $28,000 or 27.45%. This increase is primarily the result of increased fees generated from the refinancing activities in the secondary market. Net gain on sales of loans and loan servicing income totaled $21,000 and $24,000, respectively for the first quarter 2004, as compared to $0 and $13,000 for the same time frame in 2003. Canaan continues to seek to increase noninterest income due to its importance as a potential contributor to profitability.

      Noninterest Expense

      Noninterest expense decreased 9.30% to $722,000 for the quarter ended March 31, 2004 as compared to $796,000 for the corresponding period in 2003. Professional fees, which includes legal fees, decreased $39,000 or 66.10% and totaled $20,000 in the quarter ended March 2004 as compared to $59,000 for the same period in 2003. Recoveries of expenses on a property that was heading to foreclosure netted $11,000 in the first quarter of 2004 as compared to $0 in 2003. Other operating expenses totaled $108,000 for the quarter ended March 31, 2004 compared to $121,000 for the corresponding period in 2003.

      Income Taxes

      For the first quarter of 2004, Canaan's income tax provisions totaled $75,000, an effective tax rate of 27.65%. This compares to an income tax provision of $50,000 in the first quarter of 2003, reflecting an effective tax rate of 23.08%.

      Net Income

      Net income totaled $195,000 for the first quarter of 2004. This was an increase of $27,000 or 16.07% and reflects basic earnings per share of $1.10 per share for the quarter. This compared to basic earnings per share of $.96 for the same period in 2003.

Financial Condition
Comparison of March 31, 2004 and December 31, 2003

      Total assets at March 31, 2004 were $108,660,000 compared to $107,087,000 at December 31, 2003, an increase of $1,573,000 or 1.47%.

      Securities Portfolio

      Canaan manages the securities portfolio in accordance with the investment policy adopted by the Board of Directors. The primary objectives are to earn interest and dividend income, provide liquidity to meet cash flow needs and to manage interest rate risk and asset-quality diversification of Canaan's assets. Canaan continues to use arbitrage strategy by borrowing funds and investing them at a rate of return higher than the borrowing cost in order to generate additional interest income from the securities portfolio. The securities portfolio also acts as collateral for deposits of public agencies. As of March 31, 2004, the securities portfolio, including Federal Reserve Bank and Federal Home Loan Bank of Boston stock, totaled $47,307,000. This represents an increase of $1,123,000 or 2.43% when comparing the portfolio total of $46,184,000 at year-end 2003. The increase has been the result of an economic environment of low interest rates that has created refinancing opportunities to longer term fixed rate products that are offered by the secondary mortgage market.

      The make up of the securities portfolio is diversified among U.S. Government sponsored agencies, mortgage backed securities, corporate bonds, preferred stock, and securities issued by states of the United States and political subdivisions of the states. At March 31, 2004, securities totaling $45,204,000 were classified as available-for-sale and securities totaling $755,000 were classified as held-to-maturity.

      Securities are classified in the portfolio as either Available-for-Sale or Held-to-Maturity. The securities reported as available-for-sale are stated at fair value in the financial statements of Canaan. Unrealized holding gains and losses (accumulated other comprehensive income/loss) are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized. At March 31, 2004, the unrealized loss net of tax was $335,000. This compares to an unrealized loss of net of tax of $530,000 at December 31, 2003. The securities reported as securities-held-to-maturity are stated at amortized cost.

      Lending

      Loans receivable, net of allowance for loan losses, increased slightly to $56,451,000 at March 31, 2004 compared to $56,328,000 at December 31, 2003.
Canaan offers a wide variety of loan types and terms along with competitive pricing to customers. The largest dollar volumes of loan activity continue to be in the residential mortgage area.

      Provisions and Allowance for Loan Losses

      Total gross loans at March 31, 2004 were $57,145,000, which compares to total gross loans of $57,026,000 at December 31, 2003. At March 31, 2004, approximately 80% of Canaan Bank's loan portfolio related to real estate products, consistent with approximately 79% of the portfolio related to real estate at December 31, 2003. There were no material changes in the composition of the loan portfolio during this period.

      Credit risk is inherent in the business of extending loans. Canaan Bank monitors the quality of the portfolio to ensure that loan quality will not be sacrificed for growth. Because of the risk associated with extending loans, Canaan Bank maintains an allowance for credit losses through charges to earnings. The loan loss provision for the first quarter 2004 was $3,000. The overall level of nonperforming loans remains low as a percentage of total loans, with a decrease of $466,000 in nonperforming loans from December 31, 2003 to March 31, 2004.

      Canaan Bank evaluates the adequacy of the allowance on a monthly basis. No material changes have been made in the estimation methods or assumptions that Canaan Bank used in making this determination during the quarter ended March 31, 2004. Such evaluations are based on assessments of credit quality and "risk rating" of loans by senior management, which is submitted to the Board of Directors for approval. Loans are initially risk rated when originated. If there is deterioration in the credit, the risk rating is adjusted accordingly.

      The allowance also includes a component resulting from the application of the measurement criteria of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"). Impaired loans receive individual evaluation of the allowance necessary on a monthly basis and loans to be considered for impairment are defined in Canaan Bank's Loan Policy. Loans are considered impaired when it is probable that Canaan Bank will not be able to collect all principal and interest due according to the terms of the note. Any such commercial loans will be considered impaired under any of the following circumstances:

  1.  Loans on non-accrual status;

  2.  Loans over 90 days delinquent; or

  3.  Troubled debt restructures consummated after January 1, 1994;

      These loans will be measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of collateral if the loan is collateral dependent.

      In addition, a risk of loss factor is applied in evaluating categories of loans generally as part of the periodic analysis of the Allowance for Loan Losses. This analysis reviews the allocations of the different categories of loans within the portfolio and it considers historical loan losses and delinquency figures as well as any recent delinquency trends.

      The credit card delinquency and loss history is separately evaluated and given a special loan loss factor because management recognizes the higher risk involved in such loans. Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined as well as trends by type. Canaan Bank's loan mix over the same period of time is also analyzed. A loan loss allocation is made for each type of loan multiplied by the loan mix percentage for each loan type to produce a weighted average factor. There have been no reallocations within the allowance during the quarters ended March 31, 2004 and 2003.

      At March 31, 2004 the allowance for loan losses totaled $694,000, representing 186.56% of nonperforming loans, which totaled $372,000, and 1.21% of total loans of $57,145,000. This compared to $698,000 representing 100.58% of nonperforming loans, which totaled $694,000 and 1.22% of total loans of $57,026,000 at December 31, 2003. A total of $8,000 in loans was charged off during the first quarter 2004, as compared to $38,000 during the year ended December 31, 2003. A total of $1,000 of previously charged off loans was recovered during the quarter ended March 31, 2004. Recoveries for fiscal year 2003 totaled $20,000. Management believes that the allowance for loan losses is adequate. While management estimates loan losses using the best available information, no assurances can be given that additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans or other factors. Additionally, with expectations of Canaan Bank to grow its existing portfolio, future additions to the allowance may be necessary to maintain adequate coverage ratios.

      Deposits

      Canaan offers a variety of deposit accounts with a range of interest rates and terms. Deposits at March 31, 2004 totaled $73,678,000, compared to $74,983,000 at December 31, 2003. This decrease of $1,305,000 or 1.74% can be primarily attributed to the outflow of non-core deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and the aggressive competition from non-banking entities.

      Borrowings

      As part of its operating strategy, Canaan utilizes advances from the Federal Home Loan Bank to supplement deposit growth and fund its asset growth, a strategy that is designed to increase interest income. These advances are made pursuant to various credit programs, each of which has its own interest rate and range of maturities. At March 31, 2004, Canaan had $25,824,000 in outstanding advances from the Federal Home Loan Bank, compared to $23,319,000 at December 31, 2003. Management expects that it will continue this strategy of supplementing deposit growth with advances from Federal Home Loan Bank of Boston.

      Interest Rate Risk

      Interest rate risk is the most significant market risk affecting Canaan. Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on net interest income. Net interest income is sensitive to interest rate risk to the degree that interest bearing liabilities mature or reprices on a different basis than earning assets.

      In an attempt to manage its exposure to changes in interest rates, Canaan Bank's assets and liabilities are managed in accordance with policies established and reviewed by Canaan Bank's Board of Directors. Canaan Bank's Asset/Liability Management Committee monitors asset and deposit levels, developments and trends in interest rates, liquidity and capital. One of the primary financial objectives is to manage interest rate risk and control the sensitivity of earnings to changes in interest rates in order to prudently improve net interest income and manage the maturities and interest rate sensitivities of assets and liabilities.

      To quantify the extent of these risks both in its current position and in actions it might take in the future, interest rate risk is monitored using gap analysis which identifies the differences between assets and liabilities which mature or reprices during specific time frames and model simulation which is used to "rate shock" Canaan's asset and liability balances to measure how much of Canaan's net interest income is "at risk" from sudden rate changes.

      An interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At March 31, 2004, Canaan was asset sensitive (positive gap). This would suggest that the during a period of rising interest rates Canaan would be in a better position to invest in higher yielding assets resulting in growth in interest income. To the contrary, during a period of falling interest rates, a positive gap would result in a decrease in interest income. The overall exposure of interest rate risk at March 31, 2004 was low.

      Liquidity

      Liquidity is the ability to raise funds on a timely basis at an acceptable cost in order to meet cash needs. Adequate liquidity is necessary to handle fluctuations in deposit levels, to provide for customers' credit needs, and to take advantage of investment opportunities as they are presented. Canaan manages liquidity primarily with readily marketable investment securities, deposits and loan repayments. Canaan Bank is a member of the Federal Home Loan Bank of Boston. This enhances the liquidity position by providing a source of available borrowings.

      Capital

      At March 31, 2004, Canaan had $8,687,000 in shareholders' equity compared to $8,350,000 at December 31, 2003. This represents an increase of $337,000 or 4.04%. Under current regulatory definitions, Canaan and Canaan Bank are considered to be "well capitalized" for capital adequacy purposes. As a result, Canaan Bank pays the lowest federal deposit insurance premiums possible. One primary measure of capital adequacy for regulatory purposes is based on the ratio of capital to risk weighted assets. This method of measuring capital adequacy helps to establish capital requirements that are more sensitive to the differences in risk associated with various assets. It takes into account off-balance sheet exposure in assessing capital adequacy and it minimizes disincentives to holding liquid, low risk assets. At quarter-end 2004, Canaan had a risk-based capital ratio of 14.58% compared to 13.86% at December 31, 2003. Maintaining strong capital is essential to bank safety and soundness. However, the effective management of capital resources requires generating attractive returns on equity to build value for shareholders while maintaining appropriate levels of capital to fund growth, meet regulatory requirements and be consistent with prudent industry practices. Management believes that the capital ratios of Canaan and Canaan Bank are adequate to continue to meet the foreseeable capital needs of the institution.

                   DIRECTORS AND EXECUTIVE OFFICERS OF CANAAN

Management and Board of Directors

      The following table sets forth the name and age of each Officer, his or her principal occupation for the last five (5) years and the year in which he/she was first appointed an Executive Officer of Canaan.

                                                      Executive Officer
      Name                Age   Position              of Canaan since:
      -----------------   ---   -------------------   -----------------

      Gerard J. Baldwin   59    President                 1992(1)

      Melanie Neely       47    Secretary/Treasurer       1995(2)

(1) Mr. Baldwin is also the President and Chief Executive Officer of Canaan Bank and has been an Executive Officer of Canaan Bank since 1989.

(2) Ms. Neely is also Vice President and Cashier of Canaan Bank and has been an Executive Officer of Canaan Bank since 1999.

Board of Directors

      The Certificate of Incorporation and Bylaws of Canaan provide for a Board of Directors of not less than seven (7) or more than twenty five (25) members, as determined from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directorships at seven (7). The Board of Directors of Canaan is divided into three (3) classes as nearly equal in number as possible. Classes of directors serve for staggered three (3) year terms. A successor class is to be elected at each annual meeting of shareholders when the terms of office of the members of one class expire. Vacant directorships may be filled, until the expiration of the term of the vacated directorship, by the vote of a majority of the directors then in office.

      The following table sets forth certain information, as of December 31, 2003, with respect to the directors of Canaan.

                                Positions Held        Director     Term
  Name                Age        with Canaan           Since     Expiring
-------------------  ----   -----------------------   --------   --------
Louis E. Allyn, II    56           Director             1991       2004

Gerard J. Baldwin     59          President,            1992       2005
                            Chief Executive Officer
                                 and Director

Dana A. Bartholomew   64           Director             1991       2005

Ann S. Byrne          61           Director             1995       2004

Robert S. Drucker     61           Director             1995       2006

Linda M. Patz         41           Director             2002       2005

Jean R. Perotti       64         Chairperson            1989       2004

Presented below is additional information concerning the directors of Canaan. Unless otherwise stated, all directors have held the position described for at least five (5) years.

Louis E. Allyn, II is President of Allyndale Corporation. He has been a director of Canaan Bank since 1991.

Gerard Baldwin is President and Chief Executive Office of Canaan and Canaan Bank. Prior to that he served as Vice President and Senior Lending Officer of Canaan Bank. He has been a director of Canaan Bank since 1992.

Dana A. Bartholomew is President of Sheffield Water Company. He has been a director of Canaan Bank since 1991.

Ann S. Byrne is owner of Ann's Nursery for Babies, Shrope Foundation and Pact, Inc. She has been a director of Canaan Bank since 1995.

Robert S. Drucker is Proprietor of Bob Clothing and Barrington Outfitters. He has been a director of Canaan Bank since 1995.

Linda M. Patz is a partner in the law firm Drury & Patz. She has been a director of Canaan Bank since 2002.

Jean R. Perotti is Comptroller of Perotti Plumbing & Heating. She is Chairperson of the Board. She has been a director since 1989.

Directors' Fees

      During 2003, the Chairman received an annual retainer of $2,500 and the remaining directors received an annual retainer of $1,060. In addition, directors received $265 for each Board of Directors meeting attended and $160 for each committee meeting attended. Director Baldwin received no additional compensation for his service as director or member of any board committee during 2003.

Executive Compensation

                           Summary Compensation Table

      The following table provides certain information regarding the compensation paid to certain executive officers of Canaan and Canaan Bank for services rendered in all capacities during the fiscal years ended December 31, 2003, 2002, and 2001. No other current executive officer of Canaan or Canaan Bank received cash compensation in excess of $100,000 during the year ended December 31, 2003. Canaan Bank paid all compensation expense.

                                               Annual
                                            Compensation                 All Other
Name and Principal Position          Year     Salary($)    Bonus($)   Compensation($)
----------------------------------   ----   ------------   --------   ---------------
Gerard J. Baldwin                    2003     $ 107,230    $ 19,586     $ 4,647(4)
President and                        2002       102,598      18,679       4,548(3)
Chief Executive Officer              2001       100,039      20,385       4,516(2)
of the Company and the Bank

Darrel S. Long                       2003     $  74,478    $  9,225     $ 2,784(4)
Vice President, and                  2002        71,148       8,552       2,310(3)
Sr. Operations Officer of the Bank   2001        70,425       9,645       1,470(2)

Melanie K. Neely                     2003     $  51,841    $  7,183     $ 2,213(4)
Secretary & Treasurer of the         2002        48,460       6,541       2,063(3)
Company and Vice President/          2001        45,578       6,956       1,970(2)
Cashier of the Bank

Randy Brintnell(5)                   2003     $  73,199    $  9,146     $ 3,088(4)
Vice President and Loan              2002        68,464       8,155       2,873(3)
Origination Officer of the Bank      2001

----------
(1) Compensation above does not include accrual of benefits under Canaan Bank's ESOP plan.

(2)   Canaan Bank's matching contribution to the 401(k) plan for 2001.

(3)   Canaan Bank's matching contribution to the 401(k) plan for 2002.

(4)   Canaan Bank's matching contribution to the 401(k) plan for 2003.

(5)   Randy Brintnell was hired on January 7, 2002.

Insurance

      In addition to the cash compensation paid to the executive officers of Canaan and Canaan Bank, the executive officers receive group life, long term disability and medical insurance coverage. However, these plans do not discriminate in scope, term, or operation, in favor of officers or directors of Canaan or Canaan Bank and are available generally to all full-time employees.

Stock Option and Incentive Plans

      The Board of Directors and the Shareholders adopted the 1998 Stock Option Plan for Directors which provides for the issuance of a maximum of Three Thousand Seven Hundred and Fifty (3,750) shares to Directors. Each of the nine
(9) Directors serving during 1998 have been granted an option to purchase Two Hundred and Fifty (250) shares of Common Stock at Thirty Seven Dollars ($37.00). Directors appointed since 1998 were granted options to purchase Two Hundred and Fifty (250) shares of Common Stock at Thirty Eight Dollars and Fifty Cents ($38.50) and Two Hundred and Fifty (250) shares of Common Stock at Forty Seven Dollars and Fifty Cents ($47.50). All options were granted at the fair market value at the time of the grant. Two Hundred and Fifty (250) of the aforementioned options have been exercised. Options must be exercised within ten
(10) years. The Plan will remain in effect for a period of ten (10) years after the Effective Date of the Plan, which is February 23, 1998.

      The Board of Directors and the Shareholders adopted the 1998 Stock Option and Incentive Plan which provides for the issuance of a maximum of Fourteen Thousand Seven Hundred (14,700) shares to selected full-time employees. As of December 31, 2003, the Stock Option Committee, which is composed of non-employee Directors, has granted options to purchase Seven Thousand Two Hundred and Thirty Five (7,235) Shares of Common Stock at Thirty Seven Dollars ($37.00), Two Thousand One Hundred and Fifteen (2,115) Shares of Common Stock granted at Thirty Eight Dollars and Fifty Cents ($38.50), Four Thousand (4,000) Shares of Common Stock granted at Thirty Nine Dollars ($39.00) and One Thousand Seven Hundred and Forty Five (1,745) Shares of Common Stock granted at Forty Two Dollars and Seventy Five Cents ($42.75). All options were granted at the fair market value at the time of the grant. Three Hundred and Ninety Five (395) of the aforementioned Options expired due to termination and have been reissued as permitted under the plan. Three Thousand Five Hundred and Twenty Five (3,525) of the aforementioned Options have been exercised. Options must be exercised within ten (10) years. The Plan will remain in effect for a period of ten (10) years after the Effective Date of the Plan, which is February 23, 1998.

      The Board of Directors and the Shareholders adopted the 2002 Stock Option and Incentive Plan which provides for the issuance of a maximum of Six Thousand Seven Hundred and Fifty (6,750) shares to selected full-time employees. As of December 31, 2003, the Stock Option Committee, which is composed of non-employee Directors, has granted options to purchase One Thousand Seven Hundred and Sixty Five (1,765) Shares of Common Stock at Forty Seven Dollars and Fifty Cents ($47.50). All options were granted at the fair market value at the time of the grant. One Hundred and Fifty (150) of the aforementioned options have been exercised. Options must be exercised within ten (10) years. The Plan will remain in effect for a period of ten (10) years after the effective date of the Plan, which is March 18, 2002.

401(k) Plan

      Canaan has a 401(k) plan covering substantially all employees. Under the Plan, the company contributes 50% of the first 7.5% of all eligible participants' contributions. Canaan may also contribute to the Plan a discretionary profit sharing contribution in an amount determined by Canaan.

Change in Control Plan

      Canaan Bank's Change in Control Plan provides benefits to all regular full-time employees of Canaan Bank. If an employee's employment is terminated by the employer within three years of a "Change in Control" other than for "Cause" or by the employee within three years of a Change in Control for "Good Reason," the employee is entitled to certain severance benefits. The severance benefits include payment of salary, profit sharing, bonus (if any) and the employee's matching contributions to the 401(k) plan, plus continuation of all benefits and service credits under welfare and pension plans. The amount of salary, profit sharing and bonus payments are determined at the greater of such amounts for the twelve months prior to the Change in Control or the twelve months prior to the termination. Such payments continue for 24 months for officers holding a position of vice president or higher, twelve months for other officers and six months for other employees. The provisions of the Change in Control Plan are triggered by a Change in Control, such as the merger contemplated by the merger agreement. The benefits are not payable if the employee is terminated for "Cause," which is defined as (i) committing an intentional act of fraud, embezzlement or theft in connection with the employee's duties or in the course of the employee's employment; (ii) committing intentional wrongful damage to the property of Canaan Bank; or (iii) intentionally and wrongfully disclosing confidential information. If an employee terminates their employment, they are not entitled to severance benefits, unless they terminate for "Good Reason," which includes (i) the employer's failure to elect, reelect or maintain the employee in any office or position they had prior to the Change in Control; (ii) a significant adverse change in the nature or scope of the employee's authority, power, functions or duties; (iii) a reduction in pay or a failure in increase pay on a percentage basis equal to the average percentage increase of all other employees; (iv) a failure to continue in effect, without reduction in benefits level and/or reward opportunities, any material compensation or employee benefit plan, program or practice; and (v) requiring the employee to be based more than 25 miles from the employee's principal place of business before the Change in Control.

Securities Ownership of Directors and Executive Officers

      The following table sets forth certain information as of December 31, 2003 regarding the number of shares of Common Stock beneficially owned by each director and executive officer of Canaan and by all directors and executive officers of Canaan as a group.

                               Number of Shares (1)   Percentage of Class (2)
                               --------------------   -----------------------
Louis E. Allyn, II                    518(3)                   .29%
Gerard J. Baldwin                   5,311(4)                  2.99%
Dana A. Bartholomew                 1,500(5)                   .85%
R. Randy Brintnell                  1,613(6)                   .91%
Ann S. Byrne                          747(7)                   .42%
Robert S. Drucker                   3,100(8)                  1.75%
Darrel S. Long                        445(9)                   .25%
Melanie K. Neely                    1,579(10)                  .89%
Linda M. Patz                         135(11)                  .08%
Jean R. Perotti                     3,657(12)                 2.06%
----------------------------       ------                    -----
(All Directors and Executive
   Officers of Canaan as a
   group of (10) persons)          18,605                    10.49%

(1) The shareholdings also include, in certain cases, shares owned by or in trust for a directors spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed by the director.

(2) Percentages are based upon the 177,418 shares of Canaan's Common Stock outstanding and entitled to vote on March 7, 2003. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise has or shares voting power or investment power with respect to such security.

(3)   All 518 shares are owned individually by Mr. Allyn.

(4) Includes 1,550 shares owned individually by Mr. Baldwin; 3,252 shares in ESOP; 309 shares in 401K; and 200 shares owned by his spouse.

(5)   All 1,500 shares are owned jointly by Mr. Bartholomew with his spouse.

(6) Includes 1,600 shares owned jointly by Mr. Brintnell with his spouse, and 13 shares in ESOP.

(7)   All 747 shares are owned jointly by Mrs. Byrne with her spouse.

(8)   All 3,100 shares are owned individually by Mr. Drucker.

(9) Includes 20 shares owned jointly by Mr. Long with his spouse; and 225 shares in ESOP; and 200 shares owned by his mother.

(10) Includes 163 shares owned individually by Ms. Neely, and 1,416 shares in ESOP.

(11)  All 135 shares are owned jointly by Mrs. Patz with her spouse.

(12) Includes 1,620 shares owned individually by Mrs. Perotti; 347 shares owned by her spouse; and 1,228 shares are owned by the Perotti Profit Sharing Plan, a plan of which Mrs. Perotti is the Trustee; and 462 shares owned by her children.

Principal Shareholders of Canaan

      The following table includes certain information as of December 31, 2003 regarding the principal shareholders of Canaan. With the exception of the shareholder listed below, Canaan is not aware of any beneficial owner of five percent (5%) or more of Canaan's Common Stock.

                                        Number of Shares
                                       Beneficially Owned   Percent of Outstanding
                 Name and Address        or Controlled          Common Stock *
Canaan National Bank Employee                23,225                 13.09%
   Stock Ownership Trust, Trustee
   for Canaan National Bank Employee
   Stock Ownership Plan
   100 Main Street, P.O. Box 757
   Canaan, Connecticut 06018

  (*) Percentages are based upon the 177,418 shares of Common Stock outstanding.
      The definition of a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security.

Certain Relationships and Related Transactions

      Canaan and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principle shareholders and their associates on substantially the same terms as those available for comparable transactions with others.

      Jean R. Perotti is Chairman of the Board of Directors and Controller of Perotti Plumbing. Canaan has engaged Perotti Plumbing in past years and during 2003.

      Linda M. Patz is a director of Canaan and a partner in the law firm of Drury & Patz, LLP. Canaan has engaged Ms. Patz in past years but her services were not used in 2003.

      Robert S. Drucker is a director of Canaan and owner of Bob's Clothing. Canaan has purchased merchandise from Bob's Clothing in past years and during 2003.

      Some of the directors and executive officers of Canaan and Canaan Bank, as well as firms and companies with which they are associated, are or have been customers of Canaan Bank and as such have had banking transactions with Canaan Bank. As a matter of policy, loans to directors and executive officers are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

      Since January 1, 2003, the highest aggregate outstanding principal amount of all loans extended by Canaan Bank to its directors, executive officers and all associates of such persons as a group was $2,342,000 representing an aggregate principal amount equal to 28.27% of the equity capital accounts of Canaan Bank.

Controls and Procedures

      Based upon an evaluation within the 90 days prior to the filing date of this report, Canaan's Chief Executive Officer and Secretary/Treasurer concluded that Canaan's disclosure controls and procedures are effective. There have been no significant changes in Canaan's internal controls or in other factors that could significantly affect Canaan's internal controls subsequent to the date of the evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                        DESCRIPTION OF CAPITAL STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

      Set forth below is a description of Salisbury's capital stock, as well as a summary of the material differences between the rights of holders of Canaan's common stock and their prospective rights as holders of Salisbury's common stock. If the merger agreement is approved and the merger takes place, the holders of Canaan's common stock will become holders of Salisbury's common stock. As a result, Salisbury's certificate of incorporation and bylaws, as amended, and the applicable provisions of the Connecticut Business Corporation Act, referred to in this section as the "Connecticut corporation law," will govern the rights of current holders of Canaan's common stock. The rights of those shareholders are governed at the present time by the certificate of incorporation and the bylaws of Canaan and the applicable provisions of the Delaware General Corporation Law (the "Delaware corporation law").

      The following comparison is based on the current terms of the governing documents of Salisbury and Canaan and on the provisions of the Connecticut corporation law and the Delaware corporation law. The discussion is intended to highlight important similarities and differences between the rights of holders of Salisbury's common stock and Canaan's common stock.

Salisbury's Common Stock

      Salisbury is authorized to issue 3,000,000 shares of common stock, par value $.10 per share. As of May 28, 2004, 1,424,078 shares of Salisbury's common stock were outstanding. Each share of Salisbury's common stock has the same relative rights and is identical in all respects to each other share of Salisbury's common stock. Salisbury's common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of Salisbury's common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Salisbury's common stock is not subject to additional calls or assessments by Salisbury, and all shares of Salisbury's common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Salisbury's common stock, its lack of preemptive rights, the classification of Salisbury's Board of Directors and provisions of Salisbury's certificate of incorporation and bylaws that may prevent a change in control of Salisbury or that would operate only in an extraordinary corporate transaction involving Salisbury or its subsidiaries, see "--Certificate of Incorporation and Bylaw Provisions."

      Holders of Salisbury's common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the Board of Directors of Salisbury out of any assets legally available for distribution. No dividends or other distributions may be declared or paid, however, unless all accumulated dividends and any sinking fund, retirement fund or other retirement payments have been paid, declared or set aside on any class of stock having preference as to payments of dividends over Salisbury's common stock.

      In the unlikely event of any liquidation, dissolution or winding up of Salisbury, the holders of Salisbury's common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of Salisbury available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of Salisbury and after the liquidation preferences of all outstanding shares of any class of stock having preference over Salisbury's common stock have been fully paid or set aside.

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Canaan's Common Stock

      The certificate of incorporation of Canaan authorizes 300,000 shares of Canaan's common stock, par value $.01 per share, of which 177,418 shares were outstanding as of June 1, 2004. In addition, as of June 1, 2004, there were outstanding options to purchase Canaan's common stock granted to officers and other employees of Canaan for 15,290 shares of Canaan's common stock.

      Each share of Canaan's common stock has the same relative rights and is identical in all respects with all other shares of Canaan's common stock. As with Salisbury's common stock, Canaan's common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of Canaan's common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Canaan's common stock have distribution and liquidation rights similar to those of holders of Salisbury's common stock. All shares of Canaan's common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Canaan's common stock, its lack of preemptive rights and provisions in Canaan's certificate of incorporation which may prevent a change in control of Canaan, see "--Certificate of Incorporation and Bylaw Provisions."

Certificate of Incorporation and Bylaw Provisions

      The following discussion is a general summary of provisions of Salisbury's certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the certificate of incorporation and bylaws of Canaan. The discussion is necessarily general and, for provisions contained in Salisbury's certificate of incorporation and bylaws or in Canaan's certificate of incorporation and bylaws, reference should be made to the documents in question. Certain provisions in Salisbury's certificate of incorporation and bylaws are intended to enhance the negotiating ability of the Board of Directors in order to serve the best interests of the shareholders and may make it more difficult for third parties to acquire or to exercise control of Salisbury, even if some shareholders consider an acquisition to be in their own interest. The Board of Directors is not aware at this time of any attempt by any person or entity to gain control of Salisbury.

      Directors. Certain provisions of Salisbury's certificate of incorporation and bylaws impede change in majority control of Salisbury's Board of Directors. Salisbury's certificate of incorporation provides that the Board of Directors will consist of not less than seven (7) members and not more than twelve (12) members and will be divided into three (3) classes, with directors in each class elected for three (3) year terms. The Board of Directors may increase the number of directors by no more than two (2) in each fiscal year, and may decrease the number of directors at any time (but to not less than seven (7) directors). No decrease in the number of directors will shorten the term of any incumbent director. Salisbury's certificate of incorporation and bylaws also impose restrictions on the ability of shareholders to nominate candidates for the Board of Directors, requiring, in general, not less than thirty (30) nor more than fifty (50) days prior written notice of such nominations which contains specified information about the proposed nominee and about the person making the nomination. The certificate of incorporation and the bylaws provide that vacancies created by an increase in the number of directorships can be filled for the unexpired term by the Board of Directors. Vacancies occurring for any other reasons, such as death or resignation, would be filled by the remaining directors. The effect of these provisions would prevent a new majority shareholder from increasing the size of the Board of Directors and from then filling the vacancies created by such increase. They would also prevent a new majority shareholder from filling any vacancies on the Board of Directors arising by resignation, death or other reason.

      Salisbury's certificate of incorporation and bylaws provide that any director of Salisbury may be removed from office at any time with cause by the affirmative vote of at least two-thirds (2/3) of the Directors then in office.

      Canaan's certificate of incorporation provides that the number of directors shall be determined as set forth in the bylaws. Canaan's bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) members, with the exact number of directors to be fixed within the minimum and maximum limitations by resolution of a majority of the entire Board of directors or by majority vote of the shareholders at the annual meeting. The Board of Directors may increase the number of directorships to a number which exceeds the number fixed by shareholders, but not to more than twenty-five (25).

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

      Canaan's bylaws provide that any vacancy on the Board of Directors or a newly created directorship resulting from an increase in the number of directorships may be filled by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was creased or the vacancy occurred.

      Canaan's certificate of incorporation provides that directors may be removed only for cause by a two-thirds (2/3) vote of the total votes eligible to be voted by shareholders at a meeting called for that purpose.

      Call of Special Meetings. Salisbury's certificate of incorporation provides that a special meeting of shareholders may be called at any time but only by the Chairman, the President or by the Board of Directors. Shareholders are not authorized to call a special meeting. Canaan's certificate of incorporation provides that a special meeting of the shareholders may be called only by the Chairman of the Board or the President or by the Board of Directors.

      Shareholder Action without a Meeting. Salisbury's certificate of incorporation provides that shareholders may act by written consent without a meeting but only if the consent is unanimous. Canaan's certificate of incorporation provides that shareholder action may not be taken except at a duly called meeting of shareholders, except action may be taken by a consent in writing which is unanimous.

      Limitation on Liability of Directors and Indemnification. Salisbury's certificate of incorporation provides that to the fullest extent permitted by law, no director shall have any personal liability to the corporation or its shareholders for monetary damages for breach of their fiduciary duty as a director, provided that the provisions will not eliminate or limit the liability of a director in certain circumstances. Specifically, liability will not be eliminated or limited (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;
(iii) for any unlawful payment of dividends, unlawful stock purchase or unlawful redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

      Canaan's certificate of incorporation provides that no director shall be personally liable to the corporation or its shareholders for monetary damages if the director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of Canaan and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Salisbury's certificate of incorporation and bylaws provide that the corporation shall indemnify its directors, officers, employees and agents to the maximum extent permitted by the Connecticut Business Corporation Act. The Connecticut Business Corporation Act provides for four (4) types of indemnification: permissible; mandatory; obligatory; and court ordered. Permissible indemnification for a director requires the director's conduct to have been taken in good faith and in the reasonable belief that such conduct was in the best interest of Salisbury. Mandatory indemnification is required under the Connecticut Business Corporation Act regardless of the provisions of a corporation's certificate of incorporation or bylaws only when the director has been "wholly successful on the merits or otherwise, in the defense of an action to which he was a party because he is or was a director." Obligatory indemnification occurs by reason of specific provisions in a certificate of incorporation, bylaw, board resolution or contract. Court ordered indemnification arises when a court orders indemnification based upon its finding that mandatory indemnification or obligatory indemnification exists or because the court concludes that it would be fair and reasonable to indemnify the director. The indemnification provisions of Salisbury provide indemnification to directors, except with regard to the following five (5) exceptions: (a) knowing and culpable violations of law; (b) receipt of improper personal economic gain; (c) lack of good faith and conscious disregard for duty under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Salisbury; (d) sustained and unexcused inattention that amounts to an abdication of duty; or
(e) unlawful distributions.

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

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the corporation pursuant to the foregoing provisions, or otherwise, Salisbury has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Salisbury of expenses incurred or paid by a director, officer or controlling person of Salisbury in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Salisbury will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Likewise, Canaan's bylaws provide for indemnification of directors, officers, trustees, employees and agents of Canaan, and for those serving in those roles with other business organizations or entities, in the event that the person was or is a party to any threatened, pending or completed civil, criminal, administrative, arbitrative or investigative action, suit or proceeding, other than an action by or in the right of Canaan, by reason of the fact that the person is or was serving in that kind of capacity for or on behalf of Canaan. The bylaws provide that Canaan will indemnify any person of this kind against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Canaan, and, for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, the bylaws provide that Canaan will indemnify these persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Canaan, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Canaan; provided, however, that indemnification may be made against expenses for any claim, issue or matter as to which the person is adjudged to be liable to Canaan or against amounts paid in settlement only to the extent that there is a determination made by the appropriate party set forth in Canaan's bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. Canaan's bylaws permit it to pay expenses incurred in connection with any such a matter in advance of the final disposition if the person gives an undertaking to repay such amount advanced if it is determined that they are not entitled to be indemnified. In addition, Canaan's bylaws permit the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Canaan or is acting in this kind of capacity for another business organization or entity at Canaan's request, against any liability asserted against the person and incurred in that capacity, or arising out of that status, whether or not Canaan would have the power or obligation to indemnify him against that kind of liability under the indemnification provisions of Canaan's bylaws.

      Cumulative Voting. Neither Salisbury nor Canaan shareholders have cumulative voting rights in the election of directors.

      Preemptive Rights. Salisbury's certificate of incorporation provides that shareholders do not have any preemptive rights regarding Salisbury's securities. Similarly, Canaan shareholders do not have any preemptive rights regarding Canaan securities.

      Notice of Meetings. Salisbury's bylaws require that notice be given not less than ten (10) nor more than sixty (60) days prior to each annual or special meeting of shareholders. Canaan's bylaws require that notice of an annual or special meeting be given not less than twenty (20) nor more than fifty (50) days prior to a meeting.

      Quorum. Salisbury's bylaws provide that the holders of one-third of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum. Canaan's bylaws provide that the presence of the holders of one-third of the issued and outstanding shares of stock of the company entitled to vote at a meeting constitutes a quorum.

      General Vote. Salisbury's bylaws provide that any matter brought before a meeting of shareholders will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or Salisbury's certificate of incorporation or bylaws. Canaan's bylaws provide that any matter brought before any meeting of shareholders will be decided by the vote of the holders of a majority of the votes cast on the matter, except as otherwise required by law or Canaan's certificate of incorporation or bylaws.

      Record Date. Salisbury's bylaws provide that the record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than ten (10) nor more than sixty
(60) days before the date of the meeting or other action. Canaan's bylaws provide that the Board of Directors may set a record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes which shall not be more than fifty (50) nor less than twenty
(20) days before such meeting nor more than fifty (50) days prior to the particular event requiring such determination is to occur.

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

      Salisbury - Fair Price Provision. Salisbury's certificate of incorporation requires that, unless otherwise required by law, certain "business combinations" with a holder (hereinafter referred to as an "Interested Shareholder") of ten percent (10%) or more of the voting power of common stock (hereinafter referred to as the "Voting Stock") must be approved by "super-majority" votes of shareholders. The purpose of this provision is to discourage "front load" or two-tier acquisitions. In this type of acquisition, one price is offered in a tender offer for a controlling block of stock and then a much lower price and/or less desirable form of consideration is offered for the remainder of the outstanding stock.

      Under the provisions of the Salisbury's certificate of incorporation, three (3) votes are necessary before a business combination with an Interested Shareholder can occur. First, the Board of Directors must approve the transaction. Second, the holders of at least eighty percent (80%) of the voting power of the outstanding Voting Stock must approve the transaction. Third, the holders of at least two-thirds (2/3) of the voting power of the outstanding Voting Stock other than that controlled by the Interested Shareholder must approve the transaction.

      The term "business combination" encompasses six categories of transactions. The first includes any merger, consolidation or share exchange by Salisbury or any subsidiary with any Interested Shareholder or related persons. The second category includes any sale, lease, exchange, mortgage or other disposition of assets to an Interested Shareholder within any twelve month period which is not in the usual and regular course of business, if the assets have a book value of ten percent (10%) or more of either the total market value of the outstanding stock of Salisbury or Salisbury's net worth as of the end of the most recent fiscal quarter. The third category is the issuance or transfer to an Interested Shareholder, on a non-pro rata basis, of stock having a market value equal to five percent (5%) or more of the total market value of all shares of stock of Salisbury. The fourth category is a liquidation or dissolution proposed by or on behalf of an Interested Shareholder or related person. The fifth category is any reclassification of securities or recapitalization which increases an Interested Shareholder's proportionate ownership of Salisbury's equity or convertible securities. The sixth category is the receipt by an Interested Shareholder of loans, advances, guarantees, pledges or other financial assistance from Salisbury.

      Salisbury's certificate of incorporation exempts from the super-majority voting requirements described above any business combination with an Interested Shareholder if the transaction is approved by Salisbury's Board of Directors before the Interested Shareholder first becomes an Interested Shareholder.

      Salisbury's certificate of incorporation also exempts from the foregoing, super-majority voting requirements for business combinations described in the first category set forth above (that is, mergers, consolidations and share exchanges) which satisfy certain "fair price" and procedural provisions. Five
(5) basic conditions must be met in order for this exemption to apply. The first condition requires that shareholders whose stock is acquired in the second or later stage of an acquisition must receive at least as much as the highest price the Interested Shareholder paid for shares within the prior two years, and in some cases a higher price, as determined by various formulas specified in the exemptive provision. These prices may bear no relation to the then-current market value of Salisbury's stock. The second condition is that the consideration in the business combination must be cash or the same form of consideration as the Interested Shareholder previously paid. The requirement prevents the use of cash in the "first tier" of an acquisition and less valuable securities in the "second tier". The third condition provides that prior to the business consolidation, there was no reduction in the annual rate of dividends paid on Salisbury's stock and/or increase in the annual rate of dividends paid should there be a reverse stock split or any similar transaction unless the Interested Shareholder voted as a director of the corporation against such action. In addition, the third condition provides that the Interested Shareholder shall not have become the beneficial owner of any additional shares of stock. The fourth condition is designed to ensure that an Interested Shareholder has not, through the exercise of influence over Salisbury, enhanced his position or brought about actions detrimental to the other shareholders. Thus, any receipt by the Interested Shareholder of specified financial or tax benefits (such as loan, advances, pledges or guarantees provided by Salisbury), will prevent the use of the "fair price" exemption. The fifth condition requires that a proxy or information statement complying with the provisions of the Exchange Act be mailed to Salisbury's shareholders at least thirty (30) days prior to the consummation of the business combination, whether or not such proxy or information statement is required under the Exchange Act.

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

      In the event that the requisite approval of the Board of Directors was given or the "fair price" and procedural requirements were met with respect to a particular business combination, the normal voting requirements of law would apply. Under Connecticut law, a merger, consolidation, sale of all or substantially all of the assets of Salisbury or the adoption of a plan of dissolution of Salisbury would require the approval of the holders of a majority of the outstanding shares of Salisbury's common stock. A reclassification of Salisbury's securities involving an amendment to its certificate of incorporation would require the approval of the holders of a majority of Salisbury's capital stock entitled to vote thereon. A sale of less than substantially all of the assets of Salisbury, a merger of Salisbury with a company in which it owns ninety percent (90%) of the outstanding capital stock, or a reclassification of Salisbury's securities not involving an amendment to its certificate of incorporation would not require shareholder approval.

      Salisbury - Board of Director Approval of a Business Combination or Stock Purchase. Salisbury's certificate of incorporation prevents an Interested Shareholder from engaging in any "business combination" with Salisbury for a period of five (5) years following the date on which it first became an Interested Shareholder (i.e., the date on which it first acquired ten percent (10%) or more of the Voting Stock). A "business combination" is defined in the same way as for the purposes of the fair price provision discussed above. Nevertheless, a business combination with an Interested Shareholder may occur before the termination of the five (5) year period if the Board of Directors of Salisbury gives its approval, before the date on which the Interested Shareholder becomes an Interested Shareholder, to either the proposed business combination or the proposed acquisition of the Voting Stock. Moreover, the majority of the non-employee members of the Board of Directors (of which there must be at least two) must also give their prior approval. The purpose of this provision is to effectively require any potential acquiror of Salisbury to seek the approval of the Board of Directors of Salisbury before launching a takeover attempt.

      In the event that the requisite prior Board of Director approval is obtained with respect to a particular business combination, the normal voting requirements of Connecticut law would apply. Under such law, a merger, consolidation, or sale of all or substantially all of the assets of Salisbury or the adoption of the plan of dissolution of Salisbury would require the approval of a majority of the outstanding shares of Salisbury's capital stock. A reclassification of Salisbury's securities involving an amendment to its certificate of incorporation would require the approval of the holders of a majority of Salisbury's capital stock entitled to vote thereon.

      Salisbury - Anti-Greenmail. Salisbury's certificate of incorporation requires approval by the holders of a majority of the outstanding shares of voting stock before Salisbury may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 3% or more of Salisbury's voting stock, if the holder has owned the shares for less than two years. Any shares beneficially held by the person are required to be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by Salisbury to all of its shareholders in compliance with the Securities Exchange Act of 1934 and the rules and regulations under that statute.

      Canaan - Shareholder Approval for Acquisitions of Control. Canaan's certificate of incorporation provides that no individual, firm, corporation or other entity, including any such persons or entities acting in concert for a common purpose, may acquire control of Canaan unless such acquisition of control has been approved in advance by the vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock at a meeting of shareholders called for such purpose. However, if at least two-thirds (2/3) of the directors then in office approve the acquisition of control, the vote of the holders of a majority of the outstanding shares of common stock may approve the acquisition. Control, for purposes of this provision, means the power to vote or dispose of more than fifteen percent (15%) of the common stock. In addition, no person or entity may acquire control unless they have first obtained all required regulatory approvals.

      Canaan - Higher Vote Required for Certain Business Combinations. Canaan's certificate of incorporation requires that the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of common stock approve certain business combinations with Interested Shareholders. An "Interested Shareholder" is a shareholder that beneficially owns ten percent (10%) or more of the outstanding common stock. A business combination is any merger, consolidation or share exchange; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a book value in excess of five percent (5%) of the market value of all of Canaan's common stock or its net worth; any purchase, exchange, lease or other acquisition by Canaan of more than five percent (5%) of the assets or business of the Interested Shareholder; or the issuance or transfer to an Interested Shareholder by Canaan of its common stock having a market value of more than five percent (5%) of the total market value of Canaan's common stock. The eighty percent (80%) vote is not required if the business combination is approved by a majority of the directors then in office who are not affiliated with the Interested Shareholder and if the aggregate value of the consideration received by shareholders is equal in amount to the highest price paid by the Interested Shareholder in acquiring Canaan's common stock and is in the same form as paid by the Interested Shareholder in acquiring the common stock. If these conditions are met, the normal voting requirements of Delaware law would apply, which require approval by the holders a majority of the outstanding shares of Canaan's common stock, except as described under "--Canaan - Shareholder Approval of Acquisitions of Control."

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      Criteria for Evaluating Offers. Salisbury's certificate of incorporation provides that the Board of Directors, when evaluating any acquisition offer, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

      Canaan's certificate of incorporation provides that the Board of Directors, when evaluating any offer to make a tender offer or exchange offer for Canaan stock, merge or consolidate Canaan with another entity or purchase or otherwise acquire the properties and assets of Canaan, may, in connection with the exercise of its judgment in determining what is in the best interests of Canaan and its shareholders, give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors and borrowers of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal and state statutes and regulations.

      Amendment to Certificate of Incorporation and Bylaws. Approval of an amendment to Salisbury's certificate of incorporation requires the approval of the holders of only a majority of the outstanding shares of Salisbury's capital stock entitled to vote thereon. However, Article Eighteenth of the certificate of incorporation requires that any amendment by the provisions of Salisbury's certificate of incorporation relating to various Board of Director provisions, provisions relating to restrictions on the acquisition of ten percent (10%) or more of Salisbury's common stock, business combinations with interested shareholders, meetings of shareholders, the removal of directors with cause, and the procedure for the amendment of the foregoing provisions be approved by eighty percent (80%) of the outstanding shares of Salisbury's capital stock entitled to vote thereon. If there is an Interested Shareholder, the amendment must also be approved by sixty percent (60%) of voting power of Salisbury's issued and outstanding shares of capital stock entitled to vote thereon held by shareholders other than the Interested Shareholder.

      Salisbury's bylaws provide that, except as otherwise provided by law or the bylaws, Salisbury's bylaws may be amended or repealed by (i) the Board by the affirmative vote of a majority of the directors then in office, or (ii) by the shareholders of Salisbury, at any annual meeting of shareholders or special meeting of shareholders called for such purpose, by the affirmative vote of at least a majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as class; provided, however, that in order to amend or repeal or to adopt any provision inconsistent with certain provisions of the bylaws regarding shareholder meetings, directors and bylaw amendments the affirmative vote of sixty percent (60%) of the voting power of all the issued and outstanding shares is required to effectuate such amendments.

      Canaan's certificate of incorporation requires that any proposed amendment to the certificate of incorporation be first approved by two-thirds (2/3) of the directors then in office and approved by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon. However, Article 15 of the certificate of incorporation requires that any amendment to the provisions of Canaan's certificate of incorporation relating to directors, amendment of the bylaws, special meetings, approval of acquisitions of control, criteria for evaluating certain officers, business combinations with interested shareholders, or this portion of Article 15, must be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the shares entitled to vote thereon. In addition, Article 15 of the certificate of incorporation requires that any amendment to provisions relating to certain business combinations or this portion of Article 15 must be approved by the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote thereon.

      Canaan's certificate of incorporation and bylaws provide that the bylaws may be adopted, altered, amended or repealed by the vote of at least two-thirds (2/3) of the directors then in office or by the affirmative vote of the holders of at least two-thirds (2/3) of the shares eligible to be voted thereon at a meeting duly called for such purpose.

Applicable Law

      The following discussion is a general summary of particular federal and state statutory and regulatory provisions that may be deemed to have an anti-takeover effect.

      Connecticut Takeover Statute and Regulatory Restrictions on Acquisitions of Stock. Section 33-844 of the Connecticut Business Corporation Act applies to Connecticut corporations, such as Salisbury, with a class of voting stock registered on a national securities exchange and restricts transactions which may be entered into by the corporation and some of its shareholders. Section 844 provides, in general, that a shareholder acquiring more than 10% of the outstanding voting stock of a corporation subject to the statute and that person's affiliates and associates, referred to in this section as an interested shareholder, may not engage in specified business combinations, as discussed below, with the corporation for a period of five years after the date on which the shareholder became an interested shareholder unless the business combination is approved by the corporation's board of directors and a majority of the non-employee directors of the Company. Section 843 defines the term business combination to include a wide variety of transactions with or caused by an interested shareholder or its affiliates in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives specified other benefits.

      Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered bank, like Salisbury Bank, or a holding company of that kind of entity, like Salisbury, that would result in the person becoming, directly or indirectly, the beneficial owner of more than ten percent (10)% of any class of voting stock of that entity unless the person had previously filed an acquisition statement with the Connecticut Commissioner of Banking and the offer or acquisition has not been disapproved by the Connecticut Commissioner.

      Delaware Business Combinations Statute. Section 203 of the Delaware corporation law restricts certain business combinations which may be entered into by Delaware corporations, such as Canaan, and certain of its shareholders. Canaan's certificate of incorporation provide that Canaan expressly elects to be governed by Section 203. Section 203 provides, in essence, that a shareholder acquiring more than fifteen percent (15%) of the outstanding voting stock of a corporation subject to the statute and that person's affiliates and associates, referred to as an interested stockholder, but less than eighty-five percent (85%) of its shares, may not engage in specified business combinations with the corporation for a period of three years after the date on which the shareholder became an interested stockholder unless before that date the corporation's board of directors approved either the business combination or the transaction in which the shareholder became an interested stockholder or at or after that time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives specified other benefits.

      Federal Law. Federal law provides that, subject to some exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire control of an insured institution or holding company of an insured institution, without giving at least sixty (60) days prior written notice providing specified information to the appropriate federal banking agency. In the case of Salisbury and Salisbury Bank, the appropriate federal banking agency is the FRB and the FDIC, respectively, and in the case of Canaan and Canaan Bank, the appropriate federal banking agencies are the OCC and the FDIC, respectively. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote twenty-five percent (25%) or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of the institution's voting securities and other conditions are present. The FRB, OCC or the FDIC may prohibit the acquisition of control if the agency finds, among other things, that:

      o the acquisition would result in a monopoly or substantially lessen competition;

      o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      o the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by that person.

      Federal law also provides that, subject to some exceptions, a bank holding company may not acquire more than 5 percent of the voting stock of a bank, and a new holding company may not be formed to acquire control of a bank, without the prior approval of the FRB. Control is defined for this purpose in a similar manner as discussed in the preceding paragraph. The FRB may not approve the acquisition of control if it finds that the acquisition of control would result in a monopoly or would further an attempt to monopolize the business of banking in any part of the United States or if the acquisition of control would substantially lessen competition or tend to create a monopoly and the anticompetitive effects are not clearly outweighed by the public benefits of the proposed transaction. The FRB also may not approve the acquisition of control if the company fails to provide the FRB with adequate assurances regarding the availability of information concerning the operations or activities of the company and any affiliate of the company that the FRB determines to be appropriate. The FRB also must take into consideration:

      o the financial resources and future prospects of the companies and banks concerned, and the convenience and needs of the community to be served;

      o the managerial resources of a company or bank, including the competence, experience, and integrity of officers, directors, and principal shareholders;

      o the company's record of meeting the credit needs of its entire community, including low-and moderate-income neighborhoods; and

      o the effectiveness of the company in combating money laundering activities.

                         INFORMATION REGARDING SALISBURY

      Information regarding Salisbury's business, current directors and executive officers, the principal holders of its voting securities, executive compensation, certain relationships and related transactions and financial statements is set forth in Salisbury's Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the fiscal quarter ended March 31, 2004, which are incorporated in this document by reference and included as Appendix E and Appendix F, respectively.

                       WHERE YOU CAN FIND MORE INFORMATION

      Salisbury files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Salisbury files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. Salisbury can be found on the Internet at http://www.salisbury-bank.com. Salisbury's common stock is traded on the American Stock Exchange under the trading symbol SAL.

      Salisbury has filed with the SEC a registration statement on Form S-4 under the Securities Act relating to Salisbury's common stock to be issued to Canaan's shareholders in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC's principal office in Washington, D.C. or the SEC's Internet site as described above. Statements contained in this proxy statement/prospectus or in any document incorporated by reference into this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this proxy statement/prospectus being qualified in all respects by reference to the document.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Salisbury to incorporate by reference information into this proxy statement/prospectus, which means that Salisbury can disclose important information to you by referring you to another document filed separately with the SEC. The information that Salisbury incorporates by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information presented in this proxy statement/prospectus. This proxy statement/prospectus incorporates important business and financial information about Salisbury that is not included in or delivered with this document.

      This proxy statement/prospectus incorporates by reference the documents listed below that Salisbury has filed with the SEC:

Filings                                                      Period of Report or Date Filed
----------------------------------------------------------   ------------------------------
o   Annual Report on Form 10-K (included as Appendix D)      Year ended December 31, 2003,
                                                                filed on March 30, 2004

o   Current Report on Form 8-K                               Filed on April 30, 2004

o   Quarterly Report on Form 10-Q (included as Appendix E)   Quarter ended March 31, 2004,
                                                                filed on May 14, 2004

      Salisbury also incorporates by reference additional documents that the company may file with the SEC between the date of this document and the date of the Canaan special meeting. These documents may include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      These documents are available without charge to you if you call or write to: John F. Perotti, President and Chief Executive Officer of Salisbury Bancorp, Inc., 5 Bissell Street, P.O. Box 1868, Lakeville, Connecticut 06039, telephone
(860) 435-9801.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. When we use words like believes, expects, anticipates or similar expressions, we are making forward-looking statements.

      You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the following:

      o     the effect of economic conditions;

      o inability to realize expected cost savings in connection with business combinations and other acquisitions;

      o higher than expected costs related to integration of combined or merged businesses;

      o     deposit attrition;

      o     adverse changes in interest rates;

      o change in any applicable law, rule, regulation or practice with respect to tax or accounting issues or otherwise; and

      o     adverse changes or conditions in capital or financial markets.

      The forward-looking statements are made as of the date of this document, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

      No person is authorized to give any information or to make any representation not contained in this document, and, if given or made, that information or representation should not be relied upon as having been authorized. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any of Salisbury's common stock offered by this document, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of offer or solicitation. Neither the delivery of this document nor any distribution of Salisbury's common stock offered pursuant to this proxy statement/prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Canaan or Salisbury or the information in this document or the documents or reports incorporated by reference into this document since the date of this document.

                                  OTHER MATTERS

      We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the Canaan proxy card, to vote proxies in accordance with the determination of a majority of Canaan's Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

                                     EXPERTS

      The consolidated financial statements of Salisbury at December 31, 2003, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference into this document and in the registration statement in reliance on the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, which is incorporated by reference into this document and into the registration statement by reference to Salisbury's Annual Report on Form 10-K for the year ended December 31, 2003 and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Canaan at December 31, 2003 and 2002 and for each of the years in the two-year period ended December 31, 2003 have been included in this document in reliance on the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, and have been so included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      A representative of Shatswell, MacLeod & Company, P.C., will be present at the Canaan special meeting. The representative will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

                                  LEGAL MATTERS

      The validity of Salisbury's common stock to be issued in the merger has been passed upon by Cranmore, FitzGerald & Meaney, Hartford, CT. Day, Berry & Howard, Hartford, CT will be passing upon certain tax matters for Salisbury and Canaan in connection with the merger.

                                                                      Appendix A

                   AGREEMENT AND PLAN OF MERGER BY AND BETWEEN
            SALISBURY BANCORP, INC. AND CANAAN NATIONAL BANCORP, INC.
                          DATED AS OF NOVEMBER 17, 2003

                                TABLE OF CONTENTS

                                                                  Page   Section
                                                                  ----   -------

ARTICLE I THE MERGER                                              A-4
The Merger                                                        A-4       1.1
Effective Time                                                    A-4       1.2
Effects of the Merger                                             A-4       1.3
Conversion of Canaan Common Stock                                 A-4       1.4
Exchange of Canaan Common Stock and Dissenters' Rights            A-6       1.5
Options                                                           A-6       1.6
Certificate of Incorporation                                      A-6       1.7
Bylaws                                                            A-6       1.8
Directors and Officers                                            A-6       1.9
Tax Consequences                                                  A-6      1.10
Accounting Treatment                                              A-6      1.11

ARTICLE II EXCHANGE OF SHARES                                     A-6
Salisbury to Make Merger Consideration Available                  A-6       2.1
Exchange                                                          A-6       2.2
Disclosure Schedule                                               A-7       2.3
Standards                                                         A-8       2.4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF CANAAN              A-8
Corporate Organization                                            A-8       3.1
Capitalization                                                    A-8       3.2
Authority; No Violation                                           A-9       3.3
Consents and Approvals                                            A-10      3.4
Loan Portfolio; Reports                                           A-10      3.5
Financial Statements; Exchange Act Filings; Books and Records     A-11      3.6
Broker's Fees                                                     A-11      3.7
Absence of Certain Changes or Events                              A-11      3.8
Legal Proceedings                                                 A-12      3.9
Taxes and Tax Returns                                             A-12     3.10
Employee Plans                                                    A-13     3.11
Certain Contracts                                                 A-14     3.12
Agreements with Governmental Agencies                             A-14     3.13
State Takeover Laws; Certificate of Incorporation                 A-14     3.14
Environmental Matters                                             A-15     3.15
Reserves for Losses                                               A-15     3.16
Properties and Assets                                             A-16     3.17
Insurance                                                         A-16     3.18
CNB Insurance Agency, Inc.                                        A-16     3.19
Compliance with Applicable Laws                                   A-17     3.20
Loans                                                             A-17     3.21
Affiliates                                                        A-18     3.22
Ownership of Salisbury Common Stock                               A-18     3.23
Change in Control Benefits                                        A-18     3.24
Intellectual Property                                             A-18     3.25

Canaan Information                                                A-18     3.26
Fairness Opinion                                                  A-18     3.27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SALISBURY            A-18
Corporate Organization                                            A-18      4.1
Capitalization                                                    A-19      4.2
Authority; No Violation                                           A-19      4.3
Regulatory Approvals                                              A-20      4.4
Financial Statements; Exchange Act Filings; Books and Records     A-20      4.5
Agreements with Governmental Agencies                             A-21      4.6
Legal Proceedings                                                 A-21      4.7
Salisbury Information                                             A-21      4.8
Absence of Certain Changes or Events                              A-22      4.9
Compliance with Applicable Laws                                   A-22     4.10
Tax Treatment of Merger                                           A-22     4.11
Fairness Opinion                                                  A-22     4.12
Consents and Approvals                                            A-22     4.13
Broker's Fees                                                     A-23     4.14
Taxes and Tax Returns                                             A-23     4.15
Employee Plans                                                    A-24     4.16
Environmental Matters                                             A-25     4.17
Reserves for Losses                                               A-25     4.18
Properties and Assets                                             A-26     4.19
Insurance                                                         A-26     4.20

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS               A-26
Covenants of Canaan                                               A-26      5.1
Covenants of Salisbury                                            A-29      5.2
Merger Covenants                                                  A-29      5.3
Compliance with Antitrust Laws                                    A-29      5.4

ARTICLE VI ADDITIONAL AGREEMENTS                                  A-29
Regulatory Matters                                                A-29      6.1
Access to Information                                             A-30      6.2
Shareholder Meetings                                              A-31      6.3
Legal Conditions to Merger                                        A-31      6.4
Stock Exchange Listing                                            A-32      6.5
Employees                                                         A-32      6.6
Indemnification                                                   A-33      6.7
Subsequent Interim and Annual Financial Statements                A-33      6.8
Additional Agreements                                             A-34      6.9
Advice of Changes                                                 A-34     6.10
Current Information                                               A-34     6.11
Execution and Authorization of Subsidiary Bank Merger Agreement   A-34     6.12
Change in Structure                                               A-34     6.13
Transaction Expenses of Canaan                                    A-34     6.14
Further Action of Canaan                                          A-35     6.15

ARTICLE VII CONDITIONS PRECEDENT                                  A-35
Conditions to Each Party's Obligation To Effect the Merger        A-35      7.1
Conditions to Obligations of Salisbury                            A-36      7.2
Conditions to Obligations of Canaan                               A-37      7.3

ARTICLE VIII TERMINATION AND AMENDMENT                            A-37
Termination                                                       A-37      8.1

Effect of Termination                                             A-39      8.2
Amendment                                                         A-39      8.3
Extension; Waiver                                                 A-39      8.4

ARTICLE IX GENERAL PROVISIONS                                     A-40
Closing                                                           A-40      9.1
Nonsurvival of Representations, Warranties and Agreements         A-40      9.2
Expenses; Breakup Fee                                             A-40      9.3
Notices                                                           A-40      9.4
Interpretation                                                    A-41      9.5
Counterparts                                                      A-41      9.6
Entire Agreement                                                  A-41      9.7
Governing Law                                                     A-41      9.8
Enforcement of Agreement                                          A-41      9.9
Severability                                                      A-41     9.10
Publicity                                                         A-41     9.11
Assignment; Limitation of Benefits                                A-41     9.12
Additional Definitions                                            A-42     9.13

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2003 (this "Agreement"), is entered into by and between Salisbury Bancorp, Inc., a Connecticut corporation ("Salisbury") and Canaan National Bancorp, Inc., a Delaware corporation ("Canaan").

WHEREAS, the Boards of Directors of Salisbury and Canaan have determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Canaan will, subject to the terms and conditions set forth herein, merge with and into Salisbury, with Salisbury being the Surviving Corporation (as hereinafter defined) (the "Merger");

WHEREAS, prior to the consummation of the Merger, Salisbury and Canaan will respectively cause Salisbury Bank and Trust Company ("Salisbury Bank"), a Connecticut chartered bank and trust company and wholly-owned subsidiary of Salisbury, and The Canaan National Bank, a national bank and wholly-owned subsidiary of Canaan ("Canaan National Bank"), to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Subsidiary Bank Merger Agreement"), providing for the merger (the "Bank Merger") of Canaan National Bank with and into Salisbury Bank, with Salisbury Bank being the "Surviving Bank" of the Bank Merger, and the Bank Merger to be consummated immediately after consummation of the Merger;

WHEREAS, as an inducement to Salisbury to enter into this Agreement, Canaan will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with Salisbury immediately following the execution of this Agreement pursuant to which Canaan will grant Salisbury an option to purchase, under certain circumstances, an aggregate of 48,000 newly issued shares of common stock, par value $.01 per share, of Canaan ("Canaan Common Stock") upon the terms and conditions therein contained; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the State of Connecticut Business Corporation Act, as amended (the "Connecticut Corporation Law"), at the Effective Time (as defined in
Section 1.2 hereof), Canaan shall merge into Salisbury, with Salisbury being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Canaan shall cease, and the Surviving Corporation shall continue to exist as a Connecticut corporation.

1.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time set forth in the certificate of merger (the "Certificate of Merger"), substantially in the form attached as Exhibit D hereto, which shall be filed with the Secretaries of State of the States of Connecticut and Delaware on or before the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 33-820 and 33-821 of the Connecticut Corporation Law.

1.4 CONVERSION OF CANAAN COMMON STOCK.

(a) At the Effective Time, subject to Sections 1.4(b) and 1.4(c) hereof, each share of Canaan Common Stock issued and outstanding prior to the Effective Time (excluding shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 1.5(h) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive a combination of (i) 1.3371 shares (the "Exchange Ratio") of Salisbury common stock, par value $.01 per share ("Salisbury Common Stock") (the "Stock Consideration"), plus (ii) $31.20 in cash (without interest) (the "Cash Consideration"), subject to possible adjustment as provided in
Section 1.5 hereof. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Salisbury Common Stock will be issued. Instead, Salisbury shall pay to each holder of Canaan Common Stock who would otherwise be entitled to a fraction of a share of Salisbury Common Stock an amount in cash equal to (i) the fraction of a share of Salisbury Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of Salisbury Common Stock, which shall be deemed to be the average of the daily closing prices per share for Salisbury Common Stock for the fifteen consecutive trading days on which shares of Salisbury Common Stock are actually traded (as reported on the American Stock Exchange) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of Canaan Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

(c) All shares of Canaan Common Stock that are held by Salisbury, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled. In addition, no Dissenters' Shares as hereinafter defined shall be converted into the Merger Consideration pursuant to this
Section 1.4 but instead shall be treated in accordance with the provisions set forth in Section 1.5(h) of this Agreement.

1.5 EXCHANGE OF CANAAN COMMON STOCK AND DISSENTERS' RIGHTS.

(a) (RESERVED)

(b) (RESERVED)

(c) (RESERVED)

(d) (RESERVED)

(e) (RESERVED)

(f) All of the shares of Canaan Common Stock exchanged for the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously representing any such shares of Canaan Common Stock shall thereafter represent the right to receive the Merger Consideration for each share of Common Stock represented by such Certificate. If prior to the Effective Time Salisbury should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Merger Consideration shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

(g) At the Effective Time, all shares of Canaan Common Stock that are owned by Canaan as treasury stock and all shares of Canaan Common Stock that are owned directly or indirectly by Salisbury or Canaan or any of their respective Subsidiaries and other than any shares of Canaan Common Stock held by Salisbury or Canaan or any of their respective Subsidiaries in respect of a debt previously contracted shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Salisbury Common Stock that are owned by Canaan or any of its Subsidiaries shall become treasury stock of Salisbury.

(h) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Canaan Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly objected within the meaning of Section 262(d) of the Delaware General Corporation Law (the "DGCL") (the "Dissenters' Shares"), shall not be converted into the right to receive shares of Salisbury Common Stock, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, in which event such Dissenters' Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4(a) of the Agreement.

(i) Canaan shall give Salisbury (i) prompt notice of any objections filed pursuant to Section 262(d) of the DGCL that are received by Canaan, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the DGCL and received by Canaan and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the DGCL consistent with the obligations of Canaan thereunder. Canaan shall not, except with the prior written consent of Salisbury, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the DGCL, subject to Canaan's legal duties and obligations thereunder.

1.6 OPTIONS.

Unless exercised prior to the Effective Time, each option granted by Canaan to purchase shares of Canaan Common Stock which has not been properly exercised shall terminate and expire and thereafter shall be of no effect or value. Options for Canaan Common Stock, as reflected on Schedule 1.6 of the Canaan Disclosure Schedule, which are properly exercised prior to the Effective Time shall be included in the Canaan Common Stock and shall be converted into Merger Consideration at the Effective Time.

1.7 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Salisbury, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

1.8 BYLAWS. At the Effective Time, the Bylaws of Salisbury, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.9 DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Salisbury immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. As of the Effective Time, Salisbury shall increase the size of its Board of Directors by two (2) members, and thereupon Salisbury shall invite two (2) of the current independent Directors of Canaan to serve as directors of Salisbury and Salisbury Bank until the Annual Meeting of Shareholders to be held in 2005, at which time they shall be nominated to serve as members of the Board of Directors of Salisbury and Salisbury Bank for a period to terminate no earlier than the annual meeting of Salisbury stockholders next following the second anniversary of the Effective Time; provided, however, that Salisbury shall have no obligation to invite any person to serve on Salisbury or Salisbury Bank's Boards of Directors if they are not members in good standing of Canaan's Board of Directors immediately prior to the Effective Time.

1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

1.11 ACCOUNTING TREATMENT. It is intended that the Merger shall be accounted for as a "purchase transaction" under generally accepted accounting principles ("GAAP").

                                   ARTICLE II
                               EXCHANGE OF SHARES

2.1 SALISBURY TO MAKE MERGER CONSIDERATION AVAILABLE. At or prior to the Effective Time, Salisbury shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Salisbury Common Stock and the cash sufficient in the aggregate for the Exchange Agent to make full payment of the Merger Consideration (such cash and certificates for shares of Salisbury Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a). There shall be a written agreement between Salisbury and the Exchange Agent in which the Exchange Agent expressly undertakes the obligations to pay the Merger Consideration as provided herein. Canaan shall have the right to review the agreement with the Exchange Agent prior to its execution.

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

2.2 EXCHANGE.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares into which the shares of Canaan Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Canaan shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of Salisbury Common Stock and cash to which such holder of Canaan Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the Cash Consideration and the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and unpaid dividends and distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Salisbury Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Salisbury Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Salisbury Common Stock into which the Canaan Common Stock shall have been converted.

(c) If any certificate representing shares of Salisbury Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Salisbury Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) As of the close of business on the day immediately prior to the Effective Time, there shall be no transfers on the stock transfer books of Canaan of the shares of Canaan Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Salisbury Common Stock as provided in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Canaan for six months after the Effective Time shall be returned to Salisbury. After such funds have been returned to Salisbury, any shareholders of Canaan who have not theretofore complied with this Article II shall thereafter look only to Salisbury for payment of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on Salisbury Common Stock deliverable in respect of each share of Canaan Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Salisbury, Canaan, the Exchange Agent or any other person shall be liable to any former holder of shares of Canaan Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Salisbury, the posting by such person of a bond in such amount as Salisbury may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Salisbury Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.3 DISCLOSURE SCHEDULE. Prior to the execution and delivery hereof, Canaan has delivered to Salisbury a schedule (the "Canaan Disclosure Schedule"), and Salisbury has delivered to Canaan a schedule (the "Salisbury Disclosure Schedule"), in each case setting forth, among other things, items of which disclosure is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Articles III or IV, as applicable, or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or would have a Material Adverse Effect (as defined in Section 9.13) with respect to such party.

2.4 STANDARDS. No representation or warranty of Canaan contained in Article III or of Salisbury contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Canaan, or Article IV, in the case of Salisbury, has had or would be reasonably certain to have a Material Adverse Effect with respect to Canaan or Salisbury, respectively.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CANAAN

Canaan hereby makes the following representations and warranties to Salisbury as set forth in this Article III, each of which is being relied upon by Salisbury as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Canaan referenced below and thereby required of Canaan pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "Canaan Disclosure Schedule."

3.1 CORPORATE ORGANIZATION.

(a) Canaan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Canaan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. Canaan is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Banking Holding Company Act of 1956, as amended ("BHCA"). The Articles of Incorporation and Bylaws of Canaan, copies of which are included in Section 3.1(a) of the Canaan Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) Canaan National Bank is a national bank duly organized and validly existing and in good standing under the laws of the United States of America. The deposit accounts of Canaan National Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Canaan National Bank. CNB Insurance Agency, Inc., is the only Subsidiary of Canaan National Bank, and other than Canaan National Bank, Canaan has no subsidiaries. Canaan National Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and Bylaws of each of Canaan National Bank, and CNB Insurance Agency, Inc., copies of which have previously been delivered to Salisbury, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

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

3.2 CAPITALIZATION.

(a) The authorized capital stock of Canaan consists of 3,000,000 shares of Canaan Common Stock. As of the date hereof, there are: (x) 177,418 shares of Canaan Common Stock issued and outstanding and no shares of Canaan Common Stock are held in Canaan's treasury; (y) 15,290 shares of Canaan Common Stock reserved for issuance upon exercise of outstanding stock options under the Canaan Stock Plans; and (z) 48,000 shares of Canaan Common Stock reserved for issuance upon exercise of the option to be issued to Salisbury pursuant to the Option Agreement. As of the date hereof, no shares of Canaan Preferred Stock are outstanding. All of the issued and outstanding shares of Canaan Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Option Agreement and outstanding options under the Canaan Stock Plans, Canaan does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Canaan Common Stock or Canaan Preferred Stock or any other equity security of Canaan or any securities representing the right to purchase or otherwise receive any shares of Canaan Common Stock or any other equity security of Canaan. The names of the optionees, the date of each option to purchase Canaan Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Canaan Stock Plans are set forth in Section 3.2(a) of the Canaan Disclosure Schedule. Except as set forth at Section 3.2(a) of the Canaan Disclosure Schedule, since December 31, 2002 Canaan has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted under the Canaan Stock Plans.

(b) Section 3.2(b) of the Canaan Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of Canaan as of the date of this Agreement. Except as set forth at Section 3.2(b) of the Canaan Disclosure Schedule, Canaan owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Canaan Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 AUTHORITY; NO VIOLATION.

(a) Canaan has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Canaan. The Board of Directors of Canaan has directed that this Agreement and the transactions contemplated hereby be submitted to Canaan's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of Canaan's shareholders, no other corporate proceedings on the part of Canaan (except for matters related to setting the date, time, place and record date for the meeting) are necessary to approve this Agreement or the Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Canaan and (assuming due authorization, execution and delivery by Salisbury of this Agreement and by Salisbury of the Option Agreement) will constitute valid and binding obligations of Canaan, enforceable against Canaan in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Canaan National Bank has full corporate power and authority to execute and deliver the Subsidiary Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Subsidiary Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Canaan National Bank and by Canaan as the sole shareholder of Canaan National Bank. All corporate proceedings on the part of Canaan National Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Subsidiary Bank Merger Agreement, upon execution and delivery by Canaan National Bank, will be duly and validly executed and delivered by Canaan National Bank and will (assuming due authorization, execution and delivery by Salisbury Bank) constitute a valid and binding obligation of Canaan National Bank, enforceable against Canaan National Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(c) Neither the execution and delivery of this Agreement and the Option Agreement by Canaan or the Subsidiary Bank Merger Agreement by Canaan National Bank, nor the consummation by Canaan or Canaan National Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Canaan or Canaan National Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Canaan or the Certificate of Incorporation or Bylaws of Canaan National Bank, or
(ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to Canaan or Canaan National Bank, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Canaan or Canaan National Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Canaan or Canaan National Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) for such matters as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Canaan or Canaan National Bank or any Subsidiaries of either, or materially impair their ability to consummate the transactions contemplated by the Agreement.

3.4 CONSENTS AND APPROVALS.

(a) Except for (i) the filing of applications and notices, as applicable, as to the Merger with the FRB under the BHCA and with the Office of the Comptroller of the Currency (the "OCC") or the FDIC with respect to the Bank Merger Act, as to the Bank Merger with Salisbury Bank, (ii) the filing of applications and notices with the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner"), as well as any other applications and notices to state officials related to the Merger and the Bank Merger (the "State Banking Approvals"), (iii) the filing with the Connecticut Commissioner of an acquisition statement pursuant to Section 36a-184 of the Banking Law of the State of Connecticut prior to the acquisition of more than 10% of Canaan Common Stock pursuant to the Option Agreement, if not exempt, (iv) the filing of any required applications or notices with the FDIC and OCC as to any subsidiary activities of Canaan National Bank which becomes a service corporation or operating subsidiary of Salisbury Bank and approval of such applications and notices, (v) the filing with the United States Securities and Exchange Commission (the "SEC") of a registration statement on Form S-4 by Salisbury to register the shares of Salisbury Common Stock to be issued in connection with the Merger (including the shares of Salisbury Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the Proxy Statement/Prospectus to be used in soliciting the approval of shareholders of Canaan at a meeting to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement/Prospectus"), (vi) the filing of the Certificate of Merger with the Secretary of the State of Connecticut pursuant to the Connecticut Corporation Law; (vii) the filing of the Certificate of Merger with the Secretary of the State of Delaware pursuant to the DGCL, (viii) the filing of the Subsidiary Bank Merger Agreement with the FDIC, Connecticut Commissioner and the Secretary of the State of Connecticut,
(ix) such filings and approval as may be required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable), (x) the filing of the required application and notices to American Stock Exchange ("AMEX"), and (xi) such filings, authorizations or approvals as may be set forth in Section 3.4(a) of the Canaan Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by Canaan of this Agreement and the Option Agreement, (2) the consummation by Canaan of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Canaan National Bank of the Subsidiary Bank Merger Agreement, (4) the consummation by Canaan of the Option Agreement; and (5) the consummation by Canaan National Bank of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability of Canaan to consummate the transactions contemplated hereby.

(b) Canaan hereby represents to Salisbury that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5 LOAN PORTFOLIO; REPORTS.

(a) Except as set forth at Section 3.5(a) of the Canaan Disclosure Schedule, as of December 31, 2002 and thereafter through and including the date of this Agreement, neither Canaan, Canaan National Bank nor any of their Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer or five percent or greater shareholder of Canaan or Canaan National Bank, or any Affiliated Person (as defined in Section 9.13) of the foregoing.

(b) Canaan, Canaan National Bank and each of their Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with
(i) the FRB, (ii) the FDIC, (iii) the Connecticut Commissioner and any other state banking commissioners or any other state regulatory authority (each a "State Regulator"), (iv) the SEC, (v) any other self-regulatory organization ("SRO"), and (vi) the OCC. Except for normal examinations conducted by a regulatory agency in the regular course of the business of Canaan and any Subsidiary, no Governmental Entity is conducting, or has conducted at any time subsequent to December 31, 2000, any proceeding or investigation into the business or operations of Canaan or its Subsidiaries.

3.6 FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS. Canaan has previously delivered to Salisbury true, correct and complete copies of the consolidated statements of financial position of Canaan and its Subsidiaries as of December 31 for the fiscal year 2002 and the related consolidated statements of earnings, shareholders' equity and cash flows for the fiscal years 2001 and 2002, inclusive, as reported in Canaan's Annual Report for the fiscal year ended 2002, within forty-five (45) days of execution of this Agreement, the financial statements for the year 2002 shall be accompanied by the audit report of Canaan's independent public accountants. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Canaan and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X. The financial statements reflecting Canaan's Annual Report for the fiscal year ended December 31, 2002 when accompanied by the audit report of Canaan's independent public accountants will comply in all material respects with the appropriate applicable requirements for such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The books and records of Canaan and each of its Subsidiaries have been and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

3.7 BROKER'S FEES. Neither Canaan, Canaan National Bank, any of their Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Subsidiary Bank Merger Agreement or the Option Agreement, except that Canaan has engaged, and will pay a financial advisor's fee to HAS Associates, Inc. ("HAS") in accordance with the terms of a letter agreement between HAS and Canaan, a true, complete and correct copy of which is attached at Section 3.7 of the Canaan Disclosure Schedule. Such fee to HAS is the only fee, commission or other expense to be incurred by or on behalf of Canaan, Canaan National Bank or any Subsidiary with respect to any financial advisor, broker or finder in connection with the Merger and the transactions contemplated thereby.

3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as set forth at Section 3.8(a) of the Canaan Disclosure Schedule, or as disclosed in Canaan's Annual Report for the fiscal year ended December 31, 2002, since December 31, 2002 (i) neither Canaan nor any Subsidiary has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on Canaan or its Subsidiaries.

(b) Since December 31, 2002 Canaan and each of its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

3.9 LEGAL PROCEEDINGS.

(a) Except as set forth at Section 3.9(a) of the Canaan Disclosure Schedule, neither Canaan, Canaan National Bank nor any of their Subsidiaries is a party to any, and there are no pending or to the knowledge of Canaan, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Canaan, Canaan National Bank or any Subsidiary in which, to the knowledge of Canaan or any Subsidiary, there is a reasonable probability of any material recovery against or other material effect upon Canaan or any Subsidiary, or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Subsidiary Bank Merger Agreement or the Option Agreement and as to which there is a reasonable probability of success.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Canaan, Canaan National Bank or any of their Subsidiaries, or the assets of Canaan, Canaan National Bank or any of their Subsidiaries.

3.10 TAXES AND TAX RETURNS.

(a) Each of Canaan, Canaan National Bank and their Subsidiaries have duly filed all Tax Returns, as hereinafter defined, required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision (or will make provision) on the financial statements referred to in Sections 3.6 and 6.8 hereof in accordance with GAAP for the payment of all material Taxes, as hereinafter defined, which have been incurred or are due or claimed to be due from them by Taxing Authorities, as hereinafter defined, on or prior to the date hereof other than Taxes (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 3.10(a) of the Canaan Disclosure Schedule and (b) which have not been finally determined. All liability with respect to the Tax Returns of Canaan and any Subsidiary has been satisfied for all years to and including 2002. The Internal Revenue Service ("IRS") has not notified Canaan of, or otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of Canaan or any Subsidiaries. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Canaan or any Subsidiaries, nor has Canaan or any Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period. In addition, Tax Returns which are accurate and complete in all material respects have been filed by Canaan and each Subsidiary for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been (or will be) included by Canaan in the financial statements referred to in Sections 3.6 and 6.8 hereto. All Canaan Tax Returns which have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods. Neither Canaan nor any Subsidiary has consented to any waiver or extension of any statute of limitations with respect to any Tax. Neither Canaan nor any Subsidiary has made an election under Section 341(f) of the IRC. Canaan has provided or made available to Salisbury complete and correct copies of its and its Subsidiaries' Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Canaan or any Subsidiaries. Neither Canaan nor any Subsidiaries will be a "foreign person" as that term is used in section 1.1445-2 of the Treasury Regulations promulgated under the IRC. Canaan National Bank is not a "United States real property holding corporation" within the meaning of section 897 of the IRC and was not a "United States real property holding corporation" on any "determination date" (as defined in section 1.897-2(c) of such Regulations) that occurred during any relevant period.

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(b) For purposes of this Agreement: "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee. "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax. "Taxing Authority" means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.11 EMPLOYEE PLANS.

(a) Section 3.11(a) of the Canaan Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Canaan or any Subsidiary or any other entity which together with Canaan would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Canaan or any Subsidiary has any liability (collectively, the "Plans").

(b) Canaan has heretofore delivered or made available to Salisbury true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(c) Except as set forth at Section 3.11 (c) of the Canaan Disclosure Schedule,
(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; (iii) no such Plan is subject to Title IV of ERISA; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Canaan or any Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) benefits under a Plan that is a "qualified plan," for purposes of
Section 401(a) of the Code, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Canaan or any Subsidiary, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (v) no liability under Title IV of ERISA has been incurred by Canaan or any Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk of Canaan or any Subsidiary incurring a material liability thereunder; (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA; (vii) all contributions or other amounts payable by Canaan or any Subsidiary as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code; (viii) neither Canaan nor any Subsidiary has engaged in a transaction in connection with which Canaan or any Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed penalty pursuant to Section 4975 or 4976 of the Code; (ix) to the knowledge of Canaan, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (x) all Plans could be terminated as of the Effective Time without any liability materially in excess of the amounts accrued with respect to such Plans on the financial statements referenced in Section 3.6 hereof and, for the purposes of Section 7.2(a) hereof, on the financial statements referred to in Section 6.8 hereof; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Canaan or any Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G; and (xii) no Plan is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

                                      A-13
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3.12 CERTAIN CONTRACTS.

(a) Except as set forth at Section 3.12(a) of the Canaan Disclosure Schedule, neither Canaan nor any Subsidiary is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Subsidiary Bank Merger Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Salisbury, Canaan, Canaan National Bank, Salisbury Bank or any of their respective Subsidiaries to any director, officer or employee of Canaan or any Subsidiary, (iii) which materially restricts the conduct of any line of business by Canaan or any Subsidiary, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the Subsidiary Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Subsidiary Bank Merger Agreement (including as to this clause
(v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12(a) of the Canaan Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which Canaan or any of its Subsidiaries is a party.
Section 3.12(a) of the Canaan Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Canaan and each of its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12 of the Canaan Disclosure Schedule, is referred to herein as a "Canaan Contract," and neither Canaan nor any Subsidiary has received notice of, any violation of any Canaan Contract by Canaan.

(b) (i) Each Canaan Contract is valid and binding and in full force and effect,
(ii) Canaan and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Canaan Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Canaan or any Subsidiary under any such Canaan Contract.

(c) Each of the Executive Officers of Canaan, listed on Schedule 3.12(c) of the Canaan Disclosure Schedule has executed a valid waiver of his or her rights pursuant to the Canaan Change in Control Plan and Canaan has provided such waivers to Salisbury as Section 3.12(c) of the Canaan Disclosure Schedule.

(d) The Schedule of Potential Benefits payable to officers and employees of Canaan provided by Canaan at Section 3.12(d) of the Canaan Disclosure Schedules is accurate and complete in all material respects.

3.13 AGREEMENTS WITH GOVERNMENTAL AGENCIES. Neither Canaan nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Canaan or any Subsidiary been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. To the best of its knowledge, Canaan is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or applicable to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, Canaan National Bank has a Community Reinvestment Act rating of "satisfactory" or better.

3.14 STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. The Board of Directors of Canaan has approved the offer of Salisbury to enter into this Agreement, the Subsidiary Bank Merger Agreement and the Option Agreement, and has approved Canaan entering into this Agreement, the Subsidiary Bank Merger Agreement and the Option Agreement, and the transactions contemplated thereby, such that under applicable law and Canaan's Certificate of Incorporation the only vote of Canaan shareholders necessary to consummate the transactions contemplated hereby (including the Bank Merger and issuance of Canaan Common Stock under the Option Agreement) is the approval of a majority of all votes entitled to be cast by the holders of the outstanding shares of Canaan Common Stock.

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

3.15 ENVIRONMENTAL MATTERS.

(a) Each of Canaan and its Subsidiaries is in compliance in all respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except for such matters as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Canaan or any of its Subsidiaries or materially impair their ability to consummate the transactions contemplated by this Agreement.

(b) There is no suit, claim, action, proceeding, investigation or notice pending, or to the knowledge of Canaan or any of its Subsidiaries, threatened, in which Canaan or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, is threatened to be, named as a defendant or, to the knowledge of Canaan or any of its Subsidiaries, threatened with respect to past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Canaan or any Subsidiary, except for such matters as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Canaan or any Subsidiary or materially impair their ability to consummate the transactions contemplated by this Agreement;

(c) To the knowledge of Canaan or any Subsidiary, during the period of Canaan's or any Subsidiary's ownership or operation of any of its properties, there has not been any release of Hazardous Material in, on, under or affecting any such property.

(d) Except as set forth at Section 3.15(d) of the Canaan Disclosure Schedule, to the knowledge of Canaan and any of its Subsidiaries, neither Canaan nor any of its Subsidiaries has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

(e) For purposes of this Section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

(f) Except as set forth at Section 3.15(f) of the Canaan Disclosure Schedule, no real property owned or leased by Canaan or any of its Subsidiaries as other real estate owned ("OREO") or otherwise, or owned or controlled by Canaan or any Subsidiary as a trustee or fiduciary meets the statutory criteria of an "Establishment" as that term is defined pursuant to Section 22a-134(3) of the General Statutes of Connecticut.

3.16 RESERVES FOR LOSSES. All reserves or other allowances for possible losses reflected in Canaan's financial statements referred to in Section 3.6 and all subsequent quarterly periods complied with all Laws and are adequate under GAAP. Neither Canaan nor Canaan National Bank has been notified by the FRB, the FDIC, the OCC, the Connecticut Commissioner or Canaan's independent auditor, or anyone engaged by Canaan or Canaan National Bank to perform loan review services at Canaan National Bank in writing or otherwise, that such reserves are inadequate or that the practices and policies of Canaan or Canaan National Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FRB, the FDIC, the OCC, the Connecticut Commissioner or Canaan's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Canaan or Canaan National Bank. Canaan has previously furnished Salisbury with a complete list of all extensions of credit and OREO that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Canaan agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by Canaan or Canaan National Bank is being carried net of reserves at the lower of cost or net realizable value.

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3.17 PROPERTIES AND ASSETS. Section 3.17 of the Canaan Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Canaan and any Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which Canaan or any Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Canaan or any Subsidiary is a party; and (iv) all items of Canaan's or any Subsidiary's tangible personal property and equipment with a book value of $5,000 or more or having any annual lease payment of $2,500 or more. Except for
(a) items reflected in Canaan's consolidated financial statements as of December 31, 2002 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Canaan's or any Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2002, and (e) items listed in Section 3.17 of the Canaan Disclosure Schedule, Canaan and its Subsidiaries have good and, as to owned real property, marketable and insurable, title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. Canaan and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither Canaan nor any Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2002. All properties and assets used by Canaan and any of its Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. Canaan and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Canaan or its Subsidiaries are a party are valid and binding obligations in accordance with the terms thereof. Neither Canaan nor any Subsidiary is in default with respect to any such lease, and there has occurred no default by Canaan or any Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Canaan or any Subsidiary of any of the property owned, leased, or occupied by them.

3.18 INSURANCE. Section 3.18 of the Canaan Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Canaan and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Canaan and its Subsidiaries, as the case may be) are in full force and effect and have been in full force and effect. As of the date hereof, neither Canaan nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Canaan and its Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Canaan and its Subsidiaries, as the case may be, and is sufficient for compliance by Canaan and its Subsidiaries with all requirements of Law and agreements to which Canaan or its Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.18 of the Canaan Disclosure Schedule, as in effect on the date hereof, have been delivered to Salisbury.

3.19 CNB INSURANCE AGENCY, INC (the "Agency"). The Agency is a wholly owned subsidiary of Canaan National Bank, and is a corporation duly organized and validly existing under the laws of the State of Connecticut. The Agency has the full corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of its business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The Agency is licensed in all states where the nature of its operations requires it to be so licensed. The Agency has complied in all material respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any material respect of, and has not received any notices of violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business.

                                      A-16
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3.20 COMPLIANCE WITH APPLICABLE LAWS. Each of Canaan, Canaan National Bank and
their Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Canaan nor any Subsidiary has received any notice of any material alleged or threatened claim, violation of, or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.

3.21 LOANS. As of the date hereof:

(a) All loans owned by Canaan, Canaan National Bank or any of their Subsidiaries, or in which Canaan, Canaan National Bank or any of their Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

(b) All loans owned by Canaan, Canaan National Bank or any of their Subsidiaries, or in which Canaan, Canaan National Bank or any of their Subsidiaries has an interest, have been made or acquired in accordance with board of director-approved loan policies and all of such loans are collectible, except to the extent reserves have been made against such loans in Canaan's consolidated financial statements at December 31, 2002, March 31, 2003 and June 30, 2003 referred to in Section 3.6 hereof. Each of Canaan, Canaan National Bank and any of their Subsidiaries holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Canaan, Canaan National Bank and any of their Subsidiaries are with full recourse to the borrowers (except as set forth at Section 3.21(b) of the Canaan Disclosure Schedule), and each of Canaan, Canaan National Bank and any of their Subsidiaries has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.21(b) of the Canaan Disclosure Schedule, all loans purchased or originated by Canaan, Canaan National Bank or any of their Subsidiaries and subsequently sold by Canaan, Canaan National Bank or any of their Subsidiaries have been sold without recourse to Canaan, Canaan National Bank or any of their Subsidiaries and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of December 31, 2002, March 31, 2003, June 30, 2003 and August 31, 2003 prepared by Canaan, Canaan National Bank and any of their Subsidiaries which reports include all loans delinquent or otherwise in default, have been furnished to Salisbury. True, correct and complete copies of the currently effective lending policies and practices of Canaan, Canaan National Bank and any of their Subsidiaries also have been furnished to Salisbury.

(c) Except as set forth at Section 3.21(c) of the Canaan Disclosure Schedule, each outstanding loan participation sold by Canaan, Canaan National Bank or any of their Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Canaan, Canaan National Bank or any of their Subsidiaries) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Canaan, Canaan National Bank or any of their Subsidiaries for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Canaan, Canaan National Bank and any of their Subsidiaries have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d) Canaan, Canaan National Bank and their subsidiaries have in all material respects properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

                                      A-17
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(e) Section 3.21(e) of the Canaan Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other person covered by Regulation O of the FRB.

3.22 AFFILIATES. Each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") of Canaan is listed at Section 3.22 of the Canaan Disclosure Schedule, and each director of Canaan has delivered to Salisbury, concurrently with the execution of this Agreement, a stockholder agreement in the form of Exhibit C hereto (the "Canaan Stockholder Agreement"). The Canaan Stockholder Agreement has been duly and validly executed and delivered by each person that is a party thereto and, assuming due authorization, execution and delivery by Salisbury, constitutes the valid and binding obligation of such person, enforceable against such person in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

3.23 OWNERSHIP OF SALISBURY COMMON STOCK. Except as set forth at Section 3.23 of the Canaan Disclosure Schedule, neither Canaan nor any of its directors, officers, 5% or greater shareholders or affiliates (as used above in Section 3.22) (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding capital stock of Salisbury (other than those agreements, arrangements or understandings specifically contemplated hereby).

3.24 CHANGE IN CONTROL BENEFITS. The information provided by Canaan with respect to the benefits to be paid, vested or accrued to any of the current or former employees of Canaan or its subsidiaries in the event of a change in control are set forth at Section 3.24 of the Canaan Disclosure Schedule.

3.25 INTELLECTUAL PROPERTY. Neither Canaan nor any Subsidiary has any material undisclosed liability with respect to (i) patents, trademarks, trade names, service marks, copyrights and any applications therefor, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in the business of Canaan or any Subsidiary or (ii) licenses, sublicenses and other agreements as to which Canaan or any Subsidiary is a party and pursuant to which Canaan or any Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any Canaan or any Subsidiary product.

3.26 CANAAN INFORMATION. The information relating to Canaan and its Subsidiaries to be provided by Canaan to be contained in the Proxy Statement/Prospectus (defined below) and the Registration Statement (defined below) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof relating solely to Salisbury or any of its Subsidiaries, as to which Canaan makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.27 FAIRNESS OPINION. Canaan has received a written fairness opinion from HAS to the effect that, in its opinion, the consideration to be paid by Salisbury to shareholders of Canaan pursuant to this Agreement is fair to such holders of Canaan Common Stock from a financial point of view ("Fairness Opinion") and HAS has consented to the inclusion of the written Fairness Opinion in the Registration Statement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SALISBURY

Salisbury hereby makes the following representations and warranties to Canaan as set forth in this Article IV, each of which is being relied upon by Canaan as a material inducement to enter into and perform this Agreement.

4.1 CORPORATE ORGANIZATION.

(a) Salisbury is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut. Salisbury has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Salisbury is duly registered as a holding company with the FRB under the BHCA. The Certificate of Incorporation and Bylaws of Salisbury, copies of which are included in Section 4.1(a) of the Salisbury Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

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(b) Salisbury Bank is a state bank and trust company chartered by the State of
Connecticut under the laws of the United States with its main office in the State of Connecticut. Salisbury Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The Charter and Bylaws of Salisbury Bank, copies of which have previously been made available to Canaan, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2 CAPITALIZATION.

(a) The authorized capital stock of Salisbury consists of 3,000,000 shares of Salisbury Common Stock (par value $.10 per share), of which 1,424,078 shares were issued and outstanding at June 30, 2003. At such date, there were no options outstanding to purchase any shares of Salisbury Common Stock, and 13,280 shares were reserved for issuance pursuant to the Salisbury Directors Stock Retainer Plan. All of the issued and outstanding shares of Salisbury Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Shares will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, Salisbury does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Salisbury Common Stock or Salisbury Preferred Stock or any other equity of Salisbury or any securities representing the right to purchase or otherwise receive any shares of Salisbury Common Stock or Salisbury Preferred Stock, other than pursuant to the Salisbury Directors Stock Retainer Plan.

(b) All of the outstanding shares of Salisbury Bank Common Stock are owned by Salisbury free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

4.3 AUTHORITY; NO VIOLATION.

(a) Salisbury has full corporate power and corporate authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Salisbury and no other corporate proceedings on the part of Salisbury are necessary to approve this Agreement or to consummate the transaction contemplated hereby or thereby. This Agreement has been, and the Option Agreement will be, duly and validly executed and delivered by Salisbury and (assuming due authorization, execution and delivery by Canaan) will constitute valid and binding obligations of Salisbury enforceable against Salisbury in accordance with their terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

(b) Salisbury Bank has full corporate power and corporate authority to execute and deliver the Subsidiary Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Subsidiary Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Salisbury Bank and by Salisbury as the sole shareholder of Salisbury Bank. All corporate proceedings on the part of Salisbury Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Subsidiary Bank Merger Agreement, upon execution and delivery by Salisbury Bank, will be duly and validly executed and delivered by Salisbury Bank and (assuming due authorization, execution and delivery by Canaan National
Bank) will constitute a valid and binding obligation of Salisbury Bank, enforceable against Salisbury Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

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(c) Neither the execution and delivery of this Agreement or the Option Agreement by Salisbury or the Subsidiary Bank Merger Agreement by Salisbury Bank, nor the consummation by Salisbury or Salisbury Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Salisbury or Salisbury Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Salisbury or the Charter or Bylaws of Salisbury Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4(a) hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to Salisbury, Salisbury Bank or any of their respective properties or assets, or
(y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Salisbury or Salisbury Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Salisbury or Salisbury Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) for such matters as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Salisbury or Salisbury Bank or materially impair their ability to consummate the transactions contemplated by the Agreement.

4.4 REGULATORY APPROVALS.

(a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Bank Merger with the FRB and the FDIC and approval of such applications and notices, (ii) the filing of any required applications or notices with the FDIC and the OCC as to any subsidiary activities of Canaan National Bank which become a service corporation or operating subsidiary of Salisbury Bank and approval of such applications and notices, (iii) the State Banking Approvals, (iv) the filing with the Connecticut Commissioner of an acquisition statement pursuant to Section 36a-184 of the Connecticut Banking Law prior to the acquisition of more than 10% of the Canaan Common Stock pursuant to the Option Agreement, if not exempt, (v) the filing with the SEC of a registration statement on Form S-4 to register the shares of Salisbury Common Stock to be issued in connection with the Merger (including the shares of Salisbury Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the Proxy Statement/Prospectus, (vi) the filing of the Certificate of Merger with the Secretary of State of Connecticut pursuant to the Connecticut Corporation Law,
(vii) the filing of the Certificate of Merger with the Secretary of the State of Delaware pursuant to the DGCL, (viii) the filing of the Subsidiary Bank Merger Agreement with the FDIC, OCC, Connecticut Commissioner and the Secretary of State of Connecticut, and (ix) the filings of the required notices regarding the change of control of CNB, (x) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with AMEX in connection with the issuance of the shares of Salisbury Common Stock pursuant to this Agreement, or (xi) such filing, authorization, approvals or consents of third parties as may be set forth in Section 4.4(a) of the Salisbury Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Salisbury of this Agreement and the Option Agreement, (2) the consummation by Salisbury of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Salisbury Bank of the Subsidiary Bank Merger Agreement, and (4) the consummation by Salisbury Bank of the transactions contemplated by the Subsidiary Bank Merger Agreement except for such consents, approvals or filings the failure of which to obtain will not have a material adverse effect on the ability of Canaan to consummate the transactions contemplated thereby.

(b) Salisbury hereby represents to Canaan that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

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

4.5 FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS. Salisbury has previously delivered to Canaan true, correct and complete copies of the consolidated balance sheets of Salisbury and its Subsidiaries as of December 31 for the fiscal years 2000, 2001 and 2002 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in Salisbury's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., independent public accountants with respect to Salisbury, and the interim financial statements of Salisbury as of and for the six (6) months ended June 30, 2003 as included in Salisbury's quarterly report on Form 10-Q for the period ended June 30, 2003, as filed with the SEC. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Salisbury and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Salisbury's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and all subsequently filed reports under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Salisbury has previously delivered or made available to Canaan true, correct and complete copies of such reports. The books and records of Salisbury and Salisbury Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.6 AGREEMENTS WITH GOVERNMENTAL AGENCIES AND REGULATORY MATTERS. Neither Salisbury nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Salisbury, nor Salisbury Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. To the best of its knowledge, Salisbury is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or applicable to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, Salisbury Bank has a Community Reinvestment Act rating of "satisfactory" or better.

4.7 LEGAL PROCEEDINGS.

(a) Neither Salisbury nor any of its Subsidiaries is a party to any, and there are no pending or, to Salisbury's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Salisbury or any of its Subsidiaries in which, to Salisbury's knowledge, there is a reasonable probability of any material recovery against or other material effect upon Salisbury or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Subsidiary Bank Merger Agreement or the Option Agreement as to which there is a reasonable probability of success.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Salisbury, any of its Subsidiaries or the assets of Salisbury or any of its Subsidiaries.

4.8 SALISBURY INFORMATION. The information relating to Salisbury and its Subsidiaries to be provided by Salisbury to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof relating solely to Canaan or any Subsidiary of Canaan, as to which Salisbury makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations thereunder.

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4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a) Except as disclosed in Salisbury's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and all reports subsequently filed by Salisbury under Sections 13(a), 13(e), 14 or 15(d) of the Exchange Act, true, correct and complete copies of which have previously been delivered or made available to Canaan, since December 31, 2002, no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Salisbury.

(b) Since December 31, 2002, Salisbury and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

4.10 COMPLIANCE WITH APPLICABLE LAWS. Salisbury and each Salisbury Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Salisbury nor any Salisbury Subsidiary has received any notice of any alleged or threatened claim, violation of or liability or potential responsibility under any such Laws that has not heretofore been cured and for which there is no remaining liability.

4.11 TAX TREATMENT OF MERGER. As of the date of this Agreement, Salisbury is not aware of any fact or state of affairs that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

4.12 FAIRNESS OPINION. Salisbury has received a written fairness opinion from Northeast Capital & Advisory, Inc. ("Northeast Capital") to the effect that, in its opinion, the consideration to be paid by Salisbury to shareholders of Canaan pursuant to this Agreement is fair to such holders of Salisbury Common Stock from a financial point of view ("Salisbury Fairness Opinion") and Northeast Capital has consented to the inclusion of the written Fairness Opinion in the Registration Statement.

4.13 CONSENTS AND APPROVALS.

(a) Except for (i) the filing of applications and notices, as applicable, as to the Merger with the FRB under the BHCA and with the Office of the Comptroller of the Currency (the "OCC") or the Federal Deposit Insurance Corporation ("FDIC") with respect to the Bank Merger Act, as to the Bank Merger with Canaan National Bank, (ii) the filing of applications and notices with the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner"), as well as any other applications and notices to state officials related to the Merger and the Bank Merger (the "State Banking Approvals"), (iii) the filing with the Connecticut Commissioner of an acquisition statement pursuant to Section 36a-184 of the Banking Law of the State of Connecticut prior to the acquisition of more than 10% of Canaan Common Stock pursuant to the Option Agreement, if not exempt,
(iv) the filing of any required applications or notices with the FDIC and OCC as to any subsidiary activities of Canaan National Bank which becomes a service corporation or operating subsidiary of Salisbury Bank and approval of such applications and notices, (v) the filing with the SEC of a registration statement on Form S-4 by Salisbury to register the shares of Salisbury Common Stock to be issued in connection with the Merger (including the shares of Salisbury Common Stock that may be issued upon the exercise of the options referred to in Section 1.5 hereof), which will include the Proxy Statement/Prospectus to be used in soliciting the approval of shareholders of Canaan at a meeting to be held in connection with this Agreement and the transactions contemplated hereby, (vi) the filing of the Certificate of Merger with the Secretary of State of Connecticut pursuant to the Connecticut Corporation Law; (vii) the filing of the Certificate of Merger with the Secretary of the State of Delaware pursuant to the DGCL, (viii) the filing of the Subsidiary Bank Merger Agreement with the FDIC, Connecticut Commissioner and the Secretary of State of Connecticut, (ix) such filings and approval as may be required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable), (x) the filing of the required application and notices to American Stock Exchange ("AMEX"), and (xi) such filings, authorizations or approvals as may be set forth in Section 4.13(a) of the Salisbury Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with
(1) the execution and delivery by Salisbury of this Agreement and the Option Agreement, (2) the consummation by Salisbury of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Salisbury Bank of the Subsidiary Bank Merger Agreement, (4) the consummation by Salisbury of the Option Agreement; and (5) the consummation by Salisbury Bank of the Bank Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability of Salisbury to consummate the transactions contemplated hereby.

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(b) Salisbury hereby represents to Canaan that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.13(a) cannot be obtained or granted on a timely basis.

4.14 BROKER'S FEES. Neither Salisbury, Salisbury Bank, any of their Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, the Subsidiary Bank Merger Agreement or the Option Agreement, except that Salisbury has engaged, and will pay a financial advisor's fee to Northeast Capital & Advisory, Inc. ("NEC") in accordance with the terms of a letter agreement between NEC and Salisbury, a true, complete and correct copy of which is attached at Section 4.14 of the Salisbury Disclosure Schedule. Such fee to NEC is the only fee, commission or other expense to be incurred by or on behalf of Salisbury, Salisbury Bank or any Subsidiary with respect to any financial advisor, broker or finder in connection with the Merger and the transactions contemplated thereby.

4.15 TAXES AND TAX RETURNS.

(a) Each of Salisbury, Salisbury Bank and their Subsidiaries have duly filed all Tax Returns, as hereinafter defined, required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision (or will make provision) on the financial statements referred to in Sections 4.5 and 6.8 hereof in accordance with GAAP for the payment of all material Taxes, as hereinafter defined, which have been incurred or are due or claimed to be due from them by Taxing Authorities, as hereinafter defined, on or prior to the date hereof other than Taxes (a) which (x) are not yet delinquent or (y) are being contested in good faith and set forth in Section 4.15(a) of the Salisbury Disclosure Schedule and
(b) which have not been finally determined. All liability with respect to the Tax Returns of Salisbury and any Subsidiary has been satisfied for all years to and including 2002. The Internal Revenue Service ("IRS") has not notified Salisbury of, or otherwise asserted, that there are any material deficiencies with respect to the federal income Tax Returns of Salisbury. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Salisbury or any Subsidiary, nor has Salisbury or any Subsidiary been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period. In addition, Tax Returns which are accurate and complete in all material respects have been filed by Salisbury and each Subsidiary for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and the amounts shown on such Tax Returns to be due and payable have been paid in full or adequate provision therefor in accordance with GAAP has been (or will be) included by Salisbury in the financial statements referred to in Sections 4.15 and 6.8 hereto. All Salisbury Tax Returns which have been examined by the relevant Taxing Authorities, or closed without audit by applicable statutes of limitations, and all deficiencies proposed as a result of such examinations have been paid or settled, for all periods. Neither Salisbury nor any Subsidiary has consented to any waiver or extension of any statute of limitations with respect to any Tax. Neither Salisbury nor any Subsidiary has made an election under Section 341(f) of the IRC. Salisbury has provided or made available to Canaan complete and correct copies of its and its Subsidiaries' Tax Returns and all material correspondence and documents, if any, relating directly or indirectly to taxes for each taxable year or other relevant period as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include, without limitation, amended Tax Returns, claims for refunds, notices from Taxing Authorities of proposed changes or adjustments to Taxes or Tax Returns, consents to assessment or collection of Taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from Taxing Authorities relating to any material Tax liability of Salisbury or Salisbury Bank. Neither Salisbury nor any Subsidiaries will be a "foreign person" as that term is used in section 1.1445-2 of the Treasury Regulations promulgated under the IRC. Salisbury Bank is not a "United States real property holding corporation" within the meaning of section 897 of the IRC and was not a "United States real property holding corporation" on any "determination date" (as defined in section 1.897-2(c) of such Regulations) that occurred during any relevant period.

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

(b) For purposes of this Agreement: "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee. "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax. "Taxing Authority" means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

4.16 EMPLOYEE PLANS.

(a) Section 4.16(a) of the Salisbury Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Salisbury or any Subsidiary or any other entity which together with Salisbury would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which Salisbury or any Subsidiary has any liability (collectively, the "Plans").

(b) Salisbury has heretofore delivered or made available to Canaan true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

(c) Except as set forth at Section 4.16(c) of the Salisbury Disclosure Schedule,
(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; (iii) no such Plan is subject to Title IV of ERISA; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Salisbury or any Subsidiary beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) benefits under a Plan that is a "qualified plan," for purposes of Section 401(a) of the Code, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Salisbury or any Subsidiary, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (v) no liability under Title IV of ERISA has been incurred by Salisbury or any Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk of Salisbury or any Subsidiary incurring a material liability thereunder; (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA;
(vii) all contributions or other amounts payable by Salisbury or any Subsidiary as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code; (viii) neither Salisbury nor any Subsidiary has engaged in a transaction in connection with which Salisbury or any Subsidiary could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed penalty pursuant to Section 4975 or 4976 of the Code; (ix) to the knowledge of Salisbury, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (x) all Plans could be terminated as of the Effective Time without any liability materially in excess of the amounts accrued with respect to such Plans on the financial statements referenced in Section 4.5 hereof and, for the purposes of
Section 7.3(a) hereof, on the financial statements referred to in Section 6.8 hereof; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Salisbury or any Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code
Section 280G; and (xii) no Plan is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

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

4.17 ENVIRONMENTAL MATTERS.

(a) Each of Salisbury and each of its Subsidiaries is in compliance in all respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except for such matters as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Salisbury or any of its Subsidiaries or materially impair their ability to consummate the transactions contemplated by this Agreement.

(b) There is no suit, claim, action, proceeding, investigation or notice pending, or to the knowledge of Salisbury or any of its Subsidiaries, threatened, in which Salisbury or any of its Subsidiaries has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, is threatened to be, named as a defendant or, to the knowledge of Salisbury or any of its Subsidiaries, threatened with respect to past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice (x) for alleged noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Salisbury or any Subsidiary, except for such matters as would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Salisbury or any Subsidiary or materially impair their ability to consummate the transactions contemplated by this Agreement;

(c) To the knowledge of Salisbury or any Subsidiary, during the period of Salisbury's or any Subsidiary's ownership or operation of any of its properties, there has not been any release of Hazardous Material in, on, under or affecting any such property.

(d) Except as set forth at Section 4.17(d) of the Salisbury Disclosure Schedule,to the knowledge of Salisbury and any of its Subsidiaries, neither Salisbury nor any of its Subsidiaries has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

(e) For purposes of this Section 4.17, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

(f) Except as set forth at Section 4.17(f) of the Salisbury Disclosure Schedule, no real property owned or leased by Salisbury or any of its Subsidiaries as other real estate owned ("OREO") or otherwise, or owned or controlled by Salisbury or any Subsidiary as a trustee or fiduciary meets the statutory criteria of an "Establishment" as that term is defined pursuant to
Section 22a-134(3) of the General Statutes of Connecticut.

4.18 RESERVES FOR LOSSES. All reserves or other allowances for possible losses reflected in Salisbury's financial statements referred to in Section 4.5 and all subsequent quarterly periods complied with all Laws and are adequate under GAAP. Neither Salisbury nor Salisbury Bank has been notified by the FRB, the FDIC, the OCC, the Connecticut Commissioner or Salisbury's independent auditor, or anyone engaged by Salisbury or Salisbury Bank to perform loan review services at Salisbury Bank in writing or otherwise, that such reserves are inadequate or that the practices and policies of Salisbury or Salisbury Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FRB, the FDIC, the OCC, the Connecticut Commissioner or Salisbury's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Salisbury or Salisbury Bank. Salisbury has previously furnished Canaan with a complete list of all extensions of credit and OREO that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Salisbury agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section
8.1. All OREO held by Salisbury or Salisbury Bank is being carried net of reserves at the lower of cost or net realizable value.

4.19 PROPERTIES AND ASSETS. Section 4.19 of the Salisbury Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Salisbury and any Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which Salisbury or any Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Salisbury or any Subsidiary is a party; and (iv) all items of Salisbury's or any Subsidiary's tangible personal property and equipment with a book value of $50,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Salisbury's consolidated financial statements as of December 31, 2002 referred to in Section 4.5 hereof, (b) exceptions to title that do not interfere materially with Salisbury's or any Subsidiary's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 4.5 above), (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2002, and (e) items listed in Section 4.19 of the Salisbury Disclosure Schedule, Salisbury and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. Salisbury and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither Salisbury nor any Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2002. All properties and assets used by Salisbury and any of its Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. Salisbury and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Salisbury or its Subsidiaries are a party are valid and binding obligations in accordance with the terms thereof. Neither Salisbury nor any Subsidiary is in default with respect to any such lease, and there has occurred no default by Salisbury or any Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Salisbury or any Subsidiary of any of the property owned, leased, or occupied by them.

4.20 INSURANCE. Section 4.20 of the Salisbury Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Salisbury and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Salisbury and its Subsidiaries, as the case may be) are in full force and effect and have been in full force and effect. As of the date hereof, neither Salisbury nor any Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Salisbury and its Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Salisbury and its Subsidiaries, as the case may be, and is sufficient for compliance by Salisbury and its Subsidiaries with all requirements of Law and agreements to which Salisbury or its Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section
4.20 of the Salisbury Disclosure Schedule, as in effect on the date hereof, have been delivered to Canaan.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 COVENANTS OF CANAAN. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, the Subsidiary Bank Merger Agreement or the Option Agreement, or with the prior written consent of Salisbury, Canaan and Canaan National Bank, shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Canaan will use its reasonable efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Salisbury the present services of the employees of Canaan and its Subsidiaries and (z) preserve for itself and Salisbury the goodwill of the customers of Canaan and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Canaan Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Salisbury in writing, Canaan shall not, and shall not permit its Subsidiaries to:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except that its Subsidiary may declare and pay dividends and distributions to Canaan as may be legal, necessary for the operation of Canaan and consistent with its past practices) and Canaan may, on a one-time only basis, declare and pay in the first calendar quarter of 2004, a regular dividend not to exceed $0.18 per share and a special dividend not to exceed $0.12 per share, provided that such dividends are otherwise legal and prudent;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Canaan Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, and except pursuant to the Option Agreement, or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof), any shares of the capital stock of Canaan or its Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Canaan or its Subsidiary;

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Canaan Common Stock pursuant to stock options or similar rights to acquire Canaan Common Stock granted pursuant to the Canaan Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) pursuant to the Option Agreement;

(d) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

(e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, (ii) engage in substantive discussions or negotiations with or (iii) provide any information to, any person, entity or group (other than Salisbury) concerning any Acquisition Transaction (as defined below). Notwithstanding the foregoing, Canaan may provide information in connection with a possible Acquisition Transaction if the Board of Directors of Canaan, following receipt of advice of counsel, determined that not to provide such information or participate in such negotiations and discussions could cause the members of such Board to breach their fiduciary duties under applicable laws. Canaan shall promptly communicate to Salisbury the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Canaan will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Salisbury with respect to any of the foregoing. As used in this Agreement, Acquisition Transaction shall mean any offer, proposal or expression of interest relating to (I) any tender or exchange offer, (II) merger, consolidation or other business combination involving Canaan or any Subsidiary, or (III) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets and/or liabilities, out of the ordinary course of business, of, Canaan or Canaan National Bank other than the transactions contemplated or permitted by this Agreement, the Subsidiary Bank Merger Agreement and the Option Agreement;

(f) other than as reflected in Section 5.1(f) of the Canaan Disclosure Schedule, make capital expenditures aggregating in excess of $5,000;

(g) enter into any new line of business;

(h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

(i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, the Subsidiary Bank Merger Agreement or the Option Agreement, except, in every case, as may be required by applicable law;

(j) change its methods of accounting in effect at December 31, 2002 except as required by this Agreement, the Regulations of the SEC or by changes in GAAP or regulatory accounting principles as concurred to by Salisbury's independent auditors;

(k) (i) except as required by applicable law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy between Canaan or its Subsidiaries and one or more of its current or former directors, officers, employees or independent contractors; (ii) increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits,
(iv) hire any new employee, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of assistant vice president or more senior any employee, or (vii) pay any retention payments to any employees; or (viii) make any nondeductible contribution to any Plan;

(l) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for Federal Home Loan Bank borrowings in the ordinary course consistent with past practices;

(m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

(n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

(o) except consistent with past practices, make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Canaan or its Subsidiary;

(p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing, and which would not change the risk profile of Canaan National Bank based on its existing deposit and lending policies or make any equity investments;

(q) purchase any loans, except in the ordinary course in accordance with past practices, or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

(r) originate (i) any loans except in accordance with existing lending policies of Canaan National Bank, (ii) unsecured consumer loans in excess of $15,000,
(iii) commercial business loans in excess of $800,000 as to any loan or $1,000,000 in the aggregate as to related loans, or loans to related persons,
(iv) commercial real estate first mortgage loans in excess of $800,000 as to any loan or $1,000,000 in the aggregate as to related loans, or loans to related persons, or (v) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 60% of the appraised value of such land or $150,000, except in each case for loans for which written applications have been received by Canaan National Bank as of the date hereof, as set forth at Section 5.1(r) of the Canaan Disclosure Schedule;

(s) except consistent with past practices, make any investments in any equity or derivative securities, or any debt securities issued or guaranteed by any municipality or otherwise exempt to any extent from federal, state or local taxation, or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than one year;

(t) sell or purchase any mortgage loan servicing rights; or

(u) agree or commit to do any of the actions set forth in (a) - (t) above. The consent of Salisbury to any action by Canaan or its Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of Salisbury.

5.2 COVENANTS OF SALISBURY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Canaan's prior written consent, Salisbury shall not, and shall not permit Salisbury Bank to: (a) take any action that will result in any of Salisbury's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or
(b) take any other action that would materially adversely affect or materially delay the ability of Salisbury to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Salisbury's and Salisbury Bank's ability to consummate the transactions contemplated by this Agreement.

5.3 MERGER COVENANTS. Notwithstanding that Canaan believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Canaan recognizes that Salisbury may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Canaan and Salisbury shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, Canaan's loan, accrual and reserve policies to those policies of Salisbury to the extent appropriate and consistent with the fiduciary duties of Canaan's Board of Directors.

5.4 COMPLIANCE WITH ANTITRUST LAWS. Each of Salisbury and Canaan shall use commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under antitrust laws. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of Salisbury and Canaan shall use commercially reasonable best efforts to avoid the filing of, or resist or resolve such suit. Salisbury and Canaan shall use commercially reasonable efforts to take such action as may be required:

(a) by the FDIC, OCC, FRB, the Connecticut Commissioner, and the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or

(b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Commercially reasonable efforts shall not include, among other things and only to the extent Salisbury so desires, the willingness of Salisbury to accept an order agreeing to the divestiture, or the holding separate, of any assets of Salisbury or Canaan.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1 REGULATORY MATTERS.

(a) Upon the execution and delivery of this Agreement and availability of Canaan financial statements in the form required for use on Form S-4, Salisbury and Canaan (as to information to be included therein pertaining to Canaan) shall promptly cause to be prepared and filed with the SEC a registration statement of Salisbury on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the Salisbury Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement and the Merger by the shareholders of Canaan. Salisbury and Canaan shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Canaan is discovered by Canaan which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, Canaan shall promptly inform Salisbury, and shall furnish Salisbury with all necessary information relating to such event whereupon Salisbury shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Salisbury and Canaan (if prior to the meeting of shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders of Canaan entitled to vote at such meeting. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Salisbury is discovered by Salisbury which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, Salisbury shall promptly inform Canaan, and Salisbury shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Salisbury and Canaan (if prior to the meeting of shareholders pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders of Canaan entitled to vote at such meeting. Salisbury shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, the Subsidiary Bank Merger Agreement, and the Option Agreement and Canaan shall furnish all information concerning Canaan and the holders of Canaan Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). Canaan and Salisbury shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Canaan and Canaan National Bank or Salisbury or Salisbury Bank, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

(c) Canaan shall, upon request, furnish Salisbury with all information concerning Canaan, Canaan National Bank and their directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Salisbury to any Governmental Entity in connection with the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

(d) Salisbury and Canaan shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement the Subsidiary Bank Merger Agreement and the Option Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 ACCESS TO INFORMATION.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Canaan shall accord to the officers, employees, accountants, counsel and other representatives of Salisbury, access, during normal business hours during the period prior to the Effective Time, to all its, and Canaan National Bank's properties, books, contracts, commitments and records and, during such period, Canaan shall make available to Salisbury (i) a copy of each report, schedule, registration statement and other document filed or received by it (including Canaan National Bank) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and
(ii) all other information concerning its (including Canaan National Bank) business, properties and personnel as Salisbury may reasonably request. Salisbury shall receive notice of the meetings of the Canaan and Canaan National Bank Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as Canaan and Canaan National Bank, as the case may be, representatives to such meetings are required to be provided notice). A representative of Salisbury shall be invited to attend all meetings of the Board of Directors (except for any portion of such meetings which relate to an alternative Acquisition Transaction or such other matters deemed by the legal counsel of Canaan to be necessary to protect any attorney-client privilege of Canaan or Canaan National Bank, as the case may be). Salisbury will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements which Salisbury entered into with Canaan (the "Confidentiality Agreement").

(b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Salisbury shall afford to the officers, employees, accountants, counsel and other representatives of Canaan, access, during normal business hours during the period prior to the Effective Time, to such information regarding Salisbury as shall be reasonably necessary for Canaan to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Canaan to confirm that the representations and warranties of Salisbury contained herein are true and correct and that the covenants of Salisbury contained herein have been performed in all material respects. Canaan will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

(d) Canaan shall provide Salisbury with true, correct and complete copies of all financial and other information provided to directors of Canaan and Canaan National Bank in connection with meetings of their Boards of Directors or committees thereof.

(e) Canaan acknowledges that Salisbury is in or may be in the process of acquiring other businesses, banks and financial institutions and that in connection with such acquisitions, information concerning Canaan may be required to be included in the registration statements, if any, for the sale of securities of Salisbury or in SEC reports in connection with such acquisitions. Canaan agrees to provide Salisbury with any information, certificates, documents or other materials about Canaan as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Salisbury prior to the Effective Time. Canaan shall use its reasonable best efforts to cause its attorneys and accountants to provide Salisbury with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Salisbury shall reimburse Canaan for reasonable expenses thus incurred by Canaan should the transactions contemplated by this Agreement be terminated for any reason.

6.3 SHAREHOLDER MEETING.

(a) Canaan shall take all steps necessary to duly call, give notice of, convene and hold meetings of its shareholders within forty (40) days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger (the "Meeting"). Management and the Board of Directors of Canaan shall recommend to the Canaan shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and the Board of Directors of Canaan shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby, unless the Board of Directors of Canaan reasonably determines, based upon the written advice of Canaan's legal counsel, that such recommendation or opposition, as the case may be, would constitute a breach of the exercise of its fiduciary duty. Canaan and Salisbury shall coordinate and cooperate with respect to the foregoing matters.

6.4 LEGAL CONDITIONS TO MERGER. Each of Salisbury and Canaan shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Canaan or Salisbury in connection with the Merger and the other transactions contemplated by this Agreement.

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6.5 STOCK EXCHANGE LISTING. Salisbury shall cause the shares of Salisbury Common
Stock to be issued in the Merger to be approved for quotation on AMEX prior to or at the Effective Time.

6.6 EMPLOYEES.

(a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting under the benefit plans maintained by Salisbury or Salisbury Bank, as applicable and for purposes of eligibility to participate (but not for purposes of benefit accrual) under the defined benefit pension plan maintained by Salisbury or Salisbury Bank, as applicable, individuals who are employees of Canaan or Canaan National Bank and who execute waivers of their benefits under the Change in Control Plan and become employees of Salisbury or Salisbury Bank, as applicable, at the Effective Time will be credited with periods of service with Canaan or Canaan National Bank before the Effective Time as if such service had been with Salisbury or Salisbury Bank, as applicable; provided, however, that if, after the Effective Time, Salisbury or Salisbury Bank continues in effect the plans previously maintained by Canaan or Canaan National Bank, Salisbury and Salisbury Bank shall not be required to cause employees who are covered by such plans to accrue benefits under such defined benefit pension plan with respect to any period for which Salisbury or Salisbury Bank makes contributions to such money purchase pension plan, and nothing in this Section 6.6 shall be construed to require any duplication of benefits. Similar service credit shall also be given by Salisbury or Salisbury Bank in determining eligibility to participate in vacation and welfare plans provided to such employees of Canaan or Canaan National Bank after the Merger. Employees of Canaan or Canaan National Bank, who execute waivers of their benefits under the Change in Control Plan and become employees of Salisbury or Salisbury Bank as of the Effective Time will be immediately eligible to participate in the comprehensive health and welfare plans maintained by Salisbury or Salisbury Bank on the same basis that they were eligible to participate in the corresponding plans at Canaan or Canaan National Bank immediately before the Effective Time and restrictions under such plans relating to preexisting conditions will be waived for such employees and their covered dependents.

(b) Following the Effective Time and until such time as Salisbury, in accordance with applicable law determines that employees of Canaan or Canaan National Bank as of the Effective Time (the "Canaan Employees") are eligible to participate in the employee benefits plans and programs provided to similarly situated employees of Salisbury Bank, the benefits to be provided to the Canaan Employees shall be the same as or reasonably equivalent to the benefit plans and programs that were provided by Canaan or Canaan National Bank to such employees immediately before the Effective Time.

(c) Following the Merger, in the absence of a waiver by the employee, Salisbury agrees that it shall honor those existing Change in Control Plans with employees of Canaan that are specifically listed at Section 6.6(c) of the Canaan Disclosure Schedule pursuant to the Canaan Change in Control Plan unless waived; provided, however, that in making the foregoing agreement, except as otherwise required by law, Salisbury will honor such contracts only to the extent that none of such contracts, nor any other Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Canaan or its Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G that is not disclosed in response to Section
3.11 hereof. Salisbury will cause Salisbury Bank to retain, with reasonably comparable positions and compensation, a majority of the personnel of Canaan National Bank who have executed a form waiving any rights pursuant to the Canaan Change in Control Plan. Salisbury will post at Canaan National Bank job openings at Salisbury or Salisbury Bank immediately following the execution of this Agreement. Salisbury recognizes that Canaan National Bank's officers have valuable knowledge, experience and familiarity with Canaan National Bank's operations. In recognition thereof, Salisbury will attempt in good faith to enter into change in control agreements in the form entered into with other officers of Salisbury (which may provide for a period of noncompetition following the Effective Time) with those three (3) officers of Canaan designated on Section 6.6(c) of the Salisbury Disclosure Schedule who have executed a valid waiver of any rights pursuant to Canaan Change in Control Plan and/or any existing change of control agreements.

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

6.7 INDEMNIFICATION.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Canaan, Canaan National Bank or any of their Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Canaan, Canaan National Bank or any of their Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Canaan. It is understood and agreed that after the Effective Time, Salisbury shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Salisbury as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement ("Damages") in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Salisbury; provided, however, that (1) Salisbury shall have the right to assume the defense thereof and upon such assumption Salisbury shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Salisbury elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Salisbury and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Salisbury, and Salisbury shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Salisbury shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, (3) Salisbury shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Salisbury shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any Damages are as a result of the gross negligence or willful misconduct or result from a decision made by the Indemnified Party when the Indemnified Party had no good faith belief that he or she was acting in the best interests of Canaan. Salisbury shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Salisbury would be permitted to advance such expenses pursuant to applicable law and Salisbury's Certificate of Incorporation or Bylaws, and (ii) Salisbury receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Salisbury pursuant to applicable law and Salisbury's Certificate of Incorporation or Bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Salisbury thereof; provided, however, that the failure to so notify shall not affect the obligations of Salisbury under this Section 6.7 except to the extent such failure to notify materially prejudices Salisbury.

(b) Salisbury shall use its best efforts to purchase for the benefit of the persons serving as executive officers and directors of Canaan and its subsidiaries immediately prior to the Effective Time, directors' and officers' liability insurance coverage for three (3) years after the Effective Time, under either Canaan's policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Salisbury's current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such ("Tail Insurance"), provided, however, that Salisbury shall not be required to expend more than 150% of the current amount expended by Canaan to maintain or procure insurance coverage pursuant hereto.

6.8 SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than thirty (30) days after the end of each fiscal quarter, Salisbury Bank will deliver to Canaan and Canaan will deliver to Salisbury their respective Quarterly Reports of Condition and Income and shall promptly provide the other party with copies of any forms required to be filed with any state or federal agency.

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

6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and Salisbury's and Canaan's Subsidiaries shall take all such necessary action as may be reasonably requested by Salisbury.

6.10 ADVICE OF CHANGES. Salisbury and Canaan shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Canaan with the covenants set forth in Section 5.1 hereof.

6.11 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, Canaan will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Salisbury and to report the general status of the ongoing operations of Canaan. Canaan will promptly notify Salisbury of any material change in the normal course of business or in the operation of the properties of Canaan and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Canaan, and will keep Salisbury fully informed of such events.

6.12 EXECUTION AND AUTHORIZATION OF SUBSIDIARY BANK MERGER AGREEMENT AND STOCK OPTION AGREEMENT. Prior to the Effective Time, (a) Salisbury and Canaan each shall execute and deliver the Certificate of Merger substantially in the form at Exhibit D, and (b) Salisbury and Canaan each shall cause Salisbury Bank and Canaan National Bank, respectively, to execute and deliver the Subsidiary Bank Merger Agreement, in substantially the form at Exhibit A. Immediately following execution of this Agreement by Canaan, Canaan will enter into an option agreement, in the form attached hereto as Exhibit B (the "Option Agreement"), with Salisbury pursuant to which Canaan will grant Salisbury an option to purchase, under certain circumstances, an aggregate of 48,000 newly issued shares of common stock, par value $.01 per share, of Canaan ("Canaan Common Stock") upon the terms and conditions therein contained.

6.13 CHANGE IN STRUCTURE. Salisbury may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no material adverse federal income tax consequences to the Canaan shareholders as a result of such modification, (ii) the consideration to be paid to the Canaan shareholders under this Agreement is not thereby changed or reduced in kind or amount, and (iii) such modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals. In the event that Salisbury elects to change the structure of the Merger, the Bank Merger or any other transactions contemplated hereby, the parties agree to modify this Agreement and the various exhibits hereto, or enter into any other agreements, to reflect such revised structure. In such event, Salisbury shall prepare appropriate amendments to this Agreement and the exhibits hereto, or other documents, for execution by the parties hereto. Salisbury and Canaan agree to cooperate fully with each other to effect such amendments or other documents.

6.14 TRANSACTION EXPENSES OF CANAAN.

(a) For planning purposes, Canaan has provided Salisbury with its estimated budget of transaction-related expenses reasonably anticipated to be payable by Canaan in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Canaan shall promptly notify Salisbury if or when it determines that it will expect to exceed its budget.

(b) Promptly after the execution of this Agreement, Canaan shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Canaan shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

(c) Canaan shall advise Salisbury monthly of all out-of-pocket expenses which Canaan has incurred in connection with this transaction.

(d) Salisbury, in reasonable consultation with Canaan, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. Canaan shall, if Salisbury reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the meeting. Canaan agrees to cooperate as to such matters.

6.15 FURTHER ACTIONS OF CANAAN. Upon the written request of Salisbury, Canaan shall, within five (5) business days of the date of such written request, demand payment of, or cause Canaan National Bank to demand payment of, any and all loans (to the extent identified by Salisbury) of Canaan or Canaan National Bank, as the case may be, which loans are (or should have been) set forth at Sections 3.5(a) or 3.21(e) of the Canaan Disclosure Schedule, and which loans are secured or collateralized in any way by Canaan Common Stock.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) SHAREHOLDER APPROVAL. (i) This Agreement, including the transactions contemplated herein shall have been approved and adopted by the legally required affirmative votes of the holders of at least a majority of the outstanding shares of Canaan Common Stock, entitled to vote thereon.

(b) STOCK EXCHANGE LISTING. The shares of Salisbury Common Stock which shall be issued in the Merger (including the Salisbury Common Stock that may be issued upon exercise of the options referred to in Section 1.5 hereof) upon consummation of the Merger shall have been authorized for trading on the AMEX.

(c) OTHER APPROVALS. All regulatory approvals from Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). No Requisite Regulatory Approval shall contain a non-customary condition that materially alters the benefits for which Salisbury bargained in this Agreement.

(d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an "Injunction") contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(f) FEDERAL TAX OPINION. Salisbury and Canaan shall have received from such legal counsel as Salisbury may designate after consultation with Canaan, an opinion in form and substance reasonably satisfactory to Salisbury and Canaan, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the exchange of Canaan Stock to the extent exchanged for Salisbury Stock will not give rise to the recognition of gain or loss for federal income tax purposes to such shareholders of Canaan. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of Canaan, Salisbury, their respective affiliates and others. The parties hereby agree that this condition shall not be subject to waiver following receipt of Canaan shareholder approval of this Agreement.

(g) PURCHASE ACCOUNTING. Salisbury shall have received (i) advice of Shatswell, MacLeod & Company, P.C., independent accountants, within two weeks of the date hereof, to the effect that the Merger will be accounted for as a purchase transaction, and (ii) as of the Effective Time, a written opinion of Shatswell, MacLeod & Company, P.C. to the effect that the Merger will be accounted for as a purchase transaction. Salisbury will inform Canaan in writing within three weeks hereof if Shatswell, MacLeod & Company, P.C. has not provided the advice or indicated such advice is not favorable for the availability of a purchase transaction in connection with the Merger.

7.2 CONDITIONS TO OBLIGATIONS OF SALISBURY. The obligation of Salisbury to effect the Merger is also subject to the satisfaction or waiver by Salisbury at or prior to the Effective Time of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Canaan set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Salisbury shall have received a certificate signed on behalf of Canaan by each of the President and Chief Executive Officer and the Chief Financial Officer of Canaan to the foregoing effect.

(b) PERFORMANCE OF COVENANTS AND AGREEMENTS OF CANAAN. Canaan shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Salisbury shall have received a certificate signed on behalf of Canaan by each of the President and Chief Executive Officer and the Chief Financial Officer of Canaan to such effect.

(c) CONSENTS UNDER AGREEMENTS. (i) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Canaan under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Corporation. (ii) The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of Canaan National Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on the Surviving Bank.

(d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) NO MATERIAL ADVERSE CHANGE. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Canaan or its Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on Canaan.

(f) LEGAL OPINION. Salisbury shall have received the opinion of Day, Berry & Howard, counsel to Canaan, dated the Closing Date, as to customary matters. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of Canaan and of public officials, reasonably acceptable to Salisbury.

(g) TERMINATION OF OBLIGATIONS. Canaan shall provide Salisbury with appropriate assurance that Canaan's obligations pursuant to the Canaan ESOP are fully satisfied, that all actions have been taken so that promptly following the Effective Time, the ESOP will be properly terminated and that neither Canaan nor Salisbury will have any unfunded obligations with respect to the ESOP, or with respect to any other benefit plans offered by Canaan except with respect to rights which may exist pursuant to COBRA.

(h) WAIVERS OF BENEFITS PURSUANT TO THE CANAAN CHANGE IN CONTROL PLAN. Canaan has provided Salisbury with validly executed waivers, signed by eight (8) of the officers of Canaan whose identities are designated on Schedule 3.12(c) of the Canaan Disclosure Schedules.

7.3 CONDITIONS TO OBLIGATIONS OF CANAAN. The obligation of Canaan to effect the Merger is also subject to the satisfaction or waiver by Canaan at or prior to the Effective Time of the following conditions:

(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Salisbury set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Canaan shall have received a certificate signed on behalf of Salisbury by each of the President and the Chief Financial Officer of Salisbury to the foregoing effect.

(b) PERFORMANCE OF COVENANTS AND AGREEMENTS OF SALISBURY. Salisbury shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Canaan shall have received a certificate signed on behalf of Salisbury by each of the President and the Chief Financial Officer of Salisbury to such effect.

(c) CONSENTS UNDER AGREEMENTS. The consent or approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Salisbury is a party or is otherwise bound shall have been obtained.

(d) NO PENDING GOVERNMENTAL ACTIONS. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change with respect to Salisbury.

(f) LEGAL OPINION. Canaan shall have received the opinion of Cranmore, FitzGerald & Meaney, special counsel to Salisbury, dated the Closing Date, as to customary matters, including the authorization, validity and non-assessibility of the Salisbury Common Stock to be issued pursuant to this Agreement.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Canaan, if applicable:

(a) by mutual consent of Salisbury and Canaan in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Salisbury or Canaan upon written notice to the other party (i) 60 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 60-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Salisbury or Canaan if the Merger shall not have been consummated on or before November 17, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Salisbury or Canaan (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the shareholders of Canaan or Salisbury hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(e) by either Salisbury or Canaan (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 60 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(f) by either Salisbury or Canaan (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 60 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

(g) by Salisbury, if the management or the Board of Directors of Canaan, for any reason, fails to call and hold within forty (40) days of the effectiveness of the Registration Statement a meeting of Canaan's shareholders to consider and approve this Agreement and the transactions contemplated hereby;

(h) by Salisbury ,if Canaan fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby;

(i) by Salisbury if Canaan fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement;

(j) by Salisbury if Canaan violates Section 5.1(e) of this Agreement;

(k) by Salisbury or Canaan if Canaan has complied with Section 5.1(e) above, and has given written notice to Salisbury that Canaan has agreed to enter into an Acquisition Transaction with an entity other than Salisbury and other than as contemplated hereby; provided, however, that such termination under this Section 8.1(k) by Canaan shall not be effective unless and until Canaan shall have complied with the expense and breakup fee provisions of Section 9.3 below, and shall have acknowledged in the written notice to be provided in accordance herewith that the Option granted pursuant to the Option Agreement shall then be exercisable in accordance with terms thereof;

(l) by the Board of Directors of Canaan, upon written notice to Salisbury at any time during the five-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied: (i) the Average Closing Price shall be greater than 20 percent below the Starting Price; and (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price ( the "Salisbury Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date (the "Index Ratio"), minus 0.20. Notwithstanding the foregoing, if Canaan elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Salisbury no later than seven days after the Determination Date; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned seven-day period. During the five-day period commencing with its receipt of such notice, Salisbury shall have the option to elect to increase the Stock Consideration paid to the number of shares of Salisbury Common Stock such that the "Fair Market Value" (as defined below) of the Salisbury Common Stock issued in exchange for each share of Canaan Common Stock in the Merger will be the lowest possible amount (rounded to the nearest cent) that such Shares of Canaan Common Stock would have otherwise received if Canaan could not have sought to terminate this Agreement pursuant to this Section 8.1(l)(i). If Salisbury makes such an election within such five-day period, it shall give prompt written notice to Canaan of such election and of the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(l) and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified), and any references in this Agreement to Merger Consideration or the Stock Consideration or the Cash Consideration, as applicable, shall thereafter be deemed to refer to such amounts as adjusted pursuant to this Section 8.1(l).

For purposes of this Section 8.1(l), the following terms shall have the meanings indicated:

"Average Closing Price" means the average of the daily last sale prices of Salisbury Common Stock as reported on the American Stock Exchange for the ten
(10) consecutive full trading days in which such shares are traded on the American Stock Exchange ending at the close of trading on the Determination Date.

"Average Index Price" means the weighted average market capitalization of the Index Group's closing prices within the ten (10) consecutive full trading days ending at the close of trading on the Determination Date.

"Determination Date" means the date on which the final approval of the FDIC or FRB, as applicable, required for consummation of the Merger shall be received.

"Fair Market Value" means the average of the closing sale price per share of Salisbury Common Stock as reported by the American Stock Exchange for the ten
(10) consecutive full trading days ending on the trading day prior to the Determination Date.

"Index Group" means NewMil Bancorp, Inc., Bar Harbor Bancshares, Berkshire Bancorp, Inc., Central Bancorp, Inc., First National Lincoln Corporation, First of Long Island Corporation, Hingham Institution for Savings, First Litchfield Financial Corporation, Long Island Financial Corporation, New Hampshire Thrift Bancshares, Inc., Wainwright Bank & Trust Company, Westbank Corporation, and Woronoco Bancorp, Inc.

"Starting Date" means the last full day on which the American Stock Exchange was open for trading prior to the execution of this Agreement.

"Starting Price" means the closing sale price per share of Salisbury Common Stock as reported by the American Stock Exchange on the Starting Date.

8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Salisbury or Canaan as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 and the Option Agreement hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Canaan; provided, however, that after any approval of the transactions contemplated by this Agreement by Canaan's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Canaan shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the main offices of Salisbury on (i) the fifth day after the last Requisite Regulatory Approval and shareholder approval is received and all applicable waiting periods have expired, or (ii) such other date, place and time as the parties may agree (the "Closing Date").

9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3 EXPENSES; BREAKUP FEE. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that all filing and other fees paid to the SEC and the Connecticut Commissioner in connection with this Agreement shall be borne by Salisbury. Except as set forth in the next sentence, in the event that this Agreement is terminated by either Salisbury or Canaan by reason of a material breach pursuant to Sections 8.1(e) or (f) hereof or by Salisbury pursuant to Section 8.1(g) hereof, the other party shall pay all documented, reasonable costs and expenses up to $400,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Salisbury under Section 8.1(d) by reason of Canaan shareholders not having given any required approval and there shall have been prior to the meeting of Canaan stockholders a "Third Party Public Event" (as defined below), Canaan shall pay all documented, reasonable costs and expenses up to $400,000 incurred by Salisbury in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $500,000. For purposes of this Section 9.3, a "Third Party Public Event" shall refer to any of the following events: (i) any director, officer, 5% or greater stockholder or affiliate of Canaan shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of Canaan stockholders against this Agreement, the Merger and the transactions contemplated hereby. In the event this Agreement is terminated by either party by reason of a willful material breach pursuant to Sections 8.1(e) or (f) hereof, the breaching party shall pay all documented, reasonable costs and expenses up to $400,000 incurred by the other non-breaching party in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $500,000. In the event that this Agreement is terminated by Salisbury under Section 8.1(i) by reason of Canaan having agreed to enter into an Acquisition Transaction other than as contemplated hereby, Canaan shall pay all documented, reasonable costs and expenses up to $400,000 incurred by Salisbury in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $500,000.

9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Salisbury, to:               Salisbury Bancorp, Inc.
                                       5 Bissell Street
                                       P.O. Box 1868
                                       Lakeville, CT  06039
                                       Attn.:   John F. Perotti
                                       President and Chief Executive Officer

with copies (which shall not constitute notice) to:

                                       Cranmore, FitzGerald & Meaney
                                       49 Wethersfield Avenue
                                       Hartford, CT  06114
                                       Attn:    J. J. Cranmore
and (b) if to Canaan, to:              Canaan National Bancorp, Inc.
                                       100 Main Street
                                       Canaan, CT  06018
                                       Attn.:   Gerard J. Baldwin
                                       President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

                                       Day, Berry & Howard
                                       CityPlace I
                                       Hartford, CT  06103
                                       Attn:    Robert M. Taylor, III

9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 ENTIRE AGREEMENT. This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Certificate of Merger, the Subsidiary Bank Merger Agreement, the Option Agreement and the Stockholder's Agreements dated as of even date herewith between Salisbury and those shareholders named therein (the "Canaan Stockholder Agreement").

9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut, without regard to any applicable conflicts of law rules.

9.9 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 PUBLICITY. Except as otherwise required by law or the rules of the AMEX so long as this Agreement is in effect, neither Salisbury nor Canaan shall, or shall permit any of Salisbury's or Canaan's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, the Certificate of Merger, the Option Agreement or the Canaan Stockholder Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.12 ASSIGNMENT; LIMITATION OF BENEFITS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

9.13 ADDITIONAL DEFINITIONS. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

"Affiliated Person": any director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

"Knowledge" or "knowledge": with respect to any entity, refers to the knowledge of such entity's directors and officers in the ordinary course of their duties in such positions.

"Laws": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

"Material Adverse Effect":

(a) with respect to Canaan, means a condition, event, change or occurrence that is reasonably likely in the opinion of Shatswell, MacLeod & Company, P.C. (an independent public accounting firm which serves as independent auditors for each of Salisbury and Canaan) to have a material adverse effect upon (A) the financial condition, results of operations, business or properties of Canaan (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, or (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates), or (B) the ability of Canaan to perform its obligations under, and to consummate the transactions contemplated by, this Agreement, the Certificate of Merger and the Option Agreement.

(b) with respect to Salisbury, means an event which would give Canaan the right to terminate the Agreement pursuant to Section 8.1(l).

"Subsidiary" or "Subsidiaries," as applicable: with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is either directly or indirectly majority owned by such party, or consolidated with such party for financial reporting purposes.

                           [SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Salisbury and Canaan have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

 SALISBURY BANCORP, INC.

ATTEST:

By:                                              By:

---------------------------                      ---------------------------
Name:                                            Name:
Title:                                           Title:


CANAAN NATIONAL BANCORP, INC.

By:                                              By:

---------------------------                      ---------------------------
Name:                                            Name:
Title:                                           Title:

                                                                      Appendix B

Fairness Opinion of HAS Associates, Inc.


November 17, 2003

Board of Directors
Canaan National Bancorp, Inc.
100 Main Street
Canaan, CT  06018

Members of the Board:

      You have requested our opinion as to the fairness to the stockholders of Canaan National Bancorp, Inc., Canaan, Connecticut ("Canaan"), from a financial point of view, of the terms of the Agreement and Plan of Reorganization dated November 17, 2003 ("the Agreement") which will ultimately provide for the merger (the "Reorganization") of Canaan into Salisbury Bancorp, Inc. ("Salisbury"), a Connecticut corporation. Shareholders of Canaan who do not exercise their right to dissent will receive the per share merger consideration which will be payable in common stock of Salisbury and cash. The exchange ratio will be 1.3371 shares of Salisbury common stock, plus $31.20.

      In connection with its opinion, HAS Associates, Inc. ("HAS") reviewed, analyzed and relied upon material relating to the financial and operating conditions of Canaan including, among other things, the following: (i) the Agreement; (ii) Annual Reports to Stockholders for the three years ended December 31, 2000, 2001 and 2002, of Canaan; (iii) certain interim reports to stockholders and Quarterly Reports of Canaan and certain other communications from Canaan to its stockholders; (iv) other financial information concerning the business and operations of Canaan furnished to HAS by Canaan for purposes of its analysis, including certain internal financial analyses and forecasts for Canaan prepared by the senior management of Canaan; (v) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Canaan; (vi) audit reports of Canaan for three years; (vii) regulatory filings of Canaan for three years; (viii) Canaan policies and procedures, certain loan files, its investment portfolio; and (ix) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that HAS considered relevant to its inquiry. In addition, HAS reviewed certain market information concerning Canaan, analyzed data concerning private and publicly owned banks in New England, reviewed stock market data of other banks generally deemed comparable whose securities are publicly traded, publicly available information concerning certain recent business combinations, and such additional financial and other information as HAS deemed necessary. Furthermore, HAS reviewed the same type of financial information available concerning Salisbury. In addition, HAS reviewed certain internal reports and documents including loan lists grouped by risk rating, past due and non-accrual loan reports, internal loan watch list loan relationship reports, restructured loan reports, OREO and ISF reports, loan loss reserve analysis reports, audited financial statements (most recent three years), regulatory reports (most recent three years), 2002 operating results, securities portfolio-book value and market value reports, and schedule of threatened or pending litigations. HAS also held discussions with senior management concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations.

      In conducting its review and arriving at its opinion, HAS relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and HAS did not attempt to verify such information independently or undertake an independent appraisal of the assets and liabilities of Canaan. HAS relied upon the accuracy and opinion of the audit reports prepared by the Bank's independent accountants. HAS assumes no responsibility for the accuracy and completeness of the financial and other information relied upon.

      We have acted as financial advisor to the Board of Canaan in connection with the Reorganization and will receive a fee for this service.

      In reliance upon and subject to the foregoing, it is our opinion that, as of November 17, 2003, the per share merger consideration to be received by the shareholders of Canaan and the financial terms of the Agreement were, and as of the date hereof, such terms are, fair, from a financial point of view, to the current shareholders of Canaan.

      This letter is furnished to you in connection with the Reorganization and we consent to its inclusion in the Registration Statement and proxy solicitation material.

Sincerely,


HAS Associates, Inc.

                                                                      Appendix C

               Section 262 of the Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and
      (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
      Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to
                  Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
      (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      Appendix D

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-K

                        FOR ANNUAL AND TRANSITION REPORTS
                    PURSUANT TO SECTIONS 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
(Mark One)
|X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2003

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the transition period from ________________to ______________
                         Commission file number 0-24751

                             SALISBURY BANCORP, INC.
             (Exact name of Registrant as specified in its charter)

        Connecticut                                            06-1514263
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

   5 Bissell Street, Lakeville, CT                                 06039
(Address of Principal Executive Offices)                        (Zip Code)

Registrant's telephone number, including area code: 860-435-9801

Securities registered pursuant to Section 12 (b) of the Act: None

Securities registered pursuant to Section 12 (g) of the Act: Common stock par value $.10 per
                                                             share

Name of exchange on which registered: American Stock Exchange

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |X|

Indicate by check mark whether the registrant is an accelerated filer. Yes |_| No |X|

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recently completed second fiscal quarter: June 30, 2003: $38,753,796

Note. If determining whether a person is an affiliate will involve an unreasonable effort and expense, the issuer may calculate the aggregate market value of the common equity held by non-affiliates on the basis of reasonable assumptions, if the assumptions are stated.

                    APPLICABLE ONLY TO CORPORATE REGISTRANTS

The Company had 1,424,078 shares outstanding as of March 5, 2004.
Documents Incorporated by Reference:  None

                                TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
Part I

       Item 1 - Business                                                             D-3

            (a) General Development of the Business                                  D-3
            (b) Financial Information about Industry Segments                        D-3
            (c) Narrative Description of Business                                    D-4
            (d) Financial Information about Foreign and Domestic
                Operations and Export Sales                                          D-8

       Item 2 - Properties                                                           D-13

       Item 3 - Legal Proceedings                                                    D-13

       Item 4 - Submission of Matters to a Vote of Security Holders                  D-13

Part II

       Item 5 - Market for Registrant's Common Equity and
                Related Stockholder Matters                                          D-13

            (a) Market Information                                                   D-13
            (b) Holders                                                              D-13
            (c) Dividends                                                            D-14
            (d) Securities Authorized for Issuance Under Equity Compensation Plans   D-14

       Item 6 - Selected Financial Data                                              D-14

       Item 7 - Management's Discussion and Analysis of
                Financial Condition and Results of Operations                        D-16

       Item 7A- Quantitative and Qualitative Disclosures about Market Risk           D-30

       Item 8 - Financial Statements and Supplementary Data                          D-31

       Item 9 - Changes in and Disagreements with Accountants
                on Accounting and Financial Disclosure                               D-61

       Item 9A- Controls and Procedures                                              D-61

Part III

       Item 10 -Directors and Executive Officers of the Registrant                   D-61

       Item 11 -Executive Compensation                                               D-63

       Item 12 -Security Ownership of Certain Beneficial Owners
                and Management and Related Stockholder Matters                       D-66

       Item 13- Certain Relationships and Related Transactions                       D-67

       Item 14- Principal Accounting Fees and Services                               D-67

Part IV

       Item 15- Exhibits, Financial Statements and Reports on Form 8-K               D-68

Signatures                                                                           D-70

PART I

ITEM 1. BUSINESS

(a) General Development of the Business

Salisbury Bancorp, Inc. (AMEX:SAL) (the "Company") is a Connecticut corporation that was formed in 1998. Its primary activity is to act as the holding company for its sole subsidiary, the Salisbury Bank and Trust Company (the "Bank") which accounts for most of the Company's net income. The Bank assumed its present name in 1925 following the acquisition by the Robbins Burrall Trust Company of the Salisbury Savings Society. The Robbins Burrall Trust Company was incorporated in 1909 as the successor to a private banking firm established in 1874. The Salisbury Savings Society was incorporated in 1848. The Bank is chartered as a state bank and trust company by the State of Connecticut and its deposits are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act. The Bank's main office is at 5 Bissell Street, Lakeville, Connecticut 06039. Its telephone number is (860) 435-9801.

The Bank serves its customers from its four (4) offices which are located in Canaan, Lakeville, Salisbury and Sharon, Connecticut. Substantially all of the Bank's customers reside in or maintain their principal offices in Litchfield County, Connecticut or in Dutchess County or Columbia County, New York or in Berkshire County, Massachusetts.

(b) Financial Information about Industry Segments

The Company's products and services are all of a nature of commercial bank and trust company.

      Lending

Lending is a principal business of the Bank, and loans represent a large portion of the Bank's assets. The portfolio consists of many types of loans. These include residential mortgages, home equity lines of credit, monthly installment loans for consumers, as well as commercial loans, which include lines of credit, short term loans, Small Business Administration ("SBA") loans and real estate loans for business customers.

The primary lending activity has been the origination of first mortgage loans for the purchase, refinance or construction of residential properties in the Bank's market area. Loans secured by mortgages on a borrower's principal residence are generally viewed as the least vulnerable to major economic changes and at the same time provide a significant yet relatively stable source of interest income. Presently, loans are maintained in the Bank's portfolio as well as sold to investors on the secondary mortgage market. This provides customers the opportunity to choose from a wide array of competitive mortgage products and rate structures.

The Bank also originates a variety of other loans for consumer and business purposes. Although these loans represent a smaller percentage of the total loan portfolio, the Bank is in the position of being a full service retail lender to its consumers and a full service commercial lender to its business customers.

      Investments

The Company's investment portfolio is also an important component of the Balance Sheet. It provides a source of earnings in the form of interest and dividends. It also plays a role in the interest rate risk management of the Company and it provides a source of liquidity.

The portfolio is comprised primarily of U.S. Government sponsored agencies, U.S. Treasury and mortgage-backed securities and securities of political subdivisions of the states. At December 31, 2003, it totaled $147,021,000 which represents approximately 47.26% of total assets and it produced interest and dividend income of $6,423,000 for the year 2003 as compared with $6,480,000 for 2002 and $5,746,000 for 2001 respectively.

      Deposits and Borrowings

The Bank's primary sources of funds are deposits, borrowings and principal payments on loans. Although competition for funds from non-banking institutions remains aggressive, the Bank continues its efforts to build multiple account relationships with its customers. As a result, average daily deposits increased 4.03% to $213,392,000 during 2003.

The Bank is a member of the Federal Home Loan Bank of Boston ("FHLBB"). Borrowings from FHLBB totaled $60,897,000 at December 31, 2003 as compared with $51,891,000 at December 31, 2002.

For additional information relating to the asset, deposit and borrowing components of the Company, see Item 7, Management's Discussion and Analysis and the accompanying Consolidated Financial Statements.

      Fiduciary

The Bank provides trust, investment and financial planning services to its customers.

The Bank has a full service Trust Department. Among the services offered are: custody and agency accounts and estate planning and estate settlement. Another service is that of serving as Guardian or Conservator of estates and managing the financial position of Guardianships or Conservatorships. Self directed IRAs and Pension plans are also offered.

      All Others

The Company also offers safe deposit rentals, foreign exchange, a full menu of electronic fund transfer services and other ancillary services to businesses and individuals.

(c) Narrative Description of Business

Salisbury Bancorp, Inc. is a bank holding company, which as described above, has one subsidiary, Salisbury Bank and Trust Company (the "Bank").

The Bank is a full-service commercial bank and its activities encompass a broad range of services which includes a complete menu of deposit services, multiple mortgage products and various other types of loans for both business and personal needs. Full trust services are also available. The Bank owns and operates one subsidiary, SBT Realty, Inc. which is incorporated under the laws of the State of New York. SBT Realty, Inc. holds and manages bank owned real estate situated in New York State.

      Competition

The Company and the Bank encounter competition in all phases of their business. There are numerous financial institutions that have offices in the areas in which the Company and Bank compete in Northwestern Connecticut, Western Massachusetts and proximate areas of New York State.

All of the offices of the Bank are located in the northwest corner of Litchfield County, designated by the Federal Reserve Banks of Boston and New York to be within the "Metro Banking Market". The Bank maintains four (4) banking offices within the Metro Banking Market, which is served by 277 commercial banks and savings banks. The Bank has less than a 1% market share of deposits in such Market.

Banks compete on the basis of price, including rates paid on deposits and charged on borrowings, convenience and quality of service. Savings and loan associations are able to compete aggressively with commercial banks in the important area of consumer lending. Credit unions and small loan companies are each significant factors in the consumer market. Insurance companies, investment firms, credit and mortgage companies, brokerage firms cash management accounts, money-market funds and retailers are all significant competitors for various types of business. Insurance companies, investment counseling firms and other businesses and individuals actively compete with the Bank for personal and corporate trust services and investment counseling services. Many non-bank competitors are not subject to the extensive regulation described below under "LEGISLATION, REGULATION AND SUPERVISION" and in certain respects may have a competitive advantage over banks in providing certain services.

In marketing its services, the Bank emphasizes its position as a hometown bank with personal service, flexibility and prompt responsiveness to the needs of its customers. Moreover, the Bank competes for both deposits and loans by offering competitive rates and convenient business hours. In addition to providing banking services to customers in its primary service areas, the Bank is a member of the automatic teller machine networks and offers internet banking services, which allow the Bank to deliver certain financial services to customers regardless of their proximity to the primary service area of the Bank.

Connecticut has enacted legislation which liberalized banking powers for thrift institutions thereby improving their competitive position with other banks. In addition, the Connecticut Interstate Banking Act permits acquisitions and mergers of Connecticut banks and bank holding companies of or with banks and bank holding companies in other states. Accordingly, it is possible for large super-regional organizations to enter many new markets including the market served by the Bank. Certain of these competitors, by virtue of their size and resources, may enjoy certain efficiencies and competitive advantages over the Bank in the pricing, delivery, and marketing of their products and services. It is possible that such legislative authority will increase the number or the size of financial institutions competing with the Bank for deposits and loans in its market place, although it is impossible to predict the effect upon competition of such legislation.

Legislation, Regulation and Supervision

General

Virtually every aspect of the business of banking is subject to regulation including such matters as the amount of reserves that must be established against various deposits, the establishment of branches, mergers, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

The descriptions of the statutory provisions and regulations applicable to banks set forth below do not purport to be a complete description of such statutes and regulations and their effects on the Bank. Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on the Bank's future business and earnings are difficult to determine.

Federal Reserve Board Regulation

The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). It is subject to the supervision and examination of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and files with the Federal Reserve Board the reports as required under the BHCA.

The BHCA generally requires prior approval by the Federal Reserve Board of the acquisition by the Company of substantially all of the assets or more than five percent (5%) of the voting stock of any bank. The BHCA also allows the Federal Reserve Board to determine (by order or by regulation) what activities are so closely related to banking as to be a proper incident of banking, and thus, whether the Company can engage in such activities. The BHCA prohibits the Company and the Bank from engaging in certain tie-in arrangements in connection with any extension of credit, sale of property or furnishing of services.

Federal legislation permits adequately capitalized bank holding companies to venture across state lines to offer banking services through bank subsidiaries to a wide geographic market. It is possible for large super-regional organizations to enter many new markets including the market served by the Bank, although it is impossible to assess what impact this will have on the Company or the Bank.

The Federal Reserve Act imposes certain restrictions on loans by the Bank to the Company and certain other activities, on investments, in their stock or securities, and on the taking by the Bank of such stock or securities as collateral security for loans to any borrower.

Under the BHCA and the regulations of the Federal Reserve System promulgated thereunder ("Regulation Y"), no corporation may become a bank holding company as defined therein, without prior approval of the Federal Reserve Board. The Company received the approval to become a bank holding company on June 18, 1998. The Company will also have to secure prior approval of the Federal Reserve Board if it wishes to acquire voting shares of any other bank, if after such acquisition it would own or control more than five percent (5%) of the voting share of such bank. The BHCA imposes limitations upon the Company as to the types of business in which it may engage.

Regulation Y requires bank holding companies to provide the Federal Reserve Board with written notice before purchasing or redeeming equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the Company for all such purchases or redemptions during the preceding twelve (12) months, is equal to ten percent (10%) or more of the Company's consolidated net worth. For purposes of Regulation Y, "net consideration" is the gross consideration paid by a company for all of its equity securities purchased or redeemed during the period, minus the gross consideration received for all of its equity securities sold during the period other than as part of a new issue. However, a bank holding company need not obtain Federal Reserve Board approval of any equity security redemption when:
(i) the bank holding company's capital ratios exceed the threshold established for "well-capitalized" state member banks before and immediately after the redemption; (ii) the bank holding company is well-managed; and (iii) the bank holding company is not the subject of any unresolved supervisory issues.

The Gramm-Leach-Bliley Financial Services Modernization Act of 1999 (S.900) (the "GLBA"), provides bank holding companies, banks, securities firms, insurance companies, and investment management firms the option of engaging in a broad range of financial and related activities by opting to become a "financial holding company." These holding companies will be subject to oversight by the Federal Reserve Board, in addition to other regulatory agencies. Under the financial holding company structure, bank holding companies have greater ability to purchase or establish nonbank subsidiaries which are financial in nature or which engage in activities which are incidental or complementary to a financial activity. Additionally, for the first time, securities and insurance firms are permitted to purchase full-service banks.

While the GLBA Act facilitates the ability of financial institutions to offer a wide range of financial services, large financial institutions would appear to be the beneficiaries as a result of this Act because many community banks are less able to devote the capital and management resources needed to facilitate broad expansion of financial services. The Company qualified and registered as a financial holding company in May 3, 2000.

In July, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit. The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services. It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent. The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report.

In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances. Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirements under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity based compensation received by that person from the issuer during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirements; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

The Sarbanes-Oxley Act also instructs the SEC to require by rule:

      o Disclosure of all material off-balance sheet transactions and relationship that may have a material effect upon the financial status of an issuer; and

      o The presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

The Sarbanes-Oxley Act also prohibits insider transactions in the Company's stock during a lock out period of Company's pension plans, and any profits of such insider transactions are to be disgorged. In addition, there is a prohibition of company loans to its executives, except in certain circumstances. The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by Company's auditor. The SEC also requires an issuer to institute a code of ethics for senior financial officers of the company. Furthermore, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

The terrorist attacks in September, 2001 have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions. On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLA"). IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLA also amends the BHCA and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

Connecticut Regulation

The Company is incorporated in the State of Connecticut and is subject to the Connecticut Business Corporation Act and the Connecticut Bank Holding Company Statutes.

As a state-chartered bank and member of the Federal Deposit Insurance Corporation ("FDIC"), the Bank is subject to regulation both by the Connecticut Banking Commissioner and by the FDIC. Applicable laws and regulations impose restrictions and requirements in many areas, including capital requirements, maintenance of reserves, establishment of new branch offices, mergers, making of loans and investments, consumer protection, employment practices and other matters. Any new regulations or amendments to existing regulations may materially affect the services offered, expenses incurred and/or income generated by the Bank.

The Connecticut Banking Commissioner regulates the Bank's internal organization as well as its deposit, lending and investment activities. The approval of the Connecticut Banking Commissioner is required to, among other things, open branch offices and consummate merger transactions and other business combinations. The Connecticut Banking Commissioner conducts periodic examinations of the Bank. The Connecticut banking statutes also restrict the ability of the Bank to declare cash dividends to its shareholders.

Subject to certain limited exceptions, loans made to any one obligor may not exceed fifteen percent (15%) of the Bank's capital, surplus, undivided profits and loan reserves. In addition, under Connecticut law, the beneficial ownership of more than ten percent (10%) of any class of voting securities of a bank may not be acquired by any person or groups of persons acting in concert without the approval of the Connecticut Banking Commissioner.

FDIC Regulation

The FDIC insures the Bank's deposit accounts in an amount up to $100,000 for each insured depositor. FDIC insurance of deposits may be terminated by the FDIC, after notice and a hearing, upon a finding by the FDIC that the insured institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule or order of, or condition imposed by, the FDIC. A bank's failure to meet the minimum capital and risk-based capital guidelines discussed below, would be considered to be unsafe and unsound banking practices. The Bank, as a Connecticut-chartered FDIC-insured bank, is regulated by the FDIC in many of the areas also regulated by the Connecticut Banking Commissioner. The FDIC also conducts its own periodic examinations of the Bank, and the Bank is required to submit financial and other reports to the FDIC on a quarterly and annual basis, or as otherwise required by the FDIC.

FDIC insured banks, such as the Bank, pay premiums to the FDIC for the insurance of deposits.

Under FDIC regulations, FDIC-insured, state-chartered banks which are not members of the Federal Reserve System, must meet certain minimum capital requirements, including a leverage capital ratio and a risk-based capital ratio. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION".

The Community Reinvestment Act ("CRA") requires lenders to identify the communities served by the institution's offices and to identify the types of credit the institution is prepared to extend within such communities. The FDIC conducts examinations of insured institutions' CRA compliance and rates such institutions as "Outstanding", "Satisfactory", "Needs to Improve" and "Substantial Noncompliance". As of its last CRA examination, the Bank received a rating of "Outstanding". Failure to receive at least a "Satisfactory" rating may inhibit an institution from undertaking certain activities, including acquisitions of other financial institutions, which require regulatory approval based, in part, on CRA compliance considerations. Similarly, failure of a bank to maintain a CRA rating of "Satisfactory" or better would preclude it or its holding company from engaging in any new financial activities pursuant to the Gramm-Leach-Bliley Act.

Employees

The Company's current workforce at February 13, 2004 was 92 employees of whom 83 were full time and 9 were part time. The employees are not represented by a collective bargaining unit.

(d) Financial Information about Foreign and Domestic Operations and Export Sales

The Company does not have any foreign business operations or export sales of its own. However, it does provide financial services including wire transfers and foreign currency exchange to other businesses involved in foreign trade.

STATISTICAL DISCLOSURE REQUIRED PURSUANT TO SECURITIES EXCHANGE ACT, INDUSTRY GUIDE 3

The statistical disclosures required pursuant to Industry Guide 3, not contained in Management's Discussion and Analysis of Financial Condition and Results of Operations-contained herein, are presented on the following pages of this Report on Form 10-K.

                                                             Page(s) of
Item of Guide 3                                              This Report
----------------------------------------------------------   -----------

I.   Distribution of Assets, Liabilities and Shareholders'
     Equity; Interest Rates and Interest Differential             17

II.  Investment Portfolio                                          9

III. Loan Portfolio                                               10

IV.  Summary of Loan Loss Experience                              11

V.   Deposits                                                     23

VI.  Return on Equity and Assets                                  10

VII. Short-Term Borrowings                                        12

Investment Portfolio

The Company categorizes investments into three groups and further provides for the accounting and reporting treatment of each group. Investments may be classified as held-to-maturity, available-for-sale, or trading. The Bank does not purchase or hold any investment securities for the purpose of trading such investments. The following tables sets forth the carrying amounts of the investment securities as of December 31:

(dollars in thousands)                               2003        2002        2001
                                                   ---------------------------------
Available-for-sale securities:
 (at fair value)
Equity securities                                  $     136   $      90   $     135
U.S. government agencies preferred stock               7,610       4,179           0
U.S. Treasury securities and other
   U.S. government corporations and agencies          51,979      41,635      38,701
Obligations of states and political subdivisions      45,988      42,792      30,273
Mortgage-backed securities                            37,307      46,473      33,139
                                                   ---------------------------------
                                                   $ 143,020   $ 135,169   $ 102,248
                                                   =================================

Held-to-maturity securities
 (at amortized cost)

U.S. Treasury securities and other
   U.S. government corporations and agencies       $           $           $
Obligations of states and political subdivisions           0           0           0
Mortgage-backed securities                               229         321         400
                                                   ---------------------------------
                                                   $     229   $     321   $     400
                                                   =================================

Federal Home Loan Bank stock                       $   3,771   $   2,945   $   2,945
                                                   =================================

For the following table, yields are not calculated and presented on a fully taxable-equivalent ("FTE") basis.

The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of December 31, 2003:

(dollars in thousands)

                                 Under            1-5             5-10              Over 10
                               1 Year    Yield   Years   Yield    Years     Yield    Years      Yield     Total
                               -------   -----   -----   -----   --------   -----   ---------   -----   ---------
Held-to-maturity
   securities
   (at amortized cost)
U.S. Treasury securities
   and other U.S. government
   corporations and agencies   $     0           $   0           $      0           $       0           $       0

Obligations of state and
   political subdivisions            0               0                  0                   0                   0

Mortgage-backed
   securities                        0               0                  0                 229    4.38%        229
                               -------           -----           --------           ---------           ---------
                               $     0           $   0                  0           $     229           $     229
                               =======           =====           ========           =========           =========
Available-for-sale
   securities
   (at fair value)
U.S. Treasury securities
   and other U.S. government
   corporations and agencies   $     0           $   0           $  7,099    6.01%  $  44,880    4.05%  $  51,979

Obligations of state and
   political subdivisions      $     0           $ 241    4.70%  $    206    3.60%  $  45,541    4.81%  $  45,988

Mortgage-backed
   securities                  $    42    7.50%  $  18    7.00%  $      0           $  37,247    4.68%  $  37,307
                               -------           -----           --------           ---------           ---------
                               $    42           $ 259           $  7,305           $ 127,668           $ 135,274
                               =======           =====           ========           =========           =========

Loan Portfolio Analysis by Category
(dollars in thousands)

                                                      December 31
                                 2003         2002        2001        2000        1999
                               ---------------------------------------------------------
Commercial, financial and
   agricultural                $   9,149   $  10,127   $  10,797   $   8,592   $   9,025
Real Estate-construction and      15,307       6,027       3,935       6,275       3,382
   land development
Real Estate - residential         90,807      93,636     102,201      98,312      86,680
Real Estate-commercial            19,199      18,002      17,423      15,463      15,324
Consumer                           6,692       9,007      10,030      10,673      10,698
Other                                 73         291         125         247         364
                               ---------------------------------------------------------
                                 141,227     137,090     144,511     139,562     125,473
Allowance for loan losses         (1,664)     (1,458)     (1,445)     (1,292)     (1,160)
Unearned income                        0          (0)         (0)         (0)         (0)
                               ---------------------------------------------------------
   Net loans                   $ 139,563   $ 135,632   $ 143,066   $ 138,270   $ 124,313
                               =========================================================

There are no industry concentrations in the Bank's loan portfolio.

The following table shows the maturity of commercial, financial and agricultural loans, real estate commercial loans and real estate-construction loans outstanding as of December 31, 2002. Also provided are the amounts due after one
(1) year classified according to the sensitivity to changes in interest rates.

                                                               Due after
                                                 Due in one    one year to   Due after
                                                year or less   five years    five years
                                                ---------------------------------------
Commercial, financial,
   agricultural and real estate commercial        $  6,070       $ 3,224       $ 19,053
Real estate-construction and land development       15,307             0              0
                                                  -------------------------------------
                                                  $ 21,377       $ 3,224       $ 19,053
                                                  =====================================
Maturities after
   One Year with:
   Fixed interest rates                                          $ 2,004       $ 12,423
   Variable interest rates                                         1,220          6,630
                                                                 ----------------------
                                                                 $ 3,224       $ 19,053
                                                                 ======================

Return on Equity and Assets

The following table summarizes various financial ratios of the Company for each of the last three (3) years:

                                                          Year Ended December 31,
                                                          -----------------------
                                                           2003     2002    2001
                                                          ------   -----   ------
Return on average total assets
   (net income divided by average total assets)             1.24%   1.13%    1.14%

Return on average shareholders' equity
   (net income divided by average shareholders' equity)    13.47%  12.63%   12.25%

Dividend payout ratio
   (total declared dividends divided by net income)        34.07%  39.11%   41.34%

Equity to assets ratio
   (average shareholders' equity as a percentage of
   average total assets)                                    9.21%   8.92%    9.27%

Nonaccrual, Past Due and Restructured Loans

At December 31, 2003, there were two (2) nonaccrual loans in the Bank's portfolio both of which were secured by real estate. When a mortgage loan becomes 90 days past due, and there is not sufficient collateral to cover the principal and accrued interest, the Bank generally stops accruing interest unless there are unusual circumstances which warrant an exception. Generally the only loan types that the Bank reclassifies to nonaccrual are those secured by real estate. Other types of loans are generally charged off if they become 90 days or more delinquent. However, exception is warranted with the $535,000 in loans that are presently 90 days past due and still accruing.

Nonaccrual, Past Due and Restructured Loans
(dollars in thousands)

                                                       December 31
                                        2003      2002      2001       2000      1999
                                       ------------------------------------------------
Nonaccrual                             $   75   $   855   $    372   $   186    $  473
90 days or more past due                  535       124        215       323        10
Restructured loans                          0       271          0        12        12
                                       -----------------------------------------------
Total nonperforming loans              $  610   $ 1,250   $    587   $   521    $  495
                                       ===============================================

Total nonperforming loans as per-
   centage of the total loan
   portfolio                             0.43%     0.92%      0.41%     0.37%     0.39%
Allowance for loan losses as a per-
   centage of  nonperforming loans     272.79%   116.64%    246.17%   247.99%   234.34%

         Information with respect to non-accrual and restructured loans at December 31, 2003, 2002 and 2001 is as follows:

(dollars in thousands)                                               Year Ended December 31
                                                                      2002     2002   2001
                                                                     ----------------------
Interest income that would have been recorded under original terms     $ 4     $ 68   $ 38
Gross interest recorded                                                  0       49     28
                                                                       -------------------
Foregone interest                                                      $ 4     $ 19   $ 10
                                                                       ===================

Summary of Loan Loss Experience

(dollars in thousands)                            Year Ended December 31
                                       2003      2002      2001      2000      1999
                                      -----------------------------------------------
Balance of the allowance for
   loan losses at beginning of year   $ 1,458   $ 1,445   $ 1,292   $ 1,160   $ 1,260
                                      -----------------------------------------------
Charge-offs:
   Commercial, financial and
      agricultural                         71        60         0         0         1
   Real estate mortgage                     0        46        13        21       243
   Consumer                                84       146        88        50        25
                                      -----------------------------------------------
Total charge-offs                         155       252       101        71       269
                                      -----------------------------------------------

Recoveries:
   Commercial, financial and
      agricultural                         24         2         0         0         0
   Real estate mortgage                     0         1        87         6        19
   Consumer                                24        26        17        17        30
                                      -----------------------------------------------
      Total recoveries                     48        29       104        23        49
                                      -----------------------------------------------
Net charge-offs                           107       223        (3)       48       220
Provisions charged to operations          313       300       150       180       120
Transfer of allowance for loan
   losses to other liabilities              0       (64)        0         0         0
                                      -----------------------------------------------
Balance at end of year                $ 1,664   $ 1,458   $ 1,445   $ 1,292   $ 1,160
                                      ===============================================
Ratio of net charge-offs to
   average loans outstanding              .01%      .02%    (.002)%     .04%      .18%
Ratio of allowance for loan losses
   to year end loans                     1.18%     1.07%     1.01%      .93%      .93%

Allocation of the Allowance for Loan Losses
(dollars in thousands)

                                                                Years Ended December 31
                                  2003                2002                2001                2000                1999
                            -----------------   -----------------   -----------------   -----------------   -----------------
                            Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent   Amount    Percent
                            -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
Commercial, financial and
   agricultural             $   441      6.47%  $   316      7.39%  $   120      7.47%  $   160      6.16%  $   160      7.19%
Real estate construction
   and land development         112     10.82%       50      4.40%       24      2.72%        0      4.50%        0      2.70%
Real estate mortgage            749     77.94%      840     81.43%    1,200     82.78%    1,066     81.51%      941     81.30%
Consumer                        357      4.72%      244      6.57%      100      6.94%       65      7.65%       58      8.52%
Other loans                       5       .05%        8       .21%        1       .09%        1       .18%        1       .29%
                            -------   -------   -------   -------   -------   -------   -------   -------   -------   -------
                            $ 1,664    100.00%  $ 1,458    100.00%  $ 1,445    100.00%  $ 1,292    100.00%  $ 1,160    100.00%
                            =======   =======   =======   =======   =======   =======   =======   =======   =======   =======

Provisions to the allowance for possible loan losses are charged to operating expenses and are based on past experience, current economic conditions and management's judgment of the amount necessary to cover losses inherent in the portfolio. The Bank records provisions for estimated loan losses, which are charged against earnings, in the period they are established.

Short-Term Borrowings

(dollars in thousands)                                December 31
                                               2003       2002       2001
                                             ------------------------------
Federal Home Loan Bank Advances
   Average interest rate
      At year end                                4.06%      5.35%      5.95%
      For the year                               4.21%      5.45%      5.62%
Average amount outstanding during the year   $ 65,282   $ 52,438   $ 53,407
Maximum amount outstanding at any month      $ 74,705   $ 59,125   $ 56,766
Amount outstanding at year end               $ 60,897   $ 51,891   $ 53,004

ITEM 2. DESCRIPTION OF PROPERTIES

The holding company is not the owner or lessee of any properties. The Bank does not lease any properties. The properties described below are owned by the Bank.

The Bank serves its customers from its four (4) offices which are located in Canaan, Lakeville, Salisbury and Sharon, Connecticut. The Bank's trust department is located in a separate building adjacent to the main office of the Bank.

The following table includes all property owned by the Bank, but does not include Other Real Estate Owned.

    OFFICES                    LOCATION         STATUS
    Main Office            5 Bissell Street      Owned
                       Lakeville, Connecticut

    Trust Department      19 Bissell Street      Owned
                       Lakeville, Connecticut

    Salisbury Office       18 Main Street        Owned
                       Salisbury, Connecticut

    Sharon Office            29 Low Road         Owned
                         Sharon, Connecticut

    Canaan Office           94 Main Street       Owned
                         Canaan, Connecticut

ITEM 3. LEGAL PROCEEDINGS

Other than routine litigation incidental to its business, there are no material legal proceedings pending to which the Company, Bank, or their properties are subject.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the Company's 2003 fiscal year.

PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

The Company's common stock is traded on The American Stock Exchange under the symbol "SAL". The following table presents the high and low sales prices of the Company's common stock.

                                      2003 Quarters                         2002 Quarters
                         -------------------------------------   -------------------------------------
                           4th       3rd       2nd       1st       4th       3rd       2nd       1st
                         -----------------------------------------------------------------------------
Range of Stock prices:
     High                $ 38.95   $ 32.25   $ 29.50   $ 30.00   $ 28.01   $ 25.25   $ 26.75   $ 25.25
     Low                 $ 29.50   $ 29.00   $ 26.00   $ 26.00   $ 25.00   $ 22.51   $ 24.10   $ 21.25

(c) Holders

There were approximately 473 holders of record of the common stock of the Company as of March 5, 2004. This number includes brokerage firms and other financial institutions which hold stock in their name but which is actually owned by third parties.

(c) Dividends

Dividends are currently declared four times a year, and the Company expects to follow such practices in the future. During the year 2003, the Company declared a cash dividend each quarter of $.23 per share. Dividends for the year 2003 totaled $.92 per share which compared to total dividends of $.88 that were declared in the year 2002. At their February 27, 2004 meeting, the Directors of the Company declared a cash dividend of $.24 per share for the first quarter of 2004. The dividend will be paid on April 28, 2004 to shareholders of record as of March 31, 2004. Payment of all dividends are dependent upon the condition and earnings of the Company. The Company's ability to pay dividends is limited by the prudent banking principles applicable to all bank holding companies and by the provisions of Connecticut Corporate law, which provide that no distribution may be made by a company if, after giving it effect: (1) the company would not be able to pay its debts as they become due in the usual course of business or
(2) the company's total assets would be less than the sum of its total liabilities plus amounts needed to satisfy any preferred stock rights. The following table presents cash dividends declared per share for the last two years:

                                     2003 Quarters                    2002 Quarters
                         ---------------------------------   ---------------------------------
                           4th      3rd      2nd      1st      4th      3rd      2nd      1st
                         ---------------------------------   ---------------------------------
Cash dividends
   declared              $ 0.23   $ 0.23   $ 0.23   $ 0.23   $ 0.22   $ 0.22   $ 0.22   $ 0.22

The dividends paid to shareholders of the Company are funded primarily from dividends received by the Company from the Bank. Reference should be made to
Note 12 of the Consolidated Financial Statements for a description of restrictions on the ability of the Bank to pay dividends to the Company.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan information is provided in Item 11 of this Form 10-K.

ITEM 6. SELECTED FINANCIAL DATA
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

                                                           At or For the Years Ended December 31
                                                   2003        2002        2001        2000        1999
                                                           (dollars in thousands except per share data)
Statement of Condition Data:

Loans, Net                                       $ 139,563   $ 135,632   $ 143,066   $ 138,270   $ 124,313
Allowance For Loan Losses                            1,664       1,458       1,445       1,292       1,160
Investments                                        147,021     138,435     105,593      91,922      77,745
Total Assets                                       311,100     293,107     283,602     249,054     215,385
Deposits                                           218,457     211,037     201,351     166,436     154,358
Borrowings                                          60,897      51,891      53,004      47,357      39,712
Shareholders' Equity                                28,850      27,345      23,363      22,460      19,895
Nonperforming Assets                                   685       1,400         587         521         495

Statement of Income Data:

Interest and Fees on Loans                       $   9,226   $   9,677   $  11,344   $  10,494   $   9,621
Interest and Dividends on Securities
   and Other Interest Income                         6,423       6,481       5,746       6,015       4,903
Interest Expense                                     5,613       6,898       8,301       8,284       6,683
Net Interest Income                                 10,036       9,260       8,789       8,225       7,841
Provision for Loan Losses                              313         300         150         180         120
Trust Department Income                              1,252       1,100       1,070       1,108       1,121
Other Income                                         1,674       1,388       1,187         914         860
Net Gain (Loss) on Sales of Securities               1,058         634         130         (64)         (2)
Other Expenses                                       8,599       7,775       6,755       5,797       5,523

Pre Tax Income                                       5,108       4,307       4,271       4,206       4,177
Income Taxes                                         1,268       1,108       1,370       1,357       1,484

Net Income                                       $   3,840   $   3,199   $   2,901   $   2,849   $   2,693

Per Share Data:

Earnings per common share                        $    2.70   $    2.25   $    2.03   $    1.92   $    1.78
Earnings per common share, assuming dilution     $    2.70   $    2.25   $    2.03   $    1.92   $    1.78
Cash Dividends Declared per share                $    0.92   $    0.88   $    0.84   $    0.77   $    0.70
Book Value (at year end)                         $   20.26   $   19.21   $   16.43   $   15.40   $   13.23

Selected Statistical Data:

Return on Average Assets                              1.24%       1.13%       1.14%       1.23%       1.25%
Return on Average Shareholders' Equity               13.47%      12.63%      12.25%      13.64%      12.96%
Dividend Payout Ratio                                34.07%      39.11%      41.38%      39.72%      39.16%
Average Shareholders' Equity to Average Assets        9.21%       8.92%       9.27%       8.98%       9.67%
Net Interest Spread                                   3.23%       3.13%       2.91%       2.83%       3.07%
Net Interest Margin                                   3.65%       3.72%       3.71%       3.79%       3.93%

                                                         Salisbury Bancorp, Inc.
                                                                  and Subsidiary

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS BUSINESS

The following provides Management's comments on the financial condition and results of operations of Salisbury Bancorp, Inc. (the "Company"), a Connecticut corporation which is the holding company for Salisbury Bank and Trust Company, (the "Bank"). The Company's sole subsidiary is the Bank, which has four (4) full service offices including a Trust Department located in the towns of North Canaan, Lakeville, Salisbury and Sharon, Connecticut. The Company and the Bank were formed in 1998 and 1848, respectively. This discussion should be read in conjunction with the Company's consolidated financial statements and the notes to the consolidated financial statements that are presented as part of this Annual Report on Form 10-K.

RESULTS OF OPERATIONS
Comparison of the Years Ended December 2003 and 2002

OVERVIEW

The reported earnings for the Company were $3,840,000 in 2003, an increase of $641,000 or 20.04% over year 2002 earnings of $3,199,000. As a result, earnings per share increased $.45 or 20.00% to $2.70 in 2003. This compares to earnings per share of $2.25 in 2002 and $2.03 in 2001. The improvement in net income is primarily the result of growth in earning assets that has produced an increase in total net interest income, a reduction in interest expense and an increase in other noninterest income.

The Company is "well capitalized". The Company's risk-based capital ratios at December 31, 2003, which includes the risk-weighted assets and capital of the Salisbury Bank and Trust Company, were 15.35% for Tier 1 capital and 16.44% for total capital. The Company's leverage ratio was 8.05% at December 31, 2003. This compares to a Tier 1 capital ratio at December 31, 2002 of 16.05%, a total capital ratio of 17.21%, and a Company leverage ratio of 7.80%.

As a result of the Company's financial performance, the Board of Directors increased total dividends declared on the Company's common stock to $.92 per share in 2003. This compares to an $.88 per share dividend paid in 2002 and a $.84 per share dividend that was paid in 2001.

CRITICAL ACCOUNTING ESTIMATES

In preparing the Company's financial statements, management selects and applies numerous accounting policies. In applying these policies, management must make estimates and assumptions. The accounting policy that is most susceptible to critical estimates and assumptions is the allowance for loan losses. The determination of an appropriate provision is based on a determination of the probable amount of credit losses in the loan portfolio. Many factors influence the amount of future loan losses, relating to both the specific characteristics of the loan portfolio and general economic conditions nationally and locally. While management carefully considers these factors in determining the amount of the allowance for loan losses, future adjustments may be necessary due to changed conditions, which could have an adverse impact on reported earnings in the future. See "Provisions and Allowance for Loan Losses".

NET INTEREST AND DIVIDEND INCOME

The Company earns income from two basic sources. The primary source is through the management of its financial assets and liabilities and involves functioning as a financial intermediary. The Company accepts funds from depositors or borrows funds and either lends the funds to borrowers or invests those funds in various types of securities. The second source is fee income, which is discussed in the noninterest income section of this analysis.

Net interest income is the difference between the interest and fees earned on loans, interest and dividends earned on securities (the Company's earning assets) and the interest expense paid on deposits and borrowed funds, primarily in the form of advances from the Federal Home Loan Bank. The amount by which interest income will exceed interest expense depends on two factors: (1) the volume or balance of earning assets compared to the volume or balance of interest-bearing deposits and borrowed funds and (2) the interest rate earned on those interest earning assets compared with the interest rate paid on those interest-bearing deposits and borrowed funds. For this discussion, net interest income is presented on a fully taxable-equivalent ("FTE") basis. FTE interest income restates reported interest income on tax exempt loans and securities as if such interest were taxed at the applicable State and Federal income tax rates for all periods presented.

(dollars in thousands)                                 December 31,
                                               2003       2002       2001
                                             ------------------------------
Interest and Dividend Income
   (financial statements)                    $ 15,650   $ 16,157   $ 17,089

Tax Equivalent Adjustment                       1,075      1,028        504
                                             --------   --------   --------
   Total Interest Income (on an FTE basis)     16,725     17,185     17,593

Interest Expense                               (5,613)    (6,898)    (8,301)
                                             --------   --------   --------

Net Interest Income-FTE                      $ 11,112   $ 10,287   $  9,292
                                             ========   ========   ========

The Company's 2003 total interest and dividend income on an FTE basis of $16,725,000 was $460,000 or 2.68% less than the total interest and dividend on an FTE basis of $17,185,000 in 2002. Although there was an increase in earning assets, this decrease in interest and dividend income is primarily the result of an economic environment with lower interest rates. A change in the mix of earning assets during 2002 and continuing into 2003 has increased tax exempt securities in the securities portfolio which has resulted in an increase in the tax equivalent adjustment of $1,075,000 in 2003 and $1,028,000 in 2002 when compared to the tax equivalent adjustment of $504,000 in 2001.

Interest expense on deposits in 2003 decreased $1,173,000 or 29.05% to $2,866,000 compared to $4,039,000 for the corresponding period in 2002 and $5,302,000 in 2001. Although deposits increased, generally lower interest rates resulted in the decrease. Interest expense for Federal Home Loan Bank advances decreased $111,000 to $2,747,000 in 2003 compared to $2,858,000 in 2002 and
$2,999,000 in 2001. Lower interest rates resulted in the decrease in interest expense. Although interest margins continue to be pressured by generally lower interest rates and by aggressive competition, net interest income on an FTE basis increased $825,000 or 8.02% over 2002 and totaled $11,112,000 at December 31, 2003 compared to total net interest income on an FTE basis of $10,287,000 at December 31, 2002 and $9,292,000 in 2001.

Net interest margin is net interest and dividend income expressed as a percentage of average earning assets. It is used to measure the difference between the average rate of interest and dividends earned on assets and the average rate of interest that must be paid to support those assets. To maintain its net interest margin, the Company must manage the relationship between interest earned and paid. The Company's 2003 net interest margin on an FTE basis was 3.65%. This compares to a net interest margin of 3.72% for 2002. The following table reflects average balances, interest earned or paid and rates for the three years ended December 31, 2003, 2002 and 2001. The average loan balances include both non-accrual and restructured loans. Interest earned on loans also includes fees on loans such as late charges that are not deemed to be material. Interest earned on tax exempt securities in the table is presented on a fully taxable-equivalent basis ("FTE"). A federal tax rate of 34% was used in performing these calculations. Actual tax exempt income earned in 2003 was $2,086,000 with a yield of 4.83%. Actual tax exempt income in 2002 totaled $1,995,000 with a yield of 4.88% and in 2001 actual tax exempt income was $977,000 with a yield of 4.95%.

YIELD ANALYSIS

Average Balances, Interest Earned and Rates Paid

                                                                           Year Ended December 31
(dollars in thousands)                               2003                            2002                           2001
                                                   Interest                        Interest                       Interest
                                        Average     Earned/    Yield    Average    Earned/    Yield    Average    Earned/    Yield
                                        Balance      Paid      Rate     Balance      Paid     Rate     Balance      Paid     Rate
ASSETS
Interest Earning Assets:
Loans                                  $ 142,752   $   9,226    6.46%  $ 139,582   $  9,677    6.93%  $ 145,502   $ 11,344    7.80%
Taxable Securities                     $ 101,931   $   3,875    3.80%  $  81,715   $  4,144    5.07%  $  68,921   $  4,204    6.10%
Tax-Exempt Securities *                $  43,603   $   3,161    7.25%  $  41,347   $  3,023    7.31%  $  20,030   $  1,481    7.39%
Federal Funds                          $   3,125   $      28    0.90%  $   7,214   $    111    1.54%  $   9,986   $    324    3.24%
Other Interest Income                  $   1,359   $      10    0.74%  $     549   $     11    2.00%  $     809   $     36    4.45%
Total Interest Earning Assets          $ 292,770   $  16,300    5.57%  $ 270,407   $ 16,966    6.27%  $ 245,248   $ 17,389    7.09%
Allowance for Loan Losses              $  (1,468)                      $  (1,403)                     $  (1,412)
Cash & due from Banks                  $   6,425                       $   5,923                      $   5,138
Premises, Equipment                    $   3,000                       $   2,810                      $   2,676
Net unrealized gain/loss on AFS
   Securities                          $   2,316                       $   1,083                      $     500
Other Assets                           $   6,403                       $   5,263                      $   3,312
Total Average Assets                   $ 309,446                       $ 284,083                      $ 255,462

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
Now/Money Market Deposits              $  59,521   $     363    0.61%  $  62,756   $    807    1.29%  $  67,516   $  1,902    2.82%
Savings Deposits                       $  45,975   $     450    0.98%  $  37,629   $    743    1.97%  $  16,674   $    396    2.37%
Time Deposits                          $  68,898   $   2,053    2.98%  $  67,157   $  2,490    3.71%  $  60,854   $  3,004    4.94%
Borrowed Funds                         $  65,282   $   2,747    4.21%  $  51,966   $  2,858    5.50%  $  53,407   $  2,999    5.62%
Total Interest Bearing
Liabilities                            $ 239,676   $   5,613    2.34%  $ 219,508   $  6,898    3.14%  $ 198,451   $  8,301    4.18%
Demand Deposits                        $  38,998                       $  37,578                      $  31,497
Other Liabilities                      $   2,130                       $   1,660                      $   1,829
Shareholders' Equity                   $  28,642                       $  25,337                      $  23,685
Total Liabilities and Equity           $ 309,446                       $ 284,083                      $ 255,462
Net Interest Income                                $  10,687                       $ 10,068                       $  9,088
Net Interest Spread                                            3.23%                           3.13%                          2.91%
Net Interest Margin                                            3.65%                           3.72%                          3.71%

* Presented on a fully taxable equivalent ("FTE") basis

Volume and Rate Variance Analysis of Net Interest Income
(Taxable equivalent basis)

(dollars in thousands)                       2003  over 2002               2002 over 2001
                                      ----------------------------   ----------------------------
                                      Volume      Rate      Total    Volume      Rate      Total
                                      ----------------------------   ----------------------------
Increase (decrease) in:
Interest income on:
   Loans                              $   220   $   (671)  $  (451)  $  (462)  $ (1,205) $ (1,667)
   Taxable investment securities        1,025     (1,294)     (269)      780       (840)      (60)
   Tax-exempt investment securities       165        (27)      138     1,575        (33)    1,542
   Other interest income                  (51)       (33)      (84)     (100)      (138)     (238)
                                      -------   --------   -------   -------   --------  --------
Total interest income                 $ 1,359   $ (2,025)  $  (666)  $ 1,793   $ (2,216) $   (423)
                                      -------   --------   -------   -------   --------  --------

Interest expense on:
   NOW/Money Market deposits          $   (42)  $   (402)  $  (444)  $  (134)  $   (961) $ (1,095)
   Savings deposits                      (164)      (129)     (293)      496       (149)      347
   Time deposits                           65       (502)     (437)      311       (825)     (514)
   Borrowed funds                         732       (843)     (111)      (81)       (60)     (141)
                                      -------   --------   -------   -------   --------  --------
Total interest expense                $   591   $ (1,876)  $(1,285)  $   592   $ (1,995) $ (1,403)
                                      -------   --------   -------   -------   --------  --------

Net interest margin                   $   768   $   (149)  $   619   $ 1,201   $   (221) $    980
                                      =======   ========   =======   =======   ========  ========

NONINTEREST INCOME

Noninterest income increased $862,000 or 27.61% and totaled $3,984,000 for the year ended December 31, 2003 as compared to $3,122,000 for the year ended December 31, 2002. Trust Department income increased $152,000 to $1,252,000 primarily as a result of the efforts of new business development. Service charges on deposit accounts totaled $560,000 for 2003. This is an increase of $88,000 or 18.64% when comparing total service charges of $472,000 in 2002. The increase can be attributed to an increase in deposit account transactions. Gains on sales of available-for-sale securities totaled $1,058,000 in 2003 representing an increase of $424,000 or 66.88% compared to $634,000 in 2002. This increase is primarily attributable movements in the markets which resulted in opportunities for the Company to enhance the return from the securities portfolio and at the same time realize gains on sales of available-for-sale securities. Mortgage refinancing remained very active during 2003 as rates remained at all time lows. Competition in the secondary mortgage market continues to be very aggressive. Gains on sale of loans held-for-sale increased $35,000 or 15.42% to $262,000 in 2003 compared to $227,000 in 2002. Other income however, increased 16.13% to $799,000 in 2003 compared to other income of $688,000 in 2002. This increase is primarily attributable to the increase in fees earned from activity in the secondary mortgage market due to the change of investors. Historically the Company has had few instances in which it foreclosed on properties and therefore has a low volume of OREO properties. The Company acquired one OREO property during the 2002, sold it in 2003 and realized a gain on the sale of $52,000.

NONINTEREST EXPENSE

Noninterest expense increased 10.61% to $8,600,000 for the year ended December 31, 2003 as compared to $7,775,000 for the corresponding period in 2002. Salaries and employee benefits totaled $4,834,000 for the twelve months ended December 31, 2003 compared to $4,235,000 for the same period in 2002. This is an increase of $599,000 or 14.14% over 2002 and is primarily the result of an increase in staff along with salary increases and the increase in the costs of employee benefits. Occupancy and equipment expenses increased $64,000 or 7.31% to $939,000 compared to $875,000 for 2002. The increase is primarily the result of expenses associated with routine maintenance and repairs of the Company's facilities and equipment. Data processing expenses increased $42,000 or 7.88% for the year ended December 31, 2003 over 2002 and totaled $575,000. This increase is attributable to normal increasing costs related to enhancing the delivery channels of products to our customers. Legal expenses totaled $128,000 for 2003. This is an increase of $67,000 or 110% when comparing total legal expense in 2002 of $61,000. The increase is primarily the result of additional services required due to compliance requirements of the Sarbanes-Oxley Act. Amortization expense of the "Core Deposit Intangible" assets associated with the 2001 Branch acquisition totaled $68,000 and did not change from 2002.

INCOME TAXES

In 2003, the Company's income tax provision totaled $1,268,000, which reflects an effective tax rate of 24.82% compared to an income tax provision of $1,108,000 and an effective tax rate of 25.72% in 2002. Although there was a decrease in the effective tax rate, the provision increased $160,000 as the result of an increase in taxable income.

NET INCOME

Overall, net income totaled $3,840,000 for the year ended December 31, 2003 compared to net income of $3,199,000 for the year 2002 representing an increase of $641,000 or 20.04%. On a per share basis, net income amounted to $2.70 per share for 2003 as compared to $2.25 for 2002.

RESULTS OF OPERATIONS
Comparison of the Years Ended December 2002 and 2001

Net income for the Company was $3,199,000 in 2002, an increase of $298,000 or 10.27% over year 2001 earnings of $2,901,000. As a result, earnings per share increased $.22 or 10.83% to $2.25 in 2002. This compared to earnings per share of $2.03 in 2001. The improvement in net income was primarily the result of growth in earning assets that produced an increase in total net interest income coupled with an increase in other noninterest income.

The Company is "well capitalized". The Company's risk-based capital ratios at December 31, 2002, which included the risk-weighted assets and capital of the Salisbury Bank and Trust Company, were 16.05% for Tier 1 capital and 17.21% for total capital. The Company's leverage ratio was 7.80% at December 31, 2002. This compared to a Tier 1 capital ratio at December 31, 2001 of 15.09%, a total capital ratio of 16.21% The Company's leverage ratio was 7.61%.

As a result of the Company's financial performance, the Board of Directors increased total dividends declared on the Company's common stock to $.88 per share in 2002 as compared to $.84 per share in 2001.

NET INTEREST AND DIVIDEND INCOME

Net interest income is the difference between the interest and fees earned on loans, interest and dividends earned on securities (the Company's earning assets) and the interest expense paid on deposits and borrowed funds, primarily in the form of advances from the Federal Home Loan Bank. The amount by which interest income will exceed interest expense depends on two factors: (1) the volume or balance of earning assets compared to the volume or balance of interest-bearing deposits and borrowed funds and (2) the interest rate earned on those interest earning assets compared with the interest rate paid on those interest-bearing deposits and borrowed funds. For this discussion, net interest income is presented on a fully taxable-equivalent ("FTE") basis. FTE interest income restates reported interest income on tax exempt loans and securities as if such interest were taxed at the applicable State and Federal income tax rates for all periods presented.

(dollars in thousands)                                 December 31,
                                               2002       2001       2000
                                             ------------------------------
Interest and Dividend Income
   (financial statements)                    $ 16,157   $ 17,089   $ 16,510

Tax Equivalent Adjustment                       1,028        504        335
                                             --------   --------   --------
   Total Interest Income (on an FTE basis)     17,185     17,593     16,845

Interest Expense                               (6,898)    (8,301)    (8,284)
                                             --------   --------   --------

Net Interest Income-FTE                      $ 10,287   $  9,292   $  8,561
                                             ========   ========   ========

The Company's 2002 total interest and dividend income on an FTE basis of $17,185,000 was $408,000 or 2.32% less than the total interest and dividend on an FTE basis of $17,593,000 in 2001. Although there was an increase in earning assets, this decrease in interest and dividend income was primarily the result of an economic environment with lower interest rates. A change in the mix of earning assets which reflects an increase in tax exempt securities resulted in a significant increase in the tax equivalent adjustment of $1,028,000 for 2002 as compared to $504,000 for 2001. This was an increase of approximately 104%.

Interest expense on deposits in 2002 decreased $1,262,000 or 23.80% and totaled $4,040,000. This compared to $5,302,000 for the corresponding period in 2001. Although deposits increased, primarily as the result of a branch acquisition which was completed in September 2001, generally lower interest rates resulted in the decrease in interest expense. Interest expense for Federal Home Loan Bank advances decreased $141,000 to $2,858,000 in 2002. This compared to interest expense of $2,999,000 in 2001 and is primarily the result of a decrease in borrowings. Although interest margins continue to be pressured by generally lower interest rates and by aggressive competition, net interest income on an FTE basis increased $995,000 or 10.71% and totaled $10,287,000 at December 31, 2002. This compared to total net interest income on an FTE basis of $9,292,000 at December 31, 2001.

Net interest margin is net interest and dividend income expressed as a percentage of average earning assets. It is used to measure the difference between the average rate of interest and dividends earned on assets and the average rate of interest that must be paid to support those assets. To maintain its net interest margin, the Company must manage the relationship between interest earned and paid. The Company's 2002 net interest margin on an FTE basis was 3.72%. This compares to a net interest margin of 3.71% for the corresponding period in 2001. The following table reflects average balances, interest earned or paid and rates for the three years ended December 31, 2002, 2001 and 2000. The average loan balances include both non-accrual and restructured loans. Interest earned on loans also includes fees on loans such as late charges collected that are not deemed to be material. Interest earned on tax exempt securities in the table is presented on a fully taxable-equivalent basis ("FTE"). A federal tax rate of 34% was used in performing these calculations. Actual tax exempt income earned in 2002 was $1,995,000 with a yield of 4.83%. Actual tax exempt income in 2001 totaled $977,000 with a yield of 4.88%.

Volume and Rate Variance Analysis of Net Interest Income
(Taxable equivalent basis)

(dollars in thousands)                       2002 over 2001                2001 over 2000
                                      -----------------------------   ---------------------------
                                      Volume      Rate      Total     Volume     Rate      Total
                                      -----------------------------   ---------------------------
Increase (decrease) in:
Interest income on:
   Loans                              $  (462)  $ (1,205)  $ (1,667)  $ 1,253   $  (403)  $   850
   Taxable investment securities          780       (840)       (60)     (327)      (61)     (388)
   Tax-exempt investment securities     1,575        (33)     1,542       515       (21)      494
   Other interest income                 (100)      (138)      (238)      132      (340)     (208)
                                      -------   --------   --------   -------   -------   -------
Total interest income                 $ 1,793   $ (2,216)  $   (423)  $ 1,573   $  (825)  $   748
                                      -------   --------   --------   -------   -------   -------

Interest expense on:
   NOW/Money Market deposits          $  (134)  $   (961)  $ (1,095)  $   272   $  (616)  $  (344)
   Savings deposits                       496       (149)       347        24       (10)       14
   Time deposits                          311       (825)      (514)      368      (158)      210
   Borrowed funds                         (81)       (60)      (141)      239      (103)      136
                                      -------   --------   --------   -------   -------   -------
Total interest expense                $   592   $ (1,995)  $ (1,403)  $   903   $  (887)  $    16
                                      -------   --------   --------   -------   -------   -------

Net interest margin                   $ 1,201   $   (221)  $    980   $   670   $    62   $   732
                                      =======   ========   ========   =======   =======   =======

NONINTEREST INCOME

Noninterest income totaled $3,122,000 for the year ended December 31, 2002 compared to $2,387,000 for the year ended December 31, 2001. Trust Department income increased slightly to $1,100,000 from $1,070,000. This was primarily the result of the efforts of new business development. Service charges remained consistent at $472,000 for 2002 and 2001, respectively. Gains on sales of available-for-sale securities totaled $634,000 in 2002. This represented an increase of $504,000 or 388% when comparing total gains on sales of available-for-sale securities of $130,000 in 2001. Movement in the markets presented opportunities for the Company to enhance the return from the securities portfolio which resulted in this increase. Other income, including gain on sale of loans held-for sale, increased $200,000 or 27.97% to $915,000 in 2002. This compares to total other income, including gain on sale of loans held-for-sale, of $715,000 in 2001. This increase was primarily the result of increased fees generated from the refinancing activities in the secondary market as well as an increase in transaction fees generated from activity of deposit accounts.

NONINTEREST EXPENSE

Noninterest expense increased 15.10% to $7,775,000 for the year ended December 31, 2002 as compared to $6,755,000 for the corresponding period in 2001. Salaries and employee benefits totaled $4,235,000 for the twelve months ended December 31, 2002 compared to $3,834,000 for the same period in 2001. This was an increase of $401,000 or 10.46% and was primarily the result of the addition of staff for the branch that was acquired in September 2001 coupled with the additional staff that was also hired to service the increase in new business at the Bank's other facilities. Annual pay raises and the increasing costs of employee benefits also contributed to the increased expense. Occupancy and equipment expenses increased $142,000 or 19.37% to $875,000. This compared to total occupancy and equipment expense of $733,000 for the same period in 2001. The increase was primarily the result of expenses associated with having an additional office to maintain. The Company incurred some equipment costs relating to system upgrades. Data processing expenses increased $39,000 or 7.79% for the year ended December 31, 2002 and totaled $533,000. Data processing expenses for the same period in 2001 totaled $495,000. Insurance expenses for the year 2002, which do not include insurance benefits associated with employees, increased $22,000 or 23.69% and totaled $114,000 as compared to $92,000 for 2001. Printing and stationery costs and legal expenses remained very consistent when comparing 2002 to 2001. Amortization expense of the "Core Deposit Intangible" assets associated with the 2001 branch acquisition totaled $68,000 for the year ended December 31, 2002. This expense for 2002 represented a full year of amortization while the total expense of $48,000 represented only three and one half months of the year 2001 because the acquisition was completed in September 2001. Other operating expenses totaled $1,701,000 for the year ended December 31, 2002 compared to other operating expenses totaling $1,318,000 for the corresponding period in 2001. This increase of $383,000 or 29.06% was primarily the result of additional expenses relating to the operation of the newly acquired branch coupled with increased expenses relating to Trust operations as well as normal increases in expenses associated with the operation of the Company.

INCOME TAXES

In 2002, the Company's income tax provision totaled $1,108,000, an effective tax rate of 25.72%. This compared to an income tax provision of $1,370,000 in 2001, reflecting an effective tax rate of 32.08%. This decrease was primarily the result of the impact of an increase in tax exempt interest earned from the securities portfolio.

NET INCOME

Overall, net income totaled $3,199,000 for the year ended December 31, 2002, compared to net income of $2,901,000 for 2001. This was an increase of $298,000 or 10.27% and reflected earnings of $2.25 per share compared to earnings per share of $2.03 for 2001.

FINANCIAL CONDITION
Comparison of December 31, 2003 and 2002

Total assets at December 31, 2003 were $311,100,000 compared to $293,107,000 at December 31, 2002. This is an increase of $17,993,000 or 6.14%. The increase is primarily due to additional advances taken from the Federal Home Loan Bank as part of a strategy to increase interest income.

SECURITIES PORTFOLIO

The Company manages the securities portfolio in accordance with the investment policy adopted by the Board of Directors. The primary objectives are to earn interest and dividend income, provide liquidity to meet cash flow needs and to manage interest rate risk and asset-quality diversifications to the Company's assets. The securities portfolio also acts as collateral for deposits of public agencies. As of December 31, 2003, the securities portfolio, including Federal Home Loan Bank of Boston stock, totaled $147,021,000. This represents an increase of $8,586,000 or 6.20% over year-end 2002. The increase is a reflection of the strategy to increase interest income as a portion of the advances from the Federal Home Loan Bank were used to purchase securities at a rate of return higher than the borrowing cost in order to generate additional interest income from the securities portfolio.

The make up of the securities portfolio is diversified among U.S. Government sponsored agencies, mortgage backed securities and securities issued by states of the United States and political subdivisions of the states.

Securities are classified in the portfolio as either Securities-Available-for-Sale and Securities-Held-to-Maturity. The securities reported as available-for-sale are stated at fair value in the financial statements of the Company. Unrealized holding gains and losses (accumulated other comprehensive income/loss) are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized. At December 31, 2003, the unrealized gain net of tax was $686,000. This compares to an unrealized gain net of tax of $1,734,000 at December 31, 2002. The securities reported as securities-held-to-maturity are stated at amortized cost.

FEDERAL FUNDS SOLD

The balance of federal funds sold totaled $2,272,000 at December 31, 2003. This compares to $1,750,000 at December 31, 2002. This represents a normal operating range of funds for daily cash needs and is considered to be adequate by Management.

LENDING

New business development during the year coupled with a small increase in loan demand resulted in an increase in loans receivable, net of allowance for loan losses of $3,931,000 or 2.90% to $139,563,000 at December 31, 2003, as compared to $135,632,000 at December 31, 2002. Competition for loans remains very aggressive in the market area of the Company. Although the largest dollar volumes of loan activity continues to be in the residential mortgage area, the Company offers a wide variety of loan types and terms along with competitive pricing to customers. The Company's credit function is designed to ensure adherence to prudent credit standards despite competition for loans in the Company's market area.

PROVISIONS AND ALLOWANCE FOR LOAN LOSSES

Total gross loans at December 31, 2003 were $141,228,000, as compared to $137,090,000 at December 31, 2002. This is an increase of $4,138,000 or 3.02%.
At December 31, 2003 approximately 89% of the Bank's loan portfolio was related to real estate products and although the portfolio increased during the year 2003, the concentration remained consistent as approximately 86% of the portfolio was related to real estate at December 31, 2002. The increase in total gross loans was primarily the result of an increase in construction mortgages. Otherwise there were no material changes in the composition of the loan portfolio during this period.

Credit risk is inherent in the business of extending loans. The Bank monitors the quality of the portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. Because of the risk associated with extending loans the Company maintains an allowance or reserve for credit losses through charges to earnings. The loan loss provision for the year 2003 was $313,000 as compared to $300,000 for the year ended December 31, 2002. The level of nonperfoming loans remains low as a percentage of total loans. Nonperforming loans totaled $610,000 or .43 % of total loans at December 31, 2003 as compared to $1,250,000 or .91% of total assets at December 31, 2002. Nonperforming loans are closely monitored by management.

The Bank evaluates the adequacy of the allowance on a monthly basis. No material changes have been made in the estimation methods or assumptions that the Bank used in making this determination during the year ended December 31, 2003. Such evaluations are based on assessments of credit quality and "risk rating" of loans by senior management, which is submitted to the Board of Directors for approval. Loans are initially risk rated when originated. If there is deterioration in the credit, the risk rating is adjusted accordingly.

The allowance also includes a component resulting from the application of the measurement criteria of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS114"). Impaired loans receive individual evaluation of the allowance necessary on a monthly basis. Loans to be considered for impairment are defined in the Bank's Loan Policy as residential real estate mortgages with balances of $300,000 or more and commercial loans of $100,000 or more. Such loans are considered impaired when it is probable that the Bank will not be able to collect all principal and interest due according to the terms of the note. Any such commercial loans and residential mortgages will be considered impaired under any of the following circumstances:

      1.    Non-accrual status;

      2.    Loans over 90 days delinquent;

      3.    Troubled debt restructures consummated after December 31, 1994; or

      4. Loans classified as "doubtful", meaning that they have weaknesses, which make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The individual allowance for any impaired loan is based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Specifically identifiable and quantifiable losses are immediately charged off against the allowance.

In addition, a risk of loss factor is applied in evaluating categories of loans generally as part of the periodic analysis of the Allowance for Loan Losses. This analysis reviews the allocations of the different categories of loans within the portfolio and considers historical loan losses and delinquency figures as well as any recent delinquency trends.

The credit card delinquency and loss history is separately evaluated and given a special loan loss factor because management recognizes the higher risk involved in such loans. Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined as well as trends by type. The Bank's loan mix over the same period of time is also analyzed. A loan loss allocation is made for each type of loan multiplied by the loan mix percentage for each loan type to produce a weighted average factor. There have been no reallocations within the allowance during the years ended December 31, 2003 and 2002.

At December 31, 2003 the allowance for loan losses totaled $1,664,000, representing 272.79% of nonperforming loans, which totaled $610,000, and 1.18% of total loans of $141,228,000. This compares to $1,458,000, representing 116.64% of nonperforming loans, which totaled $1,250,000 and .91% of total loans of $137,090,000 at December 31, 2002. A total of $155,000 in loans were charged off during the year 2003, as compared to $251,000 during 2002. A total of $48,000 of previously charged off loans was recovered during the year ended December 31, 2003. Recoveries for the year 2002 totaled $29,000. When comparing the two years, net charge-offs were $107,000 for the year 2003 and during the year 2002 net charge-offs totaled $222,000. Management believes that the allowance for loan losses is adequate. While management estimates loan losses using the best available information, no assurances can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans or other factors. Additionally, despite the overall good quality of the loan portfolio generally, with expectations of the Company to continue to grow its existing portfolio, future additions to the allowance may be necessary to maintain adequate reserve coverage.

DEPOSITS

The Company offers a variety of deposit accounts with a range of interest rates and terms. Deposits at year-end 2003 totaled $218,457,000 compared to $211,037,000 at year-end 2002. This increase of $7,420,000 or 3.52% can be primarily attributed to the ongoing efforts of the Company to competitively price products and develop and maintain relationship banking with its customers. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and the aggressive competition from nonbanking entities. During the year, there was an increase in demand, NOW and savings accounts which are lower cost core deposits.

The average daily amount of deposits by category and the average rates paid on such deposits are summarized in the following table:

(dollars in thousands)
                                 Year ended December 31
                      2003               2002               2001
               ------------------------------------------------------
                Average            Average            Average
                Balance    Rate    Balance    Rate    Balance    Rate
               ------------------------------------------------------

Demand         $  38,998          $  37,578          $  31,497
NOW               20,030    .31%     19,833    .82%     17,185   1.07%
Money Market      39,491    .76%     42,923   1.50%     50,331   3.41%
Savings           45,975    .98%     37,629   1.98%     16,674   2.37%
Time              68,898   2.98%     67,157   3.71%     60,854   4.94%
               ---------          ---------          ---------

               $ 213,392   1.34%  $ 205,120   1.97%  $ 176,541   3.00%
               =========          =========          =========

Maturities of time certificates of deposits of $100,000 or more outstanding for the years ended December 31 are summarized as follows:

(dollars in thousands)
                                           Year Ended December 31
                                         2003       2002       2001
                                       ------------------------------

Three months or less                   $  5,575   $  3,454   $  3,895
Over three months through six months      1,343      3,630      4,161
Over six months through one year          5,591      7,913      4,398
Over one year                            11,080      8,050      5,708
                                       --------   --------   --------

Total                                  $ 23,589   $ 23,047   $ 18,162
                                       ========   ========   ========

BORROWINGS

As part of its operating strategy, the Company utilizes advances from the Federal Home Loan Bank to supplement deposit growth and fund its asset growth, a strategy that is designed to increase interest income. These advances are made pursuant to various credit programs, each of which has its own interest rate and range of maturities. At December 31, 2003, the Company had $60,897,000 in outstanding advances from the Federal Home Loan Bank compared to $51,891,000 at December 31, 2002. Management expects that it will continue this strategy of supplementing deposit growth with advances from Federal Home Loan Bank of Boston.

INTEREST RATE RISK

Interest rate risk is the most significant market risk affecting the Company. Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on net interest income. Net interest income is sensitive to interest rate risk to the degree that interest bearing liabilities mature or reprice on a different basis than earning assets.

The Bank's assets and liabilities are managed in accordance with policies established and reviewed by the Bank's Board of Directors. The Bank's Asset/Liability Management Committee monitors asset and deposit levels, developments and trends in interest rates, liquidity and capital. One of the primary financial objectives is to manage interest rate risk and control the sensitivity of earnings to changes in interest rates in order to prudently improve net interest income and manage the maturities and interest rate sensitivities of assets and liabilities.

To quantify the extent of these risks both in its current position and in actions it might take in the future, interest rate risk is monitored using gap analysis which identifies the differences between assets and liabilities which mature or reprice during specific time frames and model simulation which is used to "rate shock" the Company's assets and liability balances to measure how much of the Company's net interest income is "at risk" from sudden rate changes.

An interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At December 31, 2003, the Company was slightly asset sensitive (positive gap). This would suggest that the during a period of rising interest rates the Company would be in a better position to invest in higher yielding assets resulting in growth in interest income. To the contrary, during a period of falling interest rates, a positive gap would result in a decrease in interest income. The level of interest rate risk at December 31, 2003 is within the limits approved by the Board of Directors.

LIQUIDITY

Liquidity is the ability to raise funds on a timely basis at an acceptable cost in order to meet cash needs. Adequate liquidity is necessary to handle fluctuation in deposit levels, to provide for customers' credit needs, and to take advantage of investment opportunities as they are presented. The Company manages liquidity primarily with readily marketable investment securities, deposits and loan repayments. The Company's subsidiary, Salisbury Bank and Trust Company is a member of the Federal Home Loan Bank of Boston which provides a source of available borrowings for liquidity.

At December 31, 2003, the Company had approximately $29,003,000 in loan commitments outstanding. Management believes that the current level of liquidity is ample to meet the Company's needs for both the present and foreseeable future.

CAPITAL

At December 31, 2003, the Company had $28,850,000 in shareholder equity compared to $27,345,000 at December 31, 2002. This represents an increase of $1,505,000 or 5.50%. Several components contributed to the change since December 2002. Earnings for the year totaled $3,840,000. Market conditions have reduced unrealized securities gains and resulted in a negative adjustment to comprehensive income of $1,049,000. The Company declared dividends in 2003 resulting in a decrease in capital of $1,310,000. The Company issued 840 new shares of common stock under the terms of the Director Stock Retainer Plan during the second quarter of 2002 which resulted in an increase in capital of $24,000. Under current regulatory definitions, the Company and the Bank are considered to be "well capitalized" for capital adequacy purposes. As a result, the Bank pays the lowest federal deposit insurance deposit premiums possible. One primary measure of capital adequacy for regulatory purposes is based on the ratio of risk-based capital to risk weighted assets. This method of measuring capital adequacy helps to establish capital requirements that are sensitive to the differences in risk associated with various assets. It takes in account off-balance sheet exposure in assessing capital adequacy and it minimizes disincentives to holding liquid, low risk assets. At year-end 2003, the Company had a risk-based capital ratio of 16.44% compared to 17.21% at December 31, 2002. The primary difference results from the negative effect of market movements on unrealized gains and therefore a decrease in comprehensive income. Maintaining strong capital is essential to bank safety and soundness. However, the effective management of capital resources requires generating attractive returns on equity to build value for shareholders while maintaining appropriate levels of capital to fund growth, meet regulatory requirements and be consistent with prudent industry practices. Management believes that the capital ratios of the Company and Bank are adequate to continue to meet the foreseeable capital needs of the institution.

IMPACT OF INFLATION AND CHANGING PRICES

The Company's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require the measurement of financial condition and operating results in terms of historical dollars without considering changes in the relative purchasing power of money, over time, due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary and as a result, interest rates tend to have a greater impact on the Company's performance than do the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services, inflation could impact earnings in future periods.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have a material impact on the Company's consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition was on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 were effective on October 1, 2002, with earlier application permitted.

In accordance with paragraph 9 of SFAS No. 147, the Company, has reclassified, as of September 30, 2002 it's recognized unidentifiable intangible asset related to branch acquisition(s). This asset was reclassified as goodwill (reclassified goodwill). The amount reclassified was $2,357,884, the carrying amount as of January 1, 2002. The reclassified goodwill is being accounted for and reported prospectively as goodwill under SFAS No. 142, with no amortization expense. Accordingly, the consolidated financial statements for the year ended December 31, 2002 do not reflect amortization in the amount of $95,429 that would have been recorded if SFAS No. 147 had not been issued. In accordance with SFAS No. 147 the Company tested its reclassified goodwill for impairment as of December 31, 2003. The Company determined that its reclassified goodwill as of those dates was not impaired.

Also in accordance with paragraph 9 of SFAS No. 147, as of September 30, 2002, the Company reclassified its core deposit intangible asset and accounted for it as an asset apart from the unidentifiable intangible asset and not as goodwill.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 clarifies that a guarantor is required to disclose
(a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.

The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the initial recognition and initial measurement provisions of FIN 45 effective as of January 1, 2003 and adopted the disclosure requirements effective as of December 31, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on the Company's consolidated financial statements on adoption of this Statement.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Company's consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity.

In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The Company is required to apply FIN 46, as revised, to all entities subject to it no later than the end of the first reporting period ending after March 15, 2004. However, prior to the required application of FIN 46, as revised, the Company shall apply FIN 46 or FIN 46 (R) to those entities that are considered to be special-purpose entities as of the end of the first fiscal year or interim period ending after December 15, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company's consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

RECENT DEVELOPMENTS

On November 18, 2003, the Company announced the execution of a definitive agreement (the "Agreement") to acquire Canaan National Bancorp, Inc. ("Canaan"), parent of The Canaan National Bank. Canaan is headquartered in Canaan, Connecticut and has a branch in Berkshire County, Massachusetts. On that date, it had assets of approximately $108 million.

Under the terms of the Agreement, which was unanimously approved by the board of directors, the shareholders of Canaan will be entitled to receive merger considerations consisting of $31.20 in cash and 1.3371 shares of Salisbury common stock for every share of Canaan Stock. The purchase price represented 174.5% of Canaan's fully diluted tangible book value and 21.4 times Canaan's last twelve months earnings.

The merger is subject to approval by state and federal bank supervisory agencies and the shareholders of Canaan. Salisbury anticipates that the transaction will close in the third quarter of 2004.

OFF-BALANCE SHEET ARRANGEMENTS

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. In the opinion of management, these off-balance sheet arrangements are not likely to have a material effect on the Company's financial condition, results of operations, or liquidity. (See Note 11 to the Financial Statements).

FORWARD LOOKING STATEMENTS

This Annual Report and future filings made by the Company with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by the Company and the Bank, and oral statements made by executive officers of the Company and the Bank, may include forward-looking statements relating to such matters as:

(a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business, and

(b) expectations for increased revenues and earnings for the Company and Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services.

Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Act of 1995.

The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may effect the operation, performance, development and results of the Company's and Bank's business include the following:

(a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates;

(b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses;

(c)   increased competition from other financial and non-financial institutions;

(d)   the impact of technological advances; and

(e) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Such developments could have an adverse impact on the Company's and the Bank's financial position and results of operations.

STATEMENT OF MANAGEMENT'S RESPONSIBILITY

Management is responsible for the integrity and objectivity of the consolidated financial statements and other information appearing in this Form 10-K. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America applying estimates and management's best judgment as required. To fulfill their responsibilities, management establishes and maintains accounting systems and practices adequately supported by internal accounting controls. These controls include the selection and training of management and supervisory personnel; an organization structure providing for delegation of authority and establishment or responsibilities; communication of requirements for compliance with approved accounting, control and business practices throughout the organization; business planning and review; and a program of internal audit. Management believes the internal accounting controls in use provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and that financial records are reliable for the purpose of preparing financial statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The main components of market risk for the Company are equity price risk, credit risk, interest rate risk and liquidity risk. The Company's stock is traded on the American Stock Exchange under the symbol "SAL". As a result, the value of its common stock may fluctuate or respond to price movements relating to the banking industry or other indicia of investment. The Company manages interest rate risk and liquidity risk through an ALCO Committee comprised of outside Directors and senior management. The committee monitors compliance with the Bank's Asset/Liability Policy which provides guidelines to analyze and manage gap, which is the difference between the amount of assets and the amounts of liabilities which mature or reprice during specific time frames. Model simulation is used to measure earnings volatility under both rising and falling interest rate scenarios. The Company's interest rate risk and liquidity position has not significantly changed from year end 2003. A discussion of credit risk can be found in Part II, Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Form 10-K.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements

Report of Independent Auditors' January 20, 2004..........................  D-32

Consolidated Balance Sheets at December 31, 2003 and 2002.................  D-33

Consolidated Statements of Income for the Years Ended
   December 31, 2003, 2002 and 2001.......................................  D-34

Consolidated Statements of Changes in Stockholders' Equity
   for the Years Ended December 31, 2003, 2002 and 2001...................  D-35

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 2003, 2002 and 2001.......................................  D-36

Notes to Consolidated Financial Statements for the
   Years Ended December 31, 2003, 2002 and 2001...........................  D-38

Salisbury Bancorp, Inc. (parent company only)
   Balance Sheet for the Years Ended December 31, 2003 and 2002...........  D-57

Statement of Income for the Years Ended
   December 31, 2003, 2002 and 2001.......................................  D-58

Statement of Cash Flows for the Years Ended
   December 31, 2003, 2002 and 2001.......................................  D-59

Quarterly Results of Operations (unaudited)...............................  D-60

To the Board of Directors
Salisbury Bancorp, Inc.
Lakeville, Connecticut

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Salisbury Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Salisbury Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                           /s/SHATSWELL, MacLEOD & COMPANY, P.C.

                                           SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
January 20, 2004

                     SALISBURY BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 2003 and 2002

                                                                                     2003            2002
                                                                                 -------------   -------------
ASSETS
Cash and due from banks                                                          $   7,687,979   $   7,548,911
Interest bearing demand deposits with other banks                                    1,668,310         784,035
Money market mutual funds                                                              500,512         536,982
Federal funds sold                                                                   2,272,000       1,750,000
                                                                                 -------------   -------------
         Cash and cash equivalents                                                  12,128,801      10,619,928
Investments in available-for-sale securities (at fair value)                       143,020,363     135,168,536
Investments in held-to-maturity securities (fair values of $234,394 as of
   December 31, 2003 and $331,544 as of December 31, 2002)                             229,425         321,287
Federal Home Loan Bank stock, at cost                                                3,771,000       2,945,200
Loans, less allowance for loan losses of $1,664,274 and $1,458,359 as of
   December 31, 2003 and 2002, respectively                                        139,563,318     135,631,604
Loans held-for-sale                                                                    275,000
Investment in real estate                                                               75,000          75,000
Premises and equipment                                                               2,892,162       2,805,477
Other real estate owned                                                                                 75,000
Goodwill                                                                             2,357,884       2,357,884
Core deposit intangible                                                                731,961         800,316
Accrued interest receivable                                                          1,875,948       1,933,616
Cash surrender value of life insurance policies                                      3,153,941         104,356
Other assets                                                                         1,025,466         268,578
                                                                                 -------------   -------------
         Total assets                                                            $ 311,100,269   $ 293,106,782
                                                                                 =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                           $  45,201,440   $  38,929,897
   Interest-bearing                                                                173,256,010     172,107,507
                                                                                 -------------   -------------
         Total deposits                                                            218,457,450     211,037,404
Federal Home Loan Bank advances                                                     60,897,311      51,890,607
Other liabilities                                                                    2,895,296       2,833,825
                                                                                 -------------   -------------
         Total liabilities                                                         282,250,057     265,761,836
                                                                                 -------------   -------------
Stockholders' equity:
   Common stock, par value $.10 per share; authorized 3,000,000 shares; issued
     and outstanding, 1,424,078 shares in 2003 and 1,423,238 shares in 2002            142,408         142,324
   Paid-in capital                                                                   2,327,151       2,303,547
   Retained earnings                                                                25,694,836      23,164,693
   Accumulated other comprehensive income                                              685,817       1,734,382
                                                                                 -------------   -------------
         Total stockholders' equity                                                 28,850,212      27,344,946
                                                                                 -------------   -------------
         Total liabilities and stockholders' equity                              $ 311,100,269   $ 293,106,782
                                                                                 =============   =============

   The accompanying notes are an integral part of these consolidated financial statements.

                     SALISBURY BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                  Years Ended December 31, 2003, 2002 and 2001

                                                                      2003           2002           2001
                                                                  ------------   ------------   ------------
Interest and dividend income:
   Interest and fees on loans                                     $  9,226,484   $  9,677,332   $ 11,343,508
   Interest on debt securities:
      Taxable                                                        3,874,819      4,143,851      4,204,364
      Tax-exempt                                                     2,086,134      1,995,114        977,487
   Dividends on equity securities                                      423,889        219,245        203,806
   Other interest                                                       38,496        121,891        360,226
                                                                  ------------   ------------   ------------
         Total interest and dividend income                         15,649,822     16,157,433     17,089,391
                                                                  ------------   ------------   ------------
Interest expense:
   Interest on deposits                                              2,866,495      4,039,427      5,301,623
   Interest on Federal Home Loan Bank advances                       2,746,975      2,858,310      2,999,174
                                                                  ------------   ------------   ------------
         Total interest expense                                      5,613,470      6,897,737      8,300,797
                                                                  ------------   ------------   ------------
         Net interest and dividend income                           10,036,352      9,259,696      8,788,594
Provision for loan losses                                              312,500        300,000        150,000
                                                                  ------------   ------------   ------------
         Net interest and dividend income after provision for
            loan losses                                              9,723,852      8,959,696      8,638,594
                                                                  ------------   ------------   ------------
Other income:
   Trust department income                                           1,252,000      1,100,160      1,070,017
   Service charges on deposit accounts                                 560,291        472,201        472,120
   Gain on sales of available-for-sale securities, net               1,058,140        634,080        130,117
   Gain on sales of loans held-for-sale                                262,088        227,244        183,618
   Gain on sales of other real estate owned                             52,151
   Other income                                                        799,429        688,128        531,265
                                                                  ------------   ------------   ------------
         Total other income                                          3,984,099      3,121,813      2,387,137
                                                                  ------------   ------------   ------------
Other expense:
   Salaries and employee benefits                                    4,833,913      4,235,122      3,833,838
   Occupancy expense                                                   359,458        306,486        246,549
   Equipment expense                                                   579,395        568,422        486,393
   Data processing                                                     575,441        533,405        494,856
   Insurance                                                           114,806        114,184         92,323
   Printing and stationery                                             183,970        187,021        178,624
   Legal expense                                                       127,772         60,561         56,286
   Amortization of core deposit intangible                              68,355         68,354         19,936
   Amortization of unidentifiable intangible assets from branch
     acquisition                                                                                      27,831
   Other expense                                                     1,756,789      1,701,389      1,318,218
                                                                  ------------   ------------   ------------
         Total other expense                                         8,599,899      7,774,944      6,754,854
                                                                  ------------   ------------   ------------
         Income before income taxes                                  5,108,052      4,306,565      4,270,877
Income taxes                                                         1,267,950      1,107,770      1,369,674
                                                                  ------------   ------------   ------------
         Net income                                               $  3,840,102   $  3,198,795   $  2,901,203
                                                                  ============   ============   ============

Earnings per common share                                         $       2.70   $       2.25   $       2.03
                                                                  ============   ============   ============

   The accompanying notes are an integral part of these consolidated financial statements.

                     SALISBURY BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years Ended December 31, 2003, 2002 and 2001

                                                   Number
                                                     of
                                                   Shares        Common       Paid-in       Retained      Treasury
                                                   Issued        Stock        Capital       Earnings        Stock
                                                 ----------   -----------   -----------   ------------   -----------
Balance, December 31, 2000                        1,458,366   $   145,837   $ 2,968,894   $ 19,516,414   $
Comprehensive income:
   Net income                                                                                2,901,203
   Net change in unrealized holding loss
      on available-for-sale securities, net of
      tax effect
         Comprehensive income
Repurchase of common stock, 36,008 shares                                                                   (691,080)
Transfer treasury stock to reduce shares
   issued                                           (36,008)       (3,601)     (687,479)                     691,080
Dividends declared ($.84 per share)                                                         (1,199,462)
                                                 ----------   -----------   -----------   ------------   -----------
Balance, December 31, 2001                        1,422,358       142,236     2,281,415     21,218,155
Comprehensive income:
   Net income                                                                                3,198,795
   Net change in unrealized holding loss
      on available-for-sale securities, net of
      tax effect
         Comprehensive income
Issuance of 880 shares for Directors' fees              880            88        22,132
Dividends declared ($.88 per share)                                                         (1,252,257)
                                                 ----------   -----------   -----------   ------------   -----------
Balance, December 31, 2002                        1,423,238       142,324     2,303,547     23,164,693
Comprehensive income:
   Net income                                                                                3,840,102
   Net change in unrealized holding gain
      on available-for-sale securities, net of
      tax effect
         Comprehensive income
Issuance of 840 shares for Directors' fees              840            84        23,604
Dividends declared ($.92 per share)                                                         (1,309,959)
                                                 ----------   -----------   -----------   ------------   -----------
Balance, December 31, 2003                        1,424,078   $   142,408   $ 2,327,151   $ 25,694,836   $
                                                 ==========   ===========   ===========   ============   ===========

                                                 Accumulated
                                                     Other
                                                 Comprehensive
                                                 Income (Loss)      Total
                                                 -------------   ------------
Balance, December 31, 2000                       $    (170,889)  $ 22,460,256
Comprehensive income:
   Net income
   Net change in unrealized holding loss
      on available-for-sale securities, net of
      tax effect                                      (107,771)
         Comprehensive income                                       2,793,432
Repurchase of common stock, 36,008 shares                            (691,080)
Transfer treasury stock to reduce shares
   issued
Dividends declared ($.84 per share)                                (1,199,462)
                                                 -------------   ------------
Balance, December 31, 2001                            (278,660)    23,363,146
Comprehensive income:
   Net income
   Net change in unrealized holding loss
      on available-for-sale securities, net of
      tax effect                                     2,013,042
         Comprehensive income                                       5,211,837
Issuance of 880 shares for Directors' fees                             22,220
Dividends declared ($.88 per share)                                (1,252,257)
                                                 -------------   ------------
Balance, December 31, 2002                           1,734,382     27,344,946
Comprehensive income:
   Net income
   Net change in unrealized holding gain
      on available-for-sale securities, net of
      tax effect                                    (1,048,565)
         Comprehensive income                                       2,791,537
Issuance of 840 shares for Directors' fees                             23,688
Dividends declared ($.92 per share)                                (1,309,959)
                                                 -------------   ------------
Balance, December 31, 2003                       $     685,817   $ 28,850,212
                                                 =============   ============

Reclassification disclosure for the years ended December 31:

                                                                       2003           2002          2001
                                                                   ------------   ------------   ----------
Net unrealized (losses) gains on available-for-sale securities     $   (370,016)  $  3,931,446   $  (46,411)
Reclassification adjustment for net realized gains in net income     (1,058,140)      (634,080)    (130,117)
                                                                   ------------   ------------   ----------
   Other comprehensive (loss) income before income tax effect        (1,428,156)     3,297,366     (176,528)
Income tax benefit (expense)                                            556,267     (1,284,324)      68,757
                                                                   ------------   ------------   ----------
                                                                       (871,889)     2,013,042     (107,771)
                                                                   ------------   ------------   ----------
Minimum pension liability adjustment                                   (289,396)
Income tax benefit                                                      112,720
                                                                   ------------   ------------   ----------
                                                                       (176,676)
                                                                   ------------   ------------   ----------
     Other comprehensive (loss) income, net of tax                 $ (1,048,565)  $  2,013,042   $ (107,771)
                                                                   ============   ============   ==========

Accumulated other comprehensive income (loss) consists of the following as of December 31:

                                                                                          2003         2002          2001
                                                                                       ----------   -----------   ----------
Net unrealized holding gains (losses) on available-for-sale securities, net of taxes   $  862,493   $ 1,734,382   $ (278,660)
Minimum pension liability adjustment, net of taxes                                       (176,676)
                                                                                       ----------   -----------   ----------
Accumulated other comprehensive income (loss)                                          $  685,817   $ 1,734,382   $ (278,660)
                                                                                       ==========   ===========   ==========

   The accompanying notes are an integral part of these consolidated financial statements.

                     SALISBURY BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 2003, 2002 and 2001

                                                                         2003            2002             2001
                                                                     -------------   -------------    -------------
Cash flows from operating activities:
   Net income                                                        $   3,840,102   $    3,198,795   $   2,901,203
   Adjustments to reconcile net income to net cash provided by operating activities:
         Amortization (accretion) of securities, net                       395,030          454,034         (49,133)
         Gain on sales of available-for-sale securities, net            (1,058,140)        (634,080)       (130,117)
         Gain on sales of other real estate owned                          (52,151)
         Provision for loan losses                                         312,500          300,000         150,000
         Change in loans held-for-sale                                    (275,000)
         Net increase in mortgage servicing rights                         (67,250)
         Depreciation and amortization                                     335,672          378,204         345,544
         Amortization of intangible assets from branch acquisition                                           27,831
         Amortization of core deposit intangible                            68,355           68,354          19,936
         Accretion of fair value adjustment on deposits                    (11,450)        (100,484)       (136,287)
         (Increase) decrease in interest receivable                         57,668         (252,348)        108,960
         Deferred tax expense (benefit)                                    137,341           14,647         (24,072)
         (Increase) decrease in prepaid expenses                          (124,330)          94,379         (84,167)
         Increase in cash surrender value of insurance policies            (49,585)         (13,342)        (16,811)
         Increase in income tax receivable                                (154,792)         (20,977)        (43,254)
         (Increase) decrease in other assets                              (205,831)         (11,058)          2,717
         Increase in accrued expenses                                      197,428          166,703         176,341
         Decrease in interest payable                                      (80,151)         (30,825)        (39,979)
         Increase (decrease) in other liabilities                           20,000           (1,026)         (7,275)
         Issuance of shares for Directors fees                              23,688           22,220
                                                                     -------------   --------------   -------------

   Net cash provided by operating activities                             3,309,104        3,633,196       3,201,437
                                                                     -------------   --------------   -------------

Cash flows from investing activities:
   Purchases of Federal Home Loan Bank stock                              (825,800)                         (14,900)
   Purchases of available-for-sale securities                          (89,014,647)    (104,324,117)    (88,096,807)
   Proceeds from sales of available-for-sale securities                 49,353,780       41,970,330      19,419,941
   Proceeds from maturities of available-for-sale securities            31,044,359       28,715,141      48,212,964
   Proceeds from maturities of held-to-maturity securities                  91,497           70,445          10,032
   Loan purchases                                                                        (1,017,677)     (2,800,000)
   Loan originations and principal collections, net                     (4,157,060)       8,112,107      (2,128,114)
   Recoveries of loans previously charged off                               48,508           29,148         103,658
   Other real estate owned - expenditures capitalized                       (8,511)
   Capital expenditures                                                   (475,024)        (393,809)       (329,877)
   Premiums paid on insurance policies                                                      (12,381)        (12,381)
   Purchase of life insurance policies                                  (3,000,000)
   Life insurance policy proceeds                                                           192,443
                                                                     -------------   --------------   -------------

   Net cash used in investing activities                               (16,942,898)     (26,658,370)    (25,635,484)
                                                                     -------------   --------------   -------------

                     SALISBURY BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 2003, 2002 and 2001
                                   (continued)

                                                                    2003            2002          2001
                                                                ------------   -------------   ------------
Cash flows from financing activities:
   Net increase in demand deposits, NOW and
      savings accounts                                             9,642,776       6,479,009      18,060,288
   Net (decrease) increase in time deposits                       (2,211,280)      3,307,391      (9,573,854)
   Assumption of net deposits on branch acquisitions                                              22,897,443
   Long term advances from Federal Home Loan Bank                                                 20,000,000
   Principal payments on advances from Federal Home Loan Bank    (10,993,296)     (1,113,139)    (14,353,547)
   Net changes in short term advances                             20,000,000
   Dividends paid                                                 (1,295,533)     (1,237,840)     (1,454,946)
   Net repurchase of common stock                                                                   (691,080)
                                                                ------------   -------------   -------------

   Net cash provided by financing activities                      15,142,667       7,435,421      34,884,304
                                                                ------------   -------------   -------------

Net increase (decrease) in cash and cash equivalents               1,508,873     (15,589,753)     12,450,257
Cash and cash equivalents at beginning of year                    10,619,928      26,209,681      13,759,424
                                                                ------------   -------------   -------------
Cash and cash equivalents at end of year                        $ 12,128,801   $  10,619,928   $  26,209,681
                                                                ============   =============   =============

Supplemental disclosures:
   Interest paid                                                $  5,693,621   $   7,029,046   $   8,477,063
   Income taxes paid                                               1,285,401       1,114,100       1,437,000
   Transfer of allowance for loan losses to other liabilities                         64,073
   Loan granted to finance sale of other real estate owned           135,662
   Loan transferred to other real estate owned                                        75,000
   Branch office acquisition:
      Deposits assumed                                                                         $  26,565,337
      Loans acquired                                                                                (121,423)
      Fixed assets acquired                                                                         (272,150)
                                                                                               -------------
      Net liabilities assumed                                                                     26,171,764

      Cash received                                                                              (22,897,443)
                                                                                               -------------
      Intangible assets                                                                        $   3,274,321
                                                                                               =============

   The accompanying notes are an integral part of these consolidated financial statements.

                     SALISBURY BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 2003, 2002 and 2001

NOTE 1 - NATURE OF OPERATIONS

Salisbury Bancorp, Inc. (Bancorp) is a Connecticut corporation that was organized on April 24, 1998 to become a holding company, under which Salisbury Bank & Trust Company (Bank) operates as its wholly-owned subsidiary. (Bancorp and the Bank are referred to together as the (Company).

The Bank is a state chartered bank which was incorporated in 1874 and is headquartered in Lakeville, Connecticut. The Bank operates its business from four banking offices located in Connecticut. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate, consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

      USE OF ESTIMATES:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

      BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank, and the Bank's wholly-owned subsidiary, SBT Realty, Inc. SBT Realty, Inc. holds and manages bank owned real estate situated in New York state. All significant intercompany accounts and transactions have been eliminated in the consolidation.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing demand deposits with other banks, money market mutual funds and federal funds sold.

      Cash and due from banks as of December 31, 2003 and December 31, 2002 includes $906,000 and $1,781,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

      SECURITIES:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

      The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. This security classification may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

           -- Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

           -- Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

           -- Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

      Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

      LOANS:

      Loans receivable that management has the intent and ability to hold until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans.

      Interest on loans is recognized on a simple interest basis.

      Loan origination, commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

      Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

      Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

      ALLOWANCE FOR LOAN LOSSES:

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

      PREMISES AND EQUIPMENT:

      Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Estimated lives are 3 to 40 years for buildings and 2 to 25 years for furniture and equipment.

      OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

      Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (SFAS) No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets and subsequent writedowns are included in other expense.

      In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

      ADVERTISING:

      The Company directly expenses costs associated with advertising as they are incurred.

      INCOME TAXES:

      The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

      FAIR VALUES OF FINANCIAL INSTRUMENTS:

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

      Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans held-for-sale: Fair values of mortgage loans held-for-sale are based on commitments on hand from investors or prevailing market prices.

      Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

      Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

      Deposit liabilities: The fair values disclosed for interest and non-interest checking, passbook savings and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

      Federal Home Loan Bank Advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

      Due to broker: The carrying amount of due to broker approximates its fair value.

      Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

      STOCK BASED COMPENSATION:

      The Company has a stock-based plan to compensate non-employee directors for their services. This plan is more fully described in Note 14. Compensation cost for these services is reflected in net income in an amount equal to the fair value of the shares of company common stock payable to the directors.

      EARNINGS PER SHARE:

      Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

      RECENT ACCOUNTING PRONOUNCEMENTS:

      In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have a material impact on the Company's consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition was on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 were effective on October 1, 2002, with earlier application permitted.

      In accordance with paragraph 9 of SFAS No. 147, the Company, has reclassified, as of September 30, 2002 its recognized unidentifiable intangible asset related to branch acquisition(s). This asset was reclassified as goodwill (reclassified goodwill). The amount reclassified was $2,357,884, the carrying amount as of January 1, 2002. The reclassified goodwill is being accounted for and reported prospectively as goodwill under SFAS No. 142, with no amortization expense. Accordingly, the consolidated financial statements for the year ended December 31, 2002 do not reflect amortization in the amount of $95,429 that would have been recorded if SFAS No. 147 had not been issued. In accordance with SFAS No. 147 the Company tested its reclassified goodwill for impairment as of December 31, 2003. The Company determined that its reclassified goodwill as of those dates was not impaired.

      Also in accordance with paragraph 9 of SFAS No. 147, as of September 30, 2002, the Company reclassified its core deposit intangible asset and accounted for it as an asset apart from the unidentifiable intangible asset and not as goodwill.

      In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 clarifies that a guarantor is required to disclose (a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.

      The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the initial recognition and initial measurement provisions of FIN 45 effective as of January 1, 2003 and adopted the disclosure requirements effective as of December 31, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on the Company's consolidated financial statements on adoption of this Statement.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Company's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The Company is required to apply FIN 46, as revised, to all entities subject to it no later than the end of the first reporting period ending after March 15, 2004. However, prior to the required application of FIN 46, as revised, the Company shall apply FIN 46 or FIN 46 (R) to those entities that are considered to be special-purpose entities as of the end of the first fiscal year or interim period ending after December 15, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company's consolidated financial statements.

      In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

NOTE 3 - INVESTMENTS IN SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost of securities and their approximate fair values are as follows as of December 31:

                                                                      Gains In        Losses In
                                                                     Accumulated     Accumulated
                                                      Amortized         Other           Other
                                                        Cost        Comprehensive   Comprehensive       Fair
                                                        Basis          Income           Income          Value
                                                    -------------   -------------   -------------   -------------
Available-for-sale securities:
   December 31, 2003:
      Equity securities                             $       3,031   $     132,552   $               $     135,583
      U.S. government agencies preferred stock          8,074,043                        (463,628)      7,610,415
      Debt securities issued by the U.S. Treasury
         and other U. S. government corporations
         and agencies                                  51,886,017         329,421        (235,866)     51,979,572
      Debt securities issued by states of the
         United States and political subdivisions
         of the states                                 44,609,900       1,521,298        (143,363)     45,987,835
      Money market mutual funds                           500,512                                         500,512
      Mortgage-backed securities                       37,034,607         372,971        (100,620)     37,306,958
                                                    -------------   -------------   -------------   -------------
                                                      142,108,110       2,356,242        (943,477)    143,520,875
      Money market mutual funds included in
         cash and cash equivalents                       (500,512)                                       (500,512)
                                                    -------------   -------------   -------------   -------------
                                                    $ 141,607,598   $   2,356,242   $    (943,477)  $ 143,020,363
                                                    =============   =============   =============   =============

                                                                    Gains In       Losses In
                                                                  Accumulated     Accumulated
                                                   Amortized         Other          Other
                                                     Cost        Comprehensive   Comprehensive       Fair
                                                     Basis           Income         Income           Value
                                                 -------------   -------------   -------------   -------------
December 31, 2002:
   Equity securities                             $       3,031   $      86,154   $               $      89,185
   U.S. government agencies preferred stock          4,047,250         131,930                       4,179,180
   Debt securities issued by the U.S. Treasury
      and other U. S. government corporations
      and agencies                                  41,294,731         383,557         (43,163)     41,635,125
   Debt securities issued by states of the
      United States and political subdivisions
      of the states                                 41,564,707       1,234,464          (6,855)     42,792,316
   Money market mutual funds                           536,982                                         536,982
   Mortgage-backed securities                       45,417,896       1,091,525         (36,691)     46,472,730
                                                 -------------   -------------   -------------   -------------
                                                   132,864,597       2,927,630         (86,709)    135,705,518
   Money market mutual funds included in
      cash and cash equivalents                       (536,982)                                       (536,982)
                                                 -------------   -------------   -------------   -------------
                                                 $ 132,327,615   $   2,927,630   $     (86,709)  $ 135,168,536
                                                 =============   =============   =============   =============

                                                                    Gross           Gross
                                                   Amortized     Unrecognized    Unrecognized
                                                     Cost          Holding          Holding            Fair
                                                     Basis          Gains            Loss             Value
                                                 -------------   -------------   -------------   -------------
Held-to-maturity securities:
   December 31, 2003:
      Mortgage-backed securities                   $  229,425      $   4,969        $              $  234,394
                                                   ==========      =========        ========       ==========

   December 31, 2002:
      Mortgage-backed securities                   $  321,287      $  10,257        $              $  331,544
                                                   ==========      =========        ========       ==========

The scheduled maturities of debt securities were as follows as of December 31, 2003:

                                          Available-For-Sale     Held-To-Maturity
                                          ------------------   ---------------------
                                                               Amortized
                                                Fair             Cost         Fair
                                                Value            Basis       Value
                                            -------------      ---------   ---------
Due after one year through five years       $     240,648      $           $
Due after five years through ten years          7,305,085
Due after ten years                            98,032,089
Mortgage-backed securities                     37,306,958        229,425     234,394
                                            -------------      ---------   ---------
                                            $ 142,884,780      $ 229,425   $ 234,394
                                            =============      =========   =========

During 2003, proceeds from sales of available-for-sale securities amounted to $49,353,780. Gross realized gains and gross realized losses on those sales amounted to $1,136,732 and $78,592, respectively. During 2002, proceeds from sales of available-for-sale securities amounted to $41,970,330. Gross realized gains and gross realized losses on those sales amounted to $634,705 and $625, respectively. During 2001, proceeds from sales of available-for-sale securities amounted to $19,419,941. Gross realized gains on those sales amounted to $130,117. The tax provision applicable to these net realized gains amounted to $412,146, $246,974 and $50,681, respectively.

The amortized cost basis and fair market value of securities of issuers which exceeded 10% of equity were as follows as of December 31, 2003:

                                                          Amortized
                                                            Cost          Fair
                                                            Basis         Value
                                                         -----------   -----------
Federal Home Loan Mortgage Corporation Preferred Stock   $ 6,074,043   $ 5,772,347
                                                         ===========   ===========

Total carrying amounts of $2,586,127 and $4,629,082 of debt securities were pledged to secure public deposits, treasury tax and loan and for other purposes as required by law as of December 31, 2003 and 2002, respectively.

Debt and equity securities as of December 31, 2003 where the fair value is below the book value are as follows:

                                                 Less than 12 Months           12 Months or Longer                 Total
                                             ---------------------------   ---------------------------   ---------------------------
                                                 Fair        Unrealized       Fair         Unrealized       Fair         Unrealized
                                                Value          Losses         Value          Losses         Value          Losses
                                             ------------   ------------   ------------   ------------   ------------   ------------
Description of securities:
   U.S. government agencies preferred
      stock                                  $  7,610,415   $    463,628   $              $              $  7,610,415   $    463,628
   Debt securities issued by the U.S.
      Treasury and other U. S. government
         corporations and agencies             11,153,693        235,866                                   11,153,693        235,866
   Debt securities issued by states of the
      United States and political
         subdivisions of the states             7,127,832        143,363                                    7,127,832        143,363
   Mortgage-backed securities                  12,208,853         87,493        875,856         13,127     13,084,709        100,620
                                             ------------   ------------   ------------   ------------   ------------   ------------
         Total temporarily impaired
            securities                       $ 38,100,793   $    930,350   $    875,856   $     13,127   $ 38,976,649   $    943,477
                                             ============   ============   ============   ============   ============   ============

The securities that have been in an unrealized loss position for over twelve consecutive months are adjustable rate mortgage securities guaranteed by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation. The decline is due to rapid prepayments on the underlying collateral and a low interest rate environment. Since there has been no credit deterioration and the market price decline is due to the current interest rate environment, management deems the securities are not other than temporarily impaired. The securities that have been in an unrealized loss position for less than twelve months consist of debt and equity securities issued by the U.S. treasury, U.S. government corporations and agencies, and states of the United States and political subdivisions of the states. The unrealized losses in these securities are attributable to changes in market interest rates. Company management does not intend to sell any of the securities in the near term, and due to the relative short duration of the securities, anticipates that the unrealized losses that currently exist will be dramatically reduced going forward.

NOTE 4 - LOANS

Loans consisted of the following as of December 31:

                                                      2003              2002
                                                  -------------   -------------
Commercial, financial and agricultural            $   9,148,870   $  10,126,812
Real estate - construction and land development      15,306,946       6,027,041
Real estate - residential                            90,806,942      93,635,616
Real estate - commercial                             19,199,687      18,002,442
Consumer                                              6,691,762       9,007,417
Other                                                    73,385         290,635
                                                  -------------   -------------
                                                    141,227,592     137,089,963
Allowance for loan losses                            (1,664,274)     (1,458,359)
                                                  -------------   -------------
      Net loans                                   $ 139,563,318   $ 135,631,604
                                                  =============   =============

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2003. Total loans to such persons and their companies amounted to $852,341 as of December 31, 2003. During 2003 advances of $168,303 were made and repayments totaled $350,318.

Changes in the allowance for loan losses were as follows for the years ended December 31:

                                                        2003          2002           2001
                                                     -----------   -----------   -----------
Balance at beginning of period                       $ 1,458,359   $ 1,444,504   $ 1,291,502
Provision for loan losses                                312,500       300,000       150,000
Recoveries of loans previously charged off                48,508        29,148       103,658
Loans charged off                                       (155,093)     (251,220)     (100,656)
Transfer to liability account for estimated losses
   on loan commitments                                                 (64,073)
                                                     -----------   -----------   -----------
Balance at end of period                             $ 1,664,274   $ 1,458,359   $ 1,444,504
                                                     ===========   ===========   ===========

The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

                                                   2003    2002
                                                   -----   -----
                                                   (in thousands)
Total nonaccrual loans                             $  75   $ 855
                                                   =====   =====

Accruing loans which are 90 days or more overdue   $ 535   $ 124
                                                   =====   =====

Information about loans that meet the definition of an impaired loan in SFAS No. 114 is as follows as of December 31:

                                                                            2003                      2002
                                                                  ------------------------   ------------------------
                                                                  Recorded      Related      Recorded      Related
                                                                  Investment    Allowance    Investment    Allowance
                                                                  In Impaired   For Credit   In Impaired   For Credit
                                                                  Loans         Losses       Loans         Losses
                                                                  -----------   ----------   -----------   ----------
Loans for which there is a related allowance for credit losses     $       0       $ 0        $ 511,063     $ 81,899

Loans for which there is no related allowance for credit losses
                                                                   ---------       ---        ---------     --------

      Totals                                                       $       0       $ 0        $ 511,063     $ 81,899
                                                                   =========       ===        =========     ========

Average recorded investment in impaired loans during the
   year ended December 31                                          $ 353,758                  $ 397,162
                                                                   =========                  =========

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired

      Total recognized                                             $  43,762                  $  18,156
                                                                   =========                  =========
      Amount recognized using a cash-basis method of
         accounting                                                $  43,762                  $     930
                                                                   =========                  =========

In 2003 the Company capitalized mortgage servicing rights totaling $69,844 and amortized $1,924. The balance of capitalized mortgage servicing rights included in other assets at December 31, 2003 was $67,250. Prior to 2003, the Company did not sell loans with servicing retained and, therefore, did not record any mortgage servicing rights.

Following is an analysis of the aggregate changes in the valuation allowance for mortgage servicing rights for the year ended December 31, 2003.

Balance, beginning of year   $   0
Additions                      670
Reductions                       0
Direct write-downs               0
                             -----
Balance, end of year         $ 670
                             =====

The fair value of the mortgage servicing rights was $74,512 as of December 31, 2003.

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage and other loans serviced for others was $6,753,826 and $0 at December 31, 2003 and 2002, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31:

                                                2003           2002
                                            ------------   ------------
Land                                        $    350,644   $    350,644
Buildings                                      2,766,168      2,681,394
Furniture and equipment                        1,888,716      1,781,712
                                            ------------   ------------
                                               5,005,528      4,813,750
Accumulated depreciation and amortization     (2,113,366)    (2,008,273)
                                            ------------   ------------
                                            $  2,892,162   $  2,805,477
                                            ============   ============

NOTE 6 - DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2003 and 2002 was $23,588,591 and $23,047,271,
respectively.

For time deposits as of December 31, 2003, the scheduled maturities for years ended December 31 are:

                         2004   $ 40,657,829
                         2005     11,127,709
                         2006      7,988,668
                         2007      3,748,711
                         2008      3,779,089
                                ------------
                                $ 67,302,006
                                ============

Certain directors and executive officers of the Company and companies in which they have a significant ownership interest were customers of the Bank during 2003. Total deposits to such persons and their companies amounted to $610,337 as of December 31, 2003 and $745,840 as of December 31, 2002.

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston
(FHLB).

Maturities of advances from the FHLB for the five fiscal years ending after December 31, 2003 and thereafter are summarized as follows:

                                           AMOUNT
                                        ------------
                           2004         $ 20,766,823
                           2005              263,339
                           2006              188,605
                           2007              200,582
                           2008               99,200
                           Thereafter     39,378,762
                                        ------------
                                        $ 60,897,311
                                        ============

An advance of $19,000,000 is redeemable on January 26, 2004 and quarterly thereafter, an advance of $10,000,000 is redeemable on February 26, 2004 and quarterly thereafter and an advance of $10,000,000 is redeemable on March 15, 2004 and quarterly thereafter.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

At December 31, 2003, the interest rates on FHLB advances ranged from 1.15 percent to 6.45 percent. At December 31, 2003, the weighted average interest rate on FHLB advances was 4.06 percent.

NOTE 8 - EMPLOYEE BENEFITS

The Company has an insured noncontributory defined benefit retirement plan available to all employees eligible as to age and length of service. Benefits are based on a covered employee's final average compensation, primary social security benefit and credited service. The Company makes annual contributions which meet the Employee Retirement Income Security Act minimum funding requirements.

The following tables set forth information about the plan as of December 31 and the years then ended:

                                                                                 2003           2002
                                                                              -----------   -----------
Change in projected benefit obligation:
   Benefit obligation at beginning of year                                    $ 2,019,027   $ 2,345,618
   Actuarial loss                                                                 489,531        67,008
   Service cost                                                                   188,104       124,322
   Interest cost                                                                  148,033       189,459
   Benefits paid                                                                  (82,680)     (707,380)
                                                                              -----------   -----------
      Benefit obligation at end of year                                         2,762,015     2,019,027
                                                                              -----------   -----------

Change in plan assets:
   Plan assets at estimated fair value at beginning of year                     1,396,711     2,171,193
   Actual return on plan assets                                                   205,463      (244,376)
   Contributions                                                                  268,069       177,274
   Benefits paid                                                                  (82,680)     (707,380)
                                                                              -----------   -----------
      Fair value of plan assets at end of year                                  1,787,563     1,396,711
                                                                              -----------   -----------

Funded status                                                                    (974,452)     (622,316)
Unrecognized net loss from actuarial experience                                   560,356       177,951
Unrecognized prior service cost                                                    93,653        94,544
Unamortized net asset existing at date of adoption of
   SFAS No. 87                                                                     58,364        58,364
                                                                              -----------   -----------
      Accrued benefit cost included in other liabilities                      $  (262,079)  $  (291,457)
                                                                              ===========   ===========

Amounts recognized in the balance sheet as of December 31, 2003 consist of:

Accrued benefit cost                                                          $  (262,079)
Accrued benefit liability                                                        (441,413)
Intangible asset                                                                  152,017
Accumulated other comprehensive loss                                              289,396
                                                                              -----------
      Net amount recognized                                                   $  (262,079)
                                                                              ===========

The accumulated benefit obligation for the Company's defined benefit pension plan was $2,491,054 and $1,590,800 at December 31, 2003 and 2002, respectively.

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.0% and 6.0% and 8.0% and 6.0% for 2003 and 2002, respectively. The expected long-term rate of return on assets was 7.25% and 8.0% for 2003 and 2002.

The overall expected long-term rate of return on assets is primarily determined by historical performance and evaluation of current economic and market conditions.

Components of net periodic cost:

                                        2003        2002        2001
                                      ---------   ---------   ---------
Service cost                          $ 188,104   $ 124,322   $ 141,721
Interest cost on benefit obligation     148,033     189,459     168,343
Expected return on assets              (107,010)   (176,526)   (180,290)
Amortization of prior service cost        9,564       9,564       9,564
                                      ---------   ---------   ---------
      Net periodic cost               $ 238,691   $ 146,819   $ 139,338
                                      =========   =========   =========

Plan Assets

The Company's pension plan asset allocations by asset category are as follows:

                                                   December 31 2003        December 31, 2002
                                                 ---------------------   --------------------
             Asset Category                       Fair Value   Percent   Fair Value   Percent
----------------------------------------------   -----------   -------   ----------   -------
Equity securities                                $ 1,082,595     60.6%   $   777,979     55.7%
U.S. Government treasury and agency securities       596,662     33.4        503,845     36.1
Corporate bonds                                       24,015      1.3
Money market mutual funds                             84,291      4.7        114,887      8.2
                                                 -----------    -----    -----------    -----
      Total                                      $ 1,787,563    100.0%   $ 1,396,711    100.0%
                                                 ===========    =====    ===========    =====

The pension plan investments are managed by the Trust Department of the Bank. The investments in the plan are reviewed and approved by the Trust Committee. The asset allocation of the plan is a balanced allocation. Debt securities are timed to mature when employees are due to retire. Debt securities are laddered for coupon and maturity. Equities are put in the plan to achieve the balanced allocation and to provide growth of the principal portion of the plan and to provide diversification. The Trust Committee reviews the policies of the plan. The prudent investor rule and applicable ERISA regulations are applied to the management of the funds and investment selections.

The Company adopted a 401(k) Plan effective in 2000. Under the Plan eligible participants may contribute up to fifteen percent of their pay. The Company may make discretionary contributions to the Plan. The Company's contribution in the years ended December 31, 2003, 2002 and 2001 amounted to approximately $46,000, $53,000 and $48,000, respectively. Discretionary contributions vest in full after five years.

Eleven of the Company's executives have a change in control agreement ("agreement") with the Company. The agreements provide that if following a "change-in-control" of the Company or Bank, an Executive Officer is terminated under certain defined circumstances, or is reassigned, within a period of twelve
(12) months following the change in control, such Executive Officer will be entitled to a lump sum payment equal to six or 12 months of his or her compensation based upon the most recent aggregate base salary paid to the Executive Officer in the twelve (12) month period immediately preceding the date of change in control.

NOTE 9 - INCOME TAXES

The components of income tax expense are as follows for the years ended December 31:

                                   2003          2002           2001
                                -----------   -----------   -----------
Current:
   Federal                      $   708,089   $   790,590   $ 1,073,942
   State                            422,520       302,533       319,804
                                -----------   -----------   -----------
                                  1,130,609     1,093,123     1,393,746
                                -----------   -----------   -----------
Deferred:
   Federal                          126,996         4,143       (19,437)
   State                             10,345        10,504        (4,635)
                                -----------   -----------   -----------
                                    137,341        14,647       (24,072)
                                -----------   -----------   -----------
     Total income tax expense   $ 1,267,950   $ 1,107,770   $ 1,369,674
                                ===========   ===========   ===========

The reasons for the difference between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:

                                              2003     2002     2001
                                             ------   ------   ------
                                              % of     % of     % of
                                             Income   Income   Income
                                             ------   ------   ------
Federal income tax at statutory rate           34.0%    34.0%    34.0%
Increase (decrease) in tax resulting from:
   Tax-exempt income                          (15.8)   (16.8)    (7.8)
   Other items                                  1.0      3.5      1.0
State tax, net of federal tax benefit           5.6      5.0      4.9
                                              -----    -----     ----
      Effective tax rates                      24.8%    25.7%    32.1%
                                              =====    =====     ====

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

                                                                      2003           2002
                                                                  ------------   ------------
Deferred tax assets:
   Allowance for loan losses                                      $    482,312   $    396,543
   Interest on non-performing loans                                      2,426         20,197
   Accrued deferred compensation                                        18,724         18,721
   Post retirement benefits                                             31,939         24,149
   Other real estate owned property writedown                           25,317         25,317
   Deferred organization costs                                                          1,000
   Accrued pensions                                                    102,080        113,523
   Minimum pension liability                                           112,720
   Alternative minimum tax                                                             65,433
                                                                  ------------   ------------
         Gross deferred tax assets                                     775,518        664,883
                                                                  ------------   ------------

Deferred tax liabilities:
   Core deposit intangible asset                                      (208,252)      (151,839)
   Accelerated depreciation                                           (400,660)      (337,585)
   Discount accretion                                                   (9,383)       (19,809)
   Mortgage servicing rights                                           (26,194)
   Net unrealized holding gain on available-for-sale securities       (550,272)    (1,106,539)
                                                                  ------------   ------------
         Gross deferred tax liabilities                             (1,194,761)    (1,615,772)
                                                                  ------------   ------------
Net deferred tax liabilities                                      $   (419,243)  $   (950,889)
                                                                  ============   ============

Deferred tax assets as of December 31, 2003 and 2002 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

As of December 31, 2003, the Company had no operating loss and tax credit carryovers for tax purposes.

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

The Company entered into an agreement with a third party in which the third party is to provide the Company with account processing services and other miscellaneous services. Under the agreement, the Company is obligated to pay monthly processing fees through January 31, 2006 and the Company may cancel the agreement at any time, provided the Company pays a termination fee based on the remaining unused term of the agreement. The amount of the termination fee is to be determined by multiplying the average monthly invoice during the prior twelve months by 65% times the remaining months under the agreement.

NOTE 11 - FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2003 and 2002, the maximum potential amount of the Company's obligation was $20,000 and $20,000, respectively, for financial and standby letters of credit. The Company's outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer's underlying line of credit. If the customer's line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

                                               2003                            2002
                                   -----------------------------   -----------------------------
                                      Carrying         Fair           Carrying         Fair
                                       Amount          Value           Amount          Value
                                   -------------   -------------   -------------   -------------
Financial assets:
   Cash and cash equivalents       $  12,128,801   $  12,128,801   $  10,619,928   $  10,619,928
   Available-for-sale securities     143,020,363     143,020,363     135,168,536     135,168,536
   Held-to-maturity securities           229,425         234,394         321,287         331,544
   Federal Home Loan Bank stock        3,771,000       3,771,000       2,945,200       2,945,200
   Loans, net                        139,563,318     140,419,000     135,631,604     137,453,000
   Loans held-for-sale                   275,000         278,719
   Accrued interest receivable         1,875,948       1,875,948       1,933,616       1,933,616

Financial liabilities:
   Deposits                          218,457,450     219,891,000     211,037,404     212,283,000
   FHLB advances                      60,897,311      61,245,695      51,890,607      53,173,000

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

                                     2003           2002
                                 ------------   ------------
Commitments to originate loans   $  2,337,315   $ 10,421,946
Standby letters of credit              20,000         20,000
Unadvanced portions of loans:
   Home equity                     10,374,759      8,893,908
   Commercial lines of credit       6,935,664      6,383,820
   Construction                     3,349,345      1,754,774
   Consumer                         5,986,321      5,737,646
                                 ------------   ------------
                                 $ 29,003,404   $ 33,212,094
                                 ============   ============

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 12 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located in northwestern Connecticut and bordering New York and Massachusetts towns. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in northwestern Connecticut and bordering New York and Massachusetts towns.

NOTE 13 - REGULATORY MATTERS

The Company and its subsidiary the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                              For Capital
                                                   Actual                   Adequacy Purposes
                                              ----------------   ---------------------------------------
                                               Amount    Ratio    Amount               Ratio
                                              --------   -----   --------   ----------------------------
                                                              (Dollar amounts in thousands)
As of December 31, 2003:
   Total Capital (to Risk Weighted Assets)
      Consolidated                            $ 26,308   16.44%  $ 12,803   GREATER THAN OR EQUAL TO 8.0%
      Salisbury Bank & Trust Company            25,882   16.19     12,788   GREATER THAN OR EQUAL TO 8.0

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                              24,566   15.35      6,402   GREATER THAN OR EQUAL TO 4.0
      Salisbury Bank & Trust Company            24,140   15.10      6,394   GREATER THAN OR EQUAL TO 4.0

   Tier 1 Capital (to Average Assets)
      Consolidated                              24,566    8.05     12,203   GREATER THAN OR EQUAL TO 4.0
      Salisbury Bank & Trust Company            24,140    7.92     12,188   GREATER THAN OR EQUAL TO 4.0

As of December 31, 2002:
   Total Capital (to Risk Weighted Assets)
      Consolidated                              24,073   17.21     11,199   GREATER THAN OR EQUAL TO 8.0
      Salisbury Bank & Trust Company            23,838   17.06     11,194   GREATER THAN OR EQUAL TO 8.0

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                              22,453   16.05      5,600   GREATER THAN OR EQUAL TO 4.0
      Salisbury Bank & Trust Company            22,218   15.90      5,597   GREATER THAN OR EQUAL TO 4.0

   Tier 1 Capital (to Average Assets)
      Consolidated                              22,453    7.80     11,513   GREATER THAN OR EQUAL TO 4.0
      Salisbury Bank & Trust Company            22,218    7.73     11,497   GREATER THAN OR EQUAL TO 4.0

                                                           To Be Well
                                                        Capitalized Under
                                                        Prompt Corrective
                                                        Action Provisions
                                              ----------------------------------------
                                               Amount                Ratio
                                              --------   -----------------------------
                                                    (Dollar amounts in thousands)
As of December 31, 2003:
   Total Capital (to Risk Weighted Assets)
      Consolidated                                 N/A
      Salisbury Bank & Trust Company          $ 15,986   GREATER THAN OR EQUAL TO 10.0%

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                                 N/A
      Salisbury Bank & Trust Company             9,591   GREATER THAN OR EQUAL TO  6.0

   Tier 1 Capital (to Average Assets)
      Consolidated                                 N/A
      Salisbury Bank & Trust Company            15,235   GREATER THAN OR EQUAL TO  5.0

As of December 31, 2002:
   Total Capital (to Risk Weighted Assets)
      Consolidated                                 N/A
      Salisbury Bank & Trust Company            13,992   GREATER THAN OR EQUAL TO 10.0

   Tier 1 Capital (to Risk Weighted Assets)
      Consolidated                                 N/A
      Salisbury Bank & Trust Company             8,395   GREATER THAN OR EQUAL TO  6.0

   Tier 1 Capital (to Average Assets)
      Consolidated                                 N/A
      Salisbury Bank & Trust Company            14,371   GREATER THAN OR EQUAL TO 5.0

The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, and the Company's operating results and financial condition. The stockholders of the Company will be entitled to dividends only when, and if, declared by the Company's Board of Directors out of funds legally available therefore. The declaration of future dividends will be subject to favorable operating results, financial conditions, tax considerations, and other factors.

As of December 31, 2003 the Bank is restricted from declaring dividends to the Company in an amount greater than approximately $11,952,000 as such declaration would decrease capital below the Bank's required minimum level of regulatory capital.

NOTE 14 - DIRECTORS STOCK RETAINER PLAN

At the 2001 annual meeting the stockholders of the Company voted to approve the "Directors Stock Retainer Plan of Salisbury Bancorp, Inc. (the Plan)." This plan provides non-employee directors of the Company with shares of restricted stock of the Company as a component of their compensation for services as directors. The maximum number of shares of stock that may be issued pursuant to the plan is 15,000. The first grant date under this plan preceded the 2002 annual meeting of stockholders. Each director whose term of office begins with or continues after the date the Plan was approved by the stockholders is issued an "annual stock retainer" consisting of 120 shares of fully vested restricted common stock of the Company. In 2003 and 2002, 840 and 880 shares, respectively, were issued under the Plan and the related compensation expense amounted to $23,688 and $22,220, respectively.

NOTE 15 - ACQUISITION

On November 17, 2003, the Company executed a definitive agreement (the "Agreement") to acquire Canaan National Bancorp, Inc., with the Company being the surviving corporation.

Under the terms of the Agreement, which was unanimously approved by the Board of Directors, the shareholders of the Canaan National Bancorp, Inc. will be entitled to receive merger consideration consisting of $31.20 in cash and 1.3371 shares of Company common stock for every share of Canaan National Bancorp, Inc. stock, subject to possible adjustment.

The merger is subject to approval by state and federal bank supervisory agencies and the Canaan National Bancorp, Inc.'s shareholders.

NOTE 16 - RECLASSIFICATION

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 17 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed financial statements are for Salisbury Bancorp, Inc. (Parent Company Only) and should be read in conjunction with the Consolidated Financial Statements of Salisbury Bancorp, Inc. and Subsidiary.

                             SALISBURY BANCORP, INC.

                              (Parent Company Only)

                                 BALANCE SHEETS

                           December 31, 2003 and 2002

                                                             2003           2002
                                                         ------------   ------------
ASSETS
Checking account in Salisbury Bank & Trust Company       $        391   $        185
Money market mutual funds                                     500,512        536,982
Investment in subsidiary                                   28,424,203     27,110,438
Due from subsidiary                                            33,000          9,453
Other assets                                                  219,644          1,000
                                                         ------------   ------------
   Total assets                                          $ 29,177,750   $ 27,658,058
                                                         ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Dividends payable                                        $    327,538   $    313,112
                                                         ------------   ------------
   Total liabilities                                          327,538        313,112
Total stockholders' equity                                 28,850,212     27,344,946
                                                         ------------   ------------
   Total liabilities and stockholders' equity            $ 29,177,750   $ 27,658,058
                                                         ============   ============

                             SALISBURY BANCORP, INC.

                              (Parent Company Only)

                              STATEMENTS OF INCOME

                  Years Ended December 31, 2003, 2002 and 2001

                                                                    2003          2002           2001
                                                                 -----------   -----------   -----------
Dividend income from subsidiary                                  $ 1,540,000   $ 1,300,000   $ 1,740,000
Taxable interest on securities                                         2,873         5,616        14,442
                                                                 -----------   -----------   -----------
                                                                   1,542,873     1,305,616     1,754,442
                                                                 -----------   -----------   -----------

Legal expense                                                         26,823         6,909         8,596
Supplies and printing                                                  6,873         4,407         6,211
Other expense                                                         63,405        18,591        13,297
                                                                 -----------   -----------   -----------
                                                                      97,101        29,907        28,104
                                                                 -----------   -----------   -----------
Income before income tax (benefit) expense
   and equity in undistributed net income of subsidiary            1,445,772     1,275,709     1,726,338
Income tax (benefit) expense                                         (32,000)       (8,260)       (4,645)
                                                                 -----------   -----------   -----------
Income before equity in undistributed net income of subsidiary     1,477,772     1,283,969     1,730,983
Equity in undistributed net income of subsidiary                   2,362,330     1,914,826     1,170,220
                                                                 -----------   -----------   -----------
Net income                                                       $ 3,840,102   $ 3,198,795   $ 2,901,203
                                                                 ===========   ===========   ===========

                             SALISBURY BANCORP, INC.

                              (Parent Company Only)

                            STATEMENTS OF CASH FLOWS

                  Years Ended December 31, 2003, 2002 and 2001

                                                                  2003           2002           2001
                                                              ------------   ------------   ------------
Cash flows from operating activities:
   Net income                                                 $  3,840,102   $  3,198,795   $  2,901,203
   Adjustments to reconcile net income to net cash provided
      by operating activities:
         Undistributed income of subsidiary                     (2,362,330)    (1,914,826)    (1,170,220)
         Deferred tax expense                                        1,000          1,193          1,193
         Increase in due from subsidiary                           (23,547)        (3,615)        (6,222)
         Increase in other assets                                 (219,644)
         Issuance of shares for Director's fees                     23,688         22,220
                                                              ------------   ------------   ------------

   Net cash provided by operating activities                     1,259,269      1,303,767      1,725,954
                                                              ------------   ------------   ------------

Cash flows from investing activities:
   Maturities of available-for-sale securities                                                   230,000
                                                              ------------   ------------   ------------

   Net cash provided by investing activities                                                     230,000
                                                              ------------   ------------   ------------

Cash flows from financing activities:
   Net repurchase of common stock                                                               (691,080)
   Dividends paid                                               (1,295,533)    (1,237,840)    (1,454,946)
                                                              ------------   ------------   ------------

   Net cash used in financing activities                        (1,295,533)    (1,237,840)    (2,146,026)
                                                              ------------   ------------   ------------

Net (decrease) increase in cash and cash equivalents               (36,264)        65,927       (190,072)
Cash and cash equivalents at beginning of year                     537,167        471,240        661,312
                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year                      $    500,903   $    537,167   $    471,240
                                                              ============   ============   ============

NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Summarized quarterly financial data for 2003 and 2002 follows:

                                      (In thousands, except earnings per share)
                                                  2003 Quarters Ended
                                      -----------------------------------------
                                       March 31   June 30   Sept. 30   Dec. 31
                                       --------   -------   --------   -------
Interest and dividend income           $  4,050   $ 3,955   $  3,849   $ 3,796
Interest expense                          1,526     1,461      1,316     1,310
                                       --------   -------   --------   -------
   Net interest and dividend income       2,524     2,494      2,533     2,486
Provision for loan losses                    37        38         38       200
Other income                                982       880        955     1,167
Other expense                             2,042     1,958      2,074     2,526
                                       --------   -------   --------   -------
   Income before income taxes             1,427     1,378      1,376       927
Income tax expense                          398       377        361       132
                                       --------   -------   --------   -------
   Net income                          $  1,029   $ 1,001   $  1,015   $   795
                                       ========   =======   ========   =======

Basic earnings per common share        $    .72   $   .70   $    .71   $   .57
                                       ========   =======   ========   =======

                                      (In thousands, except earnings per share)
                                                 2002 Quarters Ended
                                      -----------------------------------------
                                       March 31   June 30   Sept. 30   Dec. 31
                                       --------   -------   --------   -------
Interest and dividend income           $  4,061   $ 4,063   $  4,048   $ 3,985
Interest expense                          1,798     1,763      1,727     1,609
                                       --------   -------   --------   -------
   Net interest and dividend income       2,263     2,300      2,321     2,376
Provision for loan losses                    37        38         37       188
Other income                                564       782        902       874
Other expense                             1,815     1,984      1,880     2,096
                                       --------   -------   --------   -------
   Income before income taxes               975     1,060      1,306       966
Income tax expense                          253       310        328       217
                                       --------   -------   --------   -------
   Net income                          $    722   $   750   $    978   $   749
                                       ========   =======   ========   =======

Basic earnings per common share        $    .51   $   .53   $    .69   $   .52
                                       ========   =======   ========   =======

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two (2) most recent fiscal years, the Company and the Bank have had no changes in or disagreements with its independent accountants on accounting and financial disclosure matters.

ITEM 9A. CONTROLS AND PROCEDURES

Based upon an evaluation as of December 31, 2003, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. During the year ended December 31, 2003, there were no significant changes in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                            MANAGEMENT OF THE COMPANY

The following table sets forth the name and age of each Executive Officer, his principal occupation for the last five (5) years and the year in which he was first appointed an Executive Officer of the Company.

                                                                  Executive Officer
      Name                      Age   Position                  of the Company since:
      ----                      ---   --------                  ---------------------
      John F. Perotti            57   President and                     1998(1)
                                      Chief Executive Officer

      Richard J. Cantele, Jr.    44   Secretary                         2001(2)

      John F. Foley              53   Chief Financial Officer           1998(3)

(1) Mr. Perotti is also the President and Chief Executive Officer of the Bank and has been an Executive Officer of the Bank since 1982.

(2) Mr. Cantele is also the Executive Vice President, Treasurer and Chief Operating Officer of the Bank and has been an Executive Officer of the Bank since 1989.

(3) Mr. Foley is also the Senior Vice President, Comptroller and Principal Financial Officer of the Bank and has been an Executive Officer of the Bank since 1986.

Board of Directors

The Certificate of Incorporation and Bylaws of the Company provide for a Board of Directors of not less than seven (7) members, as determined from time to time by resolution of the Board of Directors. The Board of Directors has set the number of directorships at eight (8). The Board of Directors of the Company is divided into three (3) classes as nearly equal in number as possible. Classes of directors serve for staggered three (3) year terms. A successor class is to be elected at each annual meeting of shareholders when the terms of office of the members of one class expire. Vacant directorships may be filled, until the expiration of the term of the vacated directorship, by the vote of a majority of the directors then in office.

The following table sets forth certain information, as of March 5, 2004, with respect to the directors of the Company.

  NOMINEES FOR ELECTION AT THE 2004 ANNUAL MEETING TO BE HELD ON APRIL 28, 2004

        Name                       Positions Held        Director
      Expiring           Age      with the Company         Since    Term
----------------------   ---   -----------------------   --------   ----
John F. Perotti          57           President,           1998     2004
                               Chief Executive Officer
                                     and Director

Michael A. Varet         61           Director             1998     2004

                               CONTINUING DIRECTORS

John R. H. Blum          74           Chairman             1998     2005

Louise F. Brown          60           Director             1998     2005

Nancy F. Humphreys       62           Director             2001     2005

Gordon C. Johnson, DVM   69           Director             1998     2006

Holly J. Nelson          50           Director             1998     2006

Walter C. Shannon, Jr.   68           Director             1998     2006

Presented below is additional information concerning the directors of the Company. Unless otherwise stated, all directors have held the position described for at least five (5) years.

John R. H. Blum is an attorney in private practice and former Commissioner of Agriculture for the State of Connecticut. He has been a director of the Bank since 1995 and was elected Chairman of the Board of Directors of the Company and the Bank in 1998.

Louise F. Brown has been a director of the Bank since 1992 and is a partner in the law firm of Ackerly Brown, LLP.

Nancy F. Humphreys has been a director of the Bank since 2001. She retired from Citigroup New York, Citibank in February of 2000, as Managing Director and Treasurer of Global Corporate Investment Bank North America.

Gordon C. Johnson has been a director of the Bank since 1994 and is a Doctor of Veterinary Medicine.

Holly J. Nelson has been a director of the Bank since 1995. She is a member of Horses North, LLC, a tour operator, and is a member in Oblong Property Management, LLC.

John F. Perotti is President and Chief Executive Officer of the Company and the Bank. Prior to that he served as Executive Vice President and Chief Operating Officer of the Bank and prior to that, he was Vice President and Treasurer of the Bank. He has been a director of the Bank since 1985.

Walter C. Shannon, Jr. is President Emeritus of Wagner McNeil, Inc. and President of William J. Cole Agency, Inc. He has been a director of the Bank since 1993.

Michael A. Varet is a partner in the law firm of Piper Rudnick LLP. Mr. Varet has been a director of the Bank since 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of the Company's Common Stock. Executive officers, directors and any shareholders owning greater than ten percent (10%) of the Company's Common Stock are required by the SEC's regulations to furnish the Company with copies of all such reports that they file.

Based solely on a review of copies of reports filed with the SEC since January 1, 2003 and of written representations by certain executive officers and directors, all persons subject to the reporting requirements of Section 16(a) are believed by management to have filed the required reports on a timely basis.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company's Chief Executive Officer and Chief Financial Officer. A copy of such Code of Ethics is available upon request to any person, without charge, by writing to John F. Foley, Chief Financial Officer, Salisbury Bancorp, Inc., 5 Bissell Street, P. O. Box 1868, Lakeville, CT 06039.

The Company has a separately standing Audit Committee which is comprised of the following independent Directors: Louise F. Brown, Nancy F. Humphreys, Gordon C. Johnson, DVM, Holly J. Nelson and Michael A. Varet. While no member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by federal securities laws and regulations, the Board of Directors believes the members of the Audit Committee bring a range of education, business and professional experience that is beneficial to the Audit Committee function of the Company and the Bank and is sufficient to enable the Audit Committee to fulfill its responsibility.

ITEM 11.  EXECUTIVE COMPENSATION

Fees

During 2003, each director received an annual retainer of $3,000. In addition, directors received $500 for each Board of Directors meeting attended and $250 for each committee meeting attended. Director Perotti received no additional compensation for his service as director or member of any board committee during 2003. During 2001, the Board of Directors and Shareholders approved a Directors Stock Retainer Plan which, beginning in 2002, provides each non-employee director with up to 120 shares of restricted common stock as a component of their compensation. The Plan is described in more detail on page 13 of the Proxy.

The following table provides certain information regarding the compensation paid to certain executive officers of the Company and the Bank for services rendered in all capacities during the fiscal years ended December 31, 2003, 2002, and 2001. No other current executive officer of the Company or the Bank received cash compensation in excess of $100,000 during the year ended December 31, 2003. All compensation expense was paid by the Bank.

                           Summary Compensation Table

                                                         Annual Compensation
            Name and Principal                                                All Other
                Position                     Year   Salary($)   Bonus($)   Compensation($)
------------------------------------------   ----   ---------   --------   ---------------
      John F. Perotti                        2003   $ 195,178   $ 28,101      $ 4,000(4)
       President and                         2002     187,816     32,092        4,000(3)
Chief Executive Officer                      2001     179,920     25,949        3,400(2)
   of the Company and the Bank

    Richard J. Cantele, Jr.                  2003   $ 124,237   $ 18,857      $ 2,862(4)
Secretary of the Company                     2002     109,434     18,332        2,553(3)
   Executive Vice President, Treasurer       2001      93,652     17,063        2,145(2)
   and Chief Operating Officer of the Bank

    Todd M. Clinton                          2003   $  89,604   $ 14,601      $ 2,084(4)
Sr. Vice President, Compliance               2002      84,762     17,392        2,041(3)
   & Operations Officer of the Bank          2001      73,150     12,379        1,713(2)

     Diane E. R. Johnstone                   2003   $ 119,734   $ 16,412      $ 2,723(4)
Sr. Vice President & Trust Officer           2002     109,321     16,690        2,522(3)
   of the Bank                               2001      81,530      9,900        1,832(2)

    William C. Lambert (5)                   2003   $ 115,333   $ 14,521      $ 2,597(4)
Vice President & Trust Officer               2002     110,522                   2,200(3)
   of the Bank                               2001      29,159

(1) Compensation above does not include accrual of benefits under the Bank?s defined pension plan or supplemental retirement arrangements described below.

(2) The Bank's matching contribution to the 401(k) plan for 2001.

(3) The Bank's matching contribution to the 401(k) plan for 2002.

(4) The Bank's matching contribution to the 401(k) plan for 2003.

(5) William C. Lambert was hired on September 17, 2001.

Insurance

In addition to the cash compensation paid to the executive officers of the Company and the Bank, the executive officers receive group life, health, hospitalization and medical insurance coverage. However, these plans do not discriminate in scope, term, or operation, in favor of officers or directors of the Company and the Bank and are available generally to all full-time employees.

Pension Plan

The Bank maintains a non-contributory defined pension plan for officers and other salaried employees of the Bank who become participants after attaining age 21 and completing one (1) year of service.

                               PENSION PLAN TABLE

                    ESTIMATED ANNUAL RETIREMENT BENEFIT WITH
                         YEARS OF SERVICE AT RETIREMENT

Average Base
 Salary at
 Retirement       15         20         25         30          35
------------   --------   --------   --------   --------   ---------
 $  75,000     $ 18,654   $ 24,871   $ 31,089   $ 32,964   $  34,839
 $ 100,000     $ 26,154   $ 34,871   $ 43,589   $ 46,089   $  48,589
 $ 125,000     $ 33,654   $ 44,871   $ 56,089   $ 59,214   $  62,339
 $ 150,000     $ 41,154   $ 54,871   $ 68,589   $ 72,339   $  76,089
 $ 175,000     $ 48,654   $ 64,871   $ 81,089   $ 85,464   $  89,839
 $ 200,000     $ 56,154   $ 74,871   $ 93,589   $ 98,589   $ 103,589

Pension benefits are based upon average salary (determined as of each January
1st) during the highest five (5) consecutive years of services prior to attaining normal retirement age. The amount of the annual benefit is 2% of Average Salary offset by .65% of Social Security wage base as provided under the 1994 Act per year of service (to a maximum of 25 years) plus one-half of 1% of Average Salary for each year of service over 25 years (to a maximum of ten years). This benefit formula may be modified to conform with changes in the pension laws.

The present average salary (using last five years of salary only) and years of service to date of Messrs. Perotti, Cantele, Clinton and Ms. Johnstone are: Mr.
Perotti: $198,564 with; 31 years of service; Mr. Cantele: $114,308 with; 22 years of service; Mr. Clinton: $90,366 with; 17 years of service; and Ms.
Johnstone: $101,191 with; 16 years of service. The above table shows estimated annual retirement benefits payable at normal retirement date as a straight life annuity for various average salary and service categories. The offset of social security was included in the table based on a participant being 65 years of age in 2003.

Supplemental Retirement Arrangement

In 1994, the Bank entered into a supplemental retirement arrangement (the "Supplemental Retirement Agreement") with John F. Perotti. Following disability or retirement at the earlier of the age of 65, or after thirty (30) years of service to the Bank, Mr. Perotti will receive monthly payments of $1,250 (adjusted annually to reflect the lesser of a five percent (5%) increase or "The Monthly Consumer Price Index for All Urban Consumers, United States City Average, All Items" published by the Bureau of Labor Statistics) for a period of ten (10) years. These payments are in addition to any payments under the Bank's retirement plan. The Supplemental Retirement Agreement includes provisions which would prevent Mr. Perotti from working for a competitor in the proximity of the Bank.

Directors Stock Retainer Plan

The shareholders of the Company voted to approve the "Directors Stock Retainer Plan of Salisbury Bancorp, Inc." (the "Plan") at the 2001 Annual Meeting of Shareholders. The Plan provides non-employee directors of the Company with shares of restricted stock of the Company as a component of their compensation for services as non-employee directors. The maximum number of shares of stock that may be issued pursuant to the Plan shall not exceed 15,000. The first grant date under the plan was April 26, 2002. The "annual stock retainer" consisted of 120 shares of restricted common stock for each non-employee director who served for twelve months and a prorated number of shares to reflect the number of months served for any new non-employee director. The total number of restricted shares issued was 840. The next grant date under this plan will immediately precede the 2004 Annual Meeting of Shareholders.

Change in Control Agreements

The Bank entered into change in control agreements in 2003 with the following Officers of the Bank: John F. Perotti, Richard J. Cantele, Jr., John F. Foley, Todd M. Clinton, Diane E. R. Johnstone, Joseph C. Law, Lana M. Hobby, William C. Lambert, Sharon A. Pilz and Geoffrey A. Talcott. The agreements provide that if following a "change-in-control" of the Company or Bank, an Officer is terminated under certain defined circumstances, or is reassigned, within a period of twelve
(12) months following the change in control, such Officer will be entitled to a lump sum payment equal to his or her twelve (12) month compensation based upon the most recent aggregate base salary paid to the Officer in the twelve (12) month period immediately preceding the date of change in control. In addition, the Bank entered into a change in control agreement in 2003 with Elizabeth Summerville, who recently joined the Bank, which provides that if following a "change in control" of the Company or Bank, the Officer is terminated under certain defined circumstances, or is reassigned, within a period of twelve (12) months following the change in control, such Officer will be entitled to a lump sum payment equal to her six (6) month compensation based upon the most recent aggregate base salary paid to the Officer in the twelve (12) month period immediately preceding the date of the change in control. In no event shall such payments be made in an amount which would cause them to be deemed non-deductible to the Bank by reason of the operation of Section 280G of the Internal Revenue Code.

401(k) Plan

The Bank offers a 401(k) profit sharing plan. This plan began in the year 2000. Each Plan Year, the Bank will announce the amount of the matching contributions, if any. The amount of the matching contributions is directly related to the employees' 401(k) salary deferral contribution. For the Plan Year that began January 1, 2002, all eligible participants received a matching contribution equal to fifty percent (50%) of their 401(k) salary deferral contribution to the Plan; however, it is limited to two percent (2%) of the plan compensation not to exceed $4,000. The Plan expense was $49,484 for 2003.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                      Number of securities remaining
                                  Number of securities to     Weighted-average      available for future issuance under
                                  be issued upon exercise    exercise price of           equity compensation plans
                                  of outstanding options,   outstanding options,    (excluding securities reflected in
                                    warrants and rights     warrants and rights                  column (a))
                                            (a)                     (b)                             (c)
                                  -----------------------   --------------------   ------------------------------------
Equity compensation plans                  None                     None                          13,280 (1)
   approved by security holders

Equity compensation plans not              None                     None                            None
   approved by security holders

Total                                      None                     None                          13,280

(1) At the 2001 annual meeting the shareholders of the Company voted to approve the "Directors Stock Retainer Plan of Salisbury Bancorp, Inc. (the "Plan"). This Plan provides non-employee directors of the Company with shares of restricted stock of the Company as a component of their compensation for services as directors. The maximum number of shares of stock that may be issued pursuant to the Plan is 15,000. The first grant date under this Plan preceded the 2002 annual meeting of shareholders. Each director whose term of office begins with or continues after the date the Plan was approved by the shareholders is issued a "annual stock retainer" consisting of 120 shares of fully vested restricted common stock of the Company. In 2003, 840 shares were issued under the Plan and the related compensation expense amounted to $23,688.

ITEM 12. SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of March 5, 2004 regarding the number of shares of Common Stock beneficially owned by each director and executive officer of the Company and by all directors and executive officers of the Company as a group.

                                 Number of Shares (1)   Percentage of Class (2)
                                 --------------------   -----------------------
John R. H. Blum                        15,576 (3)                1.09%
Louise F. Brown                         3,396 (4)                 .24%
Richard J. Cantele, Jr.                 2,883 (5)                 .20%
John F. Foley                           3,696 (6)                 .26%
Nancy F. Humphreys                      1,240 (7)                 .09%
Gordon C. Johnson, DVM                  1,742 (8)                 .12%
Holly J. Nelson                         1,288 (9)                 .09%
John F. Perotti                        10,839 (10)                .76%
Walter C. Shannon, Jr.                  3,844 (11)                .27%
Michael A. Varet                       65,886 (12)               4.63%

------------------------------        -------                    ----
(All Directors and Executive          110,390                    7.75%
   Officers of the Company
   as a group of (10) persons)

(1) The shareholdings also include, in certain cases, shares owned by or in trust for a director's spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed by the director.

(2) Percentages are based upon the 1,424,078 shares of the Company's Common Stock outstanding and entitled to vote on March 5, 2004. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise has or shares voting power or investment power with respect to such security.

(3)   Includes 2,100 shares owned by John R. H. Blum's wife.

(4)   Includes 1,068 shares owned by Louise F. Brown's daughter.

(5) Includes 1,197 shares owned jointly by Richard J. Cantele, Jr. and his wife and 6 shares owned by Richard J. Cantele, Jr. as custodian for his daughter.

(6) Includes 1,518 shares owned jointly by John F. Foley and his wife and 66 shares owned by John F. Foley as custodian for his children.

(7)   Includes 1,000 shares owned jointly by Nancy F. Humphreys and her husband.

(8) Includes 660 shares which are owned by Gordon C. Johnson's wife and for which Dr. Johnson has disclaimed beneficial ownership.

(9)   Includes 6 shares owned by Holly J. Nelson as guardian for a minor child.

(10) Includes 9,514 shares owned jointly by John F. Perotti and his wife, 761 shares owned by his wife and 564 shares in trust for his son.

(11)  All shares are owned individually by Walter C. Shannon, Jr.

(12) Includes 18,540 shares which are owned by Michael A. Varet's wife, 18,546 shares which are owned by his children. Michael A. Varet has disclaimed beneficial ownership for all of these shares.

Principal Shareholders of the Company

Management is not aware of any person (including any "group" as that term is used in Section 13 (d)(3) of the Exchange Act) who owns beneficially more than 5% of the Company's Common Stock as of the Record Date.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders and their associates on substantially the same terms as those available for comparable transactions with others.

John R. H. Blum is Chairman of the Board of Directors and an attorney engaged in the private practice of law. The Company has engaged Mr. Blum in past years and even though his services were not used in 2003, the Company may engage his services in 2004 in connection with certain legal matters.

Louise F. Brown is a director of the Company and a partner in the law firm of Ackerly Brown, LLP. The Company has engaged Ms. Brown in past years but her services were not used in 2003.

Walter C. Shannon, Jr. is a director of the Company and President Emeritus of Wagner McNeil, Inc. which serves as the insurance agent for many of the Company's insurance needs.

Some of the directors and executive officers of the Company and the Bank, as well as firms and companies with which they are associated, are or have been customers of the Bank and as such have had banking transactions with the Bank. As a matter of policy, loans to directors and executive officers are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Since January 1, 2003, the highest aggregate outstanding principal amount of all loans extended by the Bank to its directors, executive officers and all associates of such persons as a group was $1,032,500 representing an aggregate principal amount equal to 3.66% of the equity capital accounts of the Bank.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

1. Audit Fees

      The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the last two (2) fiscal years and the reviews of the financial statements included in the Company's Form 10-Q for the quarters of the fiscal years ended December 31, 2003 and December 31, 2002 were $76,625 and $75,860, respectively.

2. Audit-Related Fees

      The aggregate fees billed for services rendered in each of the last two
(2) years for assurance and related services by Shatswell, MacLeod & Company, P.C. that are reasonably related to performance of the auditor review of the Company's financial statements were $12,117 for the fiscal year ended December 31, 2003 and $10,672 for the fiscal year ended December 31, 2002.

3. Tax Fees

      The aggregate fees billed in each of the last two (2) years for professional services rendered by Shatswell, MacLeod & Company, P.C. for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and December 31, 2002 were $8,100 each year.

4. All Other Fees

      There were no aggregate fees billed for services rendered by Shatswell, MacLeod & Company, P.C., other than the services covered above, for the fiscal year ended December 31, 2003 and December 31, 2002.

Independence

      The Audit Committee of the Board of Directors of the Company has considered and determined that the provision of services rendered by Shatswell, MacLeod & Company, P.C. relating to matters 2 through 4 above, is compatible with maintaining the independence of such accountants.

      The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors, other than those listed under the de minimus exception. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to a particular service or category of services, and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expeditious delivery of services is necessary. The independent auditors and management are required to report to the full Audit Committee regarding the extent of services provided by independent auditors in accordance with this pre-approval, and the fees for the services performed to date. None of the audited-related fees, tax fees or other fees paid in 2003 and 2002 were approved per the Audit Committee's pre-approval policies.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

      (a) The following documents are filed as part of this report on Form l0-K.

      1. Financial Statements:

      The financial statements filed as part of this report are listed in the index appearing at Item 8.

      2. Financial Statement Schedules:

            Such schedules are omitted because they are inapplicable or the information is included in the consolidated financial statements or notes thereto.

      3. Exhibits Required by Item 601 of Regulation S-K:

         Exhibit No.   Description
         -----------   -----------

           3.1         Certificate of Incorporation of Salisbury Bancorp,
                       Inc. (1)

           3.2         Bylaws of Salisbury Bancorp, Inc., as amended (2)

           10.         Pension Supplement Agreement with John F. Perotti (3)

           10.2        Form of Change in Control Agreement with Executive
                       Officers (4)

           10.3        Director Stock Retainer Plan (5)

           11          Computation of Earnings per Share

           21.         Subsidiaries of the Company (6)

           23.1        Consent of Independent Certified Public Accountants

           31.1        Rule 13a-15(e) Certification

           31.2        Rule 13a-15(e) Certification

           32          Section 1350 Certifications

      (1) Exhibit was filed on April 23, 1998 as Exhibit 3.1 to Company's Registration Statement on Form S-4 (No. 333-50857) and is incorporated herein by reference.

      (2) Exhibit was filed on March 30, 2001 as Exhibit 3.2 to Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and is incorporated herein by reference.

      (3) Exhibit was filed on April 23, 1998 as Exhibit 10 to Company's Registration Statement on Form S-4 (No. 333-50857) and is incorporated herein by reference.

      (4) Exhibit was filed on May 8, 2002, as Exhibit 10.2 to the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2002 and is incorporated herein by reference.

      (5) Exhibit was filed on May 8, 2002, as Exhibit 10.3 to the Company's Annual Report on Form 10KSB for the fiscal year ended December 31, 2002 and is incorporated herein by reference.

      (6) Exhibit was filed on April 23, 1998 as Exhibit 21 to Company's Registration Statement on Form S-4 (No. 333-50857) and is incorporated herein by reference.

      (b) CURRENT REPORTS: The following reports on Form 8-K were filed during the fourth quarter of the 2003 fiscal year:

      1. The Company filed a Form 8-K on October 24, 2003 to report that the Company had issued a press release announcing earnings for the third quarter of 2003.

      2. The Company filed a Form 8-K on November 18, 2003 to report that the Company had issued a press release disclosing the proposed merger with Canaan National Bancorp, Inc.

      3. The Company filed a Form 8-K on November 25, 2003 to report that the Company's Board of Directors declared a quarterly cash dividend of $.23 per share to be paid on January 30, 2004 to shareholders of record as of December 31, 2003.

                                   SIGNATURES

Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Lakeville, Connecticut on March 26, 2004.

                                            SALISBURY BANCORP, INC.

                                            By:   /s/ John F. Perotti
                                               ----------------------
                                                  John F. Perotti
                                                  President and
                                                  Chief Executive Officer

                                            By:   /s/ John F. Foley
                                               --------------------
                                                  John F. Foley
                                                  Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature                           Title                     Date
---------                           -----                     ----

 /s/ John F. Perotti                President,                March 26, 2004
--------------------------------    Chief Executive Officer
 (John F. Perotti)                  and Director

  /s/ John R. H. Blum               Director                  March  26, 2004
-----------------------------
(John R. H. Blum)

 /s/ Louise F. Brown                Director                  March 26, 2004
------------------------------
(Louise F. Brown)

/s/ Nancy F. Humphreys              Director                  March 26, 2004
--------------------------------
(Nancy F. Humphreys)

 /s/ Gordon C. Johnson              Director                  March 26, 2004
----------------------------
(Gordon C. Johnson)

 /s/ Holly J. Nelson                Director                  March 26, 2004
---------------------------------
(Holly J. Nelson)

 /s/ Walter C. Shannon, Jr.         Director                  March 26, 2004
----------------------------
(Walter C. Shannon, Jr.)

 /s/ Michael A. Varet               Director                  March 26, 2004
--------------------------
(Michael A. Varet)

                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE

The Company has computed and presented earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards No. 128. Reconciliation of the numerators and the denominators of the basic and diluted per share computation for net income are as follows:

                                                               (amounts in thousands, except per share data)
                                                                              (unaudited)

                                                                  Income        Shares          Per-Share
                                                                  (Numerator)   (Denominator)   Amount
                                                                  -----------   -------------   ---------
Twelve months ended December 31, 2003
   Basic EPS
      Net income and income available to common stockholders        $ 3,840        1,424         $ 2.70
      Effect of dilutive securities, options                                           0
                                                                    -------        -----
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                                $ 3,840        1,424         $ 2.70
                                                                    =======        =====

Twelve months ended December 31, 2002
   Basic EPS
      Net income and income available to common stockholders        $ 3,199        1,423         $ 2.25
      Effect of dilutive securities, options                                           0
                                                                    -------        -----
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                                $ 3,199        1,423         $ 2.25
                                                                    =======        =====

                                                               (amounts in thousands, except per share data)
                                                                              (unaudited)

                                                                  Income        Shares          Per-Share
                                                                  (Numerator)   (Denominator)   Amount
                                                                  -----------   -------------   ---------
Three months ended December 31, 2003
   Basic EPS
      Net income and income available to common stockholders         $  795          1,424        $.57
      Effect of dilutive securities, options                              0              0
                                                                     ------          -----
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                                 $  795          1,424        $.57
                                                                     ======          =====
Three months ended December 31, 2002
   Basic EPS
      Net income and income available to common stockholders         $  749          1,423        $.52
      Effect of dilutive securities, options                              0              0
                                                                     ------          -----
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                                 $  749          1,423        $.52
                                                                     ======          =====

                                  Exhibit 31.1
                          RULE 13a-15(e) CERTIFICATION

I, John F. Perotti, certify that:

1. I have reviewed this annual report on Form 10-K of Salisbury Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

      a) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: March 26, 2004

By:   /s/ John F. Perotti
      -------------------
      President and CEO

                                  Exhibit 31.2
                          RULE 13a-15(e) CERTIFICATION

I, John F. Foley, certify that:

1. I have reviewed this annual report on Form 10-K of Salisbury Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      c) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

      a) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: March 26, 2003

By:   /s/ John F. Foley
      -----------------
      Chief Financial Officer

                                   EXHIBIT 32
                CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
                       AS ADOPTED PURSUANT TO SECTION 906
                        OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Annual Report of Salisbury Bancorp, Inc. (the "Company") on Form 10-K for the period ending December 31, 2003, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John F. Perotti, Chief Executive Officer of the Company, and I, John F. Foley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  John F. Perotti                               /s/  John F. Foley
--------------------------                         ------------------
     John F. Perotti                                   John F. Foley
     Chief Executive Officer                          Chief Financial Officer

                                   Exhibit 21
                           Subsidiaries of the Company

                                                                  Percent owned
      Subsidiary                         State of Incorporation    by Company
      ----------                         ----------------------   ------------
      Salisbury Bank and Trust Company        Connecticut             100%

                                  Exhibit 23.1

               [LETTERHEAD OF SHATSWELL, MacLEOD & COMPANY, P.C.]

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Salisbury Bancorp, Inc.
Lakeville, Connecticut

      We hereby consent to the use of our report dated January 20, 2004 in the Form 10-K of Salisbury Bancorp, Inc. and the reference to us in the section designated "Experts".

                                          /s/SHATSWELL, MacLEOD & COMPANY, P.C.
                                          SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
March 24, 2004

                                                                      Appendix E

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 10-Q

(Mark One)

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2004

                                       OR

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from___________to___________

                         Commission file number 0-24751

                             Salisbury Bancorp, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

               Connecticut                             06-1514263
     (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
     Incorporation or Organization)

 5 Bissell Street Lakeville Connecticut                   06039
 (Address of principal executive offices)              (Zip Code)

Registrants Telephone Number, Including Area Code    (860) 435-9801

   (Former Name, Former Address and Former Fiscal Year, if Changed Since Last
                                     Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

Indicate by check mark whether the registrant is an accelerated filer. Yes |_| No |X|

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

  Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of April 26, 2004
                                    1,424,078

                             SALISBURY BANCORP, INC.

                                TABLE OF CONTENTS

                                                                                                       Page
Part I.  FINANCIAL INFORMATION

Item 1.  Financial Statements:                                                                         E-2

         Condensed Consolidated Balance Sheets -March 31, 2004 (unaudited)
            and December 31, 2003                                                                      E-4
         Condensed Consolidated Statements of Income -three months ended March 31, 2004
            and 2003  (unaudited)                                                                      E-5
         Condensed Consolidated Statements of Cash Flows -three months ended March 31, 2004 and 2003
            (unaudited)                                                                                E-6

         Notes to Condensed Consolidated Financial Statements                                          E-8

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations         E-10

Item 3.  Quantitative and Qualitative Disclosures about Market Risk                                    E-17

Item 4.  Controls and Procedures                                                                       E-17

Part II. OTHER INFORMATION

Item 1.  Legal Proceedings                                                                             E-17

Item 2.  Changes in Securities and Use of Proceeds                                                     E-17

Item 3.  Defaults Upon Senior Securities                                                               E-17

Item 4.  Submission of Matters to a Vote of Security Holders                                           E-17

Item 5.  Other Information                                                                             E-17

Item 6.  Exhibits and Reports on Form 8-K                                                              E-17

Signatures                                                                                             E-18

                          Part I--FINANCIAL INFORMATION
                          Item 1. Financial Statements.

                             SALISBURY BANCORP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (amounts in thousands, except per share data)
                      March 31, 2004 and December 31, 2003

                                                                             MARCH 31,    DECEMBER 31,
                                                                               2004          2003
                                                                           ------------   ------------
                                                                            (unaudited)
ASSETS
Cash & due from banks                                                      $      7,044   $      7,688
Interest bearing demand deposits with other banks                                 1,189          1,668
Money market mutual funds                                                           507            501
Federal funds sold                                                                1,020          2,272
                                                                           ------------   ------------
         Cash and cash equivalents                                                9,760         12,129
Investment in available-for-sale securities (at fair value)                     163,465        143,020
Investments in held to maturity securities (fair values of $229,000 as
   of  March 31, 2004 and $235,000 as of December 31, 2003)                         226            229
Federal Home Loan Bank stock, at cost                                             3,868          3,771
Loans, less allowance for loan losses of $1,708,000 as of March 31, 2004
   and $1,664,000 as of December 31, 2003                                       137,359        139,563
Loans held-for-sale                                                               1,037            275
Investment in real estate                                                            75             75
Premises and equipment                                                            2,945          2,892
Other real estate owned                                                               0              0
Goodwill                                                                          2,358          2,358
Core deposit intangible                                                             715            732
Accrued interest receivable                                                       1,864          1,876
Cash surrender value of life insurance                                            3,192          3,154
Other assets                                                                        899          1,026
                                                                           ------------   ------------
Total Assets                                                               $    327,763   $    311,100
                                                                           ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Noninterest-bearing                                                  $     43,583   $     43,631
      Interest-bearing                                                          174,986        174,826
                                                                           ------------   ------------
         Total Deposits                                                         218,569        218,457
Federal Home Loan Bank advances                                                  75,635         60,897
Other liabilities                                                                 3,171          2,896
                                                                           ------------   ------------
         Total Liabilities                                                      297,375        282,250
                                                                           ------------   ------------
Shareholders' equity:
   Common stock, par value $.10 per share; authorized 3,000,000 shares;
      issued and outstanding 1,424,078 shares at December 31, 2003                  142            142
      and 1,424,078 shares at March 31, 2004
   Paid-in capital                                                                2,327          2,327
   Retained earnings                                                             26,425         25,695
   Accumulated other comprehensive income                                         1,494            686
                                                                           ------------   ------------
         Total Shareholders' Equity                                              30,388         28,850
                                                                           ------------   ------------
Total Liabilities and Shareholders' Equity                                 $    327,763   $    311,100
                                                                           ============   ============

   The accompanying notes are an integral part of these condensed consolidated financial statements.

                             SALISBURY BANCORP, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (amounts in thousands, except per share data)
                             March 31, 2004 and 2003
                                   (unaudited)

                                                            Three Months Ended
                                                                 March 31
                                                              2004       2003
                                                            --------   --------
Interest and dividend income:
   Interest and fees on loans                               $  2,163   $  2,287
   Interest and dividends on securities:
   Taxable                                                     1,022      1,224
   Tax-exempt                                                    532        506
   Dividends on equity securities                                 26         26
   Other interest                                                 12          7
                                                            --------   --------
Total interest and dividend income                             3,755      4,050
                                                            --------   --------
Interest expense:
   Interest on deposits                                          619        787
   Interest on Federal Home Loan Bank advances                   650        739
                                                            --------   --------
         Total interest expense                                1,269      1,526
                                                            --------   --------
         Net interest and dividend income                      2,486      2,524
Provision for loan losses                                         60         37
                                                            --------   --------
         Net interest and dividend income after provision
            for loan losses                                    2,426      2,487
                                                            --------   --------
Other income:
   Trust department income                                       354        290
   Service charges on deposit accounts                           145        133
   Gain on sales of available-for-sale securities, net           356        337
   Gain on sale of loans held-for-sale                            51         22
   Other income                                                  186        200
                                                            --------   --------
         Total other income                                    1,092        982
                                                            --------   --------
Other expense:
   Salaries and employee benefits                              1,262      1,173
   Occupancy expense                                              90         95
   Equipment expense                                             131        116
   Data processing                                               151        153
   Insurance                                                      29         27
   Printing and stationery                                        45         34
   Legal expense                                                  25         37
   Amortization of core deposit intangible                        17         18
   Other expense                                                 327        389
                                                            --------   --------
         Total other expense                                   2,077      2,042
                                                            --------   --------
         Income before income taxes                            1,441      1,427
Income taxes                                                     369        398
                                                            --------   --------
         Net income                                         $  1,072   $  1,029
                                                            ========   ========
Earnings per common share                                   $    .75   $    .72
                                                            ========   ========

   The accompanying notes are an integral part of these condensed consolidated financial statements.

                             SALISBURY BANCORP, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)
                   Three months ended March 31, 2004 and 2003
                                   (unaudited)

                                                                      2004        2003
                                                                    --------    --------
Cash flows from operating activities:
   Net income                                                       $  1,072    $  1,029
   Adjustments to reconcile net income to net cash provided by operating activities:
         Accretion of securities, net                                     60          78
         Gain/loss on sales of available-for-sale securities, net       (356)       (337)
         Provision for loan losses                                        60          37
         Depreciation and amortization                                    67          81
         Amortization of core deposit intangible                          17          18
         Accretion of fair value adjustment on deposits                    0         (10)
         (Increase) decrease in interest receivable                       12         (89)
         Deferred tax expense (benefit)                                    0          13
         Increase in prepaid expenses                                    (57)        (91)
         Increase in other assets                                        128         (71)
         (Decrease) increase in income tax payable                      (457)        276
         Decrease in accrued expenses                                   (333)       (310)
         Increase (decrease) in interest payable                          19          (2)
         Increase in other liabilities                                   748          27
                                                                    --------    --------

Net cash provided by operating activities                                699         649
                                                                    --------    --------

Cash flows from investing activities:
   Purchase of Federal Home Loan Bank stock                              (97)       (808)
   Purchases of available-for-sale securities                        (50,317)    (29,171)
   Proceeds from sales of available-for-sale securities               22,335       9,386
   Proceeds from maturities of available-for-sale securities           9,112       4,316
   Proceeds from maturities of held-to-maturity securities                49           3
   Loan originations and principal collections, net                    1,380      (4,389)
   Recoveries of loans previously charged-off                              2           3
   Capital expenditures                                                 (103)       (118)
                                                                    --------    --------

Net cash used in investing activities                                (17,639)    (20,778)
                                                                    --------    --------

   The accompanying notes are an integral part of these condensed consolidated financial statements.

                             SALISBURY BANCORP, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (amounts in thousands)
                   Three months ended March 31, 2004 and 2003
                                   (unaudited)
                                   (continued)

                                                                   2004        2003
                                                                ----------  ----------
Cash flows from financing activities:
   Net increase in demand deposits, NOW and
      savings accounts                                             (2,.423)     (3,078)
   Net increase in time deposits                                     2,535         783
   Advances from Federal Home Loan Bank                             15,000      20,000
   Principal payments on advances from Federal Home Loan Bank         (262)       (259)
   Dividends paid                                                     (328)        313

   Net cash provided by financing activities                        14,522      17,133
                                                                ----------  ----------

Net increase in cash and cash equivalents                           (2,369)     (2,996)
Cash and cash equivalents at beginning of year                      12,129      10,620
                                                                ----------  ----------
Cash and cash equivalents at end of period                      $    9,760  $    7,624
                                                                ==========  ==========

Supplemental disclosures:
   Interest paid                                                $    1,250  $    1,528
   Income taxes paid                                                               109

   The accompanying notes are an integral part of these condensed consolidated financial statements.

                             SALISBURY BANCORP, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying condensed consolidated interim financial statements are unaudited and include the accounts of Salisbury Bancorp, Inc. (the "Company"), those of Salisbury Bank and Trust Company (the "Bank"), its wholly-owned subsidiary and the Bank's subsidiary, S.B.T. Realty, Inc. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with the instructions to SEC Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. All significant intercompany accounts and transactions have been eliminated in the consolidation. These financial statements reflect, in the opinion of Management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's financial position and the results of its operations and its cash flows for the periods presented. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's 2003 Annual Report on Form 10-K.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

NOTE 2 -COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for disclosure of comprehensive income, which includes net income and any changes in equity from non-owner sources that are not recorded in the income statement (such as changes in the net unrealized gains (losses) on securities). The purpose of reporting comprehensive income is to report a measure of all changes in equity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The Company's one source of other comprehensive income is the net unrealized gain (loss) on securities.

Comprehensive Income

                                 Three months ended
                                      March 31
                                  2004      2003
                                 -------   -------

Net income                       $ 1,072   $ 1,029
Net unrealized losses
   on securities during period       808       (97)
                                 -------   -------
Comprehensive income             $ 1,880   $   932
                                 =======   =======

NOTE 3 - IMPACT OF NEW ACCOUNTING STANDARDS

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have a material impact on the Company's consolidated financial statements.

In October 2002, the FASB issued SFAS No. 147 "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and FASB Interpretation No. 9 "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method" provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition, SFAS No. 147 amends SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used. Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition was on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 were effective on October 1, 2002, with earlier application permitted.

In accordance with paragraph 9 of SFAS No. 147, the Company, has reclassified, as of September 30, 2002 its recognized unidentifiable intangible asset related to branch acquisition(s). This asset was reclassified as goodwill (reclassified goodwill). The amount reclassified was $2,357,884, the carrying amount as of January 1, 2002. The reclassified goodwill is being accounted for and reported prospectively as goodwill under SFAS No. 142, with no amortization expense. Accordingly, the consolidated financial statements for the year ended December 31, 2002 do not reflect amortization in the amount of $95,429 that would have been recorded if SFAS No. 147 had not been issued. In accordance with SFAS No. 147 the Company tested its reclassified goodwill for impairment as of December 31, 2003. The Company determined that its reclassified goodwill as of those dates was not impaired.

Also in accordance with paragraph 9 of SFAS No. 147, as of September 30, 2002, the Company reclassified its core deposit intangible asset and accounted for it as an asset apart from the unidentifiable intangible asset and not as goodwill.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 clarifies that a guarantor is required to disclose
(a) the nature of the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability; (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee.

The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted the initial recognition and initial measurement provisions of FIN 45 effective as of January 1, 2003 and adopted the disclosure requirements effective as of December 31, 2002. The adoption of this interpretation did not have a material effect on the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement (a) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (b) clarifies when a derivative contains a financing component, (c) amends the definition of an underlying to conform to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (d) amends certain other existing pronouncements. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003. There was no substantial impact on the Company's consolidated financial statements on adoption of this Statement.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments that were previously classified as equity must be classified as a liability. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not have any material effect on the Company's consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. In December 2003, the FASB revised Interpretation No. 46, also referred to as Interpretation 46 (R) ("FIN 46(R)"). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The Company is required to apply FIN 46, as revised, to all entities subject to it no later than the end of the first reporting period ending after March 15, 2004. However, prior to the required application of FIN 46, as revised, the Company shall apply FIN 46 or FIN 46 (R) to those entities that are considered to be special-purpose entities as of the end of the first fiscal year or interim period ending after December 15, 2003. The adoption of this interpretation has not and is not expected to have a material effect on the Company's consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, SFAS No. 88 and SFAS No. 106" ("SFAS No. 132 (revised 2003)"). This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This Statement retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which it replaces. It requires additional disclosures to those in the original Statement 132 about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. This Statement is effective for financial statements with fiscal years ending after December 15, 2003 and interim periods beginning after December 15, 2003. Adoption of this Statement did not have a material impact on the Company's consolidated financial statements.

                  Item 2. Management's Discussion and Analysis
                of Financial Condition and Results of Operations.

Business

The following provides Management's comments on the financial condition and results of operations of Salisbury Bancorp, Inc. (the "Company"), a Connecticut corporation which is the holding company for Salisbury Bank and Trust Company (the "Bank"). The Company's sole subsidiary is the Bank, which has four (4) full service offices including a Trust Department located in the towns of North Canaan, Lakeville, Salisbury and Sharon, Connecticut. The Company and Bank were formed in 1998 and 1848, respectively. In order to provide a strong foundation for building shareholder value and servicing customers, the Company remains committed to investing in the technological and human resources necessary to developing new personalized financial products and services to meet the needs of customers. This discussion should be read in conjunction with Salisbury Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. On November 18, 2003, the Company announced it had entered into an Agreement and Plan of Merger providing for the merger of Canaan National Bancorp, Inc. with and into the Company. The transaction is expected to close in the third quarter of 2004, subject to the approval of the shareholders of Canaan National Bancorp, Inc. and other conditions.

RESULTS OF OPERATIONS

For the three month period ended March 31, 2004 and 2003

Overview

The Company's net income for the three months ended March 31, 2004 was $1,072,000, an increase of $43,000 or 4.2% over the same period ended March 31, 2003. Earnings per share also increased 4.2% and amounted to $.75 per share as compared to $.72 earnings per share for the same period a year ago. The improvement in net income is primarily the result of a reduction in interest expense as well as an increase in other noninterest income.

The Company's assets at March 31, 2004 totaled $327,763,000 and represents growth of $16,663,000 or 5.4% since December 31, 2003. This increase is primarily the result of a strategy to increase interest income. This strategy involved a 24.2% increase in funding advances from the Federal Home Loan Bank of Boston which were invested in securities yielding a rate greater than the borrowing rate, resulting in an increase in interest income. Loan demand decreased 1.6% during the first quarter and net loans totaled $137,359,000 at March 31, 2004. The Bank continues to monitor the quality of the loan portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Company's objectives. During the first three months of 2004, non-performing loans increased $204,000 to $814,000. Management does not believe that this increase represents any trends towards increased delinquency of loans. Deposits at March 31, 2004 totaled $218,569,000 and is basically flat with total deposits at December 31, 2003.

As a result of the Company's first quarter financial performance, the Board of Directors declared a first quarter cash dividend of $.24 per common share, payable April 28, 2004 to shareholders of record as of March 31, 2004. This compares to a cash dividend of $.23 per common share that was declared for the first quarter of 2003.

The Company's risk based capital ratios at March 31, 2004, which include the risk weighted assets and capital of the Bank, were 15.89% for tier 1 capital and 17.00% for total risk based capital. The Company's leverage ratio was 8.19% at March 31, 2004.

                        THREE MONTHS ENDED MARCH 31, 2004
                AS COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Net Interest Income

The Company's earnings are primarily dependent upon net interest and dividend income, and to a lesser extent its noninterest income, from its community banking operations. Net interest and dividend income is the difference between interest and dividends earned on the loan and securities portfolio and interest paid on deposits and advances from the Federal Home Loan Bank. Noninterest income is primarily derived from the Trust Department, service charges and other fees related to deposit and loan accounts and from gains taken on the sale of available-for-sale securities. For the following discussion, net interest and dividend income is presented on a fully taxable-equivalent ("FTE") basis. FTE interest income restates reported interest income on tax exempt loans and securities as if such interest were taxed at the Company's federal tax rate of 34% for all periods presented.

(amounts in thousands)
Three months ended March 31               2004      2003      2002

Interest and Dividend Income
   (financial statements)               $ 3,755   $ 4,050   $ 4,061
Tax Equivalent Adjustment                   274       261       224
                                        -------   -------   -------
   Total Interest and Dividend Income
      (on an FTE basis)                   4,029     4,311     4,285
Interest Expense                          1,269     1,526     1,798
Net Interest and Dividend Income-FTE    $ 2,760   $ 2,785   $ 2,487
                                        =======   =======   ======

Interest and dividend income on an FTE basis for the three months ended March 31, 2004 totaled $4,029,000, as compared to $4,311,000 for the same period in 2003. This is a decrease of $282,000 or approximately 6.5%. Although there was an increase in earning assets, this decrease in interest and dividend income was primarily the result of competition and an economic environment of generally lower interest rates that continue to pressure interest margins. A continuing change in the mix of earning assets has resulted in an increase of 5.0% in the tax equivalent adjustment for the first three months of 2004.

Interest expense on deposits for the first three months of 2004 totaled $619,000, a decrease of 21.4% compared to the same period in 2003. This decrease is primarily the result of an economic environment of lower interest rates. Although Federal Home Loan Bank advances have increased, interest expense on these advances decreased $89,000 or 12.0% compared to the corresponding period in 2003. Total interest expense for the three months ending March 31, 2004 was $1,269,000, a decrease of 16.8% compared to the same period in 2003.

Overall, net interest and dividend income (on an FTE basis) decreased $25,000 to $2,760,000 for the period ended March 31, 2004.

Noninterest Income

Noninterest income totaled $1,092,000 for the three months ended March 31, 2004, an increase of 11.2% compared to the three months ended March 31, 2003. Continuing growth of the Trust Department has resulted in an increase in income of $64,000 or 22.1% to $354,000 for the first quarter of 2004, compared to the same period in 2003. Gains on sales of available-for-sale securities increased 5.6% for the first three months of 2004 as compared to the corresponding period in 2003. Service charges on deposit accounts increased 10.5% for the period ended March 31, 2004 when compared to the first quarter of 2003.

Noninterest Expense

Noninterest expense increased 1.7% for the first three months of 2004 as compared to the same period in 2004. Salary and employee benefit expenses increased $89,000 or 7.6%, primarily due to an increase in staff along with salary increases and the increase in the cost of employee benefits. Occupancy expenses decreased $5,000 or 5.26% when comparing the first three months of 2004 to the same three months expense in 2003. Equipment expense increased 12.9% when comparing the same periods in 2004 and 2003. This increase reflects some one time maintenance costs incurred during the 2004 period. Legal expenses decreased to $25,000 at March 31, 2004 compared to legal expenses of $37,000 at March 31, 2003. Other operating expenses decreased 15.9% at March 31, 2004 from $389,000 at March 31, 2003. These decreases reflect management's continuing efforts to control operating expenses.

Income Taxes

The income tax provision for the first three months of 2004 totaled $369,000 in comparison to $398,000 for the same three months period in 2003. This decrease reflects a decrease in taxable income.

Net Income

Overall, net income totaled $1,072,000 for the three months ended March 31, 2004. This compares to net income of $1,029,000 for the same period in 2003, an increase of 4.2% and represents earnings of $.75 per share. This compares to earnings per share of $.72 for the corresponding period in 2003. The improvement in net income is primarily the result of an increase in noninterest income and reductions in interest expense.

FINANCIAL CONDITION

Total assets at March 31, 2004 were $327,763,000, compared to $311,100,000 at December 31, 2003, an increase of 5.4%. The increase was primarily due to additional advances taken from the Federal Home Loan Bank as part of a strategy to increase interest income.

Securities

During the three months ended March 31, 2004, the securities portfolio, including Federal Home Loan Bank stock, increased $20,539,000 or 14.0% to $167,559,000 from $147,020,000 at December 31, 2003. The increase is primarily a reflection of the strategy to increase interest income as the advances from the Federal Home Loan Bank were used to purchase securities.

The make up of the securities portfolio is diversified among U.S. Government sponsored agencies, mortgage backed securities and securities issued by states of the United States and political subdivisions of the states.

Securities are classified in the portfolio as either securities available-for-sale or securities held-to-maturity. Almost all securities are classified as available-for-sale. The securities reported as available-for-sale are stated at fair value in the financial statements of the Company. Unrealized holding gains and losses (accumulated other comprehensive income/loss) are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized. At March 31, 2004, the unrealized gain net of tax was $1,494,000. This compares to an unrealized gain net of tax of $686,000 at December 31, 2003. The securities reported as securities held-to-maturity are stated at amortized cost.

Lending

Competition for loans remains aggressive in the Bank's market area. Coupled with an economic environment of generally lower interest rates that promote refinancing to shorter-term fixed rate products and a local economy that anxiously awaits the arrival of spring, these factors have resulted in a decrease in the loan portfolio at March 31, 2004 as compared to December 31, 2003. The following table represents the composition of the loan portfolio comparing March 31, 2004 to December 31, 2003:

                                         March 31, 2004   December 31, 2003
                                         --------------   -----------------
                                              (amounts in thousands)

Commercial, financial and agricultural     $   8,687         $   9,149
Real Estate-construction and land
   development                                12,238            15,307
Real Estate-residential                       92,579            90,806
Real Estate-commercial                        19,654            19,200
Consumer                                       5,833             6,692
Other                                             76                73
                                           ---------         ---------
                                             139,067           141,227
Allowance for loan losses                     (1,708)           (1,664)
                                           ---------         ---------
Loans Outstanding                          $ 137,359         $ 139,563
                                           =========         =========

Provisions and Allowance for Loan Losses

Total net loans at March 31, 2004 decreased 1.6% when compared to total net loans at December 31, 2003. At March 31, 2004 approximately 90% of the Bank's loan portfolio was related to real estate products. The concentration remained consistent as approximately 89% of the portfolio was related to real estate at December 31, 2003. There were no material changes in the composition of the loan portfolio during this period.

Credit risk is inherent in the business of extending loans. The Bank monitors the quality of the portfolio to ensure that loan quality will not be sacrificed for growth or otherwise compromise the Bank's objectives. Because of this risk associated with extending loans, the Bank maintains an allowance or reserve for credit losses through charges to earnings. The loan loss provision for the three-month period ended March 31, 2004 was $60,000

The Bank evaluates the adequacy of the allowance on a monthly basis. No material changes have been made in the estimation methods or assumptions that the Bank uses in making this determination during the period ended March 31, 2004. Such evaluations are based on assessments of credit quality and "risk rating" of loans by senior management, which are submitted to the Bank's Board of Directors for approval. Loans are initially risk rated when originated. If there is deterioration in the credit, the risk rating is adjusted accordingly.

The allowance also includes a component resulting from the application of the measurement criteria of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS114"). Impaired loans receive individual evaluation of the allowance necessary on a monthly basis. Impaired loans are defined in the Bank's Loan Policy as residential real estate mortgages with balances of $300,000 or more and commercial loans of $100,000 or more when it is probable that the Bank will not be able to collect all principal and interest due according to the terms of the note. Any such commercial loans and residential mortgages will be considered impaired under any of the following circumstances:

      1. Non-accrual status;

      2. Loans over 90 days delinquent;

      3. Troubled debt restructures consummated after December 31, 1994; or

      4. Loans classified as "doubtful", meaning that they have weaknesses, which make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The individual allowance for any impaired loan is based upon the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. Specifically identifiable and quantifiable losses are immediately charged off against the allowance.

In addition, a risk of loss factor is applied in evaluating categories of loans generally as part of the periodic analysis of the Allowance for Loan Losses. This analysis reviews the allocations of the different categories of loans within the portfolio and it considers historical loan losses and delinquency figures as well as any recent delinquency trends.

The credit card delinquency and loss history is separately evaluated and given a special loan loss factor because management recognizes the higher risk involved in such loans. Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined as well as trends by type. The Bank's loan mix over the same period of time is also analyzed. A loan loss allocation is made for each type of loan multiplied by the loan mix percentage for each loan type to produce a weighted average factor. There have been no reallocations within the allowance during the three months ended March 31, 2004.

At March 31, 2004, the allowance for loan losses totaled $1,708,000, representing 209.8% of nonperforming loans, which totaled $814,000, and 1.2% of total loans of $139,067,000. This compares to an allowance for loan losses of $1,664,000, representing 272.8% of nonperforming loans, which totaled $610,000, and 1.18% of total loans of $141,227,000 at December 31, 2003. A total of $18,000 of loans were charged off by the Bank during the three months ended March 31, 2004. These charged-off loans consisted primarily of consumer loans. No loans were charged off during the three month period ended March 31, 2003. A total of $2,000 of previously charged-off loans was recovered during the three month period ended March 31, 2004. Recoveries for the same period in 2003 totaled $3,000. While management estimates loan losses using the best available information, no assurances can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans or other factors. Additionally, with expectations of the Bank to grow its existing portfolio, future additions to the allowance may be necessary to maintain adequate coverage ratios.

DEPOSITS

The Company offers a variety of deposit accounts with a range of interest rates and terms. The following table illustrates the composition of the Company's deposits at March 31, 2004 and December 31, 2003:

                                         March 31, 2004   December 31, 2003
                                         --------------   -----------------
                                               (amounts in thousands)

Demand                                     $  43,583         $  43,147
NOW                                           19,251            21,437
Money Market                                  35,006            38,357
Savings                                       50,406            47,729
Time                                          70,323            67,787
                                           ---------         ---------
Total Deposits                             $ 218,569         $ 218,457
                                           =========         =========

Deposits constitute the principal funding source of the Company's assets.

Borrowings

The Company utilizes advances from the Federal Home Loan Bank as part of its operating strategy to supplement deposit growth and fund its asset growth, a strategy that is designed to increase interest income. These advances are made pursuant to various credit programs, each of which has its own interest rate and range of maturities. At March 31, 2004, the Company had $75,635,000 in outstanding advances from the Federal Home Loan Bank compared to $60,897,000 at December 31, 2003. Management expects that it will continue this strategy of supplementing deposit growth with advances from the Federal Home Loan Bank.

Interest Rate Risk

Interest rate risk is the most significant market risk affecting the Company. Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on net interest income. Net interest income is sensitive to interest rate risk to the degree that interest bearing liabilities mature or reprice on a different basis than earning assets.

In an attempt to manage its exposure to changes in interest rates, the Bank's assets and liabilities are managed in accordance with policies established and reviewed by the Bank's Board of Directors. The Bank's Asset/Liability Management Committee monitors asset and deposit levels, developments and trends in interest rates, liquidity and capital. One of the primary financial objectives is to manage interest rate risk and control the sensitivity of earnings to changes in interest rates in order to prudently improve net interest income and manage the maturities and interest rate sensitivities of assets and liabilities.

To quantify the extent of these risks both in its current position and in actions it might take in the future, interest rate risk is monitored using gap analysis which identifies the differences between assets and liabilities which mature or reprice during specific time frames and model simulation which is used to "rate shock" the Company's assets and liability balances to measure how much of the Company's net interest income is "at risk" from sudden rate changes.

An interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. At March 31, 2004, the Company was slightly asset sensitive (positive gap). [State effect in rising and declining interest rate environments.] The level of interest rate risk at March 31, 2004 is within the limits approved by the Board of Directors.

Liquidity

Liquidity is the ability to raise funds on a timely basis at an acceptable cost in order to meet cash needs. Adequate liquidity is necessary to handle fluctuation in deposit levels, to provide for customers' credit needs, and to take advantage of investment opportunities as they are presented. The Company manages liquidity primarily with readily marketable investment securities, deposits and loan repayments. The Company's subsidiary, the Bank, is a member of the Federal Home Loan Bank of Boston. This enhances the liquidity position by providing a source of available borrowings.

At March 31, 2004 the Company had approximately $31,740,000 in loan commitments outstanding. Management believes that the current level of liquidity is ample to meet the Company's needs for both the present and foreseeable future.

Capital

At March 31, 2004, the Company had $30,388,000 in shareholder equity, an increase of 5.3% compared to December 31, 2003. Several components contributed to the change. Earnings for the three-month period ended March 31, 2004 totaled $1,072,000. Market conditions have resulted in an increase in unrealized comprehensive income of $808,000. The Company also declared a quarterly dividend resulting in a decrease in capital of $350,000. Under current regulatory definitions, the Company and the Bank are considered to be "well capitalized" for capital adequacy purposes. As a result, the Bank pays the lowest federal deposit insurance deposit premiums possible. One primary measure of capital adequacy for regulatory purposes is based on the ratio of risk-based capital to risk-weighted assets. This method of measuring capital adequacy helps to establish capital requirements that are more sensitive to the differences in risk associated with various assets. It takes into account off-balance sheet exposure in assessing capital adequacy and it minimizes disincentives to holding liquid, low-risk assets. At March 31, 2004, the Company had a risk-based capital ratio of 16.26% compared to 16.4% at December 31, 2003. Maintaining strong capital is essential to bank safety and soundness. However, the effective management of capital resources requires generating attractive returns on equity to build value for shareholders while maintaining appropriate levels of capital to fund growth, meet regulatory requirements and be consistent with prudent industry practices. Management believes that the capital ratios of the Company and Bank are adequate to continue to meet the foreseeable capital needs of the institutions.

Impact of Inflation and Changing Prices

The Company's consolidated financial statements are prepared in conformity with generally accepted accounting principles which require the measurement of financial condition and operating results in terms of historical dollars without considering changes in the relative purchasing power of money, over time, due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary and as a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation although they do not necessarily move in the same direction or with the same magnitude as the prices of goods and services. Although not an influence in recent years, inflation could impact earnings in future periods.

Forward Looking Statements

This Form 10-Q and future filings made by the Company with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by the Company and the Bank, and oral statements made by executive officers of the Company and the Bank, may include forward-looking statements relating to such matters as:

(a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business; and

(b)   expectations for revenues and earnings for the Company and Bank.

Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Act of 1995.

The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may effect the operation, performance, development and results of the Company's and Bank's business include the following:

(a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates;

(b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses;

(c)   increased competition from other financial and non-financial institutions;

(d)   the impact of technological advances; and

(e) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Such developments could have an adverse impact on the Company's and the Bank's financial position and results of operations.

       Item 3. Quantitative and Qualitative Disclosures About Market Risk.

The main components of market risk for the Company are interest rate risk and liquidity risk. The Company manages interest rate risk and liquidity risk through an ALCO Committee comprised of outside Directors and senior management. The committee monitors compliance with the Bank's Asset/Liability Policy which provides guidelines to analyze and manage gap, which is the difference between the amount of assets and the amounts of liabilities which mature or reprice during specific time frames. Model simulation is used to measure earnings volatility under both rising and falling rate scenarios. The Company's interest rate risk and liquidity position has not significantly changed from year end 2003.

                        Item 4. Controls and Procedures.

The Company's Chief Executive Officer and Chief Financial Officer concluded that, based upon an evaluation within the 90 days prior to the filing date of this report as of March 31, 2004, the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. During the quarter ended March 31, 2004 there were no changes in the Company's internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

                           Part II - OTHER INFORMATION

Item 1. - Legal Proceedings.  Not applicable

Item 2. - Changes in Securities and Use of Proceeds.  Not applicable

Item 3. - Defaults Upon Senior Securities.  Not applicable

Item 4. - Submission of Matters to a Vote of Security Holders.  Not applicable

Item 5. - Other Information.  Not applicable

Item 6. - Exhibits and Reports on Form 8-K

      a.    Exhibits

            11.   Computation of Earnings per Share.

            31.1. Rule 13a-14(a)/15d-14(a) Certification.

            31.2. Rule 13a-14(a)/15d-14(a) Certification.

            32.   Section 1350 Certification.

      b.    Reports on Form 8-K:

      1. The Company filed a Form 8-K on March 3, 2004 to report that the Company had issued a press release announcing earnings for the year ended December 31, 2003 and that the Company's Board of Directors declared a quarterly cash dividend of $.24 per share to be paid on April 28, 2004 to shareholders of record as March 31, 2004.

                             SALISBURY BANCORP, INC.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            Salisbury Bancorp, Inc.

      Date: May 7, 2004                     by:  /s/ John F. Perotti
                                               ---------------------
                                               John F. Perotti
                                               President/Chief Executive Officer

      Date: May 7, 2004                     by:  /s/ John F. Foley
                                               -------------------
                                               John F. Foley
                                               Chief Financial Officer

                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE

The Company has computed and presented earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards No. 128. Reconciliation of the numerators and the denominators of the basic and diluted per share computation for net income are as follows:

                                                               (amounts in thousands, except per share data)
                                                                                (unaudited)

                                                                 Income        Shares          Per-Share
                                                                 (Numerator)   (Denominator)   Amount
                                                                 -----------   -------------   ---------
Three months ended March 31, 2004
   Basic EPS
      Net income and income available to common stockholders       $ 1,072         1,424         $ .75
      Effect of dilutive securities, options                                           0
                                                                   --------        -----
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                               $ 1,072         1,424         $ .75
                                                                   =======         =====

Three months ended March 31, 2003
   Basic EPS
      Net income and income available to common stockholders       $ 1,029         1,423         $ .72
      Effect of dilutive securities, options                                           0
                                                                   -------         -----
   Diluted EPS
      Income available to common stockholders and assumed
         conversions                                               $ 1,029         1,423         $ .72
                                                                   =======         =====

                                  Exhibit 31.1
                     RULE 13a-14(a)/15d-14(a) CERTIFICATION

I, John F. Perotti, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Salisbury Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      d) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

      a) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: May 7, 2004

By:   /s/ John F. Perotti
      -------------------
      President and CEO

                                  Exhibit 31.2
                      RUL 13a-14(a)/15d-14(a) CERTIFICATION

I, John F. Foley, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Salisbury Bancorp, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

      a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      e) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

      a) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.


Date: May 7, 2004

By:   /s/ John F. Foley
      -----------------
      Chief Financial Officer

                                   EXHIBIT 32
                CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
                       AS ADOPTED PURSUANT TO SECTION 906
                        OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of Salisbury Bancorp, Inc. (the "Company") on Form 10-Q for the period ending March 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John F. Perotti, Chief Executive Officer of the Company, and I, John F. Foley, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  John F. Perotti                             /s/  John F. Foley
----------------------------                     ------------------
     John F. Perotti                                 John F. Foley
     Chief Executive Officer                        Chief Financial Officer


May 7, 2004.

The foregoing certificate is furnished solely for purposes of complying with
Section 906 of the Sarbanes-Oxley Act of 2002 and for no other purpose whatsoever. Notwithstanding anything to the contrary set forth herein or in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate the Company's future filings, including this Report on Form 10-Q, in whole or in part, this Certificate shall not be incorporated by reference into any such filings.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Reference is made to the provisions of Article Ninth of Salisbury's certificate of incorporation, and the provisions of Article V of Salisbury's bylaws, as amended.

      Salisbury is a Connecticut corporation subject to the applicable indemnification provisions of the Connecticut Business Corporation Act of the State of Connecticut (the "Bus. Corp. Act"). The Bus. Corp. Act provides for four (4) types of indemnification: permissible; mandatory; obligatory; and court ordered. Sections 33-771 and 33-776 of the Bus. Corp. Act provide for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Salisbury against liability incurred in a proceeding to which such individual is a party. In the case of actions brought by or in the right of Salisbury, Section 33-771(d) provides for indemnification only of reasonable expenses, and only upon a determination by a court of competent jurisdiction or the court in which such action or suit was brought.

      Salisbury's bylaws provide for indemnification of directors, officers, employees and agents of Salisbury to the extent permitted and/or required by Sections 33-770 - 33-778 of the Bus. Corp. Act.

      Article Ninth of Salisbury's certificate of incorporation provides that the personal liability to Salisbury or its shareholders of a person who is or was a director of Salisbury for monetary damages for breach of duty as a director shall be limited to the amount of compensation received by such director for serving Salisbury during the year of the violation if such breach did not (1) involve a knowing and culpable notation of law; (2) enable the director or an associate as defined in Section 33-840 of the Bus. Corp. Act to receive improper personal economic gain; (3) show a lack of good faith and a conscious disregard for the duty of the director to Salisbury under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to Salisbury; (4) constitute a sustained and unexcused pattern of inattention that amounts to an abdication of duty; or (5) create liability for unlawful distribution under Section 33-757 of the Bus. Corp. Act or under Section 36a-58 of the Connecticut Banking Law. The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Salisbury pursuant to the foregoing provisions, or otherwise, Salisbury has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Salisbury of expenses incurred or paid by a director, officer or controlling person of Salisbury in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Salisbury will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.  Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
    No.                                Description

2.1         Agreement and Plan of Merger by and among Salisbury Bancorp, Inc.
            and Canaan National Bancorp, Inc., dated November 17, 2003 (included as Appendix A to the proxy statement/prospectus which is part of this registration statement).

2.2 Shareholder's Agreement, dated November 17, 2003, by and between Salisbury Bancorp, Inc., Canaan National Bancorp, Inc. and the Shareholders of Canaan National Bancorp, Inc. named therein (filed as Exhibit 2.2 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

2.3 Stock Option Agreement, dated November 17, 2003, between Canaan National Bancorp, Inc. and Salisbury Bancorp, Inc. (filed as Exhibit
            2.3 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

4.1 Specimen common stock certificate for Salisbury Bancorp, Inc.'s common stock (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).

5.1 Opinion of Cranmore, FitzGerald & Meaney as to the validity of the shares being registered.

8.1         Opinion of Day, Berry & Howard regarding certain tax matters.

23.1        Consent of Cranmore, FitzGerald & Meaney (included in Exhibit 5.1).

23.2        Consent of Day, Berry & Howard (included in Exhibit 8.1).

23.3 Consent of Shatswell, MacLeod & Company, P.C. (filed as Exhibit 23.3 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

23.4 Consent of Shatswell, MacLeod & Company, P.C. (filed as Exhibit 23.4 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

23.5 Consent of HAS Associates, Inc. (included as Appendix B to the proxy statement/prospectus which is part of this registration statement).

24.1 Power of Attorney (included on signature page of this Registration Statement filed on June 9, 2004).

99.1        Form of Canaan National Bancorp, Inc. proxy card (filed as Exhibit
            99.1 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

Item 22. Undertakings.

      (a)   Salisbury hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Salisbury hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Salisbury's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Salisbury hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), Salisbury undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (d) Salisbury undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Salisbury hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) Salisbury hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

      Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Lakeville, state of Connecticut, on this 6th day of July, 2004.

                                     SALISBURY BANCORP, INC.


                                     By:  /s/ John F. Perotti
                                          -------------------------------------
                                          John F. Perotti
                                          President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, on this 6th day of July, 2004.

Signature                                       Title
---------                                       -----

/s/ John F. Perotti              President and Chief Executive Officer and
------------------------------   Director
John F. Perotti                  (Principal Executive Officer)

/s/ John F. Foley                Chief Financial Officer
------------------------------
John F. Foley                    (Principal Financial Officer and Principal
                                 Accounting Officer)

/s/ John R.H. Blum*              Director
------------------------------
John R. H. Blum

/s/ Louise F. Brown*             Director
------------------------------
Louise F. Brown

/s/ Nancy F. Humphreys*          Director
------------------------------
Nancy F. Humphreys

/s/ Gordon C. Johnson*           Director
------------------------------
Gordon C. Johnson

/s/ Holly J. Nelson*             Director
------------------------------
Holly J. Nelson

/s/ Walter C. Shannon, Jr.*      Director
------------------------------
Walter C. Shannon, Jr.

/s/ Michael A. Varet*            Director
------------------------------
Michael A. Varet

* by John F. Perotti, attorney-in-fact.

                                  Exhibit Index

 Exhibit
   No.                               Exhibit

2.1         Agreement and Plan of Merger by and among Salisbury Bancorp, Inc.
            and Canaan National Bancorp, Inc., dated November 17, 2003 (included as Appendix A to the proxy statement/prospectus which is part of this registration statement).

2.2 Shareholder's Agreement, dated November 17, 2003, by and between Salisbury Bancorp, Inc., Canaan National Bancorp, Inc. and the Shareholders of Canaan National Bancorp, Inc. named therein (filed as Exhibit 2.2 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

2.3 Stock Option Agreement, dated November 17, 2003, between Canaan National Bancorp, Inc. and Salisbury Bancorp, Inc. (filed as Exhibit
            2.3 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference)

4.1 Specimen common stock certificate for Salisbury Bancorp, Inc.'s common stock (filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).

5.1 Opinion of Cranmore, FitzGerald & Meaney as to the validity of the shares being registered.

8.1         Opinion of Day, Berry & Howard regarding certain tax matters.

23.1        Consent of Cranmore, FitzGerald & Meaney (included in Exhibit 5.1).

23.2        Consent of Day, Berry & Howard (included in Exhibit 8.1).

23.3 Consent of Shatswell, MacLeod & Company, P.C. (filed as Exhibit 23.3 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

23.4 Consent of Shatswell, MacLeod & Company, P.C. (filed as Exhibit 23.4 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

23.5 Consent of HAS Associates, Inc. (included as Appendix B to the proxy statement/prospectus which is part of this registration statement).

24.1 Power of Attorney (included on signature page of this Registration Statement filed on June 9, 2004).

99.1        Form of Canaan National Bancorp, Inc. proxy card (filed as Exhibit
            99.1 to the Corporation's Registration Statement on Form S-4 (File No. 333-116333) filed with the SEC on June 9, 2004 and incorporated herein by reference).

                                                                     Exhibit 5.1

                                  July 6, 2004

The Board of Directors
Salisbury Bancorp, Inc.
5 Bissell Street
P.O. Box 1868
Lakeville, CT 06039-1868

            Re:   Salisbury Bancorp, Inc. Registration Statement of Form S-4

Ladies and Gentlemen:

            We are counsel to Salisbury Bancorp, Inc., a Connecticut Corporation with its principal office in Lakeville, Connecticut (the "Company"), and have acted as such in connection with the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of up to 247,670 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") to the shareholders of Canaan National Bancorp, Inc. pursuant to an Agreement and Plan of Reorganization, dated November 17, 2003, which provides, among other things, for the merger of the Canaan National Bancorp, Inc. ("Canaan") with and into the Company (the "Reorganization"), and the issuance of 1.3371 shares of the Canaan Common Stock and payment in the amount of $31.20 for each share of the Canaan common stock outstanding at the time of the Reorganization.

            During the course of our representation, and in rendering our opinion, we have reviewed such documents as we have deemed necessary or advisable to render the opinions stated herein, and, in connection therewith, we have examined originals or copies, authenticated to our satisfaction, of the following: (i) the Certificate of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the Agreement and Plan of Reorganization; (iv) resolutions of the Board of Directors of the Company; (v) the Registration Statement on Form S-4 of the Company registering shares of Common Stock to be issued in connection with the Reorganization; and (vi) such other documents and instruments as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the validity of all applicable statutes and regulations, the legal authority and the capacity of all persons executing documents and proper indexing and accuracy of all public records and documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company. The opinions set forth herein are based on the laws of the State of Connecticut as the same exist on the date hereof, and no opinion is expressed as to the laws of any other jurisdiction.

            Based upon the foregoing, we are of the opinion that upon consummation of the Reorganization, the shares of Common Stock of the Company that will be issued to the shareholders of Canaan pursuant to the terms of the Reorganization will be duly and validly authorized, legally issued, fully paid and non-assessable.

            The opinions expressed herein are made as of the date hereof pursuant to the requirements of Regulation S-K, Item 601, of the SEC in regard to the shares being registered pursuant to the Registration Statement.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Registration Statement and Proxy Statement/Prospectus.

                                             Sincerely,

                                             /s/ Cranmore, Fitgerald & Meaney

                                             CRANMORE, FITZGERALD & MEANEY

CFM/mcd

                                                                     Exhibit 8.1

                             Day, Berry & Howard LLP

                               COUNSELLORS AT LAW

                                  July 6, 2004

Salisbury Bancorp, Inc.
5 Bissell Street
P.O. Box 1868
Lakeville, CT 06039

Canaan National Bancorp, Inc.
100 Main Street
Canaan, CT 06018

            Re: Agreement and Plan of Merger by and between Salisbury Bancorp, Inc. and Canaan National Bancorp, Inc. (the "Merger Agreement")

Ladies and Gentlemen:

            You have requested our opinion relating to certain federal income tax consequences arising out of the transactions described in the Merger Agreement. Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

            Our conclusions are based upon the facts set forth in the Registration Statement of Salisbury Bancorp, Inc. on Form S-4 and accompanying exhibits dated June 9 , 2004 (the "Registration Statement'), as well as facts set forth in officers' certificates of Canaan National Bancorp, Inc. and Salisbury Bancorp, Inc. (collectively, the "Officers' Certificates"). We have made no independent investigation with regard to the facts set forth in the Registration Statement or the Officers' Certificates. In rendering our opinion we have assumed, with your consent, that the preceding facts are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time.

            In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect.

            In connection with our opinion addressing the transactions contemplated by the Merger Agreement, we have assumed, with your consent, that all representations and facts set forth in the Merger Agreement are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time, and that the transactions described in the Merger Agreement will be carried out in accordance with its terms.

            Based upon and subject to the assumptions, representations and limitations described above, our examination of the Merger Agreement, the facts set forth in the Registration Statement and Officers' Certificates, and the relevant legal authorities, it is our opinion that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, and that, with respect to Canaan shareholders not subject to special rules as listed in the Registration Statement under "THE MERGER--Material Federal Income Tax Consequences," the exchange of Canaan Stock for Salisbury Stock and cash pursuant to the Merger will not give rise to the recognition of income in excess of the amount of cash received

            If any fact, representation or assumption described above or contained in the Merger Agreement, Registration Statement or Officers' Certificates is not true, correct and complete, or in the event of a change in law after the date hereof adversely affecting the conclusions reached in this letter, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matters specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time after the Effective Time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. We express no opinion as to the truth, accuracy or completeness of any facts set forth in the Registration Statement or any representation relied upon in rendering our opinion and no opinion may be implied or inferred beyond that which is expressly stated in this letter.

            Our opinion may not be relied upon by any person or entity other than you, and no person may be subrogated to any rights you have in connection with our opinion. Without our prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with inspection of the addressee's files by internal company or governmental examiners or auditors, except that we hereby consent to the filing of this opinion letter as Exhibit
8.1 to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Day, Berry & Howard LLP


                                                 DAY, BERRY & HOWARD, LLP

KEW/RGS0